EXHIBIT 10.9

Execution Version

$819,000,000

CREDIT AGREEMENT

dated as of March 29, 2007

among

PLUM POINT ENERGY ASSOCIATES, LLC,
as Borrower

THE LENDERS PARTY HERETO FROM TIME TO TIME

AMBAC ASSURANCE CORPORATION,
as Loan Insurer

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent and Issuing Bank

THE BANK OF NEW YORK,
as Collateral Agent

and

RBS SECURITIES CORPORATION,
as Sole Lead Arranger and Sole Lead Bookrunner

Construction, Term and Liquidity Financing for the Plum Point Energy Station, an approximately 665 MW coal-fired power generation facility to be located in Osceola, Arkansas

TABLE OF CONTENTS

ARTICLE I.

Definitions

i

Appendices:

Appendix A-1	Construction Loan Commitments
Appendix A-2	Term Loan Commitments
Appendix A-3	Revolving Commitments
Appendix A-4	Backstop LC Commitments
Appendix B	Notice Addresses

Exhibits:

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Term-Conversion Borrowing Request
Exhibit C-3	Form of Request for Revolving Letter of Credit
Exhibit C-4	Form of Request for Backstop Letter of Credit
Exhibit D-1	List of Closing Date Consents
Exhibit D-2	Form of Acknowledgment Letter
Exhibit D-3	Form of Third Party Consent
Exhibit E	Form of Progress Report
Exhibit F	Form of Security Agreement
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Mortgage
Exhibit I	Form of Non-Bank Certificate
Exhibit J	Form of Certificate of Insurance Consultant
Exhibit K-1	Form of Initial Credit Event Certificate of Independent Engineer
Exhibit K-2	Form of Credit Event Certificate of Independent Engineer
Exhibit L	Form of Construction Budget
Exhibit M	Form of Construction Schedule
Exhibit N	Form of Base Case Projections
Exhibit O	Form of Construction Loan Note
Exhibit P	Form of Term Note
Exhibit Q	Form of Revolving Credit Note
Exhibit R	Form of Backstop LC Note
Exhibit S-1	Form of Backstop Letter of Credit (Credit Suisse)
Exhibit S-2	Form of Backstop Letter of Credit (Trustee)
Exhibit T	Form of Revolving Letter of Credit

v

Schedules:

Schedule 1.01(a)	Excluded Collateral
Schedule 1.01(b)	Mortgaged Properties
Schedule 2.11(b)	Term Loan Amortization Schedule
Schedule 2.11(c)	Backstop LC Loan Amortization Schedule
Schedule 3.12	Permits
Schedule 3.13	Hazardous Substances
Schedule 3.14	Litigation
Schedule 3.16	Contracts
Schedule 3.24	Collateral
Schedule 4.01(y)	Permitted Debt
Schedule 4.02(d)	Legal Opinions
Schedule 5.11	Required Insurance
Schedule 6.12	Affiliate Transactions

This CREDIT AGREEMENT, dated as of March 29, 2007 (this “Agreement”), is entered into by and among PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party hereto, AMBAC ASSURANCE CORPORATION, as the Loan Insurer, THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NEW YORK, not in its individual capacity but solely as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), THE ROYAL BANK OF SCOTLAND PLC, as Issuing Bank, and RBS SECURITIES CORPORATION, as sole bookrunner (in such capacity, the “Sole Bookrunner”) and as sole lead arranger (in such capacity, the “Arranger”).

RECITALS

A.             The Borrower is developing, constructing, installing and financing the Project referred to herein and, in connection therewith, the Borrower has requested that the Lenders provide the credit facilities described herein.

B.             The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein and in the other Credit Documents.

C.             The Loan Insurer is guaranteeing the payment of certain of the Borrower’s obligations in respect of such credit facilities pursuant to the terms of the Loan Insurance Policy.

AGREEMENT

ARTICLE I.

Definitions

SECTION 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Abandon” shall mean:

(a) the suspension for more than thirty (30) consecutive days (as such period may be extended on a day-for-day basis corresponding with the occurrence and continuance of any event of force majeure under the EPC Contract or other event which is not caused by or due to the fault of the Borrower under the EPC Contract so long as the Borrower is diligently proceeding to mitigate the consequences of such event) of all or substantially all of the construction of the Project (other than by reason of the occurrence of an Event of Loss or Event of Eminent Domain);

(b) the suspension for more than forty-five (45) consecutive days (as such period may be extended on a day-for-day basis corresponding with the occurrence and continuance of any event of force majeure under a Project Contract (as defined in the relevant Project Contract) or other event which is not caused by or due to the fault of the Borrower under a Project Contract so long as the Borrower is diligently proceeding to mitigate the consequences of such event) of all or substantially all of the operation of the Project (other than by reason of the occurrence of an Event of Loss or Event of Eminent Domain); or

(c) the announcement by the Borrower of a decision to permanently cease construction or operation of the Project, retire the Project or vote its interests in the Project to retire the Project in accordance with Section 2.3 of the Participation Agreement.

“ABR” shall, when used in reference to any Loan or Borrowing, refer to whether such Loan or Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Credit Provider” shall mean a bank or trust company authorized to engage in the banking business having a combined capital and surplus of at least $500,000,000 or the equivalent thereof whose long-term unsecured debt is rated “AA-” or higher by S&P and “Aa3” or higher by Moody’s; provided if any of such rating agencies are no longer in business or are no longer rating unsecured debt of banks or trust companies, such bank or trust company shall have a comparable rating of another nationally recognized rating service.

“Acceptable Sponsor Support Letter of Credit Provider” shall mean a bank or trust company authorized to engage in the banking business having a combined capital and surplus of at least $500,000,000 or the equivalent thereof whose long-term unsecured debt is rated (a) if the Sponsor Support Letter of Credit is issued by WestLB AG, New York Branch under that certain Revolving Credit Agreement, dated December 1, 2005, among WestLB AG, New York Branch, LS Power Equity Partners, L.P. and LS Power Equity Partners PIE, L.P. and an Affiliate of the Sponsor (other than Dynegy or any of its Affiliates) is the account party, “A-” or higher by S&P and “A3” or higher by Moody’s, (b) if the Borrower is an Affiliate or direct or indirect subsidiary of Dynegy or any of its subsidiaries, “AA-” or higher by S&P and “Aa3” or higher by Moody’s or (c) otherwise, “A+” or higher by S&P and “A1” or higher by Moody’s; provided if any of such rating agencies are no longer in business or are no longer rating unsecured debt of banks or trust companies, such bank or trust company shall have a comparable rating of another nationally recognized rating service.

“Acceptance Tests” shall mean all performance and guarantee related tests to be performed under and in accordance with the EPC Contract, including, without limitation, the “Acceptance Tests”, “Availability Tests”, “Reliability Tests”, “Final Completion Test” and “Sound Level Test” (each as defined in the EPC Contract).

“Additional Project Contracts” shall mean any material contracts or agreements related to the construction, testing, operation, maintenance, repairs or improvement of the Project, the sale of power from the Project, supply or transportation of fuel to the Project or the lease or ownership of the Site, in each case, either entered into by the Borrower and any other person, or assigned to the Borrower, subsequent to the Closing Date (other than Project Contracts, without regard to clause (n) of the definition of such term); provided, however, that such contract or agreement shall not constitute an Additional Project Contract if (a) it is (i) entered into by the Borrower in the ordinary course of business in connection with the furnishing of goods or the performance of services and the costs thereof are reimbursable costs to the Borrower under each of the Power Purchase Agreements or (ii) entered into under emergency circumstances requiring immediate action to resume or maintain operation of the Project in accordance with Prudent Utility Practices, (b) it can be readily replaced by other contracts or agreements having substantially similar terms and conditions without material cost or materially burdensome conditions to the Borrower, (c) it commits the Borrower to spend less than $2,000,000 individually within any given fiscal year or $5,000,000 within any given fiscal year when taken together with all other agreements which would be Additional Project Contracts but for the operation of this proviso, (d) it is entered into by the Project Manager (on behalf of the Borrower and the Co-Participants), and not the Borrower, in accordance with the terms of the Participation Agreement or (e) the Borrower is expressly permitted pursuant to the terms of this Agreement to enter into such contract or agreement (including the Shared Facilities Agreements and the contracts and agreements referred to in Section 6.24(a)).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.12, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Backstop LC Credit Exposure” shall mean the aggregate amount of the Backstop LC Lenders’ Backstop LC Credit Exposures.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annual Operating Budget” shall have the meaning assigned to such term in Section 5.09(b).

“Applicable Margin” shall mean, for any day, (a) with respect to each ABR Loan, a rate per annum equal to 0%, and (b) with respect to each Eurodollar Loan, a rate per annum equal to 0.35%.

“Applicable Permit” shall mean at any time any Permit that is (a) necessary to be obtained by or on behalf of the Borrower or the Project at such time in light of the stage of development, construction or operation of the Project to enable the Borrower to construct, test, operate, maintain, repair, own its interest in, control or use the Project as contemplated by the Operative Documents, sell electricity from the Project, enter into any Operative Document or consummate and/or perform any transaction or obligation contemplated hereby or thereby, including, without limitation, all environmental, regulatory and other permits and approvals, (b) necessary so that none of the Administrative Agent, the Arranger, the Collateral Agent, the Issuing Bank, the Loan Insurer or any other Secured Party nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA 2005 or under any state laws or regulations respecting the rates of, or the financial or organizational regulation of, electric utilities solely as a result of the Borrower’s construction, ownership, operation or control of the Project or the sale of electricity therefrom, or necessary for any transfer of Control in the Borrower or any entity upstream from the Borrower, pursuant to the FPA and applicable state laws, or (c) listed as such on Schedule 3.12.

“AR PSC” shall mean the Arkansas Public Service Commission and its successors.

“Arranger” shall have the meaning assigned to such term in the preamble.

“Asset Sale” shall mean the sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower to any person of any assets of the Borrower, including Equity Interests of any person, other than:

(a)            inventory, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business;

(b)            any asset sale or series of related asset sales having a fair market value not in excess of $500,000;

(c)            any sales of energy and capacity products pursuant to Power Purchase Agreements (other than, in the case of this clause (c), any such sale when payments are made more than 60 days in advance of the date such payments are due thereunder for capacity and/or energy); and

(d)            any Excluded Collateral.

“Asset Sale Proceeds Sub-Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any person whose consent is required pursuant to the terms of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Available Construction Loan Commitment” means (a) at any time during the Construction Loan Availability Period, the aggregate Construction Loan Commitments at such time minus the aggregate principal amount of all Construction Loans outstanding at such time and (b) at any time after the Construction Loan Availability Period, zero.

“Backstop LC Borrowing” shall mean a Borrowing composed of Backstop LC Loans.

“Backstop LC Commitment” shall mean, with respect to each Backstop LC Lender, the commitment, if any, of such Backstop LC Lender to make Backstop LC Loans (and to acquire participations in each Backstop Letter of Credit) hereunder as set forth on Appendix A-4 or in the Assignment and Acceptance pursuant to which such Backstop LC Lender assumed its Backstop LC Commitment, as applicable, as the same may be reduced from time to time in accordance with the terms hereof.

“Backstop LC Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of the Backstop Letters of Credit at such time and (b) the aggregate amount of all Backstop LC Disbursements that have not been reimbursed at such time. The Backstop LC Credit Exposure of any Backstop LC Lender at any time shall equal its Pro Rata Percentage of the aggregate Backstop LC Credit Exposure at such time.

“Backstop LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to any of the Backstop Letters of Credit.

“Backstop LC Facility” shall mean the Backstop LC Commitments and the extensions of credit thereunder.

“Backstop LC Facility Commitment Availability Period” shall mean the period from the Closing Date to the date which is the fifth (5th) Business Day prior to the fifth (5th) anniversary of the Closing Date.

“Backstop LC Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(d)(i).

“Backstop LC Lender” shall mean a Backstop LC Lender with a Backstop LC Commitment or an outstanding Backstop LC Loan.

“Backstop LC Loans” shall mean the loans made by the Backstop LC Lenders to the Borrower pursuant to Section 2.02(f).

“Backstop LC Maturity Date” shall mean the seventeenth (17th) anniversary of the Closing Date or, if earlier, (a) the date of the acceleration of the Obligations upon and during the occurrence and continuance of an Event of Default, and (b) if no Backstop LC Loans are outstanding on the fifth (5th) anniversary of the Closing Date, the fifth (5th) anniversary of the Closing Date.

 “Backstop LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(d)(i).

“Backstop Letter of Credit” shall mean (a) on the Closing Date, the letter of credit issued by the Issuing Bank under the Backstop LC Facility to Credit Suisse, in the form attached hereto as Exhibit S-1, as contemplated by the Pay-off Agreement and (b) thereafter and as a replacement for the letter of credit referred to in clause (a) and as contemplated by the Mandatory Tender, the letter of credit issued by the Issuing Bank under the Backstop LC Facility to the Trustee, in the form attached hereto as Exhibit S-2.

“Bankruptcy Event” shall be deemed to occur, with respect to any person, if that person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such person shall file a petition or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such person shall apply for the appointment, or by consent or acquiescence there shall be an appointment, of a receiver, liquidator, sequestrator, trustee or other officer or custodian with similar powers for itself or any substantial part of its property or assets; or such person shall make an assignment for the benefit of its creditors; or such person shall become insolvent, or admit in writing its inability or unwillingness to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such person under the Bankruptcy Law or any similar proceedings shall be commenced against such person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business, of such person and such appointment is not vacated within sixty (60) days, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, of such person or all or a part of its property shall have been entered; or any other similar relief shall be granted against such person under any applicable federal or state law.

“Bankruptcy Law” shall mean Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Base Case Projections” shall mean a projection of the Borrower’s operating results for the Project over a period commencing on March 1, 2007 and ending no sooner than December 31, 2040, which projections are attached in the form of Exhibit N hereto.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is a defined benefit plan, as defined in Section 3(3) of ERISA, and that is subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“BNSF” shall mean BNSF Railway Company, a Delaware corporation.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Indenture” shall mean (a) the Trust Indenture, dated as of April 1, 2006, between the City, as issuer, and the Trustee, and (b) any trust indenture between the City, as issuer, and the applicable trustee, pursuant to which the City will issue tax-exempt bonds pursuant to a Permitted Tax-Exempt Bond Refinancing (which indenture shall be in form and substance reasonably satisfactory to the Controlling Party).

“Bond Loan Agreement” shall mean (a) the Loan Agreement, dated as of April 1, 2006, between the Borrower and the City and (b) any loan agreement between the City and the Borrower, pursuant to which the City will on-lend to the Borrower the proceeds of the Tax-Exempt Bond Offering consummated pursuant to a Permitted Tax-Exempt Bond Refinancing to the Borrower.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or C-2 (as applicable).

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Call Premium” shall mean, with respect to any applicable prepayment under Section 2.12(a) an amount equal to 1.00% of the aggregate principal amount of such prepayment.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of the Borrower during such period determined on a consolidated basis and without duplication that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of the Borrower, but excluding to the extent they would otherwise be included:

(a)            expenditures made in connection with the replacement, substitution, restoration or repair of property to the extent financed with (i) Insurance Proceeds paid to the Borrower on account of the Event of Loss in respect of the property being replaced, restored or repaired or (ii) Eminent Domain Proceeds paid to the Borrower on account of an Event of Eminent Domain, in each case in accordance with the terms of the Credit Documents;

(b)            payments under Capital Lease Obligations to the extent such Capital Lease Obligations are permitted under the terms of the Credit Documents;

(c)            the purchase of plant, property or equipment to the extent financed (directly or indirectly) with the proceeds of cash equity contributions received by the Borrower from the Pledgor prior to the consummation of such purchase, which cash equity contributions have been contributed by the Pledgor specifically for the purpose of the purchase of such plant, property or equipment; and

(d)            O&M Costs.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

A “Change of Control” shall be deemed to have occurred if any of the following events occurs: (a) the Sponsor, United States Power Fund II, L.P., USPFII Institutional Fund, LP and Dynegy shall collectively fail to own, directly or indirectly, beneficially and of record, at least 50% of the Equity Interests in the Borrower, (b) from and after the consummation of the transactions contemplated by the Plan of Merger, Contribution and Sale Agreement dated as of September 14, 2006 among LS Power Associates, L.P., LS Power Partners, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P., LSP Gen Investors, L.P. (collectively the “LS Entities”), Dynegy, Dynegy Acquisition Inc. (“New Dynegy”) and Falcon Merger Sub Co. (“Merger Sub”), such transactions to include (i) Merger Sub’s merger with and into Dynegy and Dynegy becoming a wholly owned subsidiary of New Dynegy; (ii) the LS Entities’ contribution of certain interests in power generation entities (including the Project) to New Dynegy in exchange for certain shares of New Dynegy stock and certain notes to be issued by New Dynegy; and (iii) the LS Entities’ sale of LSP Kendall Holding, LLC and LSP Kendall Blocker, Inc. to New Dynegy (collectively, the “Dynegy Transaction”), New Dynegy, Dynegy or any of its subsidiaries shall collectively own, directly or indirectly, Equity Interests in the Borrower representing more Equity Interests in the Borrower than New Dynegy, Dynegy or such subsidiaries collectively owned on the date of the consummation of the Dynegy Transaction, (c) any person shall own, directly or indirectly, more than the Attributed Member Percentage in the Borrower as of the date of such event; provided that any such event shall not be a Change of Control if (1) any person (and its Affiliates) aggregate direct and indirect ownership percentage in the Borrower changes solely by operation of the provisions of Section 9.1 of the Limited Liability Company Agreement of the Pledgor dated as of March 14, 2006 in effect as of the date hereof, (2) (A) the Borrower receives a Ratings Reaffirmation prior to such event and (B) such event, and the resulting limited liability company structure of the Borrower, complies with S&P’s and Moody’s (if Moody’s shall have rated the Facilities) then in effect criteria and guidelines with respect to separateness and bankruptcy-remoteness (including, as of the date hereof, the criteria and guidelines set forth in Standard & Poor’s, Structured Finance, Legal Criteria for U.S. Structured Finance Transactions, Chapter 3, published in October 2006) or (3) S&P and Moody’s (if Moody’s shall have rated the Facilities) shall have delivered a written confirmation prior to such event that the credit ratings assigned by S&P and Moody’s (if Moody’s shall have rated the Facilities) to the Debt of the Borrower hereunder, under the Tax-Exempt Bonds and under any other Debt insured or guaranteed by the Loan Insurer under any of the Insurance Policies shall be at least BBB- (with a stable outlook) in the case of S&P and Baa3 (with a stable outlook) in the case of Moody’s after giving effect to the occurrence of such proposed event and all transactions related thereto (and without giving effect to any of the Insurance Policies). “Attributed Member Percentage” as used herein shall equal, as of the date of such event, the aggregate direct and indirect ownership percentage of the LS Entities (and its Affiliates) in the Borrower when calculated based on the flip structure and distribution provisions contained in Section 9.1 of the Limited Liability Company Agreement of the Pledgor dated as of March 14, 2006 in effect as of the date hereof.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“City” shall mean the City of Osceola, Arkansas.

“Class” shall, when used in reference to any Loan or Borrowing, refer to whether such Loan, or the Loans comprising such Borrowing, are Backstop LC Loans, Construction Loans, Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Backstop LC Commitment, Construction Loan Commitment, Revolving Credit Commitment or Term Loan Commitment.

“Closing Date” shall mean the date on or before April 2, 2007 on which each of the conditions set forth in Section 4.01 below has been satisfied or waived and the initial Construction Loans are made and the initial Backstop Letter of Credit is issued.

“Coal Transportation Agreement” shall mean the Coal Transportation Contract BNSF-C-12469, dated as of December 9, 2005, between the Borrower and BNSF.

“Collateral” shall mean the Equity Interests in and all property and assets of the Borrower (other than any property and assets which are specifically excluded from the Collateral pursuant to the Collateral Documents, including, from and after the disposition thereof, any Excluded Collateral), now owned or hereinafter acquired.

“Collateral Agency Agreement” shall mean that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Pledgor, the Administrative Agent, the Issuing Bank, the Loan Insurer, the Collateral Agent and the other parties thereto from time to time.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage, the Consents, the Depositary Agreement, the Collateral Agency Agreement, and any financing statements filed or recorded in connection with the foregoing.

“Commercial Operations Date” shall mean the later of (a) the date on which Substantial Completion has occurred and (b) the first “Commercial Operation Date” to occur under any of the Power Purchase Agreements, as certified by the Borrower to the Administrative Agent, the Lenders and the Loan Insurer and as verified by the Independent Engineer.

“Commitment” shall mean, with respect to any Lender, such Lender’s Backstop LC Commitment, Construction Loan Commitment, Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Fee Rate” shall mean a rate per annum equal to 0.125%.

“Commitment Reduction Premium” shall mean, with respect to any applicable Commitment reduction or termination pursuant to Section 2.09(f), an amount equal to 1.00% of the aggregate principal amount of such Commitment reduction or termination.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Completion” shall be deemed to have occurred upon the satisfaction of each the following conditions:

(a)            all necessary facilities for the transportation and receipt of the appropriate fuels to and by the Project have been completed in accordance with the terms of the applicable Operative Documents;

(b)            (i) the Commercial Operations Date has occurred and (ii) the Acceptance Tests have been successfully completed as provided in the EPC Contract and Section 5.15 (including delivery of the Preliminary Acceptance Test Results);

(c)            performance liquidated damages (if any) as provided in the EPC Contract have been paid in full and applied to the prepayment of the Term Loans (to the extent required under Section 3.11 of the Depositary Agreement) or a letter of credit in form and substance reasonably satisfactory to the Controlling Party has been issued on behalf of the EPC Contractor in accordance with the terms of the EPC Contract;

(d)            all required Sponsor Support Payments have been funded and applied in accordance with the Sponsor Support Agreement;

(e)            the Administrative Agent and the Loan Insurer have received all Additional Project Contracts then required to have been delivered (together with related Consents in respect of such Additional Project Contracts, provided that if the Borrower is unable to deliver to the Administrative Agent and the Loan Insurer any such Consents despite its commercially reasonable efforts to do so, then the Borrower shall not be obligated to so deliver such Consents);

(f)            all facilities, authorizations, approvals and permits necessary for the procurement, transportation and discharge of water to the Project and wastewater from the Project have been obtained or completed in accordance with the applicable Operative Documents;

(g)            necessary interconnection facilities sufficient to transmit all power generated by the Project have been completed in accordance with the Electrical Interconnection Agreement and the other Project Contracts;

(h)            all environmental, regulatory and other Permits then required for the operation and maintenance of the Project are in place and all applicable appeal and waiting periods have expired;

(i)             all real estate rights necessary for completion of the foregoing and continued operations of the Project have been obtained (including an A.L.T.A as built survey and title policy endorsement);

(j)             the EPC Contractor has provided a certified Lien waiver in accordance with Section 10.4(vi) of the EPC Contract (and in the form set forth in Exhibit L or M, as applicable, to the EPC Contract) and the Borrower and EPC Contractor shall have certified such waiver statement as true and correct and complete;

(k)            all Project Costs (other than punch list items) have been satisfied or paid for, and an amount equal to the Punch List Reserve Amount (as defined in the Depositary Agreement) shall be on deposit in the Construction Account (after giving effect to the withdrawals and transfers from the Construction Account to be made on the Term Period Commencement Date);

(l)             the Independent Engineer has provided a certificate such that the conditions (a) through (h) and (k) have been met; and

(m)           the Lenders Debt Service Reserve Account has been funded (whether by cash, a DSR Letter of Credit (as defined in the Depositary Agreement), a Debt Service Reserve Surety or any combination thereof) to its required level as provided in the Depositary Agreement.

“Completion Date” shall mean the date on which the Project shall have achieved Completion.

“Consents” shall mean (a) each Consent and Agreement specified in Exhibit D-1 (including the “acknowledgment letters” in the form of Exhibit D-2 hereto delivered by the applicable counterparties on or before the Closing Date with respect to any Consent and Agreements entered into prior to the Closing Date) and (b) with respect to any Additional Project Contract, a consent and agreement of each such party to such Additional Project Contract (other than the Borrower), substantially in the form of Exhibit D-3, with such modifications as may be reasonably acceptable to the Controlling Party, to the extent such consent can be obtained by the Borrower using its commercially reasonable efforts.

“Construction Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Construction Budget” shall have the meaning assigned to such term in Section 4.01(p), which budget is attached in the form of Exhibit L hereto.

“Construction Borrowing” shall mean a Borrowing comprised of Construction Loans.

“Construction Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Construction Loan Availability Period” shall mean the period from the Closing Date to the earlier of (a) full utilization of the aggregate Construction Loan Commitments and (b) the Construction Loan Maturity Date.

“Construction Loan Commitment” shall mean, with respect to each Term Lender, the commitment, if any, of such Term Lender to make Construction Loans hereunder as set forth on Appendix A-1 or in the Assignment and Acceptance pursuant to which such Term Lender assumed its Construction Loan Commitment, as applicable, as the same may be reduced from time to time in accordance with the terms hereof. The aggregate amount of the Construction Loan Commitments as of the Closing Date is $700,000,000.

“Construction Loan Credit Event” shall have the meaning assigned to such term in Section 4.02.

“Construction Loan Maturity Date” shall mean the date that is the earliest to occur of (a) the Term Period Commencement Date, (b) the date of the acceleration of the Obligations upon and during the occurrence and continuance of an Event of Default and (c) the Date Certain.

“Construction Schedule” shall mean the Project Schedule (as defined in the EPC Contract), a copy of which schedule is attached in the form of Exhibit M hereto.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” and “under common control with” shall have meanings correlative thereto.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Tax Code.

“Controlling Party” shall mean (a) the Loan Insurer for so long as the Loan Insurance Policy shall be in full force and effect and there shall not have occurred and be continuing an Insurer Default or (b) otherwise, the Administrative Agent (subject to the Required Lenders’ or the Lenders’ as the case may be, rights to approve matters pursuant to Section 9.08(b)).

“Co-Participants” shall mean ETEC, MJMEUC, MEAM and Empire.

“Credit Documents” shall mean this Agreement, the Collateral Documents, the Sponsor Support Documents, each Interest Rate Protection Agreement (including all interest hedge transactions thereunder), the Loan Insurance Agreement, the Fee Letter and any other loan or security agreements or letter agreement or similar document, entered into by any Secured Party, on the one hand, and the Borrower, the Sponsor, the Pledgor or any other Major Participant that may be party thereto, on the other, in connection with the transactions contemplated by the Credit Documents.

“Credit Event” shall have the meaning assigned to such term in Section 4.03

“Credit Ratings” shall mean the ratings assigned to the Facilities (and without giving effect to any of the Insurance Policies) from time to time by each of Moody’s (if any) and S&P.

“Credit Suisse” means Credit Suisse, Cayman Islands Branch and/or Credit Suisse, New York Branch, as the context may require.

“CS Letter of Credit” means a letter of credit in the original stated amount of $101,472,603, originally issued by Credit Suisse to the Trustee under the Existing Credit Facilities and being continued pursuant to the Pay-off Agreement, to serve as Alternate Credit Enhancement for the Tax Exempt Bonds from the Closing Date until the date the Mandatory Tender is consummated.

“Date Certain” shall mean December 14, 2010; provided that if (a) the Commercial Operations Date has not been achieved on or before December 14, 2010 and (b) the Borrower has prepared a recovery plan (which plan shall set forth, among other things, the Borrower’s (i) detailed plan for ensuring that the Commercial Operations Date will be achieved on or before March 14, 2011, (ii) detailed plan for ensuring that the Borrower will have sufficient funds available to it to pay for all Project Costs associated with the delay in the achievement of the Commercial Operations Date and the implementation of such recovery plan, (iii) detailed plan for ensuring that the Borrower is and will be in compliance with the Power Purchase Agreements, (iv) proposed updated Construction Schedule and Construction Budget and (v) detailed plan which covers any other matters related to Completion reasonably requested by the Controlling Party or the Independent Engineer) and delivered such recovery plan to the Controlling Party, the Administrative Agent and the Independent Engineer on or before December 1, 2010, and the Controlling Party, in consultation with the Independent Engineer, has, upon timely review acting reasonably, approved such recovery plan prior to December 14, 2010, then the Date Certain shall be deemed to be extended to March 14, 2011.

“Debt” of any person at any date shall mean, without duplication:

(a)            indebtedness created, issued or incurred by such person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such person to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such person from such person);

(b)            notes payable and drafts accepted by such person representing extensions of credit whether or not representing obligations for borrowed money;

(c)            any obligation owed by such person for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(d)            the face amount of any letter of credit or similar instrument issued for the account of such person or as to which such person is otherwise liable for reimbursement of drawings;

(e)            the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of the obligation of another (provided that such obligation of such person shall be “Debt” hereunder only if and to the extent that the assurance such person is providing to such obligee is in respect of an obligation that otherwise constitutes “Debt” hereunder);

(f)            any obligation of such person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged or the holders thereof will be protected (in whole or in part) against loss in respect thereof (provided that such obligation of such person shall be “Debt” hereunder only if and to the extent that the assurance such person is providing to such obligee is in respect of an obligation that otherwise constitutes “Debt” hereunder);

(g)            any liability of such person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (g), the primary purpose or intent thereof is as described in clause (f) above (provided that such liability of such person shall be “Debt” hereunder only if and to the extent that the related obligation otherwise constitutes “Debt” hereunder);

(h)            all ordinary course trade payables which are more than 90 days overdue;

(i)            all obligations of such person in respect of any exchange traded or over the counter derivative transaction or any interest rate protection or commodity hedging transaction, including any transaction under any Hedging Agreement (including any Interest Rate Protection Agreement), whether entered into for hedging or speculative purposes; and

(j)             Capital Lease Obligations.

“Debt Service” shall mean, for any period, without duplication, all fees of the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Secured Parties (other than the Loan Insurer), interest on and principal of the Secured Obligations, Breakage Costs (as defined in the Collateral Agency Agreement) and expenses in connection with a Breakage Event in respect of any Interest Rate Protection Agreement payable during such period, net of any amount payable to or by the Borrower under any Interest Rate Protection Agreement during such period.

“Debt Service Coverage Ratio” shall mean, as of any of date of determination, the ratio of (a) (i) the sum of the aggregate of all Operating Revenues for the four-fiscal quarter period ending on such date minus (ii) all payments made by the Borrower to the Loan Insurer pursuant to the Loan Insurance Agreement during such four-fiscal quarter period ending on such date minus (iii) all deposits into the Major Maintenance Reserve Account during such four-fiscal quarter period ending on such date minus (iv) the sum of the aggregate of all O&M Costs for the four-fiscal quarter period ending on such date to (b) scheduled Debt Service for the four-fiscal quarter period ending on such date; provided that for purposes of determining the amount of any item included in the calculation of the Debt Service Coverage Ratio for any determination date which occurs on or before the last Business Day of the fourth fiscal quarter which occurs after the Term Period Commencement Date, such amount shall equal the amount of such item for the one, two or three (as applicable) fiscal quarters then ended.

 “Debt Service Reserve Surety” shall mean a surety bond, in substantially the form attached as Exhibit A to the Forward Commitment Letter, issued by the Loan Insurer on the Term Period Commencement Date to the Collateral Agent for the purpose of satisfying the Borrower’s obligations hereunder and under the Depositary Agreement to fund the Lenders Debt Service Reserve Account.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean the interest rate then applicable to the Construction Loans or Term Loans, as applicable, plus two percent (2.00%). Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the ABR.

“Depositary” shall mean The Bank of New York, or any successor thereto in each case acting as the Depositary under the Depositary Agreement.

“Depositary Agreement” shall mean that certain Depositary Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent, the Administrative Agent and the Depositary.

“Developer Conversion Payment” shall mean a fee in an amount, at Borrower’s election, of up to the undrawn amount of the Construction Loan Commitment remaining after the payment of all Project Costs required to achieve Term-Conversion (other than punch list amounts), after giving effect to the funding of (a) the Lenders Debt Service Reserve Account (to the extent such Account is at Borrower’s election funded in cash) to the Lenders Required Amount (as defined in the Depositary Agreement), (b) the Maintenance Reserve Account to the Minimum Maintenance Account Balance (as defined in the Depositary Agreement) and (c) the Punch List Reserve Amount (as defined in the Depositary Agreement), all pursuant to Section 3.1(d) of the Depositary Agreement), payable by the Borrower to the Pledgor on the Term Period Commencement Date.

“Discretionary Capital Expenditures” shall mean all Capital Expenditures which are not Required Capital Expenditures.

“Distribution Suspense Account” shall have the meaning assigned to such term in the Depositary Agreement.

“dollars” or “$” shall mean Unites States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Dynegy” shall mean Dynegy Inc., a Delaware corporation.

“Dynegy Transaction” shall have the meaning assigned to such term in the definition of “Change of Control.”

“Easements” shall mean the easements appurtenant, easements in gross, license agreements and other rights running in favor of the Borrower and/or appurtenant to the Site, including without limitation those certain easements and licenses described in the Title Policy.

“Eminent Domain Proceeds” shall mean all amounts and proceeds (including instruments) received by the Borrower in accordance with the Participation Agreement in respect of any Event of Eminent Domain.

“Empire” shall mean The Empire District Electric Company, a Kansas corporation.

“Empire Asset Purchase Agreement” shall mean the Agreement Regarding Asset Purchase Agreement, dated as of March 3, 2006, between the Borrower and Empire.

“Empire Buy-In” shall have the meaning assigned to such term in the Depositary Agreement.

“Empire Escrow Agreement” shall mean the Escrow Agreement, dated as of March 14, 2006, among the Borrower, ETEC, MJMEUC and the Project Manager (as escrow agent).

“Empire HOPA” shall mean the Home Office Payment Agreement, dated as of March 1, 2006, among the Borrower, Empire and Regions Bank.

“Empire Participating Co-Tenant Agreement” shall mean the Participating Co-Tenant Agreement, dated as of March 14, 2006, between the Borrower and Empire.

“Empire PPA” shall mean the Power Purchase Agreement, dated as of March 3, 2006, between the Borrower and Empire.

“Entergy” shall mean Entergy Arkansas, Inc., an Arkansas corporation.

“Environmental Claim” shall mean any and all liabilities, losses, administrative, regulatory or judicial actions, suits, written demands, decrees, written claims, liens, judgments, warning notices, notices of noncompliance or violation, governmental investigations, governmental proceedings, orders to conduct removal or remedial actions, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law (hereafter “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or fines, penalties or damages pursuant to any applicable Hazardous Substance Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety (with respect to Hazardous Substances) or the environment.

“Environmental Law” shall mean any federal, state and local governmental law (including common law), treaty, regulation, rule, ordinance, code, decree, judgment, directive, order (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety (with respect to Hazardous Substances) or the presence, Release of, threatened Release of, or exposure to, Hazardous Substances, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Substances, including, but not limited to, any Hazardous Substances Law.

“Environmental Site Assessments” shall mean the Phase I environmental site assessment reports and Phase I update reports listed on Part III of Schedule 3.13.

“EPC Contract” shall mean the Amended and Restated Turnkey Engineering, Procurement and Construction Agreement, dated as of February 15, 2006, by and between the Borrower and the EPC Contractor, together with those certain change orders numbered 1, 2 and 3 and dated July 18, 2006, October 10, 2006 and November 22, 2006.

“EPC Contractor” shall mean Plum Point Power Partners, a joint venture among Zachry Construction Corporation, Overland Contracting Inc. and Gilbert Central Corp.

“EPC Guarantees” shall mean (a) the Engineering Procurement and Construction Contract Guaranty, dated as of December 1, 2005, by Black & Veatch Holding Company in favor of the Borrower, (b) the Engineering Procurement and Construction Contract Guaranty, dated as of December 30, 2005, by Kiewit Construction Company in favor of the Borrower and (c) the Engineering Procurement and Construction Contract Guaranty, dated as of December 30, 2005, by Zachry Construction Corporation in favor of the Borrower.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Equity Issuance” shall mean any issuance or sale by the Pledgor or the Borrower of any Equity Interests of the Borrower, as applicable, or the receipt by the Borrower of any capital contribution, except for (a) in the case of the Borrower, any issuance or any receipt of any capital contribution from the Pledgor, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of membership interests of the Pledgor to management or employees of the Pledgor or the Borrower under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time in the ordinary course of business.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrower could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result or reasonably be expected to result in liability of the Borrower.

“ETEC” shall mean East Texas Electric Cooperative, Inc., a generation and transmission electric cooperative existing under the laws of the State of Texas.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Event of Eminent Domain” shall have the meaning assigned to such term in the Depositary Agreement.

“Event of Loss” shall have the meaning assigned to such term in the Depositary Agreement.

“Excluded Collateral” shall mean any of the Borrower’s assets and properties set forth on Schedule 1.01(a) hereto.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) net income or franchise Taxes imposed on (or measured by) its net income or capital as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) and (c) any United States withholding tax that applies due to a Lender’s failure to comply with Section 2.20(e).

“Existing Credit Facilities” shall mean the Borrower’s existing $575,000,000 senior secured first credit facility and the Borrower’s existing $175,000,000 senior secured second lien credit facility, each dated as of March 14, 2006.

“Facility” shall mean the Backstop LC Facility, the Construction Loan Facility, the Term Loan Facility and/or the Revolving Credit Facility, as the context may require.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of March 29, 2007, between the Arranger and the Borrower.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fee, the Collateral Agent Fees, the Backstop LC Participation Fees, the Revolving L/C Participation Fees, the Issuing Bank Fee and the Loan Insurer’s Payments.

“FERC” shall mean the Federal Energy Regulatory Commission and its successors.

“Final Completion” shall have the meaning assigned to such term in the EPC Contract.

“Final Completion Date” shall mean the date that Final Completion has occurred in accordance with the terms of the EPC Contract.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is not a United States person as defined under Section 7701(a)(30) of the Tax Code.

“Forward Commitment Letter” shall mean that certain Commitment Letter, dated as of the date hereof, between the Loan Insurer and the Borrower.

“FPA” shall mean the Federal Power Act, as amended.

“Fuel Supply Plan” shall mean the fuel supply plan in respect of projected coal supply needs of the Borrower and the Project, which fuel supply plan shall specify in reasonable detail the contracts, financial hedges (if any), quality, cost, location and logistics (including transportation) to obtain such fuel, as approved in accordance with Section 6.1 of the Participation Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States.

“GDP-IPD Index” shall mean the ratio of the Gross Domestic Product — Implicit Price Deflator published in the National Income Product Account by the United States Department of Commerce on the date of determination relative to the published index value on such date in the immediately preceding year.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” shall mean, with respect to any person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such person.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation or (v) to otherwise assure or hold harmless the owner of such Debt or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Completion Date” shall have the meaning assigned to such term in the EPC Contract.

“Hazardous Substances” shall mean any waste or other substance that is defined, listed or regulated as a pollutant or contaminant, or as “hazardous” or “toxic” (or words of similar meaning) under any Hazardous Substances Law, including petroleum or petroleum by-products, radioactive materials and substances defined “industrial waste” or “other waste” pursuant the Arkansas Air and Water Pollution Control Law.

“Hazardous Substances Law” shall mean any of:

(i)             the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(ii)            the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(iii)           the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(iv)           the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(v)            the Clean Air Act (42 U.S.C. Section 7401 et seq.);

(vi)           the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.);

(vii)          the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(viii)         the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(ix)            the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.) (“SDWA”);

(x)             the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.);

(xi)            the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(xii)           the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.) (“HMTA”);

(xiii)          the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(xiv)         the Occupational Safety and Health Act (29 U.S.C. Section 651 el. seq.) (“OSHA”);

(xv)          the Arkansas Hazardous Waste Management Act of 1979; and

(xvi)         all other Federal, state and local Governmental Rules which govern Hazardous Substances, and the regulations adopted pursuant to all such foregoing laws.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Affiliate of the Borrower shall be a Hedging Agreement.

“Home Office Payment Agreement” shall mean the Home Office Payment Agreement, dated as of March 1, 2006 between the Borrower and Regions Bank.

“HOPA Agreements” shall mean the Home Office Payment Agreement and the Empire HOPA.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Engineer” shall mean Stone & Webster Management Consultants, Inc., or its successor appointed pursuant to this Agreement.

“Independent Engineer’s Report” shall mean the updated Independent Technical Review, dated as of March 27, 2007, prepared by the Independent Engineer.

 “Independent Member” shall mean an individual (i) who, except in his or her capacity as an Independent Member, is not an employee, director or officer, or a former employee, director or officer, of the Borrower or any Affiliate thereof, (ii) who is not a direct, indirect or beneficial holder of any outstanding stock, membership interests or other equity interests in the Borrower or any Affiliate thereof, (iii) who is not an officer, director or employee of a major creditor of the Borrower or any Affiliate thereof, and has not been an officer, director or employee of a major creditor of the Borrower or any Affiliate thereof, within the five (5) years prior to such appointment as an Independent Member, (iv) who is not a spouse, parent, child, grandchild or sibling of any individual encompassed within clause (i), (ii) or (iii) above, (v) who is not a trustee in bankruptcy of the Borrower or any Affiliate thereof, and (vi) who has not received, and was not a member or employee of a firm or business that received, in any year within the five (5) years immediately preceding such individual’s appointment as an Independent Member, fees or other income from the Borrower or any Affiliate thereof in the aggregate in excess of 5% of the gross income, for any applicable year, of such individual, firm or business. For purposes of the foregoing clause (iii), a “major creditor of the Borrower or any Affiliate thereof” means a financial institution to which the Borrower or such Affiliate owes outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of such financial institution adversely to the interests of the Borrower when its interests are adverse to the Borrower or any Affiliate thereof.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Insurance Consultant” shall mean Moore-McNeil, LLC, or its successor appointed pursuant to this Agreement.

“Insurance Consultant’s Report” shall mean the updated Insurance Report in respect of the Project, dated as of March 20, 2007, prepared by the Insurance Consultant.

“Insurance Policies” shall mean the Loan Insurance Policy, the Debt Service Reserve Surety, the Tax-Exempt Bond Policy, the Tax-Exempt Bond Debt Service Reserve Surety and/or the Interest Rate Swap Surety, as the context may require.

“Insurance Proceeds” shall mean, to the extent payable to the Borrower, all amounts and proceeds (including instruments) in respect of the proceeds of any casualty insurance policy maintained in respect of the Project.

“Insurer Default” shall mean the existence and continuance of any of the following: (a) the failure of the Loan Insurer to pay when, as and in the amounts required any amount payable under the Loan Insurance Policy, (b) the Loan Insurer (i) files any petition or commences any case, proceeding or other action under any provision or chapter of the Bankruptcy Law or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, dissolution, winding-up, arrangement, adjustment, composition, liquidation, reorganization or similar relief, (ii) makes a general assignment for the benefit of its creditors, or (iii) has an order for relief entered against it under the Bankruptcy Law or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, dissolution, winding-up, arrangement, adjustment, composition, liquidation, reorganization or similar relief which shall not have been dismissed, stayed or bonded (pending appeal) within sixty (60) days after the entry thereof, (c) a court of competent jurisdiction, the Office of the Commissioner of Insurance of the State of Wisconsin or other competent regulatory authority enters an order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Loan Insurer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Loan Insurer (or the taking of possession of all or any material portion of the property of the Loan Insurer), which in each case shall not have been dismissed, stayed or bonded (pending appeal) within sixty (60) days after the entry thereof or (d) the Loan Insurance Policy shall cease (or the Loan Insurer shall claim in writing that it has ceased) to be in full force and effect.

“Interconnection and Operating Agreement” shall mean that certain Interconnection and Operating Agreement, dated as of April 29, 2004, between the Borrower and Entergy Arkansas, Inc. and the Generator Imbalance Agreement between the Borrower and Entergy Services, Inc. as agent for Entergy Arkansas, Inc. filed at FERC on April 29, 2004 attached thereto.

“Interest Hedge Provider” shall mean any party to any Interest Rate Protection Agreement, provided that (a) such party’s long-term unsecured debt is rated at least “AA-” by S&P and “Aa3” by Moody’s at the time such party enters into an Interest Rate Protection Agreement (including the applicable confirmation thereunder) with the Borrower and (b) to the extent such party is intended to be a Secured Party, such party becomes bound by the Collateral Agency Agreement in accordance with the terms thereof.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing on June 30, 2007, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three-months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three-months’ duration been applicable to such Borrowing.

“Interest Period” shall mean the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” shall mean any interest rate exchange, hedge or protection agreement entered into between an Interest Hedge Provider and the Borrower for the purpose of hedging the Loans, the Tax-Exempt Bonds or other Debt for borrowed money that bear interest at a variable rate and each schedule and confirmation entered into pursuant thereto.

“Interest Rate Swap Surety” shall mean a surety bond, in substantially the form attached as Exhibit E to the Forward Commitment Letter, issued by the Loan Insurer to the applicable Interest Rate Hedge Provider for the purpose of guaranteeing the Borrower’s scheduled payment obligations under Interest Rate Protection Agreements which are entered into pursuant to Section 5.14.

“Investment” means, for any person: (a) the acquisition (whether for cash, property of such person, services or securities or otherwise) of capital stock, bonds, notes, debentures, membership, partnership, investments or other Equity Interests or other securities of any other person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such person, but excluding any such deposit, advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business); and (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other person and (without duplication) any amount committed to be advanced, lent or extended to such person.

“Issuing Bank” shall mean, as the context may require, (a) The Royal Bank of Scotland PLC, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.22 or Section 2.23, with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fee” shall have the meaning assigned to such term in Section 2.05(d).

“L/C Disbursement” shall mean a Backstop LC Disbursement and/or a Revolving L/C Disbursement, as the context may require.

“Legal Requirements” shall mean, as to any person, any requirement under a Permit, and any Governmental Rules, in each case applicable to or binding upon such person or any of its properties or to which such person or any of its property is subject.

“Lenders” shall mean (a) each person listed on the signature pages hereto as a Lender (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any person that has become a party hereto pursuant to an Assignment and Acceptance and (c) any SPC to which a Granting Lender provides the option to provide to the Borrower all or any portion of the Loans pursuant to Section 9.04(i).

“Lenders Debt Service Reserve Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Letter of Credit” shall mean each Revolving Letter of Credit and each Backstop Letter of Credit.

“Letter of Credit Fee Payment Date” shall mean the last Business Day of each March, June, September and December, commencing June 30, 2007 and the last day of the Revolving Facility Commitment Period with respect to the Revolving Letters of Credit or the last day of the Backstop LC Facility Commitment Period with respect to the Backstop Letters of Credit (as applicable).

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period as calculated by the British Bankers’ Association and obtained by the Administrative Agent through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Insurance Agreement” shall mean the Loan Insurance Agreement, dated as of the date hereof, between the Loan Insurer and the Borrower.

“Loan Insurance Policy” shall mean the Financial Guaranty Insurance Policy No. SF0881BE, dated as of the date hereof, made by the Loan Insurer to the Administrative Agent, for the benefit of the Lenders, as beneficiary.

“Loan Insurer” shall mean Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company, in its capacity as the issuer of the Insurance Policies.

“Loan Insurer Payments” shall have the meaning assigned to such term in the Loan Insurance Agreement.

“Loans” shall mean the Backstop LC Loans, the Construction Loans, Revolving Loans and/or the Term Loans, as the context may require.

“Locomotive Use Agreement” shall mean the Locomotive Use and Liability Agreement, dated as of February 28, 2006, between the Borrower and BNSF.

“Loss Proceeds” shall mean Insurance Proceeds (excluding Insurance Proceeds relating to liabilities to any third party and relating to business interruption or delay in start-up) and Eminent Domain Proceeds.

“Loss Proceeds Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Maintenance Reserve Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Major Maintenance” shall mean all expenditures by the Borrower for major maintenance of the Project in accordance with Prudent Utility Practices, the Project Contracts and vendor and supplier requirements and recommendations (including overhauls and replacements of major components of the Project). For the avoidance of doubt, “Major Maintenance” excludes any ordinary course expenditures by the Borrower related to the operation and maintenance of the Project.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of a majority of the aggregate unpaid principal amount of the Construction Loans, the Term Loans, the Aggregate Backstop LC Credit Exposure or the Aggregate Revolving Credit Exposure, as the case may be, outstanding under such Facility (or (a) in the case of the Backstop LC Facility, prior to the termination of the Backstop LC Commitments, the holders of a majority of the Total Backstop LC Commitment and (b) in the case of the Revolving Credit Facility, prior to the termination of the Revolving Credit Commitments, the holders of a majority of the Total Revolving Credit Commitment).

“Major Participants” shall mean the Borrower, the City, each Co-Participant, BNSF, Entergy Arkansas, Inc., the Project Manager, Black & Veatch Holding Company, Kiewit Construction Company, Zachry Construction Corporation, Overland Contracting Inc., Gilbert Central Corp., the EPC Contractor, each counterparty to a Power Purchase Agreement, and each Replacement Obligor for any such person, for so long as each such person has material unperformed rights or obligations under an Operative Document.

“Management Committee” shall have the meaning assigned to such term in the Participation Agreement.

“Management Fee” shall mean an operating period management fee payable to the Project Manager in accordance with Section 6.2.2 of the Project Management Agreement in an aggregate amount not to exceed the Borrower’s portion of such operating period management fee in accordance with Section 6.2.2 of the Project Management Agreement (as in effect on the date hereof), which Management Fee shall at all times be subordinate to the Obligations. For the avoidance of doubt, the Management Fee shall not include (a) any costs or expenses reimbursable to the Project Manager under Section 6.1 of the Project Management Agreement (as in effect on the date hereof) or (b) any construction period management fee payable to the Project Manager in accordance with Section 6.2.1 of the Project Management Agreement (as in effect on the date hereof).

“Management Services Agreement” shall mean the Management Services Agreement, dated as of March 28, 2007, between Plum Point Management Company, LLC and the Borrower.

“Mandatory Tender” shall have the meaning assigned to such term in Section 5.19.

“Mandatory Tender Date” shall have the meaning assigned to such term in Section 5.19.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in or affect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower or (b) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent, the Collateral Agent, the Loan Insurer or the Secured Parties thereunder or, the perfection, validity or priority of the Secured Parties’ security interests in the Collateral.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MEAM” shall mean Municipal Energy Agency of Mississippi, a public body corporate and politic and a joint agency organized under the laws of Mississippi.

“MEAM Assignment Agreement” shall mean the Assignment and Assumption Agreement, dated as of June 8, 2006, between the Borrower and MEAM.

“MJMEUC” shall mean Missouri Joint Municipal Electric Utility Commission, a body public and corporate of the State of Missouri.

“MJMEUC PPA” shall mean the Power Purchase Agreement, dated as of December 4, 2006, between the Borrower and MJMEUC.

“Minimum Control Thresholds” shall have the meaning assigned to such term in 7.01(s).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements thereto owned or leased by the Borrower and specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10.

“Mortgages” shall mean the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations, in the form of Exhibit H with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal fees, transfer and similar Taxes incurred by the Borrower in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money (other than the Secured Obligations) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset).

“O&M Account” shall have the meaning provided in the Depositary Agreement.

“O&M Costs” shall mean all actual cash maintenance and operation costs incurred and paid for the Project on account of the Borrower’s interest in the Project (or any other Co-Participant’s interest that the Borrower has chosen to fund in accordance with the Participation Agreement) in any particular calendar or fiscal year or period to which said term is applicable (provided, that if the Borrower elects to accrue property Taxes or amortize insurance premiums on a monthly basis and insurance premiums and such property Taxes are shown as a separate line item in the Annual Operating Budget, such property Taxes or insurance shall be factored into the Debt Service Coverage Ratio as accrued instead of according to when such property Taxes or insurance premiums are actually paid), including payments made by the Borrower:

(a)            for fuel and/or guaranteed heat rate payments made by the Borrower under the Power Purchase Agreements;

(b)            under the PILOT Agreements;

(c)            under Permitted Rail Car Leases;

(d)            for coal, additives or chemicals and transportation costs related thereto;

(e)            for its Taxes (other than those based upon the Borrower’s income);

(f)             for insurance, consumables, spare parts, equipment, material, repair and maintenance services;

(g)            lease payments;

(h)            under the Permitted O&M Agreement;

(i)             under Additional Project Contracts;

(j)             under the Management Services Agreement;

(k)            under any parts or combustion turbine services agreement;

(l)             for legal fees and consulting fees and expenses paid by the Borrower in connection with the financing, management, maintenance or operation of the Project;

(m)           Loan Insurer Payments and interest payments contemplated by Section 2.01 of the Loan Insurance Agreement;

(n)            fees paid in connection with obtaining, transferring, maintaining or amending any Permits;

(o)            Investments by the Borrower in any Permitted Project Company, provided that (i) such Investments are made in accordance with the terms hereof and (ii) the proceeds of such Investments are applied to pay for items which would be “O&M Costs” if the Borrower purchased such items; and

(p)            reasonable general and administrative expenses, including all expenditures incurred to prevent the occurrence of any default under any Operative Document or any Default or Event of Default hereunder, and/or to keep the Collateral free and clear of all Liens (other than Permitted Liens).

Notwithstanding anything to the contrary herein, O&M Costs shall not include (i) Major Maintenance expenditures, (ii) Restricted Payments of any kind to the Borrower or its Affiliates, (iii) non-cash charges, including depreciation or obsolescence charges or reserves therefore, amortization of intangibles or other bookkeeping entries of a similar nature, (iv) Capital Expenditures, (v) payments for restoration or repair of the Project from the Loss Proceeds Account in accordance with the terms of this Agreement and the Depositary Agreement, (vi) payments in respect of Debt of the Borrower (other than Debt of the type referred to in clauses (h) and (j) of the definition thereof), (vii) the Management Fee and (viii) the Borrower’s income taxes.

“Obligations” shall mean all obligations of every nature of the Borrower under the Credit Documents, including obligations from time to time owed to the Agents (including former Agents), the Lenders, the Loan Insurer or any of them and Interest Hedge Providers, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Interest Rate Protection Agreements, fees, premiums, expenses, indemnification, reimbursement of amounts paid by the Loan Insurer under any of the Insurance Policies or otherwise.

“Operating Agreement” shall mean the Amended and Restated Limited Liability Company Operating Agreement of the Borrower, dated as of March 14, 2006.

“Operating Revenues” shall mean all of the following, without duplication, received by the Borrower: all payments received by the Borrower under any Power Purchase Agreement (including with respect to fuel), proceeds of any business interruption insurance, income derived from the sale or use of electric capacity or energy produced, transmitted or distributed by the Project, and all other revenues from the operation of the Project or incidental to the operation of the Project, and the investment income on amounts in the Project Accounts (but solely to the extent deposited in the Revenue Account) and all as determined in conformity with cash accounting principles; provided, that Asset Sale Proceeds, Eminent Domain Proceeds, Insurance Proceeds, Termination Payments and other Damage Payments (as defined in the Depositary Agreement), proceeds from sales, leases, transfers or other dispositions described in clauses (a) through (d) of the definition of “Asset Sales”, and proceeds from Debt or Equity Issuances shall, in each case, be deemed not to be Operating Revenue.

“Operative Documents” shall mean the Credit Documents, the Tax-Exempt Bond Documents and the Project Contracts.

“Operator” shall mean the operator of the Project pursuant to a Permitted O&M Agreement and reasonably acceptable to the Controlling Party.

“Organizational Documents” shall mean, as to any person, the articles of incorporation, bylaws, partnership agreement, or other organizational or governing documents of such person including, in the case of the Borrower, the Operating Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Participation Agreement” shall mean that certain Participation Agreement, dated as of March 3, 2006 by and between the Borrower, ETEC, MJMEUC, Empire and MEAM (pursuant to the Joinder to Participation Agreement, dated as of June 8, 2006).

“Parts” shall mean any part, appliance, instrument, appurtenance or accessory necessary or useful to the operation, maintenance, service or repair of the Project.

“Patriot Act” shall have the meaning assigned to such term in Section 3.31(a).

“Pay-off Agreement” shall mean the Pay-off Letter Agreement, dated as of March 27, 2007, among Credit Suisse, in its capacity as collateral agent and administrative agent under the Existing Credit Facilities, and as issuing bank of the CS Letter of Credit, and the Borrower, pursuant to which the parties thereto agree on the terms of the payoff of the obligations under the Existing Credit Facilities, the continuance of the CS Letter of Credit and the terms of the pay-off and termination of the CS Letter of Credit.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Governmental Rule.

“Permitted Debt” shall mean:

(a)            (i) Debt incurred by the Borrower under the Credit Documents, as in effect on the Closing Date or as amended in accordance with the terms thereof (it being acknowledged that (A) the Revolving Credit Facility may not be Refinanced in whole or in part unless it is Refinanced pursuant to a Permitted Working Capital Facility and (B) the Backstop LC Facility may not be Refinanced in whole or in part), or (ii) Debt incurred by the Borrower pursuant to a Permitted Working Capital Facility;

(b)            (i) Debt incurred by the Borrower under the Tax-Exempt Bond Documents (including the Bond Loan Agreement) as in effect on the Closing Date or (ii) Debt incurred by the Borrower pursuant to a Permitted Tax-Exempt Bond Refinancing, in each case as amended in accordance with the terms thereof and hereof;

(c)            trade or other similar indebtedness incurred in the ordinary course of business (but not for borrowed money) and (i) not more than ninety (90) days past due or (ii) being contested in good faith by appropriate proceedings and the Borrower or the applicable Permitted Project Company (as the case may be) shall have adequate reserves for the payment of such contested amounts;

(d)            contingent liabilities permitted pursuant to Section 6.01 of this Agreement;

(e)            leases of property by the Borrower as lessee that are accounted for as capital leases on the balance sheet of the Borrower with rents paid thereunder (whether calculated on a fixed or percentage basis) not in excess of $5,000,000 in the aggregate;

(f)             obligations of the Borrower under Interest Rate Protection Agreements enter into in accordance with the terms hereof;

(g)            Debt incurred by the Borrower under the PILOT Lease;

(h)            Debt incurred by the Borrower in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided that the proceeds thereof are not applied by the Borrower, directly or indirectly, to fund any Restricted Payments;

(i)             Debt incurred by the Borrower or the applicable Permitted Project Company under Permitted Rail Car Leases to the extent such Debt is treated as a Capital Lease Obligation;

(j)             Debt incurred by the Borrower for the purpose of funding any Required Capital Expenditures; provided that (i) such Required Capital Expenditures are reimbursable by the counterparties to each of the Power Purchase Agreements to the Borrower in accordance with the terms of such Power Purchase Agreements or (ii) the Borrower shall have received a Ratings Reaffirmation prior to the incurrence of such Debt;

(k)            Debt incurred by the Borrower for the purpose of funding any Discretionary Capital Expenditures; provided that (i) such Discretionary Capital Expenditures are reimbursable by the counterparties to each of the Power Purchase Agreements to the Borrower in accordance with the terms of such Power Purchase Agreements and (ii) the Borrower shall have received a Ratings Reaffirmation prior to the incurrence of such Debt;

(l)             Debt incurred by the Borrower for the purpose of funding any Discretionary Capital Expenditures to the extent not permitted by clause (k) above; provided that (i) S&P and Moody’s (if Moody’s shall have rated the Facilities) shall have delivered a written confirmation prior to the incurrence of such Debt that the credit ratings assigned by S&P and Moody’s (if Moody’s shall have rated the Facilities) to the Debt of the Borrower hereunder, under the Tax-Exempt Bonds and under any other Debt insured or guaranteed by the Loan Insurer under the Insurance Policies shall be at least “BBB-” (with a stable outlook) in the case of S&P and “Baa3” (with a stable outlook) in the case of Moody’s after giving effect to the occurrence of such proposed Debt (and without giving effect to any of the Insurance Policies) and (ii) after giving effect to the incurrence of such Debt, the minimum Debt Service Coverage Ratio during each year of the Facilities after Term-Conversion is projected to be no less than 1.30:1.0 and the average Debt Service Coverage Ratio during the scheduled term of the Facilities after Term-Conversion is projected to be no less than 1.50:1.0 (as certified to by the Borrower and as verified by the Controlling Party), in each case after giving pro forma effect to the incurrence of such Debt and to any other event occurring after the Closing Date as to which pro forma recalculation is appropriate as if such incurrence of Debt had occurred as of the first day of the calendar quarter in which such Debt was incurred; and

(m)           any Refinancing of any Debt specified in clause (h), (j), (k) or (l); provided, that (i) the principal amount of such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus the reasonable, documented and out-of-pocket cost of investment banking, financing, consultancy, legal, agency, and other similar and customary fees and transaction expenses incurred in connection with the incurrence of such Refinancing Debt, (ii) the final maturity of such Refinancing Debt is no earlier than the existing scheduled maturity date of the Debt being Refinanced, (iii) the terms of such Refinancing Debt do not require the amortization, scheduled mandatory prepayment or redemption, or the making of any sinking fund type payments, in an individual or aggregate amount greater than, or more frequently than, the Debt being Refinanced (it being acknowledged that such Refinancing Debt may require cash sweeps as contemplated by the Depositary Agreement) and (iv) the interest rate margin applicable to such Refinancing Debt (if such Refinancing Debt is floating-rate Debt) or the interest rate applicable to such Refinancing Debt (if such Refinancing Debt is fixed-rate Debt) shall not exceed the then current interest rate margin applicable or interest rate (as applicable) to the Debt being Refinanced plus 50 basis points.

“Permitted Development Rights Transfer Agreement” shall mean a Development Rights Transfer Agreement between Borrower and Plum Point Energy Associates II, LLC (“PPEA II”), pursuant to which Borrower will transfer its Unit II development rights under the Participation Agreement to PPEA II, which shall be either (a) substantially in the form attached as Exhibit __ hereto or (b) otherwise in form and substance reasonably acceptable to the Controlling Party.

“Permitted Encumbrances” shall have the meaning assigned to such term in Section 4.01(t)(i).

“Permitted Fuel Supply Agreement” shall mean any coal and other supply agreements relating to the Project which contains terms and conditions reasonably acceptable to the Controlling Party, in consultation with the Independent Engineer, other than any fuel supply arrangement entered into by a Co-Participant with respect to the fuel requirements for its generation of electricity; provided, however, any such agreement that (a) has a term of no more than three (3) years, (b) would not result in payments by the Borrower of more than $16,000,000 in the aggregate per year and (c) is consistent with the Base Case Projections shall be deemed a Permitted Fuel Supply Agreement, without the need for any approval by the Controlling Party.

“Permitted Industrial Track Agreement” shall mean an Industrial Track Agreement between Borrower and BNSF pursuant to which Borrower will construct and, upon completion, own and maintain, the Industry Track, as defined in said Industrial Track Agreement, for the purpose of transporting construction materials and fuel to and from the Project Site, which shall be either (i) substantially in the form attached as Exhibit __ hereto or (ii) otherwise in form and substance reasonably acceptable to the Controlling Party.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or, unless otherwise specified below, having a maturity date not later than the Business Day immediately prior to the first Interest Payment Date following the date of acquiring such Investment and meeting one of the appropriate standards set forth below:

(a)            cash;

(b)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America, including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates) and the U.S. Department of Housing and Urban Development (local authority bonds); provided, however, that the investments described in this clause (b) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) with respect to its S&P rating, not have an “r” highlighter affixed to their rating, and (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index;

(c)            obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated senior debt obligations), the Federal National Mortgage Association (senior debt obligations) and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (c) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) with respect to its S&P rating, not have an “r” highlighter affixed to their rating, and (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index;

(d)            federal funds, unsecured certificates of deposit, time deposits and bankers’ acceptances with maturities of not more than 360 days after the date of acquisition of any bank, the short term obligations of which at all times are rated at least “P-1” by Moody’s and at least “A-1” by S&P; provided, however, that the investments described in this clause (d) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) with respect to its S&P rating, not have an “r” highlighter affixed to their rating, and (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index;

(e)            fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated at least “P-1” by Moody’s and at least “A-1” by S&P; provided, however, that the investments described in this clause (e) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) with respect to its S&P rating, not have an “r” highlighter affixed to their rating, and (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index;

(f)             commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days after the date of acquisition and that at all times at are rated at least “P-1” by Moody’s and at least “A-1+” by S&P; provided, however, that the investments described in this clause (f) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) with respect to its S&P rating, not have an “r” highlighter affixed to their rating, and (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index;

(g)            units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and are rated at least “AAAm” or “AAAm-G” by S&P;

(h)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof with maturities of not more than 360 days after the date of acquisition thereof and at all times are rated at least “A2” by Moody’s and at least “A” by S&P; provided, however, that the investments described in this clause (h) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, and (ii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index; and

(i)             any other security, obligation or investment which has been approved as a Permitted Investment by the Controlling Party.

“Permitted Liens” shall mean:

(a)            (i) the rights and interests of the Administrative Agent, the Collateral Agent, the Loan Insurer, the Issuing Bank, the Depositary and the Lenders as provided in the Collateral Documents and (ii) from and after a Permitted Tax-Exempt Bond Refinancing, the holders of the Tax-Exempt Bonds and the agent(s) and trustee(s) therefor (provided, the case of this clause (a)(ii), (A) such Liens are created under the Collateral Documents and (B) the holders thereof are bound by, and such Liens are governed by, the Collateral Agency Agreement);

(b)            Liens for any tax, assessment or other governmental charge to the extent being contested or reserved against as provided under Section 5.12 of this Agreement;

(c)            materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, junior in right of payment to the Lien of the Collateral Documents or for which the Secured Parties are otherwise insured under the Title Policies, arising in the ordinary course of business or in connection with the construction of the Project, either for amounts not yet due or for amounts being contested in good faith by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the affected property or the related Site or any related Easements, as the case may be, title thereto or any interest therein and such Liens shall not interfere in any material respect with the use or disposition of the affected property, Site or Easements, or (ii) a bond or other security reasonably acceptable to the Controlling Party has been posted or provided in such manner and amount as to assure the Controlling Party that any amounts determined to be due will be promptly paid in full when such contest is determined;

(d)            Liens arising out of judgments or awards so long (i) as an appeal or proceeding for review is being prosecuted in good faith, (ii) the payment of which adequate reserves, bonds or other security reasonably acceptable to the Controlling Party have been provided or are fully covered by insurance and (iii) such judgments or awards have not caused a Default or Event of Default hereunder;

(e)            Permitted Encumbrances;

(f)             Liens, deposits or pledges junior to the Liens of the Collateral Documents to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $2,500,000 in the aggregate at any time, and with any such Lien to be released within 270 days of its attachment;

(g)            involuntary Liens junior to the Liens of the Collateral Documents as contemplated by the Operative Documents (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any of the Borrower’s property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $1,000,000;

(h)            Liens under capital leases that are Permitted Debt specified in clause (e) of the definition thereof (only to the extent such Liens attach to the assets subject to the respective lease);

(i)             Liens under capital leases that are Permitted Debt specified in clause (i) of the definition thereof (only to the extent such Liens attach to the applicable Permitted Rail Car Leases);

(j)             to the extent not included in (a) through (i) above, other Liens junior to the Liens of the Collateral Documents incident to the ordinary course of business that are not incurred in connection with any Debt and that do not, or would not if such Lien is foreclosed on or otherwise realized upon by the beneficiary thereof, in the aggregate materially impair the use of the property or assets of the Borrower or the value of such property or assets for the purposes of such business;

(k)            to the extent not included in (a) through (j) above, Liens to secure Permitted Debt specified in clauses (a), (b) and (f) of the definition thereof; provided (i) such Liens are created under the Collateral Documents and (ii) the holders thereof are bound by, and such Liens are governed by, the Collateral Agency Agreement;

(l)             obligations under any Shared Facilities Agreement, to the extent such obligations constitute Liens, and Liens on the Shared Facilities (if any) securing the Borrower’s obligations under any Shared Facilities Agreement;

(m)           to the extent not included in (a) through (l) above, Liens to secure Permitted Debt specified in clauses (h), (j), (k) and (l) of the definition thereof; provided (i) such Liens are created under the Collateral Documents and (ii) the holders thereof are bound by, and such Liens are governed by, the Collateral Agency Agreement;

(n)            to the extent not included in (a) through (m) above, Liens to secure Permitted Debt specified in clause (m) of the definition thereof; provided (i) such Liens are created under the Collateral Documents, (ii) the holders thereof are bound by, and such Liens are governed by, the Collateral Agency Agreement and (iii) such Liens attach to the same or less assets and properties as the Liens being replaced in connection with the applicable Refinancing;

(o)            non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or the rights or remedies of the Secured Parties under the Collateral Documents;

(p)            Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights in an amount not to exceed $100,000;

(q)            Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business; and

(r)             Liens granted to any counterparty under any Permitted Fuel Supply Agreement; provided that (i) such Liens only attach to all or any portion of the Collateral (including any of the Borrower’s rights, titles and interests to, in and under the coal provided under any such Permitted Fuel Supply Agreement), (ii) each such counterparty is bound by, and such Liens are governed by, the Collateral Agency Agreement and (iii) such Liens only secure amounts which the Borrower owes to such counterparty under such Permitted Fuel Supply Agreement in respect of coal actually delivered to the Project under such Permitted Fuel Supply Agreement (and not, for the avoidance of doubt, any termination payments, mark-to-market payments or consequential, special, punitive, liquidated or indirect damage payments);

provided, however, as a condition to the incurrence of any Permitted Debt described in clauses (a)(ii), (b)(ii), (h), (j), (k), (l) or (m)(to the extent such Refinancing Debt Refinances Debt originally incurred under such clauses) above, (A) the Mortgage shall have been amended to reflect the incurrence of such Debt (including any amendments necessary to increase the maximum amount of Secured Obligations secured by the Mortgage to the then current maximum amount of Secured Obligations) and (B) the Title Insurers shall have delivered any customary title date-down endorsements, in each case to the extent reasonably requested by the Controlling Party.

 “Permitted O&M Agreement” shall mean any operation and maintenance agreement with a third party contractor or an Affiliate of Dynegy to provide day-to-day operation and maintenance services to the Project which contains terms and conditions reasonably acceptable to the Controlling Party, in consultation with the Independent Engineer.

“Permitted Prior Liens” means (a) the Permitted Liens described in clauses (e), (h), (i), (p) and (q) of the definition thereof shall be superior to the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) in the relevant assets and properties, (b) to the extent superior priority is required or otherwise provided for by Legal Requirements, the Permitted Liens described in clauses (b) and (c) of the definition thereof shall be superior to the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) in the relevant assets and properties, (c) the Permitted Liens described in clauses (k), (l) and (m) of the definition thereof shall be pari passu with the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) in the Collateral and (d) the Permitted Liens described in clause (n) of the definition thereof shall have the same priority as the Permitted Liens being replaced in connection with the applicable Refinancing.

“Permitted Project Company” shall mean any subsidiary of the Borrower formed in accordance with the Participation Agreement; provided that:

(a)            as soon as reasonably practicable after the formation thereof, but in any event within fifteen (15) days after the formation thereof, the Borrower shall have delivered certificates (together with transfer powers executed in blank) representing all of the Borrower’s Equity Interests in such Permitted Project Company and shall have taken such other action, at the Borrower’s sole cost and expense, that the Controlling Party may request as may be necessary to maintain the Collateral Agent’s Lien on and security interest in the Collateral (for the benefit of the Secured Parties), together with an opinion of counsel, in form and substance reasonably satisfactory to the Controlling Party, confirming (i) customary corporate matters related to such Permitted Project Company and (ii) the validity, enforceability and priority of the Lien on the Equity Interests in such Permitted Project Company; and

(b)            such subsidiary may only be formed for the purpose of developing, owning, operating, managing and/or administering the Shared Facilities, the Permitted Rail Car Leases and related rail cars, the Permitted Fuel Supply Agreements and related fuel management contracts (including the development of a barge unloading facility, other coal handling facilities and other similar facilities) and, thereafter, shall not engage in any other lines of business.

“Permitted Rail Car Leases” shall mean any lease agreement for the supply of railcars for fuel supply which contains terms and conditions reasonably acceptable to the Controlling Party, in consultation with the Independent Engineer.

“Permitted Tax-Exempt Bond Refinancing” shall mean:

(a)            Debt incurred by the Borrower, the proceeds of which are only applied to (1) Refinance in full (and terminate all outstanding commitments under) the outstanding Tax-Exempt Bonds on or before the fifth (5th) anniversary of the Closing Date, (2) pay transaction fees, costs and expenses and (3) reduce the Construction Loan Commitment and the Term Loan Commitment and/or prepay Construction Loans or Term Loans; provided that the following conditions are satisfied:

(i)         the maturity date in respect of such Debt shall be no later than August 14, 2040 (provided, that if the earliest Commercial Operations Date under any of the Power Purchase Agreements is earlier than August 14, 2010, then (A) such maturity date shall be no earlier than the thirtieth (30th) anniversary of such earlier Commercial Operations Date or (B) Section 3.2(c) of the Depositary Agreement (and, to the extent necessary, Schedule 2.11(b)) shall have been amended to provide for mandatory prepayments of the Secured Obligations (commencing no later than June 30, 2037) to ensure that all of the Loans and Tax-Exempt Bonds are fully repaid in full in cash prior to such earlier maturity date);

(ii)        the Weighted Average Life to Maturity of such Debt shall be no less than nineteen (19) years and such Refinanced Tax-Exempt Bonds may amortize for a period of up to 7 years, such amortization period commencing 7 years prior to the maturity date;

(iii)       after giving effect to the incurrence of such Debt, the minimum projected Debt Service Coverage Ratio during each year of the Facilities after Term-Conversion shall be no less than 1.30:1.0 (as certified to by the Borrower and as verified by the Controlling Party), after giving pro forma effect to the incurrence of such Debt and to any other event occurring after the Closing Date as to which pro forma recalculation is appropriate as if such incurrence of Debt had occurred as of the first day of the calendar quarter in which such Debt was incurred;

(iv)       such Debt shall only be secured by (A) the Liens created by the Collateral Documents (so long as the holders thereof shall be bound by the Collateral Agency Agreement) and (B) the monies held in the accounts established under the Bond Indenture;

(v)        the covenants, events of default, remedies, Loan Insurer rights and acceleration rights applicable to such Debt shall be substantially similar to the covenants, events of default, remedies, Loan Insurer rights and acceleration rights applicable to the Facilities;

(vi)       the Borrower shall have received a Ratings Reaffirmation prior to the incurrence of such Debt;

(vii)      the aggregate principal amount of such Debt shall not exceed $100,000,000;

(viii)     (A) the interest rate applicable to such Debt shall be fixed and shall not exceed 6.50% per annum, or (B) (1) the interest rate applicable to such Debt shall be floating and shall be determined pursuant to the so-called “auction procedure” generally used to set such interest rates for tax-exempt bonds and (2) concurrently with the incurrence of such Debt, the Borrower shall have complied with its obligations under Section 5.14; and

(ix)        the Backstop LC Facility shall have been terminated in full, the Backstop LC Loans shall have been repaid in full in cash, the Backstop Letters of Credit shall have been returned for cancellation (or cash collateralized at 102.5% of the stated amount thereof pursuant to a cash collateral agreement reasonably satisfactory to the Controlling Party and the Issuing Bank), and all amounts payable by the Borrower to the Issuing Bank and the Backstop LC Lenders in connection therewith shall have been paid in accordance with the terms hereof; or

(b)            Debt incurred by the Borrower, the proceeds of which are applied to Refinance in full the outstanding Tax-Exempt Bonds incurred pursuant to clause (a) above; provided that (i) the principal amount of such Debt is not increased above the principal amount thereof outstanding immediately prior to such Refinancing, (ii) the final maturity date in respect of such Debt shall be no later than August 14, 2040 (provided, that if the earliest Commercial Operations Date under any of the Power Purchase Agreements is earlier than August 14, 2010, then (A) such maturity date shall be no earlier than the thirtieth (30th) anniversary of such earlier Commercial Operations Date or (B) Section 3.2(c) of the Depositary Agreement (and, to the extent necessary, Schedule 2.11(b)) shall have been amended to provide for mandatory prepayments of the Secured Obligations (commencing no later than June 30, 2037) to ensure that all of the Loans and Tax-Exempt Bonds are fully repaid in full in cash prior to such earlier maturity date), (iii) the terms of such Refinancing Debt do not require the amortization, scheduled mandatory prepayment or redemption, or the making of any sinking fund type payments, in an individual or aggregate amount greater than, or more frequently than, the Debt being Refinanced and (iv) (A) the interest rate applicable to such Debt shall be fixed and shall not exceed 6.50% per annum, or (B) (1) the interest rate applicable to such Debt shall be floating and shall be determined pursuant to the so-called “auction procedure” generally used to set such interest rates for tax-exempt bonds and (2) concurrently with the incurrence of such Debt, the Borrower shall have complied with its obligations under Section 5.14.

“Permitted Working Capital Facility” shall mean Debt incurred by the Borrower, the proceeds of which are applied to Refinance in full (and terminate all outstanding commitments under) the Revolving Credit Facility; provided that the following conditions are satisfied:

(a)            the maturity date in respect of such Debt shall be no earlier than the then current scheduled maturity date of the Revolving Credit Facility;

(b)            the terms of such Debt do not require the amortization, scheduled mandatory prepayment or redemption, or the making of any sinking fund type payments, in an individual or aggregate amount greater than, or more frequently than, the Debt being Refinanced;

(c)            such Debt shall only be secured by the Liens created by the Collateral Documents and the holders thereof shall be bound by the Collateral Agency Agreement;

(d)            the covenants, events of default, remedies, Loan Insurer rights and acceleration rights applicable to such Debt shall be substantially similar to the covenants, events of default, remedies, Loan Insurer rights and acceleration rights applicable to the Revolving Credit Facility;

(e)            the aggregate principal amount of such Debt shall not exceed $17,000,000; and

(f)             the interest rate margin applicable to such Debt shall not exceed the then current interest rate margin applicable to the Revolving Credit Facility plus 100 basis points.

“person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PILOT” shall mean the letter agreement regarding payment in lieu of taxes, dated as of June 26, 2001, among the Borrower, the City of Osceola, Arkansas, Osceola School District No. 1 of Mississippi County, Mississippi Community College District and Mississippi County.

“PILOT Agreements” shall mean (i) the PILOT Lease, (ii) that certain PILOT Bond Trust Indenture, dated as of March 1, 2006, by and between the City and the PILOT Bond Trustee, (iii) the HOPA Agreements, (iv) the PILOT, (v) the Guaranty Agreement, dated as of March 1, 2006, made by the Borrower in favor of the PILOT Bond Trustee, (vi) the Empire Participating Co-Tenant Agreement, (vii) the Empire Asset Purchase Agreement, (viii) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of Empire, (ix) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of ETEC, (x) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of MJMEUC, (xi) the Assignment of Undivided Tenancy-In-Common Interest, by the Borrower in favor of MEAM, and (xii) any other agreement related thereto.

“PILOT Bond Indenture” means that certain Trust Indenture, dated as of March 1, 2006, between the City and the PILOT Bond Trustee, respecting the issuance of up to $980,000,000 principal amount of Arkansas Taxable Industrial Development Revenue Bonds (Series 2006) in connection with the PILOT Agreements.

“PILOT Lease” shall mean that certain Lease Agreement, dated as of March 1, 2006, by and between the City and the Borrower.

“PILOT Bond Trustee” means Regions Bank, in its capacity as trustee under the PILOT Bond Indenture.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by the Pledgor in favor of Collateral Agent, substantially in the form attached hereto as Exhibit G.

“Pledgor” shall mean PPEA Holding Company, LLC, a limited liability company formed and existing under the laws of the State of Delaware.

“Policy Return Event” shall mean, as of any date, (a) an Insurer Default shall have occurred and be continuing as of such date, or (b) (i) the credit ratings assigned to the Loan Insurer’s claims paying ability shall be less than “A” in the case of S&P or less than “A2” in the case of Moody’s, (ii) (A) an Event of Default shall have occurred and be continuing as of such date, (B) the Borrower shall be unable to satisfy a condition precedent set forth in Article IV to the making of Loans hereunder as of such date or (C) there shall be proposed any amendment or modification to Section 3.2(c) of the Depositary Agreement that adversely impacts the payment priority of any amount due (or which may become due) to any of the Agents or any of the Lenders under any of the Credit Documents, and (iii) the Administrative Agent (acting at the direction of the Supermajority Lenders) has objected in writing to the Loan Insurer in respect of any proposed action to be undertaken by the Loan Insurer as a result of such Event of Default or failure to satisfy such condition precedent, or any proposed amendment or modification to Section 3.2(c) of the Depositary Agreement that adversely impacts the payment priority of any amount due (or which may become due) to any of the Agents or any of the Lenders under any of the Credit Documents, and the Loan Insurer has not notified the Administrative Agent of its withdrawal such proposed action within five (5) Business Days after the date the Loan Insurer received such objection notice.

“Power Purchase Agreements” shall mean the Empire PPA, the MJMEUC PPA, the SMEPA PPA, the SWECI PPA and any Replacement Project Contract therefor.

“Preliminary Acceptance Test Results” shall mean the results delivered by the EPC Contractor to the Borrower pursuant to Sections 10.4(ii) and (v) of the EPC Contract.

“Prepayment Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in the United States; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Rata Percentage” shall mean (a) with respect to any Revolving Credit Lender, at any time, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment, (b) with respect to any Backstop LC Lender, at any time, the percentage of the Total Backstop LC Commitment represented by such Lender’s Backstop LC Commitment or (c) with respect to any Term Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Construction Loans (or, after Term-Conversion, the Term Loans) of such Term Lender (provided that prior to the making of the Construction Loans, the outstanding principal amount of such Term Lender’s Construction Loans shall be deemed to be equal to such Term Lender’s Construction Loan Commitment) by (ii) the aggregate outstanding principal of the Construction Loans (or, after Term-Conversion, the Term Loans) of all Term Lenders. In the event the Backstop LC Commitments shall have expired or been terminated, the Pro Rata Percentages of any such person shall be determined on the basis of the Backstop LC Commitments most recently in effect prior thereto. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any such person shall be determined on the basis of the Revolving Credit Commitments most recently in effect prior thereto.

“Proceeds” shall mean Insurance Proceeds and Eminent Domain Proceeds.

“Project” shall mean the Plum Point Energy Station, which is an approximately 665 MW coal-fired power generation facility to be developed and constructed by or behalf of the Borrower pursuant to and in accordance with the applicable Operative Documents in Osceola, Arkansas, together with all buildings, structures or improvements erected on the Site and the Easements, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all Parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto, all leases of real or personal property related thereto, all other real and tangible and intangible personal property owned by the Borrower and placed upon the Site and the Easements (or used in connection with the electric generating facility located thereon), the Site, the Easements, the Permits required in connection with (or otherwise related to) the Project, any electrical or gas interconnections, water intake structure or pipelines owned by the Borrower, and to the extent not included in the foregoing, all Collateral, upon execution and delivery thereof. For the avoidance of doubt, the Project does not include Unit II. As of the Closing Date, the Borrower will have an ownership interest in 378 MW of the Project.

“Project Accounts” shall mean all “Accounts” as defined and set forth in Section 2.2 of the Depositary Agreement.

“Project Contracts” shall mean (a) the Power Purchase Agreements, (b) the Interconnection and Operating Agreement, (c) the Operating Agreement, (d) the PILOT Agreements, (e) the Project Management Agreement, (f) the Participation Agreement, (g) the EPC Contract, (h) the Switchyard EPC Contracts, (i) the Transmission Service Agreements, (j) the Coal Transportation Agreement, (k) the Locomotive Use Agreement, (l) the EPC Guarantees, (m) the Empire Escrow Agreement, (n) any Additional Project Contract and (o) each Replacement Project Contract.

“Project Costs” shall mean costs and expenses incurred by the Borrower on or prior to the Term Period Commencement Date in connection with the development, construction, financing, installation, start-up and testing of the Project, including an adequate contingency, interest during construction, Loan Insurer Payments and interest payments contemplated by Section 2.01 of the Loan Insurance Agreement, pre-completion O&M costs, payments under the Management Services Agreement and up to 1.75% per annum of the aggregate stated amount of any letter of credit issued to support the Sponsor’s obligations under the Sponsor Support Agreement (to the extent payable by the Sponsor or an Affiliate thereof). For the avoidance of doubt, Project Costs shall not include (a) the Management Fee, but shall include the Borrower’s portion of the construction period management fee payable to the Project Manager in accordance with Section 6.2.1 of the Project Management Agreement (as in effect on the date hereof), (b) Major Maintenance expenditures (other than the initial funding of the Major Maintenance Reserve Account with Construction Loan proceeds at Term-Conversion), (c) Restricted Payments of any kind to the Borrower or its Affiliates, (d) non-cash charges, including depreciation or obsolescence charges or reserves therefore, amortization of intangibles or other bookkeeping entries of a similar nature, (e) payments for restoration or repair of the Project from the Loss Proceeds Account in accordance with the terms of this Agreement and the Depositary Agreement, (f) the Borrower’s income taxes and (g) other amounts which are not provided for in the Construction Budget (and not paid from the contingency line-item therein).

“Project Management Agreement” shall mean that certain project management agreement, dated as of March 3, 2006, among the Borrower, the Co-Participants and the Project Manager.

“Project Management Company” shall have the meaning assigned to such term in the Participation Agreement.

“Project Management Entity” shall have the meaning assigned to such term in the Participation Agreement.

“Project Manager” shall mean LSP Services Plum Point, LLC, in its role as project manager pursuant to the Project Management Agreement.

“Prudent Utility Practices” shall mean, as to the Project, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by electric generation stations in the United States of a type and size similar to the Project, including as to fuel type and configuration of the Project, as good, safe and prudent engineering practices in connection with operation, maintenance, repair, improvement and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Utility Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” shall mean the Public Utility Holding Company Act of 2005 and all rules and regulations adopted thereunder.

“Ratings Reaffirmation” shall mean, with respect to any applicable transaction, that S&P and Moody’s (if Moody’s shall have assigned Credit Ratings to the Facilities) shall have delivered a written confirmation that the credit ratings assigned by S&P and Moody’s (if Moody’s shall have assigned Credit Ratings to the Facilities) to the Facilities and under the Tax-Exempt Bonds shall be no lower than such ratings assigned by S&P and Moody’s (if Moody’s shall have assigned Credit Ratings to the Facilities) to each of the Facilities and the Tax-Exempt Bonds immediately prior to the time that S&P and Moody’s (if Moody’s shall have assigned Credit Ratings to the Facilities) became aware of the proposed occurrence of such event and all transactions related thereto (including, in the case of the incurrence of any Debt, the use of proceeds thereof), in each case after giving effect to the occurrence of such proposed transaction and all transactions related thereto (and without giving effect to any of the Insurance Policies).

“Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by the Borrower.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower, in each case, if not used to repair or rebuild the Project in accordance with the Participation Agreement.

“Refinanced” shall mean, in respect of any Debt, or the agreement or contract pursuant to which such Debt is incurred, (a) such Debt (or more than 20% of the principal amount thereof) or related agreement or contract is extended, renewed, defeased, refinanced, replaced, refunded or repaid, and (b) any other Debt issued in exchange or replacement for or to refinance such Debt (or more than 20% of the principal amount thereof), in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of the Credit Documents.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11(b).

“Replacement Obligor” shall mean, with respect to any person party to a Replacement Project Contract, any person reasonably satisfactory to the Controlling Party (it being acknowledged that with respect to any Replacement Obligor for a counterparty to a Power Purchase Agreement, the Controlling Party may withhold its approval of any such proposed Replacement Obligor if such proposed Replacement Obligor is not a load-serving entity).

“Replacement Project Contract” shall mean any contract entered into in replacement of an existing Project Contract which is reasonably satisfactory to the Controlling Party (it being acknowledged that with respect to any Replacement Project Contract for a Power Purchase Agreement, the Controlling Party may withhold its approval of any such proposed Replacement Project Contract if such proposed Replacement Project Contract is not, taken as a whole, in all material respects similar to the Power Purchase Agreement such Replacement Project Contract is intended to replace).

 “Required Capital Expenditures” shall mean all Capital Expenditures necessary in accordance with Prudent Utility Practices to permit the Borrower and the Project to comply with applicable Legal Requirements (including any Environmental Laws), in each case (a) as certified by the Borrower to the Administrative Agent and the Loan Insurer and as verified by the Independent Engineer and (b) to the extent such Capital Expenditure will allow the Borrower and the Project to comply with such Legal Requirement (as verified by the Independent Engineer).

“Required Lenders” shall mean, at any time but subject to Section 9.04, Lenders having Loans, Revolving L/C Exposure, Backstop LC Credit Exposure and unused Backstop LC Commitments, Revolving Credit Commitments and Term Loan Commitments representing at least a majority of the sum of all Loans outstanding, Revolving L/C Exposure, Backstop LC Credit Exposure and unused Backstop LC Commitments, Revolving Credit Commitments and Term Loan Commitments at such time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement and the other Credit Documents, as identified to the Administrative Agent in an incumbency certificate.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, in any case, excluding (a) the Developer Conversion Payment, (b) any reimbursement of the Sponsor pursuant to Section 2.02(g) of the Sponsor Support Agreement and (c) to the extent contemplated by Section 3.8(c) of the Depositary Agreement any payments in respect of the Empire Buy-In after application of the Net Proceeds thereof pursuant to Section 3.11 of the Depositary Agreement.

“Retained Easement” shall have the meaning assigned to such term in Section 6.20.

“Revenue Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Revolving Credit Borrowing” shall mean a Borrowing composed of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Revolving Credit Lender, the commitment, if any, of such Revolving Credit Lender to make Revolving Loans (and to acquire participations in Letters of Credit) hereunder as set forth on Appendix A-3 or in the Assignment and Acceptance pursuant to which such Revolving Credit Lender assumed its Revolving Credit Commitment, as applicable, as the same may be reduced from time to time in accordance with the terms hereof.

“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Credit Lender, plus the aggregate amount at such time of such Revolving Credit Lender’s Revolving L/C Exposure.

“Revolving Credit Facility” shall mean the Revolving Credit Commitments and the extensions of credit thereunder.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean, subject to Section 2.24, the seventh (7th) anniversary of the Closing Date, or, if earlier, the date of the acceleration of the Obligations upon and during the occurrence and continuance of an Event of Default.

 “Revolving Facility Commitment Availability Period” shall mean the period from the Closing Date to the Revolving Credit Maturity Date.

“Revolving L/C Commitment” shall mean the commitment of the Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.22.

“Revolving L/C Commitment Period” shall mean the period from and including the Closing Date to the date which is the fifth (5th) Business Day prior to the fifth (5th) anniversary of the Closing Date.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit at such time and (b) the aggregate amount of all Revolving L/C Disbursements that have not been reimbursed at such time. The Revolving L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(d).

“Revolving L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Revolving Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.22.

“Revolving Loans” shall mean the revolving loans made by the Revolving Credit Lenders to the Borrower pursuant to Section 2.01(c).

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Secured Obligations” shall mean have the meaning assigned to such term in the Collateral Agency Agreement.

“Secured Parties” shall have the meaning given to such term in the Collateral Agency Agreement.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent substantially in the form attached hereto as Exhibit F.

“Shared Facilities” shall mean any equipment, facilities, pipelines, permits, real estate rights, entitlements or other property consisting of Collateral that are reasonably necessary and are required in connection with joint operation of such assets and the assets comprising Unit II, as reasonably determined by the Borrower with the consent of the Controlling Party (in consultation with the Independent Engineer), which consent shall not be unreasonably withheld or delayed; provided that the Borrower shall have certified (and the Independent Engineer shall have confirmed) that (i) the construction, ownership, operation, leasing or use of such Shared Facilities will not unreasonably interfere with or otherwise materially and adversely affect the construction, operation and maintenance of the Project (or the distribution or sale of power therefrom), (ii) the Project Management Entity continues to manage the operations of such Shared Facilities (subject to Section 7.01(h)), (iii) the costs of operating and maintaining such Shared Facilities are divided equitably among the owners thereof, and (iv) the Shared Facilities and the entitlements related thereto are sufficient to fully serve both the Project and Unit II.

“Shared Facilities Agreement” shall mean any agreement or arrangement that provides for the sharing, joint operation or use, common ownership, leasing or contingent use of Shared Facilities between the Borrower and the Co-Participants, on the one hand, and the permitted participants in Unit II (which shall not include the Borrower) under and as defined in the Participation Agreement and/or their respective lenders, on the other hand, in form and substance reasonably satisfactory to the Controlling Party, in consultation with the Independent Engineer.

“Site” shall mean the land located in Osceola, Arkansas, on which the Project is located.

“SMEPA PPA” shall mean the Power Purchase Agreement, dated as of July 31, 2006, between the Borrower and SMEPA.

 “Sole Bookrunner” shall have the meaning assigned to such term in the preamble.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Sponsor” shall mean LSP Plum Point Holdings, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” shall mean the Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, EIF Plum Point, LLC, the Borrower, the Collateral Agent, the Administrative Agent and the Loan Insurer.

“Sponsor Support Documents” shall mean the Sponsor Support Agreement, together with any letter of credit provided or cash collateral agreement entered into in accordance with the terms thereof.

“Sponsor Support Payments” shall have the meaning assigned to such term in the Sponsor Support Agreement.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Substantial Completion” shall have the meaning assigned to such term in the EPC Contract.

“Supermajority Lenders” shall mean, at any time but subject to Section 9.04, Lenders having Loans, Revolving L/C Exposure, Backstop LC Credit Exposure and unused Backstop LC Commitments, Revolving Credit Commitments and Term Loan Commitments representing at least sixty-six and two-thirds (66 2/3%) percent of the sum of all Loans outstanding, Revolving L/C Exposure, Backstop LC Credit Exposure and unused Backstop LC Commitments, Revolving Credit Commitments and Term Loan Commitments at such time.

“Surveyor” shall mean Caster Engineering & Survey Co.

“SWECI PPA” shall mean the Amended and Restated Power Purchase Agreement, dated as of March 28, 2007, between the Borrower and SWECI.

“Switchyard Easement” shall mean an easement over that certain parcel of land identified on Schedule 1.01(a) hereto.

“Switchyard EPC Contracts” shall mean (a) the Agreement for Engineering, Procurement and Construction Agreement for the Sans Souci Switchyard, dated November 10, 2006, between Entergy, the Borrower, the Co-Participants and the Project Manager and (b) the Switchyard Turnkey Engineering, Procurement and Construction Agreement, dated as of November 13, 2006, by and between National Conductor Constructors, the Borrower, the Co-Participants and the Project Manager.

“Tax-Exempt Bond Debt Service Reserve Surety” shall mean a surety bond, in substantially the form attached as Exhibit B-2 to the Forward Commitment Letter, issued by the Loan Insurer to the Collateral Agent for the purpose of satisfying the Borrower’s obligations under the Tax-Exempt Bonds to fund the Tax-Exempt Bonds Debt Service Reserve Account (as defined in the Depositary Agreement).

 “Tax-Exempt Bond Documents” shall mean the Bond Indenture, the Bond Loan Agreement and related documents governing the issuance of the Tax-Exempt Bonds, which Bond Indenture, Bond Loan Agreement and documents shall be substantially in the form delivered by the Borrower on the Closing Date or otherwise reasonably satisfactory to the Controlling Party.

“Tax-Exempt Bond Offering” shall mean the offering of the Tax-Exempt Bonds (including pursuant to any Permitted Tax-Exempt Bond Refinancing).

“Tax-Exempt Bond Policy” shall mean a financial guaranty insurance policy, in substantially the form attached as Exhibit D to the Forward Commitment Letter, issued by the Loan Insurer to the applicable trustee for the purpose of guaranteeing the Borrower’s obligations to pay principal and interest when due on the Tax-Exempt Bonds issued in connection with a Permitted Tax-Exempt Bond Refinancing.

“Tax-Exempt Bonds” shall mean the tax-exempt bonds issued by the City pursuant to the Bond Indenture.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing composed of Term Loans.

“Term-Conversion” shall mean the satisfaction or waiver of the conditions set forth in Section 4.04, causing conversion of the Construction Loans to Term Loans. “Term-Convert” is the verb form of “Term-Conversion.”

“Term Lender” shall mean a Lender with (a) prior to the date of Term-Conversion, a Construction Loan Commitment or an outstanding Construction Loan or (b) after the date of Term-Conversion, a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall have the meaning assigned to such term in Section 2.01(b).

“Term Loan Commitment” shall mean, with respect to each Term Lender, the commitment, if any, of such Term Lender to make Term Loans hereunder as set forth on Appendix A-2 or in the Assignment and Acceptance pursuant to which such Term Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced from time to time in accordance with the terms hereof. The aggregate amount of the Term Loan Commitments shall not exceed $700,000,000.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” shall mean the thirtieth (30th) anniversary of the earliest “Commercial Operation Date” under any of the Power Purchase Agreements or, if earlier, the date of the acceleration of the Obligations upon and during the occurrence and continuance of an Event of Default.

 “Term Period Commencement Date” shall have the meaning assigned to such term in Section 4.04.

“Termination Payment” shall mean any amount paid or payable to the Borrower in connection with a termination (whether as a result of the occurrence of an event of default or other termination event) of any Power Purchase Agreement.

“Terrorism Order” shall have the meaning assigned to such term in Section 3.31(a).

“Title Event” shall have the meaning assigned to such term in the Depositary Agreement.

“Title Insurers” shall mean Fidelity National Title Insurance Company.

“Title Policies” shall have the meaning assigned to such term in Section 4.01(t).

“Total Backstop LC Commitment” shall mean, at any time, the aggregate amount of the Backstop LC Commitments, as in effect at such time. The initial Total Backstop LC Commitment is $102,000,000.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $17,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Operative Documents to which it is a party, (b) the borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Collateral Documents, and (d) any other transactions entered into by the Borrower related to or in connection with any of the foregoing.

“Transmission Line Easement” shall mean the Transmission Line Easement identified on Schedule 1.01(a) hereto.

“Transmission Service Agreements” shall mean the Non-Firm Point-To-Point Transmission Service Agreement and the Short-Term Firm Point-To-Point Transmission Service Agreement, each of which is between Entergy Services, Inc. and the Borrower.

“Trustee” shall mean Regions Bank, in its capacity as trustee under the Bond Indenture.

“Type” shall mean the type of Loan, whether an ABR or LIBO Rate Loan.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

 “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unit II” shall mean the development, construction, financing, operation and maintenance of an approximately 665 MW coal-fired power generation facility to be located on a portion of the Site, the Borrower’s interests in which portion of the Site will be transferred to the owners of Unit II for such purpose; provided that (a) the Independent Engineer shall have certified that such project (and the development, construction, operation and maintenance thereof) would not reasonably be expected to materially and adversely impact the construction or operation of the Project or the generation, sale and distribution of electricity from the Project (both during and after construction of such expansion facilities), (b) the Borrower shall not be the person who owns, develops, constructs, finances, maintains or operates or is liable for the development, ownership, financing, maintenance or operation of Unit II, and (c) no Loan proceeds, Letters of Credit or Operating Revenues shall be used for the construction or operation of Unit II.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years and partial years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.       Terms Generally.

(a)            The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

(b)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)            The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”.

(d)            The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(e)            The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights.

(f)             The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require.

(g)            All references herein to Articles, Sections, Exhibits, Appendices and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Appendices and Schedules to, this Agreement unless the context shall otherwise require.

(h)            Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Credit Document or any other agreement, instrument or document in this Agreement shall mean such Credit Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent and the Loan Insurer that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Controlling Party notifies the Borrower that it wishes to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Controlling Party.

(i)             Any reference to any person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any person succeeding to its functions and capacities.

(j)             Except as otherwise expressly provided herein, any reference to any Debt shall mean such Debt as Refinanced from time to time in accordance with the terms of the Credit Documents.

SECTION 1.03.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

ARTICLE II.

The Credits

SECTION 2.01.      Commitments. (a) Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Term Lender agrees, severally and not jointly, to advance to the Borrower from time to time during the Construction Loan Availability Period such loans as Borrower may request pursuant to this Section 2.01(a) (individually, a “Construction Loan” and, collectively, the “Construction Loans”), in an aggregate principal amount which, when added to such Term Lender’s Pro Rata Percentage of the aggregate principal amount of all prior Construction Loans made under this Agreement, does not exceed such Term Lender’s Construction Loan Commitment. Amounts paid or prepaid in respect of Construction Loans may not be reborrowed.

(b)            Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Term Lender agrees, severally and not jointly, to make to the Borrower on the Term Period Commencement Date, at the request of Borrower, a term loan under this Section 2.01(b) (individually a “Term Loan” and, collectively, the “Term Loans”) in an aggregate principal amount not to exceed the lesser of (i) the sum of the aggregate principal amount of outstanding Construction Loans made by such Term Lender and (ii) such Term Lender’s Term Loan Commitment. Each Term Lender shall make its Term Loan by converting the principal amount of outstanding Construction Loans made by such Term Lender to a Term Loan. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(c)            Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the end of the Revolving Credit Facility Commitment Availability Period and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits set forth in this clause (c) and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(d)            Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Backstop LC Lender agrees, severally and not jointly, to make Backstop LC Loans to the Borrower as contemplated by Section 2.02(f), at any time and from time to time on or after the Closing Date and until the earlier of the end of the Backstop LC Facility Commitment Availability Period and the termination of the Backstop LC Commitment of such Backstop LC Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Backstop LC Lender’s Credit Exposure exceeding such Backstop LC Lender’s Backstop LC Commitment. For the avoidance of doubt, Backstop LC Loans may only be made as contemplated by Section 2.02(f).

SECTION 2.02.      Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)            Subject to Section 2.08 and Section 2.15, each Borrowing shall be composed entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03; provided that all Borrowings made on the Closing Date must be made as ABR Borrowings. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)            Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower, maintained with the Depositary and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may (in its sole discretion and without any obligation to do so), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)            If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) or Section 2.23(e) with respect to a Letter of Credit within the time specified in either such Section, the Issuing Bank will promptly notify the Administrative Agent of the Revolving L/C Disbursement or the Backstop LC Disbursement, as the case may be, and the Administrative Agent will promptly notify each Revolving Credit Lender of such Revolving L/C Disbursement or each Backstop LC Lender of such Backstop LC Disbursement, as the case may be, and its Pro Rata Percentage thereof. Each Revolving Credit Lender or each Backstop LC Lender, as the case may be, shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender or Backstop LC Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of any such Revolving L/C Disbursement or the Backstop LC Disbursement, as the case may be (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan (unless and until converted to a Eurodollar Revolving Loan in accordance with Section 2.10) of such Lender and such payment shall be deemed to have reduced the Revolving L/C Exposure or the Backstop LC Exposure, as the case may be), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders or the Backstop LC Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) or Section 2.23(e) prior to the time that any Revolving Credit Lender or any Backstop LC Lender, as the case may be, makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders or Backstop LC Lenders, as the case may be, that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender or Backstop LC Lender, as the case may be, shall not have made its Pro Rata Percentage of any such Revolving L/C Disbursement or Backstop LC Disbursement, as the case may be, available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03.      Borrowing Procedure (a) In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower by a Responsible Officer and shall specify the following information: (i) whether the Borrowing then being requested is to be a Construction Borrowing, a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c) and the Credit Documents); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.01(a).

(b)            The Borrower shall request no more than one Construction Loan per month and such Construction Loan shall only be made on any of the last five (5) Business Days of such month; provided that (i) the Borrower shall be permitted to request up to an additional four (4) Construction Loans during any calendar year (but no more than two (2) Construction Loans per month and no more than sixteen (16) Construction Loans, in the aggregate, during any calendar year) which may be made on any Business Day during a month and (ii) if a condition precedent to the making of such Construction Loan is not satisfied as of such monthly date, a Construction Loan may be made after all such conditions have been satisfied (or waived by the Controlling Party) on any date up to ten (10) Business Days after such conditions precedent have been so satisfied or waived or such later date as may be directed by the Controlling Party.

(c)            Upon satisfaction of the conditions set forth in Section 4.04 (other than any such conditions which can only be satisfied through the funding of a Term Loan) or a waiver of such conditions in accordance with the terms thereof, the Borrower shall request Term-Conversion by delivering to the Administrative Agent a written notice in the form of Exhibit C-2, appropriately completed, which specifies, among other things: (i) whether the Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the proposed date of Term-Conversion (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c) and the Credit Documents); (iv) the amount of such Borrowing, which shall not exceed the lesser of (1) the aggregate Term Loan Commitments and (2) the aggregate principal amount of all Construction Loans outstanding on the date of Term-Conversion (which amount shall be calculated immediately prior to Term-Conversion, and the application of all amounts required to be applied to the prepayment of Construction Loans pursuant to Section 2.13 and the payment of all fees and expenses incurred by the Borrower in connection with Term-Conversion); and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period(s) with respect thereto.

(d)            If no election as to the Type of Borrowing is specified in any Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any Borrowing Request, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.      Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Construction Loan (or, after Term-Conversion, each Term Loan) of such Lender made to the Borrower as provided in Section 2.11, (ii) the then unpaid principal amount of each Revolving Loan of such Lender made to the Borrower on the Revolving Credit Maturity Date and (iii) the then unpaid principal amount of each Backstop LC Loan of such Lender made to the Borrower on the Backstop LC Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form attached as Exhibit O, P, Q or R hereto, as applicable. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.      Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year, commencing on June 30, 2007, and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to:

(i)             with respect to the Backstop LC Lenders, the Commitment Fee Rate on the average daily unused amount of the Backstop LC Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Backstop LC Maturity Date or the date on which the Backstop LC Commitment of such Lender shall expire or be terminated);

(ii)            with respect to the Revolving Credit Lenders, the Commitment Fee Rate on the average daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated); and

(iii)           with respect to the Term Lenders, the Commitment Fee Rate on the average daily unused amount of the Available Construction Loan Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Construction Loan Maturity Date or the date on which the Construction Loan Commitment of such Lender shall expire or be terminated).

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Backstop LC Commitment, Revolving Credit Commitment or the Construction Loan Commitment, as applicable, of such Lender shall expire or be terminated as provided herein.

(b)            The Borrower agrees to pay to the Administrative Agent, for its own account, an administrative agency fee in the amount of $75,000 per annum through the Term Period Conversion Date and $50,000 per annum from the Term Period Conversion Date (as adjusted, the “Administrative Agent Fee”), which Administrative Agent Fee shall be adjusted upward by 10% cumulatively on each fifth (5th), tenth (10th), fifteenth (15th), twentieth (20th) and twenty-fifth (25th) anniversary of the Term Period Commencement Period (and every five years thereafter until the Loans have been repaid in full and the Commitments have been terminated). The Administrative Agent Fee shall be payable on the Closing Date and on each anniversary of the Closing Date. The Administrative Agent Fee shall not be pro-rated for part of a year and shall be deemed to be earned in full as of the first day of each annual pay period therefor, except that the Administrative Agent Fee shall be pro-rated if the Administrative Agent is removed or resigns in accordance with the terms hereof for the applicable year in which such removal or resignation occurs.

(c)            The Borrower agrees to pay to the Collateral Agent (including its agents and counsels), for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower (or any Affiliate) and the Collateral Agent (the “Collateral Agent Fees”).

(d)            The Borrower agrees to pay:

(i)             to each Backstop LC Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing on June 30, 2007, and on the date on which the Backstop LC Commitment of such Lender shall be terminated as provided herein (each, a “Backstop LC Fee Payment Date”) a fee (a “Backstop LC Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Backstop LC Credit Exposure (excluding the portion thereof attributable to unreimbursed Backstop LC Disbursements which are earning interim interest pursuant to Section 2.22(h)) during the immediately preceding quarter (or shorter period commencing with the date hereof or ending with the Backstop LC Maturity Date or the date on which the Backstop Letters of Credit have been canceled or have expired and the Backstop LC Commitments of all Backstop LC Lenders shall have been terminated) at a rate per annum equal to (A) from and after the Closing Date to and including the first (1st) anniversary of the Closing Date, 0.18% per annum, (b) after the first (1st) anniversary of the Closing Date to and including the second (2nd) anniversary of the Closing Date, 0.35% per annum, (c) after the second (2nd) anniversary of the Closing Date to and including the third (3rd) anniversary of the Closing Date, 0.475% per annum, (d) after the third (3rd) anniversary of the Closing Date to and including the fourth (4th) anniversary of the Closing Date, 0.60% per annum and (e) thereafter, 0.725% per annum

(ii)            to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing on June 30, 2007, and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein (each, a “Revolving L/C Fee Payment Date”) a fee (a “Revolving L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements which are earning interim interest pursuant to Section 2.22(h)) during the immediately preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Revolving Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Revolving Credit Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin described in clause (b) of the definition thereof; and

(iii)           to the Issuing Bank with respect to each outstanding Backstop Letter of Credit issued for the account of (or at the request of) the Borrower a fronting fee (the “Issuing Bank Fee”), which fee shall: (A) from and after the first anniversary of the Closing Date, accrue at the rate of 0.125% per annum or such other lower rate as shall be separately agreed upon between the Borrower and the Issuing Bank, on the drawable amount of such Backstop Letter of Credit; and (B) be payable quarterly in arrears on each Backstop L/C Fee Payment Date to occur from and after the first anniversary of the Closing Date.

All fees under this clause (d) shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)            All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fee shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.      Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)            Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)            Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.      Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any other Credit Document, by acceleration or otherwise, then, upon the request of the Controlling Party, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the Default Rate; provided that so long as no Insurer Default shall have occurred or be continuing, the incremental 2.00% shall be paid to the Controlling Party.

SECTION 2.08.      Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Majority Facility Lenders in respect of the relevant Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, in each case as reasonably verified by the Controlling Party, then the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower, the Loan Insurer and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower, the Loan Insurer and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.      Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with the terms hereof, (i) the Construction Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Construction Loan Maturity Date, (ii) the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Term Loan Maturity Date, (iii) the Revolving Credit Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Revolving Credit Maturity Date and (iv) the Backstop LC Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Backstop LC Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on April 2, 2007, if the Initial Credit Event shall not have occurred by such time.

(b)            On the date of the Permitted Tax-Exempt Bond Refinancing, all of the Backstop LC Commitments shall automatically terminate.

(c)            On the date of any Change of Control, all Commitments shall automatically terminate.

(d)            [Intentionally Reserved].

(e)            Concurrent with the application of the proceeds of any mandatory prepayment pursuant to Section 2.13(g) below, the Commitment corresponding to the principal amount of the applicable Loan being repaid shall automatically terminate.

(f)            Upon at least three (3) Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Backstop LC Commitments, the Construction Loan Commitments, the Term Loan Commitments and the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Construction Loan Commitments, the Term Loan Commitments and the Revolving Credit Commitments shall be in an integral multiple of $100,000 and in a minimum amount of $1,000,000, (ii) the aggregate Construction Loan Commitments and the aggregate Term Loan Commitments, as applicable, shall not be reduced to an amount that is less than the outstanding aggregate Construction Loan Commitments then in effect, (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect, (iv) the Borrower shall have demonstrated to the reasonable satisfaction of the Controlling Party (and shall have certified to the Administrative Agent, the Lenders and the Loan Insurer) that it has sufficient funds available to it (taking into remaining Commitments available to it and amounts on deposit in the Construction Account) to achieve Completion by the Date Certain, and the Independent Engineer shall have verified the same, (v) the Borrower may only terminate all (but not part) of the Backstop LC Commitments and such termination may only occur concurrently with the consummation of the Permitted Tax-Exempt Bond Refinancing and (vi) in connection with any such reduction or termination of any of the Commitments under this clause (f) (other than (A) the reduction of any of the Backstop LC Commitments, (B) the reduction of any of the Revolving Credit Commitments and (C) in connection with the first $20,000,000 in aggregate reductions in the Construction Loan Commitments on account of (x) Project Cost underruns incurred prior to Term-Conversion and (y) prepayments of Construction Loans with Tax-Exempt Bond proceeds remaining unused at Term-Conversion to the extent such Construction Loans have been used for purposes otherwise eligible for funding with Tax-Exempt Bond proceeds) the Commitment Reduction Premium shall be payable by the Borrower if such Commitments are reduced or terminated on or before the fifth (5th) anniversary of the Closing Date.

(g)            Each reduction in the Backstop LC Commitments, the Construction Loan Commitments, the Term Loan Commitments and the Revolving Credit Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentages. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.      Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 p.m., New York City time, one (1) Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 12:00 p.m., New York City time, three (3) Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 p.m., New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:

(i)             each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)            if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02(a) and Section 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)           each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)           if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)           any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)           any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)          no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii)         after the occurrence and during the continuance of an Event of Default and only if the Administrative Agent is the Controlling Party, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one-month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.

SECTION 2.11.      Repayment of Term Borrowings and Backstop LC Borrowings. (a) The Borrower shall repay to the Administrative Agent, for the account of each Term Lenders, in full on the Construction Loan Maturity Date, the unpaid principal amount of all Construction Loans made by such Term Lender which will not be Term-Converted to Term Loans at such time as provided in Section 2.01(b). The Borrower may not reborrow the principal amount of any Construction Loan so repaid.

(b)            From and after the first day of the fourth full fiscal quarter after the Term Period Commencement Date, on the last Business Day of each fiscal quarter (each such date being called a “Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.09, 2.12 and 2.13) equal to the amounts set forth on Schedule 2.11(b) hereto. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. The Borrower may not reborrow the principal amount of any Term Loan so repaid.

(c)            On each Repayment Date which occurs after the fifth (5th) anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Backstop LC Lenders, a principal amount of the Backstop LC Loans (as adjusted from time to time pursuant to Sections 2.09, 2.12 and 2.13) equal to the amounts set forth on Schedule 2.11(c) hereto. To the extent not previously paid, all Backstop LC Loans shall be due and payable on the Backstop LC Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. The Borrower may reborrow the principal amount of any Backstop LC Loan so repaid prior to the fifth (5th) anniversary of the Closing Date and, thereafter, the Borrower may not reborrow the principal amount of any Backstop LC Loan so repaid.

(d)            All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12.      Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three (3) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one (1) Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 p.m., New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000, and (ii) with respect to each such optional prepayment of the Construction Loans (or, after Term-Conversion, the Term Loans), the Borrower shall pay to the Administrative Agent, for the benefit of the Term Lenders, the sum of (i) the principal amount of such prepayment, (ii) if such prepayment is on or before the fifth (5th) anniversary of the Closing Date and to the extent such prepayment is of or relates to the Construction Loans or the Term Loans, the Call Premium and (iii) accrued and unpaid interest thereon to the date of prepayment; provided further that, if the Construction Loans (or, after Term-Conversion, the Term Loans) are prepaid in full, then each of the Backstop LC Lenders (or the Controlling Party) and the Revolving Credit Lenders (or the Controlling Party) shall have the right to cancel the Backstop LC Facility and/or the Revolving Credit Facility and require the Borrower to prepay all outstanding Backstop LC Loans and/or Revolving Loans thereunder, return for cancellation all Backstop Letters of Credit and/or Revolving Letters of Credit (or cash collateralize all such Letters of Credit not so returned for cancellation at 102.5% of the stated amount thereof pursuant to a cash collateral agreement reasonably satisfactory to the Controlling Party and the Issuing Bank) and all other amounts due and payable in connection therewith.

(b)            Optional prepayments of the Term Loans and the Backstop LC Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans or the Backstop LC Loans, as the case may be.

(c)            Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium or penalty except as provided in Section 2.12(a) above. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.      Mandatory Prepayments and Reductions of Revolving Credit Commitments. The Loans shall be prepaid in the manner provided in clauses (a)-(f) of this Section 2.13.

(a)            In the event of any termination of all the Backstop LC Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Backstop LC Borrowings, return for cancellation all Backstop Letters of Credit (or cash collateralize all such Backstop Letters of Credit not so returned for cancellation at 102.5% of the stated amount thereof pursuant to a cash collateral agreement reasonably satisfactory to the Controlling Party and the Issuing Bank) pay all accrued and unpaid fees and interest thereon and pay any amounts due pursuant to Section 2.16. If the Aggregate Backstop LC Credit Exposure would exceed the Total Backstop LC Commitment after giving effect thereto, then the Borrower shall immediately repay or prepay Backstop LC Borrowings and/or cash collateralize the Backstop Letters of Credit in an amount sufficient to eliminate such excess.

(b)            In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings, return for cancellation all Revolving Letters of Credit (or cash collateralize all such Revolving Letters of Credit not so returned for cancellation at 102.5% of the stated amount thereof pursuant to a cash collateral agreement reasonably satisfactory to the Controlling Party and the Issuing Bank), pay all accrued and unpaid fees and interest thereon and pay any amounts due pursuant to Section 2.16. If the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall immediately repay or prepay Revolving Credit Borrowings and/or cash collateralize Letters of Credit in an amount sufficient to eliminate such excess.

(c)            On the date of the Permitted Tax-Exempt Bond Refinancing, the Borrower shall repay or prepay all its outstanding Backstop LC Loans, return for cancellation all Backstop Letters of Credit (or cash collateralize all such Backstop Letters of Credit not so returned for cancellation at 102.5% of the stated amount thereof pursuant to a cash collateral agreement reasonably satisfactory to the Controlling Party and the Issuing Bank), pay all accrued and unpaid fees and interest thereon and pay any amounts due pursuant to Section 2.16.

(d)            The Borrower shall also prepay the Construction Loans (or, after Term-Conversion, the Term Loans) in accordance with (and to the extent provided under) the Depositary Agreement (including Sections 3.8(b) and 3.11 of the Depositary Agreement) and the Sponsor Support Agreement (together, in each case, with all accrued and unpaid fees and interest thereon and pay any amounts due pursuant to Section 2.16).

(e)            On or before the date of any Change of Control, the Borrower shall prepay all of the Loans, return for cancellation all Letters of Credit (or cash collateralize all such Letters of Credit not so returned for cancellation at 102.5% of the stated amount thereof pursuant to a cash collateral agreement reasonably satisfactory to the Controlling Party and the Issuing Bank), pay all accrued and unpaid fees and interest thereon, pay any amounts due pursuant to Section 2.16, and all of the Facilities shall be terminated.

(f)             [Intentionally Reserved].

(g)            Mandatory prepayments under this Agreement shall be applied:

(i)             In the case of any prepayment made prior to the fifth (5th) anniversary of the Closing Date, first, pro rata to prepay, as applicable, (i) the Construction Loans or (ii) Term Loans, against the remaining scheduled installments due in respect of such Term Loans under Section 2.11(b); second, pro rata to the cash collateralization at 102.5% of the stated amount thereof of all outstanding Letters of Credit hereunder; third, to the prepayment of outstanding Revolving Loans; and fourth, to the prepayment of outstanding Backstop LC Loans; and

(ii)            In the case of any prepayment made from and after the fifth (5th) anniversary of the Closing Date, first, pro rata to prepay Terms Loans, against the remaining scheduled installments due in respect of such Term Loans under Section 2.11(b); second, pro rata to prepay the Backstop LC Loans, against the remaining scheduled installments due in respect of such Backstop LC Loans under Section 2.11(c); third, pro rata to the cash collateralization at 102.5% of the stated amount thereof of all outstanding Letters of Credit hereunder; and fourth, to the prepayment of outstanding Revolving Loans.

(h)            The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.14.       Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, or similar requirement against assets of, deposits with or for the, or otherwise in, account of, or credit extended by, any Lender, the Administrative Agent or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or

(ii)            impose on any Lender, the Administrative Agent or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making, converting into, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender, the Administrative Agent or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then the Borrower will pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender, the Administrative Agent or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s, the Administrative Agent’s or the Issuing Bank’s capital or on the capital of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Administrative Agent’s or the Issuing Bank’s policies and the policies of such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender, the Administrative Agent or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or the Issuing Bank or such Lender’s, the Administrative Agent’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender, the Administrative Agent or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Administrative Agent or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Administrative Agent or the Issuing Bank, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)            Failure or delay on the part of any Lender, the Administrative Agent or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent or the Issuing Bank under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 90 days prior to such request if such Lender, the Administrative Agent or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 90-day period. The protection of this Section shall be available to each Lender, the Administrative Agent and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.      Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)             such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)            such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.16.

(b)            For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16.      Indemnity. The Borrower shall indemnify each Lender and the Loan Insurer against any loss or expense that such Lender or Loan Insurer may sustain or incur as a consequence of (a) any event, other than a default by such Lender or Loan Insurer (as applicable) in the performance of its obligations hereunder, which results in (i) such Lender or Loan Insurer (as applicable) receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by such Lender or Loan Insurer (as applicable) (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender or Loan Insurer (as applicable), of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender or Loan Insurer (as applicable) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender or Loan Insurer (as applicable) setting forth any amount or amounts which such Lender or Loan Insurer (as applicable) is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17.      Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Construction Loan Commitments, the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18.      Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19.      Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing, any L/C Disbursement or any Fees or other amounts) hereunder and under any other Credit Document not later than 12:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than the Issuing Bank Fees, which shall be paid directly to the Issuing Bank, Collateral Agent Fees, which shall be paid directly to the Collateral Agent, and Loan Insurer Payments, which shall be paid directly to the Loan Insurer) shall be made to the Administrative Agent at its offices. All payments hereunder and under each other Credit Document shall be made in dollars.

(b)            Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Credit Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20.      Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.20) the Administrative Agent, such Lender, the Loan Insurer or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make (or cause to be made) such deductions and (iii) the Borrower shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)            The Borrower shall indemnify the Administrative Agent, each Lender, the Loan Insurer and the Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, the Loan Insurer or the Issuing Bank, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Loan Insurer or the Issuing Bank, or by the Administrative Agent on its behalf or on behalf of a Lender, the Loan Insurer or the Issuing Bank, shall be conclusive absent manifest error.

(c)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.20(a), and in any event within thirty (30) days of any such payment being due, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Any Foreign Lender that is entitled to an exemption from or reduction of United States withholding tax shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender. In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit I together with a Form W-8BEN (or successor form). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e)            Any Lender and the Issuing Bank that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(f)             Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.

SECTION 2.21.      Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders or all of the Lenders under any Facility to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment and/or Backstop LC Commitment is being assigned, of the Issuing Bank) and the Loan Insurer, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance, substantially in the form of Exhibit B, reflecting such replacement within five (5) Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance.

(b)            If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22.      Revolving Letters of Credit.

(a)            General.

(i)             Subject to the terms and conditions hereof, the Borrower may request the issuance of a Revolving Letter of Credit at any time from and after the Closing Date and from time to time until the date which is thirty (30) days prior to the Revolving Credit Maturity Date for its own account, in substantially the form of Exhibit T hereto; provided that the aggregate face amount of all Revolving Letters of Credit at any time shall not exceed the difference between (A) the Revolving Credit Commitment of all Revolving Credit Lenders and (B) the aggregate outstanding amount of Revolving Loans. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Revolving Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(ii)            The Issuing Bank shall be under no obligation to issue any Revolving Letter of Credit if:

           (A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Revolving Letter of Credit, or any Governmental Rule applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of Letters of Credit generally or such Revolving Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Revolving letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect of the date of issuance, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of issuance and which the Issuing Bank in good faith deems material to it;

           (B)             the expiry date of such requested Revolving Letter of Credit would occur after the date that is (5) Business days prior to the Revolving Credit Maturity Date; or

(C)           such Letter of Credit is denominated in a currency other than dollars.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i)             In order to request the issuance of a Revolving Letter of Credit or to amend, renew or extend an existing Revolving Letter of Credit (other than any Revolving Letter of Credits issued on the Closing Date), the Borrower shall hand deliver or fax to the Issuing Bank, the Loan Insurer and the Administrative Agent (no less than three (3) Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice, substantially in the form of Exhibit C-3, requesting the issuance of a Revolving Letter of Credit, or identifying the Revolving Letter of Credit to be amended, renewed or extended, the date of issuance (which shall be a Business Day), amendment, renewal or extension, the date on which such Revolving Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Revolving Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder and such other information as shall be necessary to prepare such Revolving Letter of Credit. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Revolving Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(ii)        The Issuing Bank shall be under no obligation to amend any Revolving Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Revolving Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Revolving Letter of Credit does not accept the proposed amendment to such Revolving Letter of Credit.

(iii)       Promptly after receipt of any such notice described in clause (i) above the Issuing Bank will confirm with the Administrative Agent (in writing or by telephone and promptly thereafter in writing) that the Administrative Agent has received a copy of such notice from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance, amendment, renewal or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Revolving Letter of Credit for the account of the Borrower or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Revolving Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing bank a participation in such Revolving Letter of Credit in an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit as set forth in Section 2.22(d).

(iv)       In the event of any conflict between the terms hereof and the terms of any notice delivered pursuant to clause (i) above, the terms hereof shall control

(c)            Expiration Date. Each Revolving Letter of Credit shall expire at the close of business no later than the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, unless such Revolving Letter of Credit expires by its terms on an earlier date. Without limiting the foregoing, upon the request of the Borrower, a Revolving Letter of Credit may include a provision whereby such Revolving Letter of Credit shall expire prior to such date but be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five (5) Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the Borrower and the beneficiary thereof at least forty-five (45) days prior to the then-applicable expiration date that such Revolving Letter of Credit will not be renewed.

(d)            Participations. By the issuance of a Revolving Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit, effective upon the issuance of such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each Revolving L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Credit Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If any Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, the Borrower shall pay to the Issuing Bank an amount equal to such Revolving L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day. If the Borrower fails to make any payment due under this paragraph (e) with respect to a Revolving Letter of Credit as contemplated by the preceding sentence, the Revolving Credit Lenders shall reimburse the Issuing Bank in an aggregate amount equal to such Revolving L/C Disbursement as contemplated in Section 2.02(f).

(f)            Obligations Absolute. The Borrower’s obligations to reimburse Revolving L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)             any lack of validity or enforceability of any Revolving Letter of Credit or any Credit Document, any term or provision therein or any other agreement or instrument relating thereto;

(ii)            any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Revolving Letter of Credit or any Credit Document;

(iii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Revolving Letter of Credit, the Issuing Bank, the Administrative Agent or any Revolving Lender or any other person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;

(iv)           any draft, demand, certificate or other document presented under a Revolving Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise or any document required in order to make a drawing under such Revolving Letter of Credit;

(v)            any payment by the Issuing Bank under a Revolving Letter of Credit against presentation of a draft, demand, certificate or other document that does not comply with the terms of such Revolving Letter of Credit, or any payment made by the Issuing Bank under such Revolving Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Revolving Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law; and

(vi)           any other act or omission to act or delay of any kind of the Issuing Bank, any Revolving Credit Lender, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse Revolving L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Revolving Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, it being agreed by each Revolving Credit Lender and the Borrower that in paying any drawing under a Revolving Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Revolving Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document and, in making any payment under any Revolving Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Revolving Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Revolving Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Revolving Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Revolving Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Revolving Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make a Revolving L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such Revolving L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

(h)            Interim Interest. If the Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, then, unless the Borrower shall reimburse such Revolving L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such Revolving L/C Disbursement to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan, unless and until converted into a Eurodollar Revolving Loan in accordance with Section 2.10.

(i)             Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Revolving Credit Lenders, the Loan Insurer and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Revolving Credit Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Revolving Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(d)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Revolving Credit Lender shall be subject to the reasonable approval of the Borrower and the Controlling Party and be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Controlling Party, and, from and after the effective date of such agreement, (i) such successor Revolving Credit Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Revolving Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Revolving Letters of Credit.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the Aggregate Revolving L/C Exposure) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the ratable benefit of the Revolving Credit Lenders, an amount in cash equal to the Aggregate Revolving L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including, subject to the Loan Insurer’s rights under Article X, the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Controlling Party, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Collateral Agent to reimburse the Issuing Bank for Revolving L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total L/C Exposure), be applied to satisfy the obligations under the Revolving Facility. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)            Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent and the Controlling Party (which consents shall not be unreasonably withheld or delayed) and such Revolving Credit Lender, designate one or more additional Revolving Credit Lenders to act as an issuing bank under the terms of the Agreement. Any Revolving Credit Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Credit Lender) in respect of Revolving Letters of Credit issued or to be issued by such Revolving Credit Lender, and, with respect to such Revolving Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Credit Lender.

SECTION 2.23.      Backstop Letter of Credit.

(a)            General.

(i)             Subject to the terms and conditions hereof, the Borrower may request the issuance of a Backstop Letter of Credit on the Closing Date for its own account and, thereafter, as contemplated by the Mandatory Tender; provided that the aggregate face amount of all Backstop Letters of Credit at any time shall not exceed the difference between (A) the Backstop LC Commitment of all Backstop LC Lenders and (B) the aggregate outstanding amount of Backstop LC Loans. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Backstop Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(ii)            The Issuing Bank shall be under no obligation to issue any Backstop Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Backstop Letter of Credit, or any Governmental Rule applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of Letters of Credit generally or such Backstop Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Backstop letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect of the date of issuance, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of issuance and which the Issuing Bank in good faith deems material to it;

(B)           the expiry date of such requested Backstop Letter of Credit would occur after the date that is (5) Business days prior to the Backstop Credit Maturity Date; or

(C)           such Backstop Letter of Credit is denominated in a currency other than dollars.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i)             In order to request the issuance of a Backstop Letter of Credit or to amend, renew, replace or extend an existing Backstop Letter of Credit (other than the issuance of a Backstop Letter of Credit on the Closing Date), the Borrower shall hand deliver or fax to the Issuing Bank, the Loan Insurer and the Administrative Agent (no less than three (3) Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice, substantially in the form of Exhibit C-4, requesting the issuance of a Backstop Letter of Credit, or identifying the Backstop Letter of Credit to be amended, renewed, replaced or extended, the date of issuance (which date shall be a Business Day), amendment, renewal or extension, the date on which such Backstop Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Backstop Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Backstop Letter of Credit.

(ii)            The Issuing Bank shall be under no obligation to amend any Backstop Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Backstop Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Backstop Letter of Credit does not accept the proposed amendment to such Backstop Letter of Credit.

(iii)           Promptly after receipt of any such notice described in clause (i) above the Issuing Bank will confirm with the Administrative Agent (in writing or by telephone and promptly thereafter in writing) that the Administrative Agent has received a copy of such notice from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance, amendment, renewal or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Backstop Letter of Credit for the account of the Borrower or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Backstop Letter of Credit, each Backstop Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing bank a participation in such Backstop Letter of Credit in an amount equal to such Backstop Credit Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Backstop Letter of Credit as set forth in Section 2.22(d).

(v)            In the event of any conflict between the terms hereof and the terms of any notice delivered pursuant to clause (i) above, the terms hereof shall control.

(c)            Expiration Date. Each Backstop Letter of Credit shall expire at the close of business on the date that is five (5) Business Days prior to the Backstop LC Maturity Date.

(d)            Participations. By the issuance of each Backstop Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Backstop LC Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Backstop Letter of Credit equal to such Backstop LC Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Backstop Letter of Credit, effective upon the issuance of such Backstop Letter of Credit. In consideration and in furtherance of the foregoing, each Backstop LC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each Backstop LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Credit Document) forthwith on the date due as provided in Section 2.02(f). Each Backstop LC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of each Backstop Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If any Issuing Bank shall make any Backstop LC Disbursement in respect of Backstop Letter of Credit, the Borrower shall pay to the Issuing Bank an amount equal to such Backstop LC Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day. If the Borrower fails to make any payment due under this paragraph (e) with respect to a Backstop Letter of Credit as contemplated by the preceding sentence, the Backstop LC Lenders shall reimburse the Issuing Bank in an aggregate amount equal to such Backstop LC Disbursement as contemplated in Section 2.02(f).

(f)            Obligations Absolute. The Borrower’s obligations to reimburse Backstop LC Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)             any lack of validity or enforceability of any Backstop Letter of Credit or any Credit Document, any term or provision therein or any other agreement or instrument relating thereto;

(ii)            any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Backstop Letter of Credit or any Credit Document;

(iii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Backstop Letter of Credit, the Issuing Bank, the Administrative Agent or any Backstop Lender or any other person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;

(iv)           any draft, demand, certificate or other document presented under a Backstop Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise or any document required in order to make a drawing under such Backstop Letter of Credit;

(v)           any payment by the Issuing Bank under a Backstop Letter of Credit against presentation of a draft, demand, certificate or other document that does not comply with the terms of such Backstop Letter of Credit, or any payment made by the Issuing Bank under such Backstop Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Backstop Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law; and

(vi)           any other act or omission to act or delay of any kind of the Issuing Bank, any Backstop Credit Lender, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse Backstop LC Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under the applicable Backstop Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; it being agreed by each Backstop LC Lender and the Borrower that in paying any drawing under a Backstop Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Backstop Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document and, in making any payment under such Backstop Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Backstop Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Backstop Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Backstop Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Backstop Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Backstop Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the applicable Backstop Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make a Backstop LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such Backstop LC Disbursement. The Administrative Agent shall promptly give each Backstop LC Lender notice thereof.

(h)            Interim Interest. If the Issuing Bank shall make any Backstop LC Disbursement in respect of a Backstop Letter of Credit, then, unless the Borrower shall reimburse such Backstop LC Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such Backstop LC Disbursement to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Backstop LC Loan, unless and until converted into a Eurodollar Backstop LC Loan in accordance with Section 2.10.

(i)             Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Backstop LC Lenders, the Loan Insurer and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Backstop LC Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(d)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Backstop LC Lender shall be subject to the reasonable approval of the Borrower and the Controlling Party and be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Controlling Party, and, from and after the effective date of such agreement, (i) such successor Backstop LC Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to the Backstop Letters of Credit issued by it prior to such resignation or removal.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Backstop LC Lenders representing greater than 50% of the Backstop LC Exposure) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the ratable benefit of the Backstop LC Lenders, an amount in cash equal to the Backstop LC Credit Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including, subject to the Loan Insurer’s rights under Article X, the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Controlling Party, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Collateral Agent to reimburse the Issuing Bank for Backstop LC Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the Backstop LC Credit Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Backstop LC Lenders representing greater than 50% of the total Backstop LC Credit Exposure), be applied to satisfy the obligations under the Backstop LC Facility. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.24.      Revolving Credit Facility Extension. The Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Revolving Credit Lenders and the Controlling Party) given not less than 30 days and not more than 90 days prior to any anniversary of the Closing Date (a “Maturity Extension Request”), request that the Revolving Credit Lenders extend the Revolving Credit Maturity Date for an additional one-year period; provided, that the Revolving Credit Maturity Date shall not be extended to date which is later than the Term Loan Maturity Date. Each Revolving Credit Lender shall, by notice to the Borrower, the Loan Insurer and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Borrower’s Maturity Extension Request, advise the Borrower and the Loan Insurer whether or not it agrees to the requested extension (each Revolving Credit Lender agreeing to a requested extension being called a “Consenting Lender” and each Revolving Credit Lender declining to agree to a requested extension being called a “Declining Lender”). Any Revolving Credit Lender that has not so advised the Borrower, the Loan Insurer and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Revolving Credit Lenders holding at least a majority of the Aggregate Revolving Credit Exposure shall have agreed to a Maturity Extension Request, then the Revolving Credit Maturity Date shall, as to the Consenting Lenders, be extended by one year to the anniversary of the Revolving Credit Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Extension Request shall be at the sole discretion of each Revolving Credit Lender. The Revolving Credit Commitment and Revolving L/C Commitment of any Declining Lender shall terminate on the Revolving Credit Maturity Date in effect prior to giving effect to any such extension (such Revolving Credit Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Revolving Credit Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of its Revolving Credit Loans pursuant to this Agreement as shall be required in order that, after giving effect to the termination of the Revolving Credit Commitments and Revolving L/C Commitment of, and all payments to, Declining Lenders pursuant to this sentence, (a) no Revolving Credit Lender’s Revolving Credit Exposure shall exceed such Revolving Credit Lender’s Revolving Credit Commitment and (b) the aggregate sum of the Revolving Credit Exposures of all the Revolving Credit Lenders shall not exceed the sum of the Revolving Credit Commitments of all Revolving Credit Lenders. Notwithstanding the foregoing provisions of this Section 2.24, the Borrower shall have the right, at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Revolving Credit Lender or other financial institution that meets the requirements for assignees set forth in Section 9.04(b) that will agree to a Maturity Extension Request, and any such replacement Revolving Credit Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Revolving Credit Maturity Date pursuant to this Section 2.24 shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing as of the date of such extension, (ii) the representations and warranties of the Borrower and the Pledgor set forth in each Credit Document shall be true and correct in all material respects on and as of the date of such extension with the same effect as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), (iii) the Administrative Agent and the Loan Insurer shall have received a certificate, duly executed by a Responsible Officer of the Borrower or the Pledgor, as applicable, confirming the matters specified in clauses (i) and (ii), and (iii) if an Issuing Bank is a Declining Lender, then the Borrower shall cause the Revolving Credit Letters of Credit to be issued by such Issuing Bank to be replaced with Revolving Credit Letters of Credit issued by another Issuing Bank and the Borrower shall pay all unpaid fees accrued for the account of such Issuing Bank pursuant to this Agreement.

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to the Arranger, the Administrative Agent, the Collateral Agent, each of the Lenders, the Issuing Bank and the Loan Insurer that:

SECTION 3.01.      Organization; Powers; Corporate Structure. (a) The Borrower:

(i)             is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation;

(ii)            has all requisite limited liability company power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted in respect of the Project;

(iii)           is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect; and

(iv)           has the limited liability company power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Operative Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, to borrow hereunder.

(b)            The capital structure of the Borrower is as follows: (i) The membership interests in the Borrower are duly authorized, validly issued and fully paid and nonassessable; (ii) the Pledgor directly owns all of the membership interests in the Borrower; and (iii) there no options, warrants, convertible securities or other rights to acquire any membership interests in the Borrower.

SECTION 3.02.      Authorization; No Conflicts. (a) The Transactions and the execution, delivery and performance of the Operative Documents by the Borrower:

(i)             have been duly authorized by all requisite limited liability company and, if required, member action; and

(ii)            do not and will not:

(A)           (1) violate in any material respect any provision of law, statute, rule or regulation, or of the certificate of formation or limited liability company operating agreements of the Borrower, (2) violate in any material respect any order of any Governmental Authority or arbitrator, (3) violate in any material respect any provision of any contract or any agreement to which the Borrower is a party or by which it or any of its property is or may be bound, or (4) give rise to any right of prepayment under any agreement evidencing Debt of the Borrower

(B)           be in conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Project Contract or any agreement evidencing Debt to which the Borrower is a party or by which it or any of its property is or may be bound; or

(C)           result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than Liens created under the Collateral Documents).

(b)            The execution, delivery and performance by the Borrower of each Operative Document to which it is a party does not require the approval or consent of any holder or trustee of any Debt or other Secured Obligations of the Borrower which has not been obtained and are in full force and effect.

(c)            The execution, delivery and performance by the Borrower of each Operative Document to which it is a party does not require the approval or consent of any Person (other than any Governmental Authority as contemplated by Section 3.04 and Section 3.12 below), except (i) such as have been obtained and are in full force and effect or (ii) such as to which the failure to obtain would not reasonably be expected to have a Material Adverse Effect

SECTION 3.03.      Enforceability; No Amendments. (a) This Agreement and each other Operative Document has been duly executed and delivered by the Borrower, and each of this Agreement and each other Operative Document constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           None of the Operative Documents to which the Borrower is a party have been amended or modified subsequent to having been delivered to the Arranger, except as permitted under this Agreement and the other Credit Documents.

SECTION 3.04.      Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with:

(a)            the due execution, delivery and performance by the Borrower of the Operative Documents to which it is a party;

(b)            the construction and operation of the Project as contemplated by the Operative Documents (other than any such action, consent, approval, registration, filing, Permit or notice which is not material);

(c)            the consummation of the Transactions by the Borrower; or

(d)            the grant by the Borrower of the Liens granted under the Collateral Documents or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except, in each case, (i) the filing of UCC financing statements, (ii) such as have been made or obtained and are in full force and effect, (iii) any Permits referred to in Section 3.12 and (iv) as provided in Section 5.16.

SECTION 3.05.      No Material Adverse Change. (a) As of the Closing Date, to the knowledge of the Borrower (after due inquiry), since January 31, 2007 there has not occurred any change, development or event that has had, or would reasonably be expected to have, a Material Adverse Effect; and (b) to the knowledge of the Borrower (after due inquiry), since the Closing Date, there has not occurred any change, development or event that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.06.      Title to Properties; Possession Under Leases; Real Estate Matters. (a) The Borrower has good and insurable title to, or valid tenancy-in-common leasehold interests in, all its material properties and assets (including all Real Property) and such properties and assets are not subject to any Liens, except for (i) Permitted Liens or (ii) minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere in any material respect with the Borrower’s ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b)           At all times following Substantial Completion, the Project is free from material structural defects and all material systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.

(c)            No portion of the Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to good working condition to the extent required by the Credit Documents.

(d)           The Borrower, and, to the knowledge of the Borrower, each other party thereto, has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. The Borrower enjoys peaceful and undisturbed possession under all such material leases. No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any material lease. Other than as contemplated by the PILOT Agreements and the Participation Agreement, none of the Real Property is subject to any lease, sublease, license or other agreement granting to any person (other than the Borrower and the Co-Participants) any right to the use, occupancy, possession or enjoyment of the Real Property or any portion thereof.

(e)            The Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Real Properties or any sale or disposition thereof in lieu of condemnation.

(f)             Except as otherwise contemplated by the Empire PPA or the Participation Agreement, the Borrower is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein or in the Project.

(g)            There are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments. The Borrower has not suffered, permitted or initiated the joint assessment of any owned Real Property with any other real property constituting a separate tax lot. Each owned parcel of Real Property is composed of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

SECTION 3.07.      Compliance with Laws. None of the Borrower, the Project, any Permitted Project Company or any of their respective material properties or assets (including, without limitation, the Site) is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.      Federal Reserve Regulations. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Debt being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans, Margin Stock will not constitute more than 25% of the value of the assets of the Borrower. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 3.09.      Investment Company Act. Neither the Borrower nor any Permitted Project Company is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10.      Employee Benefit Plans. (a) There are no collective bargaining agreements covering the employees of the Borrower or any Permitted Project Company.

(b)           The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions and requirements of ERISA and the Tax Code and the regulations and published interpretations thereunder with respect to each Benefit Plan and with respect to any Multiemployer Plan to which it contributes. Each Benefit Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the Internal Revenue Service indicating such Benefit Plan is so qualified, and nothing has occurred subsequent to the issuance of such determination letter that would cause such Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any ERISA Affiliate. Except to the extent required under Section 4980B of the Tax Code or similar state laws, no Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or ERISA Affiliate. Except as could not reasonably be expected to result in a material liability of the Borrower, no ERISA Event has occurred or is reasonably expected to occur

SECTION 3.11.      Business, Debt, Contracts, Joint Ventures; Separateness. (a) The Borrower has not conducted any business other than the business contemplated by the Operative Documents, has no outstanding Debt or other material liabilities other than pursuant to or allowed by the Operative Documents, and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

(b)            Neither the Borrower nor any Permitted Project Company is (i) a general partner or a limited partner in any general or limited partnership or (ii) a joint venturer in any joint venture, other than in the case of the Borrower, in any Permitted Project Company.

(c)            The Borrower has no subsidiaries, other than any Permitted Project Company.

(d)            The Borrower maintains separate bank accounts and separate books of account from the Pledgor, the Sponsor, each Permitted Project Company and each of its Affiliates.

(e)            The separate liabilities of the Borrower are readily distinguishable from the liabilities of the Pledgor, the Sponsor, each Permitted Project Company and each of the Borrower’s Affiliates.

(f)             The Borrower does not commingle its funds with those of the Pledgor, each Permitted Project Company or any of its upstream Affiliates

(g)            The Borrower conducts its business solely in its own name in a manner not misleading to other persons as to its identity (provided that nothing in this clause (g) shall limit the right of the Project Manager to act on behalf of the Borrower and the Co-Participants in accordance with the Participation Agreement).

(h)            The Borrower acts solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses (provided that nothing in this clause (h) shall limit the right of the Project Manager to act on behalf of the Borrower and the Co-Participants in accordance with the Participation Agreement). The Borrower obtains proper authorization for all of its actions in accordance with the requirements of its Organizational Documents.

(i)             Except to the extent that any of the Pledge Agreement or the Sponsor Support Agreement may be construed as a guarantee to the extent of the assets pledged or funds committed thereunder, none of the Pledgor, the Sponsor or any of the Borrower’s Affiliates guarantees any of the obligations of the Borrower.

SECTION 3.12.      Permits. (a) There are no Permits under existing Governmental Rules (including Environmental Laws) as the Project is currently designed and contemplated to be operated that are or will become Applicable Permits other than the Permits with respect to each Project described in Parts I and II of Schedule 3.12 hereto.

(b)        Part I of Schedule 3.12 sets forth each Permit which, as of the Closing Date, is an Applicable Permit or is not yet an Applicable Permit but has nonetheless been obtained by the Borrower. Each Permit so listed on Part I of Schedule 3.12 has been issued to Borrower, is in full force and effect and, except as disclosed therein, is not subject to any current legal proceeding (including administrative or judicial appeal, permit, renewals or modification) or after the Closing Date to any unsatisfied condition that could reasonably be expected to have a Material Adverse Effect, and, except as disclosed therein, all statutorily prescribed appeal periods with respect to the issuance of such Permits have expired. The Borrower and the Project (as applicable) is in compliance in all material respects with all Applicable Permits.

(c)        Part II of Schedule 3.12 sets forth each Permit that has not yet been obtained and that will become an Applicable Permit at a future date (each such Permit, a “Deferred Applicable Permit”). Each Deferred Applicable Permit is of a type that is reasonably expected to be granted upon application and would not normally be obtained prior to the time it is anticipated to be obtained by the Borrower. Each Deferred Applicable Permit is obtainable on a timely basis without material cost, difficulty or delay prior to the time that it will become an Applicable Permit, and there is no legal proceeding (including administrative or judicial proceeding) pending or, to the Borrower’s knowledge, threatened, to deny the grant or issuance of any such Permit.

SECTION 3.13.      Environmental Matters. (a) The Borrower has previously delivered to the Administrative Agent and the Loan Insurer the Independent Engineer’s Report and the Environmental Site Assessments and the Administrative Agent and the Loan Insurer acknowledge receipt thereof. Except as set forth in the Independent Engineer’s Report or in Part I of Schedule 3.13, to the knowledge of the Borrower solely with respect to the Site and the Improvements: (i) neither the Borrower nor the Pledgor (the “Subject Companies”) is or has in the past been in violation of (or received any notice that it is in violation of) any Environmental Law which violation would reasonably be expected to subject any Secured Party to liability or to result in a liability to any of the Subject Companies or their respective properties and assets; (ii) none of the Subject Companies has (or has received any notice that it or any third party has) used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about the Site or the Improvements, or transported thereto or therefrom, any Hazardous Substances that would reasonably be expected to subject any Secured Party to liability or the Subject Companies to liability, under any Environmental Law; (iii) there are no underground tanks, whether operative or temporarily or permanently closed, located on the Site or the Improvements; and (iv) there are no Hazardous Substances used, stored or present at, on or near the Site or the Improvements, except as used, stored or present in the ordinary course of business and in material compliance with Hazardous Substances Laws, in each case of (i) through (iv) above that would reasonably be expected to have a Material Adverse Effect.

(b)            Except as set forth on Part II of Schedule 3.13, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding by any Governmental Authority (including the U.S. Environmental Protection Agency) or any non-governmental third party with respect to the presence or Release of Hazardous Substances in, on, from or to the Site or the Improvements, that would reasonably be expected to have a Material Adverse Effect.

(c)            After due inquiry, except as set forth in the Environmental Site Assessment, the Borrower does not have knowledge of any past or existing violations of any Environmental Laws by any person relating in any way to the Site or the Improvements that, in the Borrower’s reasonable judgment, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.      Litigation. (a) As of the Closing Date, there are no pending or, to the knowledge of the Borrower, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which the Borrower or, to the knowledge of the Borrower, the Pledgor, the Project or the Site is a party or is subject, or by which any of them or any of their properties or the Project are bound, except as set forth on Schedule 3.14

(b)            After the Closing Date, there are no pending or, to the knowledge of the Borrower, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which the Borrower or, to the knowledge of the Borrower, the Pledgor, the Project or the Site is a party or is subject, or by which any of them or any of their properties or the Project are bound, which would reasonably be expected to have a Material Adverse Effect.

(c)            There are no pending or, to the knowledge of the Borrower, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, which seek to enjoin, restrain, declare illegal or otherwise purport or seek to restrict or declare illegal the transactions contemplated by the Credit Documents.

SECTION 3.15.      Labor Disputes. (a) As of the Closing Date, neither the business (including the construction or operation of the Project) nor the properties of the Borrower are subject to or affected by any strike, lockout or other labor dispute.

(b)            After the Closing Date, neither the business (including the construction or operation of the Project) nor the properties of the Borrower are subject to or affected by any strike, lockout or other labor dispute which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.      Project Contracts. (a) As of the Closing Date, Schedule 3.16 sets forth all of the material agreements, contracts and instruments to which the Borrower is a party or which relate to the development, financing, construction, operation, maintenance, ownership or use of its undivided interest in the Project.

(b)            Copies of all Project Contracts (including all amendments, modifications and waivers thereto) as in effect on the date this representation and warranty is made have been delivered to the Administrative Agent and the Loan Insurer by the Borrower.

(c)            As of the Closing Date, each of the Project Contracts is in full force and effect and, to the Borrower’s knowledge, no defaults have occurred and are continuing thereunder.

(d)            After the Closing Date, each of the Project Contracts is in full force and effect and, to the Borrower’s knowledge, no material defaults have occurred and are continuing thereunder.

SECTION 3.17.      Taxes. (a) The Borrower has filed all federal, state and local tax returns that it is required to file, has paid all Taxes that it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established on its books for such Taxes in accordance with GAAP, and as to which no Lien has arisen) and, to the extent such Taxes are not due, has established reserves that are adequate for the payment thereof and are required by GAAP.

(b)            For federal income tax purposes, the Borrower is not treated as an association, or publicly traded partnership taxable as a corporation. No Internal Revenue Service Form 8832 has ever been filed with respect to the Borrower as other than a disregarded entity and no such election shall have been made, and the Borrower is not a party to any tax sharing agreement.

SECTION 3.18.       Energy Regulation. (a) As of the Closing Date, the Borrower is in compliance in all material respects with the FPA and PUHCA 2005 and all Governmental Rules with respect to the ownership, operation, Control and sale of electricity from the Project.

(b)            After the Closing Date, the Borrower and each Permitted Project Company are in compliance with the FPA and PUHCA 2005 and all Governmental Rules with respect to the ownership, operation, Control and sale of electricity from the Project, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

(c)            Except as provided in Section 5.16, no approval is required to be obtained by the Borrower or any Permitted Project Company from the AR PSC, the FERC or any other state or federal Governmental Authority with jurisdiction over the energy sales or financing agreements of the Borrower for the ownership, operation, Control and sale of electricity form the Project, or in connection with any of the transactions contemplated hereby or by any other Operative Document.

SECTION 3.19.      Construction Budget; Construction Schedule; Projections. As of the Closing Date, the Construction Budget, the Construction Schedule and the Base Case Projections (a) are based on reasonable assumptions, (b) are made in good faith, and (c) are consistent with the provisions of the Project Contracts.

SECTION 3.20.      Financial Statements. (a) The Borrower has heretofore furnished to the Administrative Agent and the Loan Insurer its unaudited financial statements for the fiscal quarter ended December 31, 2006. Such financial statement has been prepared in accordance with GAAP applied on a consistent basis and presents fairly in all material respects the financial condition of the Borrower as of such date.

(b)            As of the Closing Date, the Borrower has no material liabilities, direct or contingent, except as are disclosed in such financial statements (or in this Agreement) or Schedule 4.01(y).

SECTION 3.21.      No Default. No Default or Event of Default has occurred and is continuing. The Borrower has disclosed all Defaults and Events of Defaults to the Administrative Agent and the Loan Insurer in writing.

SECTION 3.22.      Offices, Location of Collateral. (a) The chief executive office or chief place of business (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the State of Delaware from time to time) of the Borrower is located at Plum Point Energy Associates, LLC, Two Tower Center, 11th Floor, East Brunswick, New Jersey 08816 or at such other address as may be designated by the Borrower pursuant to Section 6.19. The Borrower’s federal employer identification number is 22-3767646.

(b)            All of the Collateral (other than the Project Accounts, the Equity Interests in the Borrower delivered to the Collateral Agent and general intangibles), including all property covered by the Mortgages, is located on the Site and/or the Easements or at the address set forth in Section 3.22(a).

SECTION 3.23.      Intellectual Property. The Borrower, as tenant-in-common with the Co-Participants, owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights which are necessary for the development, construction, ownership and operation of the Project in accordance with the Operative Documents, in each case, as to which the failure of the Borrower to so own or have the right to use would reasonably be expected to result in a Material Adverse Effect. No material product, process, method, substance, part or other material presently contemplated to be sold or employed by the Borrower in connection with its business will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person.

SECTION 3.24.      Collateral. (a) The Liens granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents constitute a valid Lien on the Collateral. The Liens granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of the financing statements referred to in Schedule 3.24 hereto, (ii) with respect to any property that can be perfected by control, upon execution of the Depositary Agreement by each of the parties thereto, (iii) with respect to any property (if any) that can be perfected by possession, upon the Collateral Agent receiving possession thereof, and (iv) with respect to the real property that is subject to the Mortgages, the recording of such Mortgage in the respective local real property records referred to in Schedule 3.24 hereto, and in each case such Lien will be superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien or otherwise, except for Permitted Prior Liens.

(b)            Except to the extent possession of portions of the Collateral is required for perfection, upon the filing of the financing statements and the Mortgages referred to in Schedule 3.24 hereto, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s and the other Secured Party’s rights in and to the Collateral to the extent the Collateral Agent’s Lien can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action. Each of the Borrower and the Pledgor has delivered or caused to be delivered, or provided control of, to the Collateral Agent or the Depositary all Collateral that permits perfection of the Lien described above in clause (a)(ii) or (a)(iii) above by possession or control.

SECTION 3.25.      Sufficiency of Project Contracts. To the knowledge of the Borrower, other than (a) services, materials, real property interests and other rights that can be reasonably expected to be commercially available when and as required and (b) services, materials, real property interests and other rights which are not material to the Borrower or the construction, operation, maintenance or use of the Project, the services to be performed, the materials to be supplied and the real property interests, the Easements and other property and rights owned by or otherwise granted to the Borrower, as tenant-in-common with the Co-Participants:

(i)             comprise all of the property interests necessary to secure any right material to the development, construction, operation and maintenance of the Project in accordance in all material respects with all Legal Requirements, all without reference to any proprietary information not owned by the Borrower;

(ii)            are sufficient to enable the Project to be located and operated on the Site and the Easements in all material respects in accordance with the Operative Documents; and

(iii)           provide adequate ingress and egress to and from the Site for any reasonable purpose in connection with the development, construction, operation and maintenance of the Project.

SECTION 3.26.      Utilities; Fuel Supply. Pursuant to the Participation Agreement or otherwise (a) the Borrower has (or will have as and when necessary for the construction and operation of the Project) access to (i) all utility services and other materials necessary for the development, construction, operation and maintenance of the Project and (ii) sufficient supplies of water to enable the Project to operate at design capacity and (b) the Borrower has (or will have as and when necessary for the construction and operation of the Project) sufficient supplies of coal to enable the Project to operate at design capacity in accordance with the Base Case Projections.

SECTION 3.27.      Interconnection Facilities. The Project is (or will be as and when necessary for the construction and operation of the Project) interconnected with Entergy’s transmission system pursuant to the Interconnection and Operating Agreement and the Project has the right to transmit the energy generated by the Project over Entergy’s transmission facilities pursuant to the Transmission Service Agreements. To the knowledge or the Borrower, all necessary easements, rights of way and other material real property rights (to the extent required to be provided by Borrower) for the development, construction, operation and maintenance of the waste-water lines, the water pipeline, the electrical interconnection facilities and the facilities as provided in the applicable Project Contracts have been acquired (or will be as and when necessary for the operation and maintenance of the Project) by the Borrower.

SECTION 3.28.      Disclosure. (a) As of the Closing Date, to the Borrower’s knowledge, there is no fact, which has had or would reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, the Project Contracts or in the other documents, certificates and written statements furnished to the Arranger and the Loan Insurer by the Borrower prior to the Closing Date in connection with the transactions contemplated hereby or thereby.

(b)            As of the Closing Date, no written information or documentation furnished to the Arranger, the Administrative Agent, the Loan Insurer or any other Secured Party or to any consultant submitting a report to the Arranger, the Administrative Agent, the Loan Insurer or any other Secured Party on or before the Closing Date contained (at the time of delivery thereof) any untrue statement of a material fact or omitted (at the time of delivery thereof) to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements were made (other than (i) financial information, (ii) any information that was corrected or updated in writing by the Borrower to the Arranger and the Loan Insurer prior to the Closing Date, and (iii) any information which was provided by the Borrower to any such consultants prior to the Closing Date and which contains “forward looking statements”).

SECTION 3.29.      Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan (or other extension of credit hereunder) and after giving effect to the application of the proceeds of each Loan (or other extension of credit hereunder), (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.30.       Insurance. All insurance required to be maintained by the Borrower pursuant to Section 5.11 is in full force and effect.

SECTION 3.31.      Foreign Assets Control Regulations, Etc. (a) None of the Borrower’s borrowing of the Loans, its use of the proceeds thereof or any of the other transactions contemplated hereby will violate in any material respect (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq (the “Patriot Act”). No part of the proceeds from the Loans or Letters of Credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)            Neither the Borrower nor any Permitted Project Company (i) is a “blocked person” as described in Section 1 of the Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)            Each of the Borrower and each Permitted Project Company is in compliance in all material respects with the anti-money laundering provisions of the Patriot Act.

ARTICLE IV.

Conditions of Lending

The obligations of the Lenders to make Loans and/or issue Letters of Credit are subject to the satisfaction of the following conditions:

SECTION 4.01.      Closing Date; First Borrowing. The occurrence of the Closing Date, the obligation of each Term Lender to make the initial Construction Loans (the “Initial Credit Event”), the obligation of the Issuing Bank to issue any Letter of Credit, the obligation of the Lenders to make Loans and the obligation of the Loan Insurer to issue the Insurance Policies is subject to the prior satisfaction of each of the following, in each case, in form and substance reasonably satisfactory to the Arranger and the Loan Insurer.

(a)            Governing Documents. The Administrative Agent and the Loan Insurer shall have received:

(i)             (I) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (II) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement of the Borrower, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Pledgor, as sole member of the Borrower, authorizing the execution, delivery and performance of the Operative Documents to which the Borrower is a party, the borrowings hereunder, the granting of the Liens contemplated to be granted by the Borrower under the Collateral Documents and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (I) above and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of the Borrower; (III) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (II) above; and (IV) such other documents as the Administrative Agent or the Loan Insurer may reasonably request; and

(ii)            (I) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Pledgor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Pledgor as of a recent date, from such Secretary of State; (II) a certificate of the Secretary or Assistant Secretary of the Pledgor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement of the Pledgor, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members of the Pledgor authorizing the execution, delivery and performance of the Operative Documents to which the Pledgor is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of the Pledgor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (I) above and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of the Pledgor; (III) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (II) above; and (IV) such other documents as the Administrative Agent or the Loan Insurer may reasonably request.

(iii)           (I) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Project Manager, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Project Manager as of a recent date, from such Secretary of State; (II) a certificate of the Secretary or Assistant Secretary of the Project Manager dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement of the Project Manager, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members of the Project Manager authorizing the execution, delivery and performance of the Operative Documents to which the Project Manager is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of the Project Manager have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (I) above and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of the Project Manager; (III) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (II) above; and (IV) such other documents as the Administrative Agent or the Loan Insurer may reasonably request.

(b)            Officer’s Certificate. The Administrative Agent and the Loan Insurer shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.03 and that each of the conditions precedent set forth in this Section 4.01 has been satisfied or waived in accordance with the terms and conditions hereof.

(c)            Credit Documents. The Administrative Agent and the Loan Insurer shall have received duly authorized and executed (i) originals of this Agreement, (ii) originals of the Collateral Documents, the Sponsor Support Documents and each other Credit Document, (iii) if requested by any Lender pursuant to Section 2.04(e), a promissory note or notes conforming to the requirements of such Section and (iv) copies of the Tax-Exempt Bond Documents, in each case, in form and substance satisfactory to the Arranger and the Loan Insurer.

(d)            Opinion of Borrower’s Counsel. The Administrative Agent and the Loan Insurer shall have received, in the case of the Administrative Agent, on behalf of itself, the Collateral Agent and the Lenders, favorable written opinions from counsel listed on Schedule 4.02(d), in form and substance reasonably satisfactory to the Administrative Agent, the Loan Insurer and their respective counsel, (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Loan Insurer, the Arranger and the Lenders and (iii) covering such matters relating to the Operative Documents to which the Borrower, the Pledgor or the Sponsor are a party and the Transactions as the Administrative Agent or the Loan Insurer shall reasonably request and which are customary for transactions of the type contemplated herein.

(e)            Liens.

(i)             The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject only to Permitted Liens) and shall have received such other reports, documents and agreements as the Collateral Agent or the Loan Insurer shall reasonably request and which are customarily delivered in connection with security interests in real property assets.

(ii)            The Pledged Collateral (under and as defined in the Pledge Agreement) shall have been duly and validly pledged under the Pledge Agreement to the Collateral Agent, for the ratable benefit of the applicable Secured Parties, and certificates representing such Pledged Collateral, accompanied by instruments of transfer endorsed in blank, shall be in the actual possession of the Collateral Agent (for the benefit of the Secured Parties).

(f)             Ratings Letters.

(i)             The Borrower shall have received and delivered to the Arranger and the Loan Insurer satisfactory evidence of a public or private rating of the Facilities of at least BBB- (with a stable outlook) by S&P and, if a rating is obtained from Moody’s, at least Baa3 (with a stable outlook) by Moody’s, in each case, before giving effect to the guarantee of the Loan Insurer pursuant to the Loan Insurance Policy on a “stand-alone” basis.

(ii)            The Loan Insurer shall have received and delivered to the Arranger and the Borrower satisfactory evidence of a public or private rating of the Facilities of at least AAA (with a stable outlook) by S&P and, if a rating is obtained from Moody’s, at least Aaa (with a stable outlook) by Moody’s, in each case, after giving effect to the guarantee of the Loan Insurer pursuant to the Loan Insurance Policy on a “wrapped” basis.

(g)            Project Contracts. The Administrative Agent and the Loan Insurer shall have received a certified list of, and certified true and correct copies of, each Project Contract, including any supplements or amendments thereto executed on or before the Closing Date, all of which shall be in form and substance reasonably satisfactory to the Arranger and the Loan Insurer and shall have been duly authorized, executed and delivered by the parties thereto, and each Project Contract to which the Borrower is a party shall be certified by a Secretary or Assistant Secretary of the Borrower pursuant to the certificate delivered pursuant to Section 4.02(a), together with confirmation of the continuing application of (and the accuracy of the representations under) each Consent specified in Exhibit D-1, in each case, in form and substance reasonably satisfactory to the Arranger and the Loan Insurer.

(h)            Certificate from Insurance Consultant. Delivery to the Administrative Agent and the Loan Insurer of a certificate from the Insurance Consultant in substantially the form of Exhibit J, with the updated Insurance Consultant’s Report, in form and substance reasonably satisfactory to the Arranger and the Loan Insurer, attached thereto.

(i)             Insurance. Insurance complying with Schedule 5.11 shall be in full force and effect and the Administrative Agent and the Loan Insurer shall have received:

(i)             a certificate from the Borrower’s or the EPC Contractor’s insurance broker(s), dated as of the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Schedule 5.11, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with Schedule 5.11, and

(ii)            certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer, evidencing such insurance policies), in form and substance reasonably satisfactory to the Arranger and the Loan Insurer.

The Borrower shall thereafter make available in a timely manner following the Administrative Agent’s, the Loan Insurer’s or the Insurance Consultant’s request certified copies of such insurance policies.

(j)             Certificate of the Independent Engineer. Delivery to the Administrative Agent and the Loan Insurer of a certificate of the Independent Engineer in substantially the form of Exhibit K, with the updated Independent Engineer’s Report, in form and substance reasonably satisfactory to the Arranger and the Loan Insurer, attached thereto.

(k)            Schedule of Applicable Permits. Delivery to the Administrative Agent and the Loan Insurer of copies of each Applicable Permit listed on Part 1 of Schedule 3.12. Except as set forth in Part 1 of Schedule 3.12, the Borrower shall have duly obtained or been assigned and there shall be in full force and effect in the name of the Borrower or other appropriate permit holder, and not subject to any current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation of, and all applicable appeal periods shall have expired with respect to, the Applicable Permits listed in Part 1 of Schedule 3.12.

(l)             Payment of Fees and Expenses. All amounts required to be paid to or deposited with the Agents or the Loan Insurer (including payment of their respective fees, expenses and costs, and the fees, expenses and costs of their counsel, their consultants and the Title Insurer), and all Taxes, fees and other costs then due and payable in connection with the Facilities and the Insurance Policies shall have been paid in full or shall be paid in full on the Closing Date, out of the proceeds of the initial drawing of the Construction Loans.

(m)           Financial Statements. The Administrative Agent and the Loan Insurer shall have received correct and complete copies of the Borrower’s unaudited financial statements for the fiscal quarter ended December 31, 2006.

(n)            UCC Reports; Filings. The Collateral Agent shall have received (with a copy to the Administrative Agent and the Loan Insurer):

(i)             copies of proper financing statements (Form UCC-l) duly filed in the proper filing office of each jurisdiction as may be necessary or, in the opinion of the Administrative Agent or the Loan Insurer, desirable, to perfect the security interests purported to be created by the Collateral Documents;

(ii)            copies of all necessary UCC termination statements and other instruments as may be necessary or, in the opinion of the Administrative Agent or the Loan Insurer, desirable, to terminate and release the Liens of the secured parties under the Borrower’s Existing Credit Facilities;

(iii)           certified copies of UCC search reports in each jurisdiction specified by the Administrative Agent or the Loan Insurer listing all effective financing statements that name the Borrower or the Pledgor, as debtor and that are filed in such jurisdictions, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or to be released on the Closing Date);

(iv)           evidence of the completion of all other recordings and filings of, or with respect to, the Collateral Documents as may be necessary or, in the reasonable opinion of the Administrative Agent or the Loan Insurer, desirable, to perfect the security interests purported to be created by the Collateral Documents; and

(v)            evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent or the Loan Insurer, desirable, to perfect and protect the security interests purported to be created by the Collateral Documents have been taken.

(o)            Base Case Projections. The Administrative Agent and the Loan Insurer shall have received the Base Case Projections (as confirmed by the Independent Engineer) demonstrating minimum Debt Service Coverage Ratio during each year of the Facilities after Term-Conversion of no less than 1.37:1.0 and the average Debt Service Coverage Ratio during the scheduled term of the Facilities after Term-Conversion of no less than 1.53:1.0.

(p)            Construction Budget; Construction Schedule.

(i)             The Borrower shall have furnished to the Administrative Agent and the Loan Insurer an updated budget that sets forth all items of costs and expenses required in connection with the development, construction, start-up, and testing of the Project, including all construction and non-construction costs, all costs under the EPC Contract, all interest, Taxes and other carrying costs, costs related to the construction of the facilities described under the Project Documents, all other Project Costs, adequate contingency of at least $39,000,000 and such other information as the Administrative Agent or the Loan Insurer may reasonably request (the “Construction Budget”), certified as complete and accurate in all material respects by a Financial Officer of the Borrower and reasonably satisfactory in form and substance to the Arranger, the Loan Insurer and the Independent Engineer.

(ii)            The Borrower shall have furnished to the Administrative Agent and the Loan Insurer a Construction Schedule, certified as complete and accurate in all material respects by a Financial Officer of the Borrower and reasonably satisfactory in form and substance to the Arranger, the Loan Insurer and the Independent Engineer.

(q)            Loan Insurance Policy. The Loan Insurer shall have furnished to the Administrative Agent the Loan Insurance Policy, which Loan Insurance Policy shall be in form and substance reasonably satisfactory to the Arranger.

(r)            No Material Adverse Change. There shall not have occurred (i) since January 31, 2007, any Material Adverse Effect or (ii) any change in the Base Case Projections, any change in the economics or feasibility of construction or operating the Project, or any change in the financial condition, business or property of any Major Participant, in each such case, which would reasonably be expected to have a Material Adverse Effect.

(s)            Surveys; Surveyor’s Certificate. The Collateral Agent shall have received A.L.T.A. surveys (or other surveys approved by the Arranger and the Loan Insurer) of the Site, reasonably satisfactory in form and substance to the Arranger, the Loan Insurer and the Title Insurers, reasonably current and certified to the Collateral Agent (for the benefit of the Secured Parties) by the Surveyor showing (i) as to the Site, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and showing the perimeter within which all foundations are or are to be located; (ii) the existing utility facilities servicing the Project (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (iii) that the location of the Project is in compliance with all applicable building and setback lines, that the improvements are in compliance with all applicable building and setback lines and do not encroach or interfere with adjacent property or existing easements or other rights (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects; (iv) whether the Site or any portion thereof is located in a special earthquake or flood hazard zone; and (v) that there are no other matters constituting a defect in title other than Permitted Encumbrances. With respect to the previously existing surveys of the Easements, the Borrower shall have delivered to the Title Insurers “no change affidavits” in form and substance required by the Title Insurers for removal of any “general survey exception” from the Title Policies.

(t)            Title Policy. The Borrower shall have delivered to the Collateral Agent a lender’s A.L.T.A. policy or policies of title insurance, together with such endorsements as are required by the Arranger or the Loan Insurer including, but not limited to, contiguity endorsements, and which are available in the State of Arkansas (such policies and endorsements or commitment being hereinafter referred to as the “Title Policies”), in a form reasonably satisfactory to the Arranger and the Loan Insurer, in the amount of $607,500,000, issued by the Title Insurers in form and substance satisfactory to the Arranger and the Loan Insurer, insuring (or agreeing to insure) that:

(i)             as of the Closing Date, the Borrower has a good tenancy-in-common leasehold estate in the Site and the Easements free and clear of liens, encumbrances or other exceptions to title except those exceptions specified on Schedule B to the Title Policies and those Liens securing the Debt permitted under clauses (a) and (b) of the definition of Permitted Debt (“Permitted Encumbrances”); and

(ii)            the Mortgages are (or will be when recorded) a valid lien on the Mortgaged Property, free and clear of all liens, encumbrances and exceptions to title whatsoever, other than Permitted Encumbrances.

(u)            Establishment of Project Accounts. The Project Accounts shall have been established to the satisfaction of the Administrative Agent and the Loan Insurer.

(v)            The Patriot Act. The Administrative Agent and the Loan Insurer shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(w)           Initial Operating Projection. To the extent prepared in accordance with Section 5.2.1 of the Participation Agreement, the Borrower shall have delivered to the Administrative Agent and the Loan Insurer an operating projection for the initial operating year of the Project, in form and substance satisfactory to the Arranger and the Loan Insurer. The Independent Engineer shall have reviewed such operating projection and advised the Administrative Agent and the Loan Insurer that such projection is reasonable for an electric generation facility of the size and design of the Project.

(x)            Environmental Site Assessments. The Borrower shall have furnished to the the Administrative Agent and the Loan Insurer the applicable Environmental Site Assessments (and any updates in respect thereof to the extent reasonably requested by the Arranger or the Loan Insurer), each of which shall be reasonably satisfactory to the Arranger and the Loan Insurer

(y)            Existing Indebtedness; Interest Rate Protection Agreements. The Administrative Agent and the Loan Insurer shall have received satisfactory evidence that (i) all of the amounts owing and other obligations to be performed under the Existing Credit Facilities have been repaid and preformed in full, that all letters of credit issued and outstanding under the Existing Credit Facilities have been terminated (other than the CS Letter of Credit issued to the Trustee as liquidity support under the Tax-Exempt Bonds, as contemplated by the Pay-off Agreement, which shall remain outstanding until replaced upon the consummation of the Mandatory Tender) and that all related liens and security interests in respect of the Existing Credit Facilities have been terminated and released to the satisfaction of the Arranger and the Loan Insurer, (ii) all existing Interest Rate Protection Agreements and all obligations thereunder shall, unless and to the extent that such Interest Rate Protection Agreements relate to the Facilities, have been terminated and the related liens and security interest in respect thereof, if any, shall have been terminated and released to the satisfaction of the Administrative Agent and the Loan Insurer, and (iii) all other Debt, other than Permitted Debt set forth on Schedule 4.01(y) hereto and Permitted Debt described in clause (c) of the definition thereof, shall have been terminated, repaid or discharged in full to the satisfaction of the Arranger and the Loan Insurer.

(z)            Funds Flow Memorandum. The Administrative Agent and the Loan Insurer shall have received a duly executed letter of direction from the Borrower, which letter of direction (including the contemplated payments and funds-flow described therein) shall be reasonably satisfactory to the Administrative Agent and the Loan Insurer.

SECTION 4.02.      Borrowings of Construction Loans. On the date of each Borrowing of Construction Loans (each such event being called a “Construction Loan Credit Event”):

(a)            Construction Loan Borrowing Request. The Administrative Agent and the Loan Insurer shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)            Operative Documents. Each of the Operative Documents (including each Project Contract with warranty or indemnification obligations then in effect) shall remain in full force and effect in accordance with its terms (except for any Project Contract that has expired or been terminated in accordance with the terms thereof and, if applicable, the relevant Consent).

(c)            Commercial Operation Date; Completion. A Responsible Officer of the Borrower shall have certified to the Administrative Agent, the Lenders and the Loan Insurer that it has no reason to believe that Completion will not occur on or prior to the Date Certain.

(d)            No Material Adverse Change. Since the Closing Date, there shall not have occurred any event, development or circumstance which would reasonably be expected to have Material Adverse Effect.

(e)            Available Amounts. After taking into consideration the making of the applicable Construction Loan and Sponsor Support Payments, the funds available to the Borrower shall not be less than the aggregate unpaid amount required to cause the Commercial Operations Date to occur in accordance with all Legal Requirements, the Project Contracts and the Credit Documents prior to the Date Certain and to pay or provide for all anticipated non-construction Project Costs, all as set forth in the then current Project Budget, as confirmed by the Independent Engineer.

(f)             Independent Engineer’s Certificate. The Administrative Agent and the Loan Insurer shall have received: (i) an Independent Engineer’s Certificate with respect to such Borrowing, substantially in the form of Exhibit K-2, with all blanks appropriately filled in to the satisfaction of the Controlling Party; (ii) a Progress Invoice (as defined in the EPC Contract) from the EPC Contractor in accordance with Section 7.5 of the EPC Contract and a corresponding invoice approved by the Project Management Entity as provided in Section 5.1.2(b) of the Participation Agreement (which corresponding invoice shall specify the Borrower’s portion of the applicable Progress Invoice); (iii) a certified Lien waiver by the EPC Contractor in the form of Exhibit K to the EPC Contract; and (iv) a list of all change orders not theretofore submitted to the Administrative Agent and the Loan Insurer, together with a statement by the Borrower that copies of the same have been submitted to the Independent Engineer prior to the date of such Borrowing and a list of all change orders to date and a list of all proposed change orders.

(g)            Title Policy Endorsements. The Borrower shall provide, or the Controlling Party shall be adequately assured, that the Title Insurer is committed at the time of each Borrowing of a Construction Loan to issue to the Collateral Agent a date-down endorsement of the Title Policy to the date of Borrowing of such Construction Loan, insuring the continuing first priority of the Mortgages, indicating that, since the immediately preceding Construction Loan Credit Event, there has been no change adverse to the Secured Parties in the state of title to any Mortgaged Properties and no Liens or survey exceptions not theretofore approved by the Controlling Party as provided herein have been filed against the Mortgaged Properties, which endorsements shall contain no exception for inchoate mechanic’s liens and shall have the effect of continuing the Title Policies to the date of the Lien waiver by the EPC Contractor under Section 4.02(f)(iii) above, and otherwise in form and substance reasonably satisfactory to the Controlling Party.

(h)            Applicable Permits. The Borrower shall have delivered to the Administrative Agent and the Loan Insurer a certified addendum to Schedule 3.12, updating such Schedule 3.12 through the date of such Borrowing to reflect all Applicable Permits (if any) received since the later of the Closing Date and the date of the immediately preceding Borrowing. All Applicable Permits required to have been obtained by the Borrower or any other Major Participant by the date of such Borrowing shall have been issued and shall be in full force and effect, all such Applicable Permits shall not be subject to current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation thereof, and all applicable appeal periods with respect to any such Applicable Permit shall have expired. With respect to any of the Applicable Permits not yet obtained and listed in Schedule 3.12, no fact or circumstance shall exist which indicates that any such Applicable Permit will not be timely obtainable without material difficulty or delay, or expense in excess of the then current Project Budget or the then current Annual Operating Budget prior to the time that such Applicable Permit will be required.

(i)             Casualty. If at the time of any Credit Event the Project shall have been materially injured or damaged by flood, fire or other casualty, the Collateral Agent shall have received insurance proceeds or money or other assurances sufficient in the reasonable judgment of the Controlling Party and the Independent Engineer to assure restoration and Completion of the Project prior to the Date Certain and each of the applicable conditions set forth in Section 3.9 of the Depositary Agreement shall have been satisfied.

(j)             Absence of Litigation. A Responsible Officer of the Borrower shall have certified to the Administrative Agent, the Lenders and the Loan Insurer that no action, suit, proceeding or investigation by or before any Governmental Authority or any arbitrator shall be pending or, to the Borrower's knowledge, threatened in writing against or affecting the Borrower or the Project which could reasonably be expected to have a Material Adverse Effect.

(k)            Insurance. Insurance complying with Schedule 5.11 shall be in full force and effect, and, upon the reasonable request of the Administrative Agent or the Loan Insurer, evidence thereof shall have been provided to the Administrative Agent or the Loan Insurer (as applicable).

(l)             Use of Proceeds. A Responsible Officer of the Borrower shall have certified to the Administrative Agent, the Lenders and the Loan Insurer that the proceeds of such Construction Loan shall be used solely to pay for Project Costs (including by paying a portion of the purchase price of the Taxable Bonds in connection with a requisition under the PILOT Agreements for Taxable Bond proceeds to be used to pay for such Project Costs), except (i) the proceeds of the initial Construction Loan Borrowing shall be applied as contemplated by Section 5.01(a) and (ii) the proceeds of the final Construction Loan Borrowing may also be applied for the payment of the Developer Conversion Payment.

(m)           Foundation Drawings. After construction has advanced to the point where the foundations and footings for the Project’s turbine and boiler are in place, the Administrative Agent and the Controlling Party shall have received: (i) one or more drawings depicting the location of such foundations and footings (the “Foundation Drawings”), which Foundation Drawings shall (A) be sized and formatted so as to overlay the relevant survey(s) delivered by the Borrower on the Closing Date under Section 4.01(s) and (B) when so overlaid, show the location of such foundations and footings relative to the Site and all easements and Permits identified on such survey(s), which location shall be within the Site and shall not encroach in any material respects upon or violate any easement or Permit so identified, and (ii) confirmation from the Independent Engineer, the Surveyor (or any replacement surveyor) or another person reasonably acceptable to the Controlling Party that the foundations and footings were actually placed or constructed in the locations depicted in the Foundation Drawings.

SECTION 4.03.      All Borrowings. On the date of each Borrowing, including the Initial Credit Event, each Construction Loan Credit Event and each Revolving Credit Borrowing, but excluding any reimbursement of Backstop LC Disbursements and Revolving L/C Disbursements pursuant to Section 2.02(f) (each such event being called a “Credit Event”):

(a)            Borrowing Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)            Representations and Warranties.

(i)             The representations and warranties of the Borrower and the Pledgor set forth in each Credit Document shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, as certified by a Responsible Officer of the Borrower or the Pledgor, as applicable.

(ii)            With respect to the Initial Credit Event only, the representations and warranties of the Sponsors under and as defined in the Sponsor Support Agreement shall be true and correct in all material respects on and as of the date of such Initial Credit Event, as certified by a Responsible Officer of such Sponsor.

(c)            No Default. No Event of Default or Default shall have occurred and be continuing both before and after giving effect to such Borrowing, as certified to the Administrative Agent, the Lenders and the Loan Insurer by a Responsible Officer of the Borrower.

(d)            No Material Adverse Effect. Since the Closing Date, there shall not have occurred any event, development or circumstance which would reasonably be expected to have Material Adverse Effect.

(e)            Use of Proceeds. A Responsible Officer of the Borrower shall have certified to the Administrative Agent, the Lenders and the Loan Insurer that the proceeds of the applicable Borrowing shall be used solely in accordance with Section 5.01.

SECTION 4.04.      Term-Conversion. No Construction Loan shall Term-Convert unless the following conditions shall have been satisfied or waived in writing by the Controlling Party (the date of such satisfaction or waiver of the following conditions being referred to herein as the “Term Period Commencement Date”).

(a)            Representations and Warranties. The representations and warranties of the Borrower and the Pledgor set forth in each Credit Document shall be true and correct in all material respects on and as of the date of such Term-Conversion with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, as certified by a by a Responsible Officer of the Borrower or the Pledgor, as applicable.

(b)            No Default. No Event of Default or Default shall have occurred and be continuing, both before and after giving effect to such Term-Conversion, as certified to the Administrative Agent, the Lenders and the Loan Insurer by a Responsible Officer of the Borrower.

(c)            Operative Documents. Each of the Operative Documents (including each Project Contract with warranty or indemnification obligations then in effect) shall remain in full force and effect in accordance with its terms (except for any Project Contract that has expired or been terminated in accordance with the terms thereof and, if applicable, the relevant Consent). The Administrative Agent and the Loan Insurer shall have received executed copies of each Additional Project Contract required to have been entered into or obtained or transferred on or prior to the date of Term-Conversion, together with (i) such matters as are described in Section 4.01(g) and (ii) to the extent reasonably requested by the Controlling Party, such matters as are described in Section 4.01(a) and Section 4.01(d).

(d)            No Material Adverse Effect. Since the Closing Date, there shall not have occurred any event, development or circumstance which would reasonably be expected to have Material Adverse Effect.

(e)            As-Built Surveys; Surveyor’s Certificate. The Collateral Agent shall have received as-built A.L.T.A. surveys of the Site, reasonably satisfactory in form and substance to the Controlling Party and the Title Insurer, certified to the Collateral Agent (for the benefit of the Secured Parties) as to completeness and accuracy as of not more than two weeks prior to the Term Period Commencement Date by the Surveyor, showing, among other things (i) as to the Site, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and showing the perimeter within which all foundations are or are to be located; (ii) the existing utility facilities servicing the Project (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (iii) that the location of the Project is in compliance with all applicable building and setback lines, that the improvements are in compliance with all applicable building and setback lines and do not encroach or interfere with adjacent property or existing easements or other rights (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects; (iv) whether the Site or any portion thereof is located in a special earthquake or flood hazard zone; and (v) that there are no other matters constituting a defect in title other than Permitted Encumbrances. With respect to the previously existing surveys of the Easements, the Borrower shall have delivered to the Title Insurers “no change affidavits” in form and substance required by the Title Insurers for removal of any “general survey exception” from the Title Policies.

(f)             Term-Conversion Title Policy. The Borrower shall have delivered final Title Policies to the Collateral Agent, in a form reasonably satisfactory to the Controlling Party, in the amount of $607,500,000 with such reinsurance as is satisfactory to the Controlling Party, issued by the Title Insurers in form and substance satisfactory to Controlling Party, insuring as to all matters described in Section 4.01(t), the continued first priority of the lien on the Mortgaged Properties evidenced by the Mortgages (without a mechanics’ and materialmen’s exception included in the Title Policies) and as to such other matters as the Controlling Party may reasonably request, and containing only the Permitted Encumbrances, such Permitted Encumbrances as are junior and subordinate to the Mortgage and any other exceptions relating to the boundaries of the Site, the Easements and encroachments and matters disclosed or discoverable by a survey or inspection as are reasonably acceptable to the Controlling Party.

(g)            Applicable Permits. The Borrower shall have delivered to the Administrative Agent and the Loan Insurer a certified addendum to Schedule 3.12, updating such Schedule 3.12 through the date of Term-Conversion to reflect all Applicable Permits (if any) received since the date of the immediately preceding Borrowing. All Applicable Permits required to have been obtained by the Borrower or any other Major Participant on or prior to the date of Term-Conversion shall have been issued and shall be in full force and effect, all such Applicable Permits shall not be subject to current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation thereof, and all applicable appeal periods with respect to any such Applicable Permit shall have expired. With respect to any of the Applicable Permits not yet obtained and listed in Schedule 3.12, no fact or circumstance shall exist which indicates that any such Applicable Permit will not be timely obtainable without material difficulty or delay, or expense in excess of the then current Project Budget or the then current Annual Operating Budget prior to the time that such Applicable Permit will be required.

(h)            Annual Budget. The Administrative Agent and the Loan Insurer shall have received the initial Annual Operating Budget as required under Section 5.09(b) for the period from the Term Period Commencement Date through the end of the calendar year in which Term-Conversion is to occur; provided that if such period is less than three (3) months, the Administrative Agent and the Loan Insurer shall have also received the Annual Operating Budget for the first full calendar year thereafter. In the event that such Annual Operating Budget does not, in the Controlling Party’s reasonable opinion, acting in consultation with the Independent Engineer, properly reflect the operation of the Project during such calendar year as a result of the actual date of Term-Conversion being different from the date anticipated therefor and set forth in such Annual Operating Budget, the Administrative Agent and the Loan Insurer shall have received an amendment to such Annual Operating Budget properly reflecting the actual date of Term-Conversion.

(i)             Insurance. Insurance complying with Schedule 5.11 shall be in full force and effect, and, upon the reasonable request of the Controlling Party, evidence thereof shall have been provided to the Controlling Party.

(j)             Delivery of Documents. Delivery to Administrative Agent and the Loan Insurer on or before the Term Period Commencement Date, in form and substance reasonably satisfactory to Controlling Party, of such date-down opinions, resolutions, certificates and other evidence as the Administrative Agent or the Loan Insurer may reasonably request.

(k)            Debt Service Reserve Account. On or prior to the date of Term-Conversion, the Lenders Debt Service Reserve Account shall have been funded (whether by cash, a DSR Letter of Credit, the Debt Service Reserve Surety or any combination of the foregoing) to the extent required in the Depositary Agreement.

(l)             Completion. Completion shall have occurred, as certified to the Administrative Agent, the Lenders and the Loan Insurer by a Responsible Officer of the Borrower.

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender, the Loan Insurer and the Issuing Bank that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document shall have been paid in full in cash, the Borrower shall abide by the following affirmative covenants.

SECTION 5.01.      Use of Proceeds and Operating Revenues

(a)            Construction Loan Proceeds.

(i)             On the Closing Date, (A) up to $_____________ of the proceeds of the Construction Loans may be applied by the Borrower to the payment of costs, fees and expenses related to the transactions contemplated hereby, (B) up to [$210,000,000] of the proceeds of the Construction Loans shall be applied by the Borrower to the repayment and payment of all amounts outstanding under the Borrower’s Existing Facilities as of the Closing Date, and (C) the proceeds of the Construction Loans shall be applied by the Borrower to the payment of the Loan Insurer Payments then due and payable.

(ii)            Unless otherwise applied by the Administrative Agent and subject to clause (a)(i) above, the Borrower shall deposit the proceeds of the Construction Loans in the Construction Account and apply such amounts solely to the payment of Project Costs (or, in connection with the final Construction Loan Borrowing, the payment of the Developer Conversion Payment), subject to the conditions to disbursement set forth in Section 3.1 of the Depositary Agreement or as otherwise permitted by the Depositary Agreement.

(b)            Revolving Loans; Revenues. Unless otherwise applied by the Collateral Agent pursuant to the Collateral Documents or as contemplated by Section 2.02(f), the Borrower shall deposit the proceeds of all Revolving Loans and all Operating Revenues in accordance with the Depositary Agreement and apply the same for general working capital purposes in accordance with the Depositary Agreement.

(c)            Backstop LC Facility. The Borrower shall only use Backstop Letters of Credit as contemplated by the Pay-off Agreement and, upon consummation thereof, the Mandatory Tender. The Borrower shall only use the proceeds of Backstop LC Loans as contemplated by Section 2.02(f).

(d)            Bond Proceeds. If and to the extent that funds are deposited into the Construction Fund under and as defined in the Tax-Exempt Bond Documents, the Borrower shall requisition funds from time to time in accordance with the provisions of the Tax-Exempt Bond Documents and shall cause such funds to be deposited into the Tax-Exempt Bond Proceeds Sub-Account and shall thereafter apply such amounts solely to the payment of Project Costs (subject to the conditions to disbursement set forth in Section 3.1 of the Depositary Agreement).

(e)            Additional Debt. The Borrower shall use the proceeds of any Debt incurred pursuant to clauses (g), (i), (j), (k), (l) and (m) of the definition of “Permitted Debt” as contemplated by such clauses.

SECTION 5.02.      Warranty of Title. The Borrower shall maintain (a) good, marketable (subject to the terms of the Operative Documents) and insurable title in its real property (including fee and leasehold) interest in the Site and easement interest in the related Easements, subject only to Permitted Encumbrances and (b) good, marketable (subject to the terms of the Operative Documents) and insurable title to all of its respective properties and assets (other than properties and assets disposed of pursuant to Section 6.05), subject only to Permitted Liens.

SECTION 5.03.      Notices. The Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to the Administrative Agent and the Loan Insurer of:

(a)            any litigation pending or, to the knowledge of the Borrower, threatened against the Borrower involving claims against the Borrower or the Project in excess of $2,000,000 individually and $10,000,000 in the aggregate or involving any injunctive, declaratory or other equitable relief, such notice to be supplemented thereafter to include, if requested by the Administrative Agent or the Loan Insurer, copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

(b)            any dispute or disputes which may exist between the Borrower and any Governmental Authority and which involve (i) claims against the Borrower which exceed $2,000,000 individually and $10,000,000 in the aggregate, (ii) injunctive or declaratory relief, (iii) revocation, modification, failure to renew or the like of any Applicable Permit or imposition of additional material conditions with respect thereto, or (iv) any Liens for material Taxes due but not paid, such notice to be supplemented thereafter to include, if requested by the Administrative Agent or the Loan Insurer, copies of all papers filed in such dispute and to be given monthly if any such papers have been filed since the last notice given;

(c)            any Event of Default or Default, together with a statement of a Responsible Officer of the Borrower setting forth details of such Event of Default or Default and the action that the Borrower has taken and proposes to take with respect thereto;

(d)            any casualty, damage or loss to the Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Borrower, its employees, agents, contractors, consultants or representatives, or of any other person, if such casualty, damage or loss affects the Borrower or the Project in excess of $1,000,000 for any one casualty or loss or in the aggregate in any policy period;

(e)            any early cancellation or material change in the terms, coverage or amounts of any insurance described in Schedule 5.11;

(f)            any matter which, to the knowledge of the Borrower (after due inquiry), has had, or would reasonably be expected to have, a Material Adverse Effect, including any proceeding to which the Borrower or the Pledgor is a party, conducted by the FERC or the AR PSC affecting the Project, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect (provided that this Section 5.03(f) shall not require the Borrower to notify the Administrative Agent or the Loan Insurer or otherwise keep the Administrative Agent or the Loan Insurer apprised of legal, regulatory, economic, market, or other developments, circumstances or conditions not directly related to or involving the Borrower or the Project);

(g)            any contractual obligations incurred by the Borrower exceeding $2,000,000 per year in the aggregate for the Project, not including any obligations incurred pursuant to the Credit Documents, the Project Contracts or any obligation contemplated in the then-current Annual Operating Budget;

(h)            any amendment, termination, material default or notice thereof and any other material notice given to or by the Borrower under any Project Contract (including any change order or request for any change order under the EPC Contract) and monthly progress reports from the EPC Contractor (in form and substance reasonably satisfactory to the Administrative Agent, the Loan Insurer and the Independent Engineer substantially in the form of Exhibit E);

(i)             any material event of force majeure asserted under any Project Contract to which the Borrower is a party and, to the extent reasonably requested by the Administrative Agent or the Loan Insurer and reasonably available to the Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under the relevant Project Contract;

(j)             any (i) fact, circumstance, condition or occurrence at, on or arising from, the Site or the Improvements that results in material noncompliance with any Environmental Law or any Release of Hazardous Substances on or from the Site, the Improvements or any other part of the Mortgaged Property that has resulted in material personal injury or material property damage or has a Material Adverse Effect, and (ii) pending or, to the Borrower’s knowledge, threatened, material Environmental Claim against the Borrower or, to the Borrower’s knowledge, any of its Affiliates, contractors, lessees or any other persons, arising in connection with its or their occupying or conducting operations on or at the Project, the Site or the Improvements;

(k)            the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;

(l)             in no event later than fifteen (15) days prior to the time any person will become a member of the Borrower or the occurrence of any other change in or transfer of ownership interests in the Borrower or of the Borrower’s interest in the Project, notice thereof, which notice shall identify such member and such member’s interest in the Borrower or shall describe, in reasonable detail, such other change or transfer;

(m)           any indenture, loan or credit or similar agreement, and any related security agreements, guarantees or other collateral documents entered into by the Borrower after the Closing Date in connection with the incurrence of any Permitted Debt;

(n)           any revision or change in status by Moody’s or S&P in the Credit Ratings;

(o)           initiation of any condemnation proceedings involving the Project, the Site or any material portion thereof;

(p)           copies of each Fuel Supply Plan and amendments, waivers or modifications thereto;

(q)           within twenty (20) days after the end of each fiscal quarter after Term-Conversion and, in any event, prior to making any Restricted Payment, a reasonably detailed calculation of the Debt Service Coverage Ratio for the preceding four fiscal quarter period (or, during the first four fiscal quarters to occur after Term-Conversion, the preceding fiscal quarters to occur after Term-Conversion); and

(r)            such other information respecting the business, condition (financial or otherwise), operations, performance or properties of the Borrower, the Project or any Permitted Project Company as the Administrative Agent or the Loan Insurer may from time to time reasonably request.

Without limiting the foregoing, upon the reasonable request of the Administrative Agent or the Loan Insurer, the Borrower shall provide copies of all requested documentation related to any of the foregoing to the Administrative Agent or the Loan Insurer (as the case may be).

SECTION 5.04.      Financial Statements. (a) The Borrower shall deliver or cause to be delivered to the Administrative Agent and the Loan Insurer in form and detail reasonably satisfactory to the Administrative Agent and the Controlling Party:

(i)             as soon as practicable and in any event within forty-five (45) days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing with the quarter ending March 31, 2007), an unaudited balance sheet of the Borrower as of the last day of such quarterly period and the related statements of income, cash flows and members’ capital (where applicable) for such quarterly period and for the portion of the fiscal year ending with the last day of such quarterly period, all prepared in accordance with GAAP and setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year; and

(ii)            as soon as available but no later than one hundred twenty (120) days after the close of each applicable fiscal year, commencing with the fiscal year ending December 31, 2006, audited consolidated financial statements of the Borrower and its subsidiaries, including a balance sheet of the Borrower and its subsidiaries as of the close of such year, and the related statements of income, cash flows and members’ capital, all prepared in accordance with GAAP, certified by a nationally recognized firm of independent certified public accountants selected by the Borrower. Such certificate and related accountants report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its subsidiaries as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP.

(b)            Each time the financial statements are delivered under Section 5.04(a), the Borrower shall cause to be delivered, along with such financial statements, a certificate signed by a Financial Officer of the Borrower certifying that such officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that such review has not, to the best of such Financial Officer’s knowledge, disclosed the existence of any event or condition which constitutes an Event of Default or Default, or if any such event or condition existed or exists, the nature thereof and the corrective actions that the Borrower has taken or proposes to take with respect thereto.

SECTION 5.05.      Books, Records, Access. (a) The Borrower shall maintain adequate books, accounts and records with respect to the Borrower and the Project and prepare all financial statements required hereunder in accordance with GAAP, and, subject to requirements of Governmental Rules and safety requirements, after pre-scheduling with the Borrower, permit employees or agents of the Administrative Agent, the Loan Insurer and the Independent Engineer at any reasonable time and upon reasonable prior notice to inspect all of the Borrower’s properties pertaining or related to the Project, including the Site, to examine or audit all of the Borrower’s books, accounts and records pertaining or related to the Project and make copies and memoranda thereof.

(b)            Upon the request of the Administrative Agent or the Loan Insurer, participate in a meeting of the Administrative Agent and the Lenders or the Loan Insurer (as applicable) once during each calendar year or, if reasonably requested by the Administrative Agent or the Loan Insurer, more frequently (in person or via telephone), at such time and place as may be reasonably agreed to by the Borrower and the Administrative Agent or the Loan Insurer (as applicable) (provided that the Borrower shall only be obligated to pay for one such in-person meeting per year, unless a Default or Event of Default shall have occurred and be continuing, in which case the Borrower shall pay for all such meetings during the pendency of any such Default or Event of Default).

SECTION 5.06.      Compliance with Laws.

 The Borrower shall comply, cause each Permitted Project Company to comply, and cause the Project to be constructed, operated and maintained in compliance, with all Legal Requirements (including Legal Requirements relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, Benefit Plans and employee safety, with respect to the Borrower or the Project), and exercise diligent good faith efforts to make such alterations to the Project and the Site as may be required for such compliance, except such non-compliance as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.      Existence; Construction of Project. (a) Except as otherwise expressly permitted under this Agreement, the Borrower shall (i) maintain and preserve its existence as a Delaware limited liability company, (ii) maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (iii) engage only in the business consistent with the Operative Documents.

(b)            The Borrower shall use all commercially reasonable efforts to cause the EPC Contractor to construct and complete the Project and cause Final Completion to occur substantially in accordance with the scope of work and other specifications set forth in the EPC Contract.

(c)            The Borrower shall use commercially reasonable efforts to cause Final Completion to occur as soon as practicable after the Substantial Completion Date.

(d)            The Borrower shall deliver to the Administrative Agent and the Loan Insurer, and the Controlling Party shall be afforded a reasonable opportunity to review and comment on, all plans, calculations, specifications and drawings with respect to the Project that are submitted for such review by the EPC Contractor in accordance with Section 3.38.1 of the EPC Contract. The Borrower shall submit any such comments as are provided by the Controlling Party for review as provided in Section 3.38.1 of the EPC Contract.

(e)            The Borrower shall comply in all material respects with any recovery plan approved by the Controlling Party, as contemplated by the definition of “Date Certain”.

SECTION 5.08.      Delivery of Certain Project Contracts. On or before the earlier of (a) the date that is six months prior to the scheduled Commercial Operations Date and (b) the applicable date required under the EPC Contract, the Borrower shall deliver to the Administrative Agent, the Independent Engineer and the Controlling Party (i) a Permitted O&M Agreement, (ii) one or more Permitted Fuel Supply Agreements in respect of coal supplies in a manner consistent with the Fuel Supply Plan and (iii) one or more Permitted Rail Car Leases, in each case, together with a related Consent in respect thereof to the extent the Borrower is able to obtain such Consent using its commercially reasonable efforts.

SECTION 5.09.      Operation of Project; Annual Operating Budget; Annual Operating Report. (a) The Borrower shall (i) keep the Project, or cause the same to be kept, in good operating condition consistent in all material respects with all Applicable Permits, this Agreement, Prudent Utility Practices and the material provisions of the Project Contracts, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Project in such condition, and (ii) at all times from and after the Commercial Operations Date, operate the Project, or cause the same to be operated, in a manner consistent with a Permitted O&M Agreement and Prudent Utility Practices, and in compliance with the material terms of each Power Purchase Agreement and the other Project Contracts to which the Borrower is a party.

(b)            On or before the date that is sixty (60) days prior to the Commercial Operations Date and thereafter sixty (60) days prior to any fiscal year of the Borrower, the Borrower shall adopt an operating plan and a budget for such year with respect to the operation and maintenance of the Project (including a breakdown of the Borrower’s portion thereof), detailed by month, of anticipated revenues, anticipated revenue allocations under all waterfall levels set forth in Section 3.2(c) of the Depositary Agreement and anticipated expenditures from the O&M Account, such budget to include debt service, maintenance, repair and operation expenses under the Permitted O&M Agreement (including reasonable allowance for contingencies), reimbursable management expenses and fees, reserves and all other anticipated O&M Costs, Major Maintenance expenditures and Capital Expenditures for the Project (including a breakdown of the Borrower’s portion thereof) for the period, to the conclusion of the subsequent full fiscal year thereafter, and for the corresponding periods with respect to each subsequent annual operating budget, which shall be based on projections prepared in good faith by the Borrower and upon the operating budget for the applicable year approved under the Participation Agreement, and the Borrower shall obtain approval thereof from the Controlling Party, after consultation with the Independent Engineer (such budget and plan, as approved by the Controlling Party, the “Annual Operating Budget”) which approval shall not be unreasonably withheld or delayed. If the Annual Operating Budget is not prepared, or cannot be agreed between the Borrower and the Controlling Party, before the commencement of the relevant fiscal year, the Annual Operating Budget in effect for the prior year as adjusted for inflation in accordance with the GDP-IPD Index shall remain in effect until such time as an Annual Operating Budget for such new fiscal year is prepared and approved.

(c)            If the O&M Costs (to the extent not reimbursable to the Borrower under the Power Purchase Agreements) during any calendar year exceed the O&M Costs set forth in the Annual Operating Budget by the greater of (i) $4,000,000 or (ii) 25% or more, the Borrower shall be required to obtain the approval of the Controlling Party for such increased O&M Costs, which approval shall not be unreasonably withheld or delayed.

(d)            The Borrower shall deliver to the Administrative Agent and the Loan Insurer within sixty (60) days of the end of each fiscal year after the Commercial Operations Date, a report, in form and substance to be mutually developed by the Controlling Party and the Borrower, with respect to such fiscal year summarizing (i) any Project Contract or Additional Project Contract entered into or terminated during such year (whether by expiration of their respective terms or otherwise), (ii) revenue, fuel, emissions and operating data, (iii) the actual level of dispatch and duration of the Project, capacity factors, outages and other operating and performance data and (iv) a summary of the O&M Costs, Major Maintenance expenditures and Capital Expenditures incurred (including a breakdown of the Borrower’s portion thereof) during such period with a comparison to budgeted amounts for such costs.

SECTION 5.10.      Preservation of Rights; Further Assurances; Excess Cash Flow; Consents. (a) The Borrower shall preserve, protect and defend its rights under each and every Project Contract, including prosecution of suits to enforce any right of the Borrower thereunder and enforcement of any claims with respect thereto, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            From time to time, the Borrower shall, promptly upon request by the Administrative Agent, the Collateral Agent or the Loan Insurer, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or the Loan Insurer may reasonably require from time to time in order to (i) carry out more effectively the purposes and intent of the Credit Documents, (ii) to the fullest extent permitted by applicable law, subject any of its assets or property to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which the Borrower is or is to be a party in each case in such form and at such times as shall be reasonably satisfactory to the Controlling Party, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section 5.10(b).

(c)            If the Borrower shall at any time acquire any real property or leasehold or other interest in real property not covered by the Mortgages, promptly upon such acquisition (or on the Closing Date if such acquisition occurred prior thereto) and any transfer of undivided interests therein to the Co-Participants required under the Empire Power Purchase Agreement, the Participation Agreement or the PILOT Lease, the Borrower shall execute, deliver and record a supplement to the Mortgages, as applicable, reasonably satisfactory in form and substance to the Controlling Party, subjecting such real property or leasehold or other interests to the lien and security interest created by the Mortgages. If requested by the Administrative Agent or the Loan Insurer, the Borrower shall obtain an appropriate endorsement or supplement to the Title Policy insuring the Lien of the Collateral Agent in such additional property, subject only to the Permitted Liens and other exceptions to title approved by the Controlling Party (which exceptions, one approved, shall be deemed to be Permitted Encumbrances hereunder).

(d)            Prior to May 1, 2007, the Controlling Party shall have received a copy of each of the acknowledgment letters referred to in the definition of “Consents” with respect to each of the Consents set forth on Exhibit D-1 hereto to the extent not received by the Controlling Party on the Closing Date (which acknowledgment letters shall have been duly executed and delivered by each of the parties thereto and be in full force and effect).

(e)            Prior to each Funding Date (as defined in the Depositary Agreement) and to the maximum extent permitted by law, the Borrower shall cause each Permitted Project Company to distribute any amounts which are available for distribution to the Borrower for deposit into the Construction Account (prior to Term Conversion) or the Revenue Account (from and after Term Conversion), other than amounts which such Permitted Project Company has reserved in accordance with Prudent Utility Practices for (i) the payment of amounts which it owes or is reasonably anticipated to owe during the next Funding Period (as defined in the Depositary Agreement) and (ii) general working capital and liquidity purposes.

SECTION 5.11.      Maintenance of Insurance. The Borrower shall, without cost to the Secured Parties, maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.11, in the amounts and on the terms and conditions specified therein and apply any Insurance Proceeds received in accordance with the Credit Documents and the Participation Agreement. The Borrower shall obtain and maintain such other insurance as may be required under the terms and conditions of any Project Contract. In the event that the Borrower fails to take out or maintain the full insurance coverage required by this Section, the Controlling Party, upon ten (10) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice shall not be required) of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Controlling Party shall become a Secured Obligation and the Borrower shall forthwith pay such amounts to the Controlling Party together with interest from the date of payment by the Controlling Party at the Default Rate.

SECTION 5.12.      Taxes, Other Government Charges and Utility Charges. (a) The Borrower shall pay, or cause to be paid, as and when due and prior to delinquency, all Taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Borrower or its interest in the Project (including all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien its interest in the Project), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project; provided, however, the Borrower may contest or cause to be contested in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting or causing to be contested the same by appropriate proceedings, so long as (i) reserves reasonably satisfactory to the Controlling Party have been established on the Borrower’s books in an amount sufficient to pay any such Taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Controlling Party shall have been made, (ii) enforcement of the contested Tax, assessment or other charge is effectively stayed for the entire duration of such contest and (iii) any Tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest.

(b)            The Borrower shall at all times remain a disregarded entity for federal income tax purposes.

SECTION 5.13.      Event of Eminent Domain. If an Event of Eminent Domain shall occur with respect to any part of the Collateral, the Borrower shall (a) promptly upon discovery or receipt of notice of any such occurrence provide written notice thereof to the Administrative Agent and the Loan Insurer, (b) diligently pursue all of its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (c) if such Event of Eminent Domain shall affect any material part of the Collateral, without the written consent of the Controlling Party, which consent shall not be unreasonably withheld or delayed, not compromise or settle any claim against such Governmental Authority, and (d) pay or apply all Eminent Domain Proceeds (not applied to the restoration of the Project in accordance with the Participation Agreement) in accordance with the Depositary Agreement. The Borrower consents to the participation of the Controlling Party (but the Controlling Party shall not be required to so participate) in any eminent domain proceedings, and the Borrower shall from time to time, if the Controlling Party is not so participating, deliver to the Controlling Party each document filed or served by or upon the Borrower in such proceeding.

SECTION 5.14.      Interest Rate Protection. (a) Within 60 days after the Closing Date, the Borrower shall enter into one or more Interest Rate Protection Agreements with one or more Interest Hedge Providers for a period commencing on June 30, 2007 and ending on June 30, 2030 in a notional amount equal to at least 75% (but not more than 100%) of the reasonably anticipated amount of the Loans projected to be outstanding during such period (which anticipated amount (i) shall be determined by reference to the Base Case Projections, and (ii) shall take into account any scheduled or projected repayments or prepayments of Loans contemplated thereunder).

(b)            On or before the first anniversary of the Closing Date and to the extent that the interest rate under the Tax-Exempt Bonds is not fixed, the Borrower shall enter into one or more Interest Rate Protection Agreements with one or more Interest Hedge Providers which effectively fixes for the tenor of such Tax-Exempt Bonds the interest rate applicable to a notional amount equal to at least 75% (but not more than 100%) of the reasonably anticipated amount of the floating-rate Tax-Exempt Bonds projected to be outstanding during such period (which anticipated amount (i) shall be determined by reference to the Base Case Projections, and (ii) shall take into account any scheduled or projected repayments or prepayments of Tax-Exempt Bonds contemplated thereunder).

(c)            Furthermore, the Borrower shall at all times thereafter (i) comply with and maintain in full force and effect through the end of such period such Interest Rate Protection Agreements or replacements thereof and (ii) enter into additional Interest Rate Protection Agreements with one or more Interest Hedge Providers such that at least 75% (but not more than 100%) of the then current outstanding amount of the Loans, Tax-Exempt Bonds and any other Debt for borrowed money during such period is effectively fixed-rated Debt.

(d)            All such Interest Rate Protection Agreements (including any replacements thereof) shall be on terms and conditions reasonably satisfactory to the Controlling Party.

(e)            To the extent required pursuant to the terms of any Interest Rate Protection Agreement, the Borrower shall pay all reasonable costs, fees and expenses incurred by the Borrower in connection with any unwinding, breach or termination of any Interest Rate Protection Agreement (“Hedge Breaking Expenses”), all as calculated pursuant to the applicable Interest Rate Protection Agreements.

(f)             The Borrower shall in connection with any prepayment made by the Borrower pursuant to the Credit Agreement, terminate an aggregate notional amount under the Interest Rate Protection Agreements at least equal to the amount (if any) by which the aggregate notional amount under the Interest Rate Protection Agreements would exceed the aggregate outstanding principal amount of the Construction Loans or Term Loans, as the case may be, immediately after giving effect to such prepayment; and in each case, such termination shall be made within fifteen (15) days of the date of such prepayment.

SECTION 5.15.      Independent Engineer. (a) The Borrower shall (i) permit the Independent Engineer to make an inspection of the Project and the Site at the end of every quarter (prior to Term-Conversion) or year (from and after Term-Conversion), and (ii) deliver to the Administrative Agent and the Loan Insurer within seven (7) days of each such inspection a report, in form and substance satisfactory to the Controlling Party, describing the findings made by the Independent Engineer during such inspection and reflecting any changes since the last prior report.

(b)            The Administrative Agent, the Loan Insurer and the Independent Engineer have the right to witness and verify the Acceptance Tests (provided, that the Borrower shall only be required to pay for the costs, fees and expenses of the Independent Engineer in respect of any such Acceptance Tests). The Borrower shall give the Administrative Agent, the Loan Insurer and the Independent Engineer notice regarding any proposed Acceptance Test promptly following the Borrower’s receipt of such notice. If, upon completion of any Acceptance Test, the Borrower is of the belief that such Acceptance Test has been satisfied, it shall so notify the Administrative Agent, the Loan Insurer and the Independent Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by supporting data and calculations, evidencing the belief that the Borrower and the EPC Contractor have satisfied their respective obligations with respect to such Acceptance Test. If the Acceptance Tests have been satisfactorily completed, the Borrower shall deliver to the Administrative Agent and the Loan Insurer the Preliminary Acceptance Test Results and the Independent Engineer will, upon a thorough review of such Preliminary Acceptance Test Results, certify in writing to the Administrative Agent, the Lenders and the Loan Insurer, within five (5) Business Days of the receipt of such Preliminary Acceptance Test Results, the satisfactory achievement of the Acceptance Tests.

SECTION 5.16.      Energy Regulation. (a) The Borrower shall obtain market-based rate authority under Section 205 of the FPA and blanket approval to issue securities under Section 204 of the FPA from the FERC in a final and binding order no longer subject to rehearing or appeal prior to the earlier of (i) September 1, 2007 (or, so long as the Borrower has properly filed all necessary applications with the FERC for the procurement of market-based rate authority by June 1, 2007 and, thereafter, is diligently pursuing the obtainment of market-based rate authority, then December 1, 2007) and (ii) the date the Project generates any electric energy, including for any testing prior to the Commercial Operation Date.

(b)            The Borrower shall take all actions necessary to remain in compliance with, or exempt from, the FPA, PUHCA 2005, applicable state energy regulatory laws and all Governmental Rules, except where failure to be in compliance with such laws and Governmental Rules would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17.       Separate Existence. The Borrower shall:

(a)            maintain entity records and books of account separate from those of any other entity (including any entity which is an Affiliate of the Borrower);

(b)            not commingle its funds or assets with those of any other entity (including any entity which is an Affiliate of the Borrower);

(c)            provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities;

(d)           comply in all material respects with its Organizational Documents;

(e)            ensure that the Borrower’s Organizational Documents contains a statement that all interests in the Borrower shall be securities governed by Article 8 of the Uniform Commercial Code and shall be evidenced by certificates, and that such certificated interests shall be in registered form within the meaning of Article 8 of the Uniform Commercial Code;

(f)             ensure that the Borrower’s Organizational Documents contains a statement that the only Debt the Borrower is allowed to incur is Permitted Debt;

(g)            ensure that the Borrower’s Organizational Documents contain a requirement that any agreements the Borrower enters into with an Affiliate is on arm’s length terms (other than the Sponsor Support Agreement);

(h)            ensure that the Borrower’s Organizational Documents contain a requirement to maintain at least one Independent Member, other than during one or more periods not in any one case to exceed thirty (30) consecutive days; provided that, during the vacancy, no action may be taken which requires the approval of the Independent Member (including bankruptcy actions); and

(i)             ensure that the Borrower’s Organizational Documents contain a requirement for an affirmative vote or written consent of the Independent Member in connection with any of the following matters: in order to authorize (i) the filing of any insolvency or reorganization case or proceeding, instituting proceedings to have the Borrower adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency law, seeking any relief under any law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Borrower or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing the Borrower’s inability to pay its debts as they become due, or taking action in furtherance of any of the foregoing, or (ii) merging, consolidating or combining the Borrower or any subsidiary of the Borrower with any other entity, dissolving or winding-up the Borrower, selling, transferring or otherwise disposing of all or substantially all of the Borrower’s assets or approving any plan or agreement to engage in any of the foregoing actions.

SECTION 5.18.      Maintain Ratings. The Borrower shall use its best efforts to maintain two ratings on the Facilities from S&P: one which gives effect to the Loan Insurance Policy and one which does not give effect to the Loan Insurance Policy; in each case for so long as S&P is in the business of rating loans and securities of a type similar to the Facilities. If, at the request of the Borrower, the Facilities are at any time rated by Moody’s, then from and after the date of such rating, the Borrower shall use its best efforts to maintain two ratings on the Facilities from Moody’s: one which gives effect to the Loan Insurance Policy and one which does not give effect to the Loan Insurance Policy; in each case for so long as Moody’s is in the business of rating loans and securities of a type similar to the Facilities.

SECTION 5.19.      Mandatory Tender. On or before April 30, 2007 (the date of the delivery of the items referred to in clauses (a)-(c) below being referred to herein as the “Mandatory Tender Date”), the Borrower shall have delivered to the Administrative Agent and the Loan Insurer (a) a copy of a fully executed notice from the Borrower to the Notice Parties (as defined in the Bond Indenture) and a copy of a fully executed notice from the Tender Agent to all Owners (each as defined in the Bond Indenture) of the Tax-Exempt Bonds, which notices shall state the Borrower’s intention to provide Alternate Credit Enhancement and Alternate Liquidity Facility (each as defined in the Bond Indenture) and shall otherwise be in compliance with the requirements set forth in Sections 4.8(b) and 4.2 of the Bond Indenture, respectively (the “Mandatory Tender”), (b) a copy of such Alternate Credit Enhancement and an Alternate Liquidity Facility, together with a favorable opinion of bond counsel and an opinion of counsel to the issuer of such Alternate Credit Enhancement and Alternate Liquidity Facility, in each case, in compliance with the requirements of clauses (i) through (iii) of Section 4.8 of the Bond Indenture and (c) written evidence of (i) the provision for the purchase from the Liquidity Provider of all Liquidity Provider Bonds (each as defined in the Bond Indenture) and (ii) that all obligations under the Existing Credit Facilities have been satisfied in full in cash in accordance with the Pay-off Agreement, in each case in form and substance reasonably satisfactory the Controlling Party. On the Mandatory Tender Date, more or less simultaneously, (A) the CS Letter of Credit in favor of the Trustee shall be canceled and returned by the Trustee to Credit Suisse, (B) the Backstop Letter of Credit in favor of Credit Suisse shall be canceled and returned by Credit Suisse to the Issuing Bank, (C) the Issuing Bank shall issue a Backstop Letter of Credit to the Trustee in replacement of the CS Letter of Credit and (D) the Trustee, the Issuing Bank, Credit Suisse and the Borrower shall cooperate fully with each other to effectuate the more or less simultaneous exchange of all such letters of credit.

ARTICLE VI.

Negative Covenants

The Borrower covenants and agrees with each Lender, the Loan Insurer and the Issuing Bank that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document shall have been paid in full in cash, the Borrower shall abide by the following negative covenants.

SECTION 6.01.      Contingent Liabilities. Except as provided in or permitted under this Agreement, the Borrower shall not become liable under contract as a surety, guarantor or accommodation endorser for or upon the obligation of any other person: provided, however, that this Section 6.01 shall not be deemed to prohibit (i) the acquisition or sale of goods, supplies or merchandise in the normal course of its business, (ii) normal trade credit which is Permitted Debt, (iii) the endorsement of negotiable instruments received in the normal course of its business, (iv) indemnities provided under the Operative Documents, (v) joint and several liability under Project Contracts (to the extent in effect as of the Closing Date or otherwise approved by the Controlling Party, such approval not to be unreasonably withheld or delayed), and (vi) ordinary course indemnities under agreements that are not Operative Documents.

SECTION 6.02.      Limitations on Liens. Neither the Borrower nor any Permitted Project Company shall create, assume or suffer to exist any Lien on its assets or properties (including its interest in the Project), except Permitted Liens.

SECTION 6.03.      Debt. Neither the Borrower nor any Permitted Project Company shall incur, create, assume or permit to exist or become liable for any Debt, except Permitted Debt.

SECTION 6.04.      Restricted Payments. Neither the Borrower nor any Permitted Project Company shall make payments which are Restricted Payments, other than (a) as expressly permitted under Section 3.8 of the Depositary Agreement and (b) Restricted Payments by a Permitted Project Company to the Borrower.

SECTION 6.05.      Sale or Lease of Assets. Neither the Borrower nor any Permitted Project Company shall conduct any Asset Sale except:

(a)            in the case of the Borrower, the Empire Buy-In;

(b)            sales of coal, spare parts, or other rights or assets not required in connection with the Project; or

(c)            in the case of the Borrower, any Shared Facilities or development rights in connection with Unit II being transferred by the Borrower to the owners of Unit II pursuant to the Permitted Development Rights Transfer Agreement (provided that as a condition to any such Asset Sales in respect of Shared Facilities (i) the applicable parties shall have entered into all necessary Shared Facilities Agreements (including as is necessary to protect the rights and remedies of the Borrower and the Secured Parties in respect of such Shared Facilities) and (ii) the co-owners of the Shared Facilities will have entered into non-disturbance arrangements reasonably satisfactory to the Controlling Party (such that each co-owner shall be entitled to the quiet enjoyment of the Shared Facilities at all times during the effectiveness of the Shared Facilities Agreement).

SECTION 6.06.      Activities. The Borrower shall not engage in activities other than those directly related to the Project; it being understood and agreed that the Borrower’s activities relating to the development and administration of the Shared Facilities and assignment of rights to the owners of Unit II are expressly agreed to be so related. No Permitted Project Company shall engage in activities not contemplated by the definition of “Permitted Project Company”.

SECTION 6.07.      Pre-payments, Redemptions and Repurchases of Debt. The Borrower shall not prepay, redeem or repurchase any of the Debt described in clause (g) of the definition of “Permitted Debt” prior to the regularly scheduled maturity thereof.

SECTION 6.08.      Creation or Formation of Subsidiaries. Neither the Borrower nor any Permitted Project Company shall create or form subsidiaries, other than a Permitted Project Company.

SECTION 6.09.      Dissolution; Mergers and Consolidations; Organizational Documents. The Borrower shall not:

(a)            liquidate, wind-up or dissolve or combine, merge or consolidate with or into any other entity,

(b)            change its legal form,

(c)            purchase or otherwise acquire all or substantially all of the assets of any person; or

(d)            materially modify its Organizational Documents.

SECTION 6.10.      Lease Transactions. Neither the Borrower nor any Permitted Project Company shall enter into any transaction for the lease of any assets, whether operating leases, capital leases or otherwise, other than the transactions contemplated by the PILOT Agreements and Permitted Rail Car Leases, pursuant to any lease constituting Permitted Debt or pursuant to leases of automobiles, office equipment or the like pursuant to which the aggregate annual lease payments by the Borrower do not exceed $100,000 per calendar year (in year 2007 Dollars adjusted for inflation in accordance with GDP-IPD Index).

SECTION 6.11.     Investments. The Borrower shall not make any Investments other than (a) Permitted Investments, (b) up to $980,000,000 of Arkansas Taxable Industrial Development Revenue Bonds (Series 2006) as contemplated by the PILOT Agreements and (c) the Borrower may make Investments in Permitted Project Companies, provided that (i) (A) such Investments are in accordance with and contemplated by the Construction Budget or the Annual Operating Budget (as applicable) or (B) such Investments are in an aggregate amount less than $100,000, (ii) such Investments are necessary for the Permitted Project Companies to perform their respective obligations under the agreements to which they are a party and (iii) such Investments would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.12.      Transactions With Affiliates. The Borrower shall not directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate of the Borrower (including any Permitted Project Company) without the prior written approval of the Controlling Party, which approval shall not be unreasonably withheld or delayed, except for (a) the Project Contracts disclosed on Schedule 6.12 and the transactions permitted thereby, (b) arm’s-length transactions in the ordinary course of business not to exceed in the aggregate $1,000,000 per calendar year (in year 2007 Dollars and adjusted for inflation in accordance with the GDP-IPD Index), or (c) as otherwise expressly permitted by this Agreement and the other Credit Documents.

SECTION 6.13.      Regulations. The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

SECTION 6.14.      ERISA. Neither the Borrower nor any Permitted Project Company shall establish, maintain, contribute to or become obligated to contribute to any Benefit Plan.

SECTION 6.15.      Partnerships, Etc. Neither the Borrower nor any Permitted Project Company shall execute a binding agreement to (a) become a general or limited partner in any partnership, (b) become a joint venturer in any joint venture or (c) create or hold stock or other equity interests in any person, other than in the case of clauses (b) and (c) and with respect to the Borrower only, a Permitted Project Company.

SECTION 6.16.      Speculative Transactions. The Borrower shall not engage in any transaction involving interest rate hedging, commodity hedging, swaps, options, futures contracts, derivative transactions, or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts and contracts for the sale of power on either a financial or physical basis) other than in the ordinary course of business consistent with prudent business practice and not for speculative purposes.

SECTION 6.17.      Capital Expenditures. The Borrower shall not (other than (a) in connection with a Required Capital Expenditure, (b) in connection with the construction of the Project in accordance with the Construction Budget or (c) to the extent funded solely with the proceeds of equity contributions from the Pledgor (other than pursuant to the Sponsor Support Agreement)) make any Capital Expenditures in any calendar year prior to the Term Loan Maturity Date in an amount greater than $500,000 in the aggregate for any such calendar year; provided that Capital Expenditures during any calendar year may exceed $500,000 (up to $2,500,000) if the Independent Engineer certifies to the Administrative Agent, the Lenders and the Loan Insurer that such expenditure will enhance the value, efficiency or generation capacity of the Project and will not have a Material Adverse Effect; provided further that Capital Expenditures during any calendar year shall not exceed $2,500,000 without the prior consent of the Controlling Party. Notwithstanding the foregoing, Capital Expenditures shall exclude any expenditures by the Borrower for Major Maintenance expenditures paid with proceeds on deposit in the Major Maintenance Reserve Account in accordance with the Depositary Agreement.

SECTION 6.18.      Amendments of Project Contracts and Debt Documents. (a) Subject to clause (b), the Borrower shall not directly or indirectly terminate, materially amend, materially modify, materially supplement or materially waive, or permit or consent to the termination, material amendment, material modification, material supplement or material waiver of, any of the provisions of, or give any consent (except to the extent such action could not reasonably be expected to affect the rights and obligations of the respective parties thereunder in any material respect) under any of the Project Contracts without the consent of the Controlling Party (such consent not to be unreasonably withheld or delayed); provided that the Borrower may amend or modify any of the PILOT Agreements in connection with any Permitted Tax-Exempt Bond Refinancing and/or the development of Unit II if and to the extent that such amendments or modifications are not materially adverse to the Borrower or the Secured Parties.

(b)            The Borrower shall not enter into or approve any change orders under the EPC Contract without the approval of the Controlling Party (in consultation with the Independent Engineer), such approval not to be unreasonably withheld or delayed, unless each of the following conditions is satisfied:

(i)             the cost of such change order results in increases in Project Costs of less than $5,000,000 or, when taken together with all change orders since the Closing Date, less than $25,000,000;

(ii)            such change order would not reasonably be expected to prevent the Project from achieving the Commercial Operations Date on or before the Date Certain;

(iii)           such change order would not reasonably be expected to present a material risk of revocation or material modification of any Applicable Permit, or a material breach or default under any Project Contract;

(iv)           such change order does not modify the liquidated damage, guarantee, limitations of liability, testing, warranty, retainage, guaranteed completion dates, or other material terms of the EPC Contract;

(v)            such change order does not materially alter the fundamental nature of the Project;

(vi)           such change order could not reasonably be expected to result in a Default or an Event of Default; and

(vii)          the Administrative Agent and the Loan Insurer have received a certificate, duly executed by an authorized officer of the Borrower, confirming that the proposed change order will comply with each of the conditions set forth in clauses (i)-(vi) above.

(c)            The Borrower shall not direct the EPC Contractor to demobilize under the EPC Contract for a period of fifteen (15) or more days (other than in connection with an event of force majeure under the EPC Contract) without the prior consent of the Controlling Party.

(d)            The Borrower shall not extend any cure period or remedial period under the EPC Contract without the prior consent of the Controlling Party.

(e)            The Borrower shall not directly or indirectly terminate, materially amend, materially modify, materially supplement or materially waive, or permit or consent to the termination, material amendment, material modification, material supplement or material waiver of, any of the provisions of, or give any consent (except to the extent such action could not reasonably be expected to affect the rights and obligations of the respective parties thereunder in any material respect) under any agreement evidencing Debt (other than Permitted Debt described in clauses (c), (d), and (e) of the definition thereof and in connection with any Permitted Tax-Exempt Bond Refinancing or any Permitted Working Capital Facility) without the consent of the Controlling Party (such consent not to be unreasonably withheld or delayed).

SECTION 6.19.      Name and Location; Fiscal Year. The Borrower shall not change its name, the location of its principal place of business (other than a change in such location from and after the effective date of the Dynegy Transaction as disclosed to the Administrative Agent and the Loan Insurer prior to the Closing Date) or its federal employer identification number without notice to the Administrative Agent, the Loan Insurer and the Collateral Agent at least sixty (60) days prior to such change, or change its fiscal year (which, as of the Closing Date, commences each January 1) without the Controlling Party’s consent.

SECTION 6.20.      Use of Project Site. The Borrower shall not use, or grant consent for any third party to use, the Site for any purpose other than for the construction, operation and maintenance of the Project as contemplated by the Operative Documents, without the prior written approval of the Controlling Party. Notwithstanding the foregoing, the Borrower shall have the right to amend the PILOT Agreements (a) to delete the Switchyard Easement and the Transmission Line Easement from the premises leased thereunder; (b) to direct the City to convey the Switchyard Easement and the Transmission Line Easement to Entergy at such time as the switchyard and related transmission facilities have been constructed pursuant to the Interconnection and Operation Agreement provided the City retains a nonexclusive easement (the “Retained Easement”) over the Switchyard Easement and grants the Borrower and the Co-Participants the right to use such easement pursuant to such amendments to the PILOT Agreements; and (c) to provide for the development, construction, ownership, operation and maintenance of Unit II and the Shared Facilities (to the extent such amendments are not materially adverse to the Borrower or the Secured Parties). At the Borrower’s request and subject to the procedures set forth in Article V of the Collateral Agency Agreement, the Collateral Agent shall execute and deliver such documents as may be reasonably required to release the Switchyard Easement, Transmission Line Easement, and the Unit II and the Shared Facilities parcels from the Lien of the Mortgage encumbering such property. Upon the execution and delivery of such amendment to the PILOT Agreements, the Borrower shall execute such documents as may be reasonably required to subject the Borrower’s interest in the Retained Easement to the Lien of the Mortgage and provide any reasonably requested date-down endorsements.

SECTION 6.21.      Assignment; Creditworthy. The Borrower shall not assign its rights hereunder or under any of the other Operative Documents (or consent to the assignment of any Major Participant’s rights under any Project Contract) to any person, other than an assignment of its development rights under the Participation Agreement in connection with Unit II pursuant to the Permitted Development Rights Transfer Agreement and such other assignments or partial assignments as are necessary in connection with the Shared Facilities or Unit II (to the extent such assignments or partial assignments are not materially adverse to the Borrower or the Secured Parties), as contemplated by the Participation Agreement and as otherwise permitted under Sections 6.05, 6.18 and 6.20 hereof and under the other Operative Documents. The Borrower shall not approve any person as being “Creditworthy” under and as defined in the Participation Agreement in connection with any proposed transfer thereunder without having first obtained the prior written approval of the Controlling Party (such approval not to be unreasonably withheld or delayed).

SECTION 6.22.      Abandonment of Project. The Borrower shall not Abandon the Project.

SECTION 6.23.      Hazardous Substances. The Borrower shall not Release any Hazardous Substances in violation of any Environmental Laws, Legal Requirements or Applicable Permits or in a manner that would reasonably be expected to subject the Secured Parties to material liability or would reasonably be expected to result in liability to the Borrower in excess of $15,000,000.

SECTION 6.24.      Additional Project Contracts. The Borrower shall not enter into, become a party to, or become liable under (through the Participation Agreement, the Project Management Agreement or otherwise) any Additional Project Contract, unless (a) such Additional Project Contract is a Permitted Fuel Supply Agreement, Permitted O&M Agreement, Permitted Rail Car Lease, Permitted Industrial Track Agreement, Permitted Development Rights Agreement (whether or not such agreement meets the definition of an Additional Project Contract) or is otherwise entered into with the prior written consent of the Controlling Party in consultation with the Independent Engineer, such consent not to be unreasonably withheld or delayed, (b) such Additional Project Contract is in the name of the Borrower (provided that it may also be in the name of the Project Manager on behalf of the Borrower and Co-Participations) and (c) if required by the Controlling Party and only if available to the Borrower after the Borrower uses its commercially reasonable efforts to procure such consent, upon delivery to the Controlling Party of a Consent from such third party in substantially the form of Exhibit D (with such changes as are reasonably acceptable to the Controlling Party).

ARTICLE VII.

Events of Default

SECTION 7.01.      Events of Default. The occurrence of any of the following events shall constitute an event of default (“Events of Default”):

(a)            Payments; Loan Insurance Policy.

(i)             The Borrower or the Pledgor shall (A) fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (B) fail to pay any interest on any Loan or pay any Fee or pay any other amount due under any Credit Document, when and as the same shall become due and payable, and, in case of clause (B), such default shall continue unremedied for a period of five (5) Business Days or (C) fail to pay any amount due and payable (after giving effect to any cure periods) under any Interest Rate Protection Agreement which is insured or guaranteed pursuant to an Insurance Policy when and as the same shall be come due and payable.

(ii)            The Loan Insurer shall have made a payment under any of the Insurance Policies (other than the Debt Service Reserve Surety) and, if the Loan Insurer had not made such payment, a Default or Event of Default would have occurred pursuant to Section 7.01(a)(i) or Section 7.01(e).

(iii)           The Borrower shall fail to perform or observe any of its agreements in the Loan Insurance Agreement in accordance with the terms thereof.

(b)            Judgment. (i) One or more judgments or orders for the payment of money shall be rendered against the Borrower (A) in an aggregate amount in excess of $5,000,000 or (B) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment, or (ii) one or more non-monetary judgment or order shall be rendered against the Borrower that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect

(c)            Misstatements; Omissions. Any representation or warranty by the Sponsor, the Pledgor or the Borrower in any Credit Document to which such Person is a party, or any certification contained in any certificate delivered by the Sponsor, the Pledgor or the Borrower under any Credit Document, proves to have been false or incorrect in any material respect as of the date made or deemed made; provided, however, that if (i) the Sponsor, the Pledgor or the Borrower was not aware (after due inquiry) that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied, within thirty (30) days from the date on which the Sponsor, the Pledgor or the Borrower or any officer thereof first obtains knowledge thereof (after due inquiry) such that such incorrect or false representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such incorrect or false representation or warranty shall not constitute a Default or Event of Default.

(d)            Bankruptcy; Insolvency. Any of the Borrower, the Pledgor or any Major Participant shall become subject to a Bankruptcy Event; provided that, with respect to any Major Participant, no Event of Default shall occur as a result of such circumstance if:

(i)             such Major Participant is BNSF, the City, Entergy Arkansas, Inc., the Project Manager, Zachry Construction Corporation, the O&M Operator, or any Replacement Obligor for any such person, and such Major Participant is performing its material obligations under the relevant Project Contract during the period of time in which it is the subject of a Bankruptcy Event;

(ii)            such Major Participant is a counterparty to a Power Purchase Agreement, and such Bankruptcy Event occurs and is continuing prior to (but not following) the Commercial Operations Date;

(iii)           such Major Participant is a Co-Participant, Black & Veatch Holding Company, Kiewit Construction Company, Overland Contracting Inc., Gilbert Central Corp., the EPC Contractor, a counterparty to a Power Purchase Agreement or any Replacement Obligor for any such person, and (A) with respect to any such Major Participant (other than a counterparty to a Power Purchase Agreement or any Replacement Obligor for any such counterparty), such Bankruptcy Event occurs after the Commercial Operations Date, (B) such Major Participant is performing its material obligations under the relevant Project Contract during the period of time in which it is the subject of a Bankruptcy Event and (C) S&P and Moody’s (if Moody’s shall have rated the Facilities) shall have delivered a written confirmation within twenty (20) Business Days of such Bankruptcy Event that the credit ratings assigned by S&P and Moody’s (if Moody’s shall have rated the Facilities) to the Debt of the Borrower hereunder, under the Tax-Exempt Bonds and under any other Debt insured or guaranteed by the Loan Insurer under the Insurance Policies shall be at least “BBB-” (with a stable outlook) in the case of S&P and “Baa3” (with a stable outlook) in the case of Moody’s after giving effect to such Bankruptcy Event (and without giving effect to any of the Insurance Policies); or

(iv)           the Borrower obtains a Replacement Obligor within a reasonable period of time not to exceed ninety (90) days and such circumstance has not had and does not have, prior to so obtaining such Replacement Obligor, a Material Adverse Effect.

(e)            Debt Cross Default. With respect to any Debt (other than the Debt under the Credit Documents, but including Debt under Interest Rate Protection Agreements) in a principal amount or agreement value in excess of $15,000,000, individually or in the aggregate, the Borrower shall default for any period beyond any applicable grace period (i) in the payment of any amount or performance of any obligation due under any guarantee or other agreement governing any such Debt, whether by acceleration or otherwise, or (ii) in the payment of any amount or performance of any obligation due under any guarantee or other agreement governing any such Debt if, in the case of this clause (ii), pursuant to such default, the holder of the obligation concerned has accelerated the maturity of such Debt.

(f)             ERISA. If the Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any Benefit Plan and (i) a reportable event (as defined in Section 4043(b) of ERISA other than an event for which the notice period has been waived) shall have occurred with respect to any Benefit Plan and, within thirty (30) days after the reporting of such reportable event to the Administrative Agent and the Loan Insurer by the Borrower and the furnishing of such information as the Administrative Agent or the Loan Insurer may reasonably request with respect thereto, the Controlling Party shall have notified the Borrower in writing that (A) Controlling Party has made a determination that, on the basis of such reportable event, there are reasonable grounds for the termination of such Benefit Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Benefit Plan, and (B) as a result thereof, an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States District Court to administer any Benefit Plan; or (iii) the PBGC shall institute proceedings to terminate any Benefit Plan; or (iv) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent or terminate (or notify the Borrower or ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA and, within thirty (30) days after the reporting of any such occurrence to the Administrative Agent or the Loan Insurer by the Borrower and the furnishing of such information as the Administrative Agent or the Loan Insurer may reasonably request with respect thereto, the Controlling Party shall have notified the Borrower in writing that the Controlling Party has made a determination that, on the basis of such occurrence, an Event of Default exists hereunder, provided that the events described in this Section 7.01(f) will not result in an Event of Default unless the subject event involves (x) one or more Benefit Plans that are single-employer plans (as defined in Section 4001(a)(l5) of ERISA) and under which the aggregate gross amount of unfunded benefit liabilities (as defined in Section 400l(a)(16) of ERISA), including vested unfunded liabilities which arise or might arise as the result of the termination of such Benefit Plans, exceeds $5,000,000, (y) one or more Multiemployer Plans to which the aggregate liabilities of the Borrower and all ERISA Affiliates exceeds $500,000, and (z) the Borrower or any subsidiary thereof is reasonably expected to incur liability in excess of $5,000,000.

(g)            Project Contracts.

(i)             The Borrower. The Borrower shall be in breach of any material obligation, or a material default by the Borrower shall have occurred and be continuing, under a Project Contract, and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of the cure period provided under the Project Contract or thirty (30) days; provided that if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure, (C) the Borrower is proceeding with diligence and in good faith to cure such breach, (D) the existence of such breach has not resulted in, and would not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty to the Project Contract which is subject to breach or to otherwise have a Material Adverse Effect and (E) the Administrative Agent and the Loan Insurer shall have received an officer’s certificate signed by a Responsible Officer of the Borrower to the effect of clauses (A), (B), (C) and (D) above and stating what action the Borrower is taking to cure such breach, then, so long as no Material Adverse Effect occurs, such 30-day cure period shall be extended to such date, not to exceed ninety (90) days in the aggregate, as shall be necessary for the Borrower diligently to cure such breach.

(ii)            Third Party. Any party other than the Borrower shall be in breach of any obligation under a Project Contract or a default by a party other than the Borrower shall have occurred and be continuing under a Project Contract and such breach or default shall not be remediable or, if remediable, shall continue unremedied by such party for a period equal to the lesser of the cure period provided under the Project Contract or thirty (30) days (unless waived by the appropriate party; provided that the Borrower, prior to waiving any such material breach or material default, shall have obtained the written consent of the Controlling Party) and has had or would reasonably be expected to have a Material Adverse Effect; provided that if (A) such breach cannot be cured within such 30-day period, (B) such breach is susceptible of cure, (C) the breaching party is proceeding with diligence and in good faith to cure such breach and (D) an extension of the time to cure would not reasonably be expected to exacerbate an existing Material Adverse Effect or cause any new Material Adverse Effect, then, such 30-day cure period shall be extended to such date (not to exceed 90-days in the aggregate) as shall be necessary for such third party diligently to cure such breach; provided further that no Event of Default shall be declared as a result of any such action if the Borrower obtains a Replacement Obligor for the affected party within the cure period referred to in this paragraph (including the 30-day cure period, if no extension is given) and such extension of time to cure has not, and would not reasonably be expected to, exacerbate an existing Material Adverse Effect or cause any new Material Adverse Effect.

(iii)           Termination. Any material provision in any Project Contract shall for any reason cease to be valid and binding on any party thereto (other than the Borrower) except upon fulfillment of such party’s obligations thereunder (or any party to a Project Contract pursues a right of termination that could reasonably have merit), provided that no Event of Default shall occur as a result of such circumstance if the Borrower obtains a Replacement Obligor for the affected party and such circumstance has not had and does not have, prior to the Borrower’s so obtaining such Replacement Obligor, a Material Adverse Effect.

(h)            Participation Agreement; Project Management. Either (i) any Co-Participant (other than the Borrower) shall fail to pay, when due, any payment or payments required under the Participation Agreement in excess of $1,000,000 in the aggregate at any time outstanding, to the extent such failure constitutes a Payment Default, as defined in the Participation Agreement; provided that no Event of Default shall occur as a result of such circumstance if such Co-Participant, one or more of the other Co-Participants, an Affiliate of the Borrower or the Borrower (in the case of the Borrower, only to the extent funded solely with the proceeds of a capital contribution that is not made in satisfaction of all or any part of the Equity Commitment and not funded with Operating Revenues), or any combination of the foregoing, shall fund an amount equal to such Payment Default within thirty (30) days following the occurrence of such Payment Default; or (ii) the Borrower or one or more of its Affiliates shall fail to Control the Project Manager, or the Project Manager (or another entity reasonably satisfactory to the Controlling Party) shall cease to be the Project Management Entity in accordance with the terms of the Participation Agreement and on the terms (or substantially similar terms) set forth in the Project Management Agreement.

(i)             Breach of Terms of Agreement.

(i)             The Borrower shall fail to perform or observe any of the covenants set forth in (A) Section 5.01 (other than Section 5.01(d)), 5.03(c), 5.05, 5.07(a)(i), 5.07(a)(iii), 5.08, 5.09(c), 5.11, 5.14, 5.15 or 5.17, 6.01 through 6.07, 6.09, 6.10, 6.11, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.21, 6.22, 6.23 or 6.24 or (B) Section 3.9, Section 3.10, Section 3.11 or Section 3.14(a) of the Depositary Agreement.

(ii)            The Borrower or the Pledgor shall fail to perform or observe any other covenant to be observed or performed by it hereunder or any other Credit Document not otherwise specifically provided for in Section 7.01(i)(i) or elsewhere in this Article VII, and such failure shall continue unremedied for a period of thirty (30) days after the Borrower or the Pledgor either has knowledge (after due inquiry) of such failure and the fact that such failure constitutes a Default hereunder or receives written notice thereof from the Administrative Agent or the Loan Insurer; provided, however, that if (A) such failure cannot be cured within such 30-day period, (B) such failure is susceptible of cure, (C) the Borrower or the Pledgor is proceeding with diligence and in good faith to cure such failure, (D) the existence of such failure has not had and would not after considering the nature of the cure reasonably be expected to have a Material Adverse Effect and (E) the Administrative Agent and the Loan Insurer shall have received an officer’s certificate signed by a Responsible Officer of the Borrower to the effect of clauses (A), (B), (C) and (D) above and stating what action the Borrower is taking to cure such failure, then such 30-day cure period shall be extended to such date, not to exceed a total of ninety (90) days, as shall be necessary for the Borrower or the Pledgor diligently to cure such failure.

(j)             Security. (i) Any of the Collateral Documents in any material respect cease to be in full force and effect, or fail to provide the Administrative Agent, the Arranger, the Collateral Agent, the Issuing Bank, the Loan Insurer or the other Secured Parties the first priority security interests and Liens and associated rights and remedies permitted by law, powers or privileges intended to be created thereby or purported to be created thereby or (ii) the Liens on the Collateral granted to the Collateral Agent (for the benefit of Secured Parties) cease to be superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien or otherwise, except for Permitted Prior Liens.

(k)            Loss of or Failure to Obtain Applicable Permits.

(i)             The Borrower or, in the case of the Project, any other person responsible for obtaining a Permit required for the operation of the Project, shall fail to obtain any Permit (including, without limitation, any necessary state and federal energy regulatory authorizations, including those required pursuant to Section 203 of the FPA) on or before the date that such Permit becomes an Applicable Permit and such failure would reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur for a period of up to ninety (90) days following any such failure so long as (x) the Borrower or such other person is diligently seeking to remedy such failure, (y) the Borrower continues to operate the Project, or the Project is otherwise operated, as contemplated by the Credit Documents and the Project Contracts and (z) at all times during such 90-day period there has not occurred, nor after consideration of the nature of the Borrower’s efforts or such other person’s efforts to remedy such failure, would there reasonably be expected to occur, a Material Adverse Effect.

(ii)            Any Applicable Permit necessary for operation of the Project shall expire or be materially modified (other than modifications requested by the Borrower or any other person responsible for the operation of the Project and approved in writing in advance of such modification by the Controlling Party, which approval shall not be unreasonably withheld or delayed), revoked, cancelled, or not extended or renewed by the issuing agency or other Governmental Authority having jurisdiction and the loss of such Permit would reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur for a period up to ninety (90) days following any such modification, revocation, cancellation or non-renewal so long as (x) the Borrower or such other person is diligently appealing (or causing to be appealed) such modification, revocation or cancellation, (y) the Borrower or such other person continues to operate the Project as contemplated by the Credit Documents and the Project Contracts and the enforcement of such modification, revocation or cancellation is effectively stayed during such period of operation, and (z) at all times during the pendency of such appeal, there has not occurred, nor after consideration of the nature of the Borrower’s efforts or such other person’s efforts in respect of such appeal, would there reasonably be expected to occur, a Material Adverse Effect.

(l)             Loss of Collateral. Any material portion of the Borrower’s property or the Collateral is damaged, seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment of Secured Obligations and to allow the Borrower, in the Controlling Party’s reasonable judgment, to continue satisfying its obligations hereunder and under the other Operative Documents.

(m)           Destruction of the Project. All or a material portion of the assets or operations of the Project are destroyed, or suffer an actual or constructive loss or material damage, and thereafter (a) the following conditions are not met within one hundred twenty (120) days of the occurrence of such destruction, loss or damage:

(i)             a decision has been made in accordance with the Participation Agreement (or the Borrower is otherwise obligated pursuant to the Participation Agreement) to repair or restore the Project by the Borrower and each of the Co-Participants;

(ii)            the Borrower’s Percentage (as defined in the Participation Agreement) of all Insurance Proceeds and/or Eminent Domain Proceeds received in respect of the Project shall be deposited into the Loss Proceeds Account;

(iii)           the Borrower certifies, and the Controlling Party determines in its reasonable judgment (after consultation with the Independent Engineer) that a sufficient amount of funds is or will be available to make repairs and restorations (and to make all payments of Debt Service which will become due during and following such repair period); and

(iv)           the Borrower certifies that it reasonably believes that each of the other Co-Participants has sufficient funds available to fund their respective portions of the repairs and restorations;

or (b) the Project ceases to operate for a period beyond the later of (i) sixty (60) days after the receipt of Loss Proceeds or (ii) one hundred twenty (120) days after the event of loss unless restoration or repair shall have been approved in accordance with clause (a) above.

(n)            Eminent Domain. Any Governmental Authority or any person acting under any Governmental Authority shall have condemned, seized or appropriated all or any substantial part of the Project, or displaced permanently the management of the Borrower or any other entity managing the operations of the Project or curtailed the Borrower’s authority to conduct its business.

(o)            Commercial Operations Date. The Commercial Operations Date shall not have occurred by the Date Certain.

(p)            Sponsor Support Payments. Either (i) a Sponsor Support Payment has not been funded when required in accordance with the Sponsor Support Agreement; or (ii) any portion of the Sponsor’s obligations under the Sponsor Support Agreement is not supported by credit support from an Acceptable Sponsor Support Letter of Credit Provider or funded into a cash collateral account, the Prepayment Account or the Construction Account (as applicable) as contemplated by the Sponsor Support Agreement for a period of fifteen (15) consecutive days.

(q)            Term-Conversion. Term-Conversion shall not have occurred by June 14, 2011.

(r)            Unenforceability. (i) Any material provision of any Credit Document shall cease to be in full force and effect or any Credit Document shall be declared null and void by a Governmental Authority, (ii) the Borrower shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability prior to the payment in full of all obligations of the Borrower under the Credit Documents or (iii) the Pledgor shall contest the validity or enforceability of the Pledge Agreement in writing or deny in writing that it has any further liability under the Pledge Agreement prior to the payment in full of all obligations of the Borrower under the Credit Documents other than surviving inchoate indemnities.

(s)            Minimum Ownership Interest Requirement. The Borrower shall at any time fail to (i) own at least 25.1% of the outstanding Ownership Interest under and as defined in the Participation Agreement, (ii) control the vote of at least 25.1% of the board of directors of any Permitted Project Company or (iii) in the case of any matter related to any Transaction Agreement under and as defined in the Participation Agreement, control the vote of at least 25.1% of the Percentages under and as defined in the Participation Agreement held by the parties to such Transaction Agreement (collectively, the “Minimum Control Thresholds”), or the Borrower shall enter into any agreement the effect of which is to cause (on either the date of the agreement, the date of the closing of the transactions thereunder or at another future date) the Borrower to fail to maintain the Minimum Control Thresholds.

SECTION 7.02.      Remedies. Upon the occurrence and during the continuation of an Event of Default, the Controlling Party may, without any obligation to do so and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such further notices and demands being waived, exercise any or all of the following rights and remedies, in any combination or order, in addition (but without prejudice to its rights as Controlling Party pursuant to Article X) to such other rights or remedies as the Secured Parties may have hereunder or under the Credit Documents or at law or in equity:

(a)            No Further Loans. Cancel all Commitments and elect not to make (and upon such election the Lenders shall not be obligated to make) any additional Loans or other extensions of credit, and the Secured Parties shall not be obligated to make any payments, or permit the making of payments, from any Account or any Proceeds or other funds held by the Administrative Agent, the Collateral Agent or the Depositary under the Credit Documents or on behalf of the Borrower.

(b)            Cure. Without any obligation to do so, make Loans, other extensions of credit or disbursements to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default or render any performance under any Project Contract as the Controlling Party in its absolute discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or any of the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Controlling Party promptly upon demand therefor and shall be secured by the Credit Documents

(c)            Acceleration. Declare and make all sums of outstanding principal, accrued but unpaid interest and accrued but unpaid premium remaining under this Agreement, together with all unpaid amounts, fees, costs and charges due hereunder or under any other Credit Document immediately due and payable, and require the Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which the Borrower hereby expressly waives, to pay to the Administrative Agent or the Loan Insurer (as applicable) an amount in immediately available funds equal to the aggregate amount of any such outstanding accelerated obligations; provided, that in the event of an Event of Default occurring under Section 7.01(d) in respect of the Borrower, all such amounts shall become immediately due and payable without further act of any Secured Party.

(d)            Cash Collateral. Subject to the Collateral Agency Agreement, apply to, set-off or execute upon any Obligation then due any amounts on deposit in any Account, any Proceeds, any drawings made under any Letter of Credit or any proceeds or any other monies of the Borrower on deposit with the Administrative Agent, the Collateral Agent, the Depositary or any Secured Party in the manner provided in this Agreement or in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

(e)            Possession of Projects. Subject to the Collateral Agency Agreement, enter into possession of the Project and perform any and all work and labor necessary to complete such Project or to operate and maintain such Project, and all sums expended in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Secured Parties expending such sums promptly upon demand and shall be secured by the Credit Documents to the extent provided herein.

(f)             Insurance Proceeds. Subject to the Collateral Agency Agreement, liquidate Insurance Proceeds (including any Permitted Investments made with such proceeds) in such manner as the Controlling Party shall deem reasonable and prudent under the circumstances and apply the same (i) to curing such Event of Default, and any Insurance Proceeds remaining thereafter shall be applied as provided in the Depositary Agreement, or (ii) toward payment of all other Secured Obligations of the Borrower in connection with exercise of the Secured Parties’ remedies pursuant to this Section.

(g)            Remedies Under Collateral Documents. Subject to the Collateral Agency Agreement, exercise any and all rights and remedies available to the Secured Parties under any of the Collateral Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

SECTION 7.03.      Cumulative Remedies. The rights provided for in the Credit Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided to the Secured Parties by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII.
The Agents and the Arranger

SECTION 8.01.      Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents” and each an “Agent”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders and the Issuing Bank to execute any and all documents (including releases and the Collateral Documents) with respect to the Collateral and the rights of the Lenders and the Issuing Bank with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents. Each of the Agents is further authorized by the Lenders and the Issuing Bank to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement and the Collateral Documents.

SECTION 8.02.      Right and Powers. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its respective Affiliates as if it were not an Agent hereunder.

SECTION 8.03.      Duties, Responsibilities and Obligations. No Agent shall have any duties, responsibilities or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to or be deemed to be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have or be deemed to have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, (c) no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Credit Document or otherwise exist against the Agents, and (d) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower (or any Affiliate thereof) that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither any Agent nor the Loan Insurer shall be deemed to have knowledge of any Material Adverse Effect, Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower, the Loan Insurer, the Issuing Bank or a Lender, and none of the Loan Insurer or any of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent or the Loan Insurer.

SECTION 8.04.      Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise communicated by the proper person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agents may presume that such condition is satisfactory to such Lender or the Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.      Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it, with or without a written agency appointment. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Agreement shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.06.      Resignation. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank, the Loan Insurer and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower and subject to the prior written approval of the Loan Insurer (such approval not to be unreasonably withheld or delayed) so long as no Insurer Default has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower and subject to the prior written approval of the Loan Insurer (such approval not to be unreasonably withheld or delayed) so long as no Insurer Default has occurred and is continuing, appoint a successor Administrative Agent; provided, that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders with the prior written approval of the Loan Insurer (so long as no Insurer Default has occurred and is continuing) appoint a successor Administrative Agent as provided for above in this Section; and provided further, that, where the resignation of the Administrative Agent is due to illegality, any such resignation will become effective immediately upon notice to the Lenders, the Issuing Bank, the Loan Insurer and the Borrower. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and upon such acceptance or notification as given above, the retiring or retired Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor and at any such time as Administrative Agent resigns, retires or is removed or replaced, such Administrative Agent shall return to Borrower (i) a percentage of the Administrative Agent Fee equal to the remaining percentage of the calendar year during which Administrative Agent will no longer serve as Administrative Agent minus (ii) the net amount of any unpaid expenses payable by Borrower to Administrative Agent at the time of its resignation, replacement or removal.. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

SECTION 8.07.      Arranger and Sole Bookrunner. Each of the Arranger and the Sole Bookrunner, in its capacity as such, shall have no duties, responsibilities or fiduciary relationship to any Lender, and shall incur no liability, under this Agreement or any other Credit Document.

SECTION 8.08.      Independent Credit Analysis. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agents, the Arranger, the Sole Bookrunner, any Lender or the Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents, the Arranger, the Sole Bookrunner, any Lender or the Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09.      Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 8.10.      Collateral Agent. Each of the parties hereto acknowledges the Collateral Agent’s rights under, and the provisions of, Article VII of the Collateral Agency Agreement.

ARTICLE IX.
Miscellaneous

SECTION 9.01.      Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or electronic mail, as follows:

(a)            if to the Borrower, to Plum Point Energy Associates, LLC, Two Tower Center, 11th Floor, East Brunswick, New Jersey 08816, Attention: General Counsel, Fax: (732) 249-7290;

(b)            if to the Administrative Agent, to The Royal Bank of Scotland plc, 101 Park Avenue – 6th Floor, New York, NY 10178, Attn: Luis Montanti, Tel. (212) 401-1402, Fax. (212) 401-1478, email gbmnaagency@rbos.com;

(c)            if to the Collateral Agent, to The Bank of New York, 101 Barclay Street, Floor 8W, New York, NY 10286, Fax. (212) 815-5707 or (212) 815-5074, Attention: Corporate Trust Administration - Corporate Finance

(d)            if to the Issuing Bank, Attn: Letter of Credit Department, Tel: (212) 401-3411, Fax: (212) 401-1494;

(e)            if to the Loan Insurer, to it at its address (or fax number) set forth on Appendix B; and

(f)             if to a Lender, to it at its address (or fax number) set forth on Appendix B or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent, the Lenders or the Issuing Bank pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice of continuation or conversion provided pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its subsidiaries, to continue to provide the Communications to the Administrative Agent, the Lenders or the Issuing Bank, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Bank by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY NOTICES OR COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND THE AGENTS EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY NOTICES OR COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH ANY NOTICES OR COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES HAVE ANY LIABILITY TO THE PLEDGOR, ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF SUCH AGENT OR OTHER PERSON’S TRANSMISSION OF ANY NOTICES OR COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S BREACH OF OBLIGATIONS UNDER A CREDIT DOCUMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 9.02.      Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders, the Loan Insurer and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance by the Issuing Bank of the Letters of Credit, regardless of any investigation made by the Lenders, the Loan Insurer or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05, 10.02 and 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the termination of the Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arranger, any Lender, the Loan Insurer or the Issuing Bank.

SECTION 9.03.      Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.      Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank, the Loan Insurer or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)            Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent, the Borrower and the Loan Insurer must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (it being acknowledged and agreed that, subject to clause (i) below, the Loan Insurer may withhold its consent if the proposed Lender does not have at the time of the proposed assignment a credit rating of “AA-” or higher by S&P and “Aa3” or higher by Moody’s), (ii) in the case of any assignment of a Backstop LC Commitment or a Revolving Credit Commitment, the Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided that, in each case, the consent of the Borrower shall not be required to any such assignment during the continuance of any Event of Default), (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of the Backstop LC Facility, $2,000,000 in the case of the Revolving Credit Facility, and $5,000,000, in the case of the Construction Loan Facility (or, after Term-Conversion, the Term Loan Facility) (or, if less, the entire remaining amount of such Lender’s Commitment) and shall, unless otherwise approved by the Administrative Agent, be in an amount that is an integral multiple of $1,000,000 in excess thereof (or the entire remaining amount of such Lender’s Commitment), including assignments to multiple affiliates that in the aggregate equal such amounts, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent or the Loan Insurer, as applicable, an Assignment and Acceptance, substantially in the form of Exhibit B, via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), together with a processing and recordation fee of $3,500 (or as otherwise agreed by the Administrative Agent), and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire, attached in the form of Exhibit A hereto, and any required tax forms, as applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Construction Loan Commitment (or, after Term-Conversion, the Term Loan Commitment), Backstop LC Commitment and Revolving Facility Commitment, and the outstanding balances of its Loans under each of the Construction Loan Facility (or, after Term-Conversion, the Term Loan Facility), the Backstop LC Facility and the Revolving Facility, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01(m) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, such assigning Lender, any other Lender or the Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee has reviewed and is familiar with Article X and agrees to be bound in all respects by the terms and conditions thereof and the Loan Insurer’s rights thereunder; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)            The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire any applicable tax-related deliverables specified in Section 2.20, as applicable, completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)             Each Lender may without the consent of the Borrower, the Loan Insurer or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.18 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Loan Insurer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Collateral).

(g)            Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)            Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)             Notwithstanding anything to the contrary contained herein, any Lender described in clause (a) or (b) of the definition of “Lender” (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Agent and, in the case of the Revolving Credit Facility, the Borrower) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)             The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Controlling Party, and any attempted assignment without such consent shall be null and void.

(k)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.      Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Loan Insurer, the Arranger and the Sole Bookrunner in connection with the preparation and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and shall pay all out-of pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Loan Insurer, the Arranger, the Sole Bookrunner, the Issuing Bank and any Lender in connection with the enforcement or protection of their respective rights in connection with this Agreement and the other Credit Documents or in connection with the Loans made or the Letters of Credit issued, including in each case the fees, disbursements and other charges of Dewey Ballantine LLP, counsel for the Administrative Agent and the Arranger, Nixon Peabody LLP, counsel for the Collateral Agent, and Latham & Watkins LLP, counsel for the Loan Insurer, and, in connection with any such enforcement or protection, the fees, disbursements and other charges of (i) if the Loan Insurer is at the time of the incurrence of such fees, disbursements and other charges the Controlling Party, a single special and a single Arkansas counsel for the Controlling Party and (ii) a single special and a single Arkansas counsel for the Administrative Agent, the Collateral Agent, the Sole Bookrunner, the Issuing Bank and the Lenders.

(b)            The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Loan Insurer, the Arranger, the Sole Bookrunner, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or the Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Substances on any property owned or operated by the Borrower or any Environmental Claim related in any way to the Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from primarily the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee).

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Sole Bookrunner or the Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Sole Bookrunner or the Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Sole Bookrunner, or the Arranger in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Facility Exposure, Aggregate Backstop LC Credit Exposure, outstanding Construction Loans (or, after Term-Conversion, Term Loans) and unused Commitments at the time.

(d)            To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or other extensions of credit thereunder or the use of the proceeds thereof.

(e)            The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the termination of the Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Controlling Party, the Administrative Agent, the Collateral Agent, the Sole Bookrunner, the Arranger, the Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.      Right of Setoff. If an Event of Default shall have occurred and be continuing and subject to the prior approval of the Controlling Party, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have, but are subject to Article X.

SECTION 9.07.      APPLICABLE LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. ALL LETTERS OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.      Waivers; Amendment(a) No failure or delay of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Loan Insurer or any Secured Party in exercising any power or right hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Loan Insurer and the Secured Parties hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)            If, and only if, the Loan Insurer is not the Controlling Party, then, except as set forth in Section 8.01 or as otherwise expressly provided for herein, (i) this Agreement nor any provision hereof may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by, the Borrower and the Required Lenders and (ii) the Administrative Agent shall not provide any direction or instruction to the Collateral Agent under the Collateral Agency Agreement without the prior consent of the Required Lenders; provided, however, that no such agreement or direction shall (A) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (B) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (C) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders,” without the prior written consent of each Lender, (D) release all or any substantial part of the Collateral without the prior written consent of each Lender, (E) change the provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (F) modify the protections afforded to a SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Collateral Agent as applicable.

(c)            Each Lender and Agent acknowledges that its voting rights with respect to matters hereunder and under the other Collateral Documents are limited to the extent provided in Article X hereof and the terms of the Collateral Agency Agreement.

SECTION 9.09.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.      Entire Agreement. This Agreement, the Fee Letter and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arranger, the Sole Bookrunner, the Issuing Bank, the Loan Insurer and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents. Notwithstanding anything to the contrary herein or in any other Credit Document, the Borrower is not, and shall not be, a beneficiary of any of the Insurance Policies.

SECTION 9.11.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.      Counterparts. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

(b)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.14.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.      Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably appoints CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement and the other Credit Documents. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Arranger, the Sole Bookrunner, the Issuing Bank, the Loan Insurer or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)            The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.      Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Loan Insurer and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in or reinsurer of any of its rights or obligations under this Agreement and the other Credit Documents, (ii) any pledgee referred to in Section 9.04(h) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or its obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business (including, for the avoidance of doubt, the existence or contents of any private rating letters issued by S&P and Moody’s in connection with the Facilities), other than any such information that was available to the Administrative Agent, the Collateral Agent, the Arranger, the Issuing Bank, or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Credit Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Borrower, the Lenders, the Loan Insurer, the Issuing Bank, the Arranger or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Credit Documents.

SECTION 9.17.      Collateral Agency Agreement. Each Secured Party hereby acknowledges and agrees on behalf of itself that the Lien priorities and other matters related to the Credit Documents and the Collateral shall be subject to and governed by the Collateral Agency Agreement. Each Secured Party, by delivering its signature page hereto, funding its Loans and/or executing an Assignment and Acceptance (as applicable) (a) shall be deemed to have acknowledged receipt of, consented to and approved of such Collateral Agency Agreement when entered into and (b) hereby authorizes each Agent to execute and deliver, and to perform their respective obligations thereunder and the other Collateral Documents to which it is a party.

SECTION 9.18.      Borrower Voting. In this Agreement and the other Credit Documents, where the Borrower is obligated to (a) take (or cause any Major Participant to take) any action or (b) cause a specified result with respect to the Project, a Project Contract or an Additional Project Contract, which action or the procurement of such result is subject to the action of the Management Committee or of the Borrower and the Co-Participants under the Participation Agreement, the Borrower shall be deemed to have satisfied such obligation in full if it has exercised (and, if applicable, caused any and all of its Affiliates to have exercised) any and all rights that the Borrower (and, if applicable, such Affiliate) may have under the Participation Agreement to vote in favor of a proposed action by the Project Manager or by or on behalf of the Borrower and the Co-Participants in accordance with the Participation Agreement or otherwise in a manner consistent with such obligation; provided, however, that this Section 9.18 shall not be applicable with respect to (i) any payment or reimbursement obligations hereunder or under any other Credit Document (other than any obligation of Borrower to deposit or apply the Net Cash Proceeds of any Asset Sale insofar as such Net Cash Proceeds are required to be reinvested in replacement assets, or otherwise used to repair or rebuild the Project, in accordance with the Participation Agreement) or (ii) the Borrower’s compliance with Articles IV, Article V (other than Sections 5.07(b)-(e) and 5.09), Article VI and Article VII.

SECTION 9.19.      Scope of Liability. Notwithstanding anything to the contrary in this Agreement, any other Operative Document, or any other document, certificate or instrument executed by the Borrower, the Pledgor or the Sponsor pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the Operative Documents against the Sponsor or the Pledgor or any past, present or future holder (whether direct or indirect) of any Equity Interests in the Borrower, the Sponsor or the Pledgor or, in each case, any of their respective Affiliates (other than Borrower), shareholders, officers, directors, employees representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 9.19 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue (but without personal liability to the Non-Recourse Persons) until fully paid, discharged, observed, or performed; (b) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral, (c) limit or restrict the right of the Administrative Agent, the Collateral Agent, the Loan Insurer or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name the Borrower or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in this Section 9.19; (d) in any way limit or restrict any right or remedy of the Administrative Agent, the Collateral Agent, the Loan Insurer or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, or misappropriation of Operating Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to the Administrative Agent, the Collateral Agent, the Loan Insurer or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Credit Document; (e) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any person) under or in connection with any Collateral Document (or as security for the obligations of the Borrower), the Sponsor Support Agreement, or the Pledge Agreements; or (f) limit the liability of (i) any person who is a party to any Operative Document or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Operative Document (but subject to any limitation of liability, if any, in such Operative Document), certificate or statement, or (ii) any Person rendering a legal opinion pursuant to the terms of any Credit Document, in each case under this clause (f) relating solely to such liability of such person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Section 9.19 shall survive the termination of this Agreement, the termination of all Commitments and the full payment and performance of the Obligations hereunder and under the other Operative Documents.

SECTION 9.20.      Patriot Act. Each Secured Party hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Secured Party to identify the Borrower in accordance with the Patriot Act.

ARTICLE X.
Controlling Party Agreements

SECTION 10.01.     Voting Rights. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document:

(a)            Each party to this Agreement agrees that the Controlling Party shall have the exclusive power after the Closing Date to determine, control and direct any request, demand, authorization, direction, notice, consent, waiver, funding decision, determination to cancel any Commitments, or other action to be given, made or taken by any party to any Credit Document (including any decision to fund Loans or issue Letters of Credit), other than the Borrower, the Pledgor or the Sponsor. Notwithstanding anything to the contrary in any Credit Document, each of the Arranger, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees not to give, make or take any such request, demand, authorization, direction, notice, consent, waiver or other action for so long as the Loan Insurer is the Controlling Party (unless, in each such case, it is directed to do so by the Loan Insurer). Nothing in this Section 10.01 shall, however, limit the Administrative Agent’s rights and obligations under Section 3.1(b)(iii) of the Depositary Agreement with respect to instructions to the Collateral Agent (subject to the provisions of Section 3.1(b)(v) of the Depositary Agreement).

(b)            Each party to this Agreement agrees that the Controlling Party shall have the exclusive power to determine the exercise of, and otherwise control and direct the enforcement of, all rights and remedies in respect of any Event of Default or any Default howsoever arising. Without limiting the foregoing, the Controlling Party shall be entitled to make all decisions related to (i) the right to accelerate the principal of the Obligations, and (ii) the right to annul any declaration of acceleration, and the Controlling Party shall also be entitled to determine whether to grant any waivers of Defaults or Events of Default or any other provision herein. Notwithstanding anything to the contrary in any Credit Document, each of the Arranger, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees not to exercise any rights or remedies granted in, or pursuant to or in respect of any, Credit Document or available to it at law or in equity in respect of any Defaults or Events of Default under any Credit Document for so long as the Loan Insurer is the Controlling Party (unless, in each such case, it is directed to exercise such rights and remedies by the Loan Insurer).

(c)            Each party to this Agreement agrees that the Controlling Party’s consent shall be required in lieu of any other Secured Party’s consent, when required, for the following purposes: (i) execution and delivery of any Credit Document after the Closing Date or any amendment, supplement or change to or modification of any Credit Document after the Closing Date; (ii) removal of the Collateral Agent, the Depositary, the Independent Engineer or the Insurance Consultant, and selection and appointment of any successor Administrative Agent, Collateral Agent, Depositary, Independent Engineer or Insurance Consultant; and (iii) initiation or approval of any action not described in (i) or (ii) above which requires any other Secured Party’s consent.

(d)            Each party to this Agreement agrees that any reorganization or liquidation plan with respect to the Borrower must be acceptable to the Controlling Party and, if the Loan Insurer is not the Controlling Party but the Borrower owes the Loan Insurer payments under Section 2.01 of the Loan Insurance Agreement, the Loan Insurer. In the event of any reorganization or liquidation, the Loan Insurer shall have the right to vote on behalf of all Secured Parties who hold Loan Insurer-insured Obligations absent an Insurer Default.

(e)            Notwithstanding anything to the contrary contained in clauses (a)-(d) above, the Controlling Party may not:

(i)             decrease the principal amount of, or extend the stated maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan (other than default interest payable to the Lenders), without the prior consent of each Lender affected thereby;

(ii)            increase or extend the Commitments beyond the applicable scheduled termination date thereof or decrease or extend the date for payment of any Fees of any Lender or Agent, without the prior consent of each Lender or Agent affected thereby;

(iii)           amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders” or “Supermajority Lenders”, without the prior consent of each Lender affected thereby;

(iv)           release all or any substantial part of the Collateral, without the prior consent of each Lender;

(v)            amend or modify the provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(vi)           amend or modify the protections afforded to a SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC;

(vii)          amend or modify the provisions of Article II (other than Sections 2.01, 2.09 (excluding Section 2.09(b) and Section 2.09(f)(vi)), 2.12, 2.13, 2.17 (other than as set forth in clause (iii) of this Section 10.1(e)) and any other provision in Article II which, if amended or modified, would not, individually or in the aggregate, (A) prejudice the Agents or the Lenders, (B) with respect to the Agents, be inconsistent with their internal credit and administrative policies or (C) prejudice the Lenders’ rights or remedies hereunder), without the prior consent of the Required Lenders or Agent affected thereby;

(viii)         amend, modify or grant any waivers under Section 4.01; or

(ix)           amend, modify or grant any waivers in respect of the Borrower’s express obligations hereunder to deliver information, notices or other documentation to the Administrative Agent, the Lenders or their respective counsel (provided that (A) if the Borrower fails to provide any such information, notices or other documentation to the Administrative Agent, the Lenders or their respective counsel, then the Loan Insurer, so long as it is the Controlling Party, shall have the sole right to grant any waivers as a result of any related Default or Event of Default and (B) if the Borrower fails to deliver any information, notices or other documentation to the Administrative Agent, the Lenders or their respective counsel as and when required by this Agreement, then such failure shall be deemed to be cured or remedied on the date such information, notices or other documentation are delivered to the Administrative Agent, the Lenders or their respective counsel, as applicable);

provided, that nothing in this clause (e) shall limit the Loan Insurer’s rights (so long as no Insurer Default has occurred and is continuing) (A) to amend or modify any provision (including Sections 3.1, 3.2 and 3.11) of the Depositary Agreement, (B) to amend or modify any of the Controlling Party’s rights to direct the Collateral Agent to take any action pursuant to Articles II, III and V or Sections 9.3 and 9.4 of the Collateral Agency Agreement, (C) to amend or modify the definition of “Permitted Debt”, “Permitted Lien” or “Permitted Prior Liens” in this Agreement or any other Credit Document (however so defined), and (D) subject to clause (e)(viii) above, to direct the applicable Lenders to make any Loans to, or direct the Issuing Bank to issue Letters of Credit in favor of, the Borrower.

(f)             Each party to this Agreement shall be bound by any and all decisions, approvals, waivers, consents or other actions or omissions by the Controlling Party under this Article X.

SECTION 10.02.    Other Matters. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document:

(a)            In the event that the principal, interest, fees and/or any other amount due on the Obligations shall be paid by the Loan Insurer pursuant to any of the Insurance Policies, such Obligations shall remain outstanding for all purposes under the Credit Documents, not be defeased or otherwise satisfied and not be considered paid by the Borrower, and the assignment and pledge of the Collateral by the Borrower and the Pledgor and all covenants, agreements and other obligations of the Borrower to the Lenders shall continue to exist and shall run to the benefit of the Loan Insurer to the extent of the Obligations paid by the Loan Insurer. In the event that the Administrative Agent, the Issuing Bank, the Collateral Agent or any Lender receives any amounts from the Pledgor or the Borrower or in respect of the Collateral that pursuant to the terms of the Credit Documents should have been paid to the Loan Insurer, then the Administrative Agent, the Issuing Bank, the Collateral Agent or such applicable Lender (as the case may be) shall promptly (and, in any event, within two (2) Business Days) turn-over all such amounts to the Loan Insurer (in the form received and with any appropriate endorsements).

(b)            In the event that the principal, interest, fees and/or any other amount due on the Obligations shall be paid by the Loan Insurer (or a claim made by the Administrative Agent) pursuant to the Loan Insurance Policy, the applicable Lenders must surrender their Obligations or the applicable portion thereof (along with an appropriate and duly executed Assignment and Acceptance and an assignment of any related Note to permit ownership of such Obligations to be registered in the name of Ambac Assurance Corporation) for ultimate payment by the Borrower to the Loan Insurer as contemplated by clause (a) above, and not the Administrative Agent, the Collateral Agent or such Lender. Any such assignment shall not be subject to any person’s (including the Borrower’s or the Administrative Agent’s) approval.

(c)            In addition to those rights granted to the Loan Insurer under the Credit Documents and the Loan Insurance Policy, the Loan Insurer shall, to the extent it makes payment of principal, interest, fees and/or any other amount due on the Obligations, become subrogated to the rights of the recipients of such payments in accordance with the terms of the Loan Insurance Policy to the extent of the Obligations paid by the Loan Insurer, and the Administrative Agent shall note the Loan Insurer’s rights as subrogee in the Register.

(d)            With respect to each proposed Credit Event to occur after the Closing Date and Term-Conversion and subject to Section 10.01(e)(ix), (i) the Administrative Agent shall review each of the documents, certificates, requests and other deliverables actually submitted by the Borrower to it pursuant to Section 4.02, 4.03 or 4.04 (as the case may be) in accordance with its customary practices, (ii) the Administrative Agent shall promptly advise the Controlling Party if it reasonably believes (but without any requirement or duty of investigation) that the Borrower has not satisfied a condition precedent to such Credit Event or Term-Conversion (as applicable), (iii) the Administrative Agent shall approve such Credit Event or Term-Conversion (as applicable) if each of the documents, certificates, requests and other deliverables submitted by the Borrower to it pursuant to Section 4.02, 4.03 or 4.04 (as the case may be) appears on its face (but without any requirement or duty of investigation) to conform to the requirements of such Section(s), unless the Controlling Party shall have notified the Administrative Agent not to so approve such Credit Event or Term-Conversion (as applicable) on or before the date which is three (3) Business Days after the date the Administrative Agent and the Loan Insurer received such documents, certificates, requests and other deliverables submitted by the Borrower to each of them pursuant to Section 4.02, 4.03 or 4.04 (as the case may be) and (iv) the Administrative Agent shall not be liable for any action taken or not taken by it pursuant to this clause (d) in the absence of its own gross negligence or willful misconduct. The agreements contained in this clause (d) are solely for the benefit of the Administrative Agent, the Lenders and the Loan Insurer, and the Borrower shall have no rights under this clause whatsoever. For the avoidance of doubt, nothing done or not done by the Administrative Agent pursuant to this Section 10.02(d) shall in any way affect the Loan Insurance Policy or the Debt Service Reserve Surety (whether as to their validity, enforceability or otherwise) or the Loan Insurer’s obligations under the Loan Insurance Policy or the Debt Service Reserve Surety.

SECTION 10.03.    Return of Loan Insurance Policy and DSR Surety.

(a)            Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, if a Policy Return Event has occurred and is continuing, then the Administrative Agent (on behalf of the Lenders) may (at the direction of the Supermajority Lenders), deliver to the Loan Insurer: (A) an original copy of the Loan Insurance Policy and the Debt Service Reserve Surety; (B) a duly executed notice from an authorized officer of the Administrative Agent (1) stating that the Administrative Agent and the Supermajority Lenders desire to cancel the Loan Insurance Policy and the Debt Service Reserve Surety in accordance with their respective terms and this Agreement and (2) confirming the matters in clause (c) below; and (C) written evidence of such consent of the Supermajority Lenders to the delivery back to the Loan Insurer of the Loan Insurance Policy and the Debt Service Reserve Surety. In connection with the foregoing, the Collateral Agent acknowledges its obligations under, and subject to the conditions specified in, Section 3.6(f) of the Depositary Agreement to return the Debt Service Reserve Surety to the Administrative Agent. If, as of the time of delivery to the Loan Insurer of the original copy of the Loan Insurance Policy and the Debt Service Reserve Surety contemplated by this clause (a), the Loan Insurance Policy and/or the Debt Service Reserve Surety is or are lost, stolen, mutilated, misplaced or destroyed, the Administrative Agent or the Collateral Agent, as applicable, shall provide in lieu of an original copy of the Loan Insurance Policy and/or the Debt Service Reserve Surety (as applicable) a customary indemnity and affidavit to that effect (which indemnity shall, among other things, hold the Loan Insurer harmless for any losses, claims or damages arising out of such lost, stolen, mutilated, misplaced or destroyed Loan Insurance Policy and/or the Debt Service Reserve Surety (as applicable)) and otherwise in form and substance reasonably satisfactory to the Loan Insurer.

(b)            Upon completion of the items referred to in clauses (a)(i)-(iii) above and subject to the provisions of the Loan Insurance Agreement which survive the cancellation or termination of such Insurance Policies and solely with respect to the Loan Insurance Policy and the Debt Service Reserve Surety, the Loan Insurer shall cease to have any rights or obligations under this Agreement or any other Credit Documents (provided that if the Borrower owes any obligations to the Loan Insurer, then (i) the Loan Insurer shall continue to have all rights and obligations as a Secured Party as provided for under the Collateral Documents, (ii) the Loan Insurer shall continue to have all rights under the Depositary Agreement (including Section 3.2(c) thereof) and the Collateral Agency Agreement (including Section 4.1 thereof) and (iii) none of the Credit Documents may be amended or modified in any manner which could reasonably be expected to impair the Borrower’s obligations to the Loan Insurer under the Loan Insurance Agreement without the Loan Insurer’s consent) and the Loan Insurance Policy and the Debt Service Reserve Surety shall be deemed to be cancelled and terminated. For the avoidance of doubt, nothing in this Section 10.03 shall impair the Borrower’s obligations or the Loan Insurer’s rights under any Insurance Policy which is not so cancelled or terminated.

(c)            UPON COMPLETION OF THE ITEMS REFERRED TO IN CLAUSES (A)(I)-(III) ABOVE, THE AGENTS AND THE LENDERS HEREBY AGREE, FOR THE BENEFIT OF THE LOAN INSURER, THAT (I) THE LOAN INSURER SHALL BE FOREVER RELEASED FROM ALL OF ITS OBLIGATIONS UNDER THE LOAN INSURANCE POLICY, THE DEBT SERVICE RESERVE SURETY AND THIS AGREEMENT, (II) NONE OF THE AGENTS NOR ANY OF THE LENDERS WILL MAKE ANY DEMANDS OR CLAIMS FOR PAYMENT UNDER THE LOAN INSURANCE POLICY AND THE DEBT SERVICE RESERVE SURETY, (III) NONE OF THE AGENTS NOR ANY OF THE LENDERS SHALL HAVE ANY RIGHT TO MAKE ANY SUCH DEMANDS OR CLAIMS AND (IV) THE AGENTS AND THE LENDERS DISAVOW ALL COVERAGE UNDER THE LOAN INSURANCE POLICY AND THE DEBT SERVICE RESERVE SURETY.

(d)            In the event one of the Facilities is repaid in full and all Commitments thereunder terminated, then, upon the request of the Loan Insurer, the Administrative Agent and the Loan Insurer shall promptly exchange the then existing Loan Insurance Policy and/or the then existing Debt Service Reserve Surety Policy for a new Loan Insurance Policy and/or a new Debt Service Reserve Surety Policy for the purpose of removing all references to the Facility so repaid and terminated.

(e)            EACH AGENT AND EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT IT SHALL BE IRREVOCABLY AND UNCONDITIONALLY BOUND BY THE PROVISIONS OF THIS ARTICLE X (INCLUDING SECTION 10.03(C) ABOVE) IN ALL RESPECTS AND AT ALL TIMES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLUM POINT ENERGY ASSOCIATES, LLC, as Borrower

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent and Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title:

AMBAC ASSURANCE CORPORATION, as Loan Insurer

By:
Name:
Title:

[Insert Lender Signature Pages]

Appendix A-1: Construction Loan Commitments

Institution	Facility	Amount

The Royal Bank of Scotland plc	Construction Loan Commitments	USD 700,000,000

Appendix A-2: Term Loan Commitments

Institution	Facility	Amount

The Royal Bank of Scotland plc	Term Loan Commitments	USD 700,000,000

Appendix A-3: Revolving Credit Commitments

Institution	Facility	Amount

The Royal Bank of Scotland plc	Revolving Credit Commitments	USD 17,000,000

Appendix A-4: Backstop LC Commitments

Institution	Facility	Amount

The Royal Bank of Scotland plc	Backstop LC Commitments	USD 102,000,000

Appendix B: Notice Addresses

Lender:

The Royal Bank of Scotland plc
101 Park Avenue – 6th Floor
New York, NY 10178
Attn: Luis Montanti
Tel. (212) 401-1402
Fax. (212) 401-1478
email gbmnaagency@rbos.com

The Loan Insurer:

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attn: Surveillance - Utilities
Tel. (212) 668-0340
Fax. (212) 363-1459 and (212) 509-9190

Exhibit A – Form of Administrative Questionnaire

ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE— PLUM POINT ENERGY ASSOCIATES, LLC

Lending Institution:
Name for Signature Pages:
	Will sign Credit Agreement:	☐
	Will come via Assignment:	☐	Number of Days post-closing:
Name for Signature Blocks:
Name for Publicity:
Address:
Main Telephone:
Telex No./Answer back:

CONTACT-Credit	Name:
Address:

Telephone:
Fax:

CONTACT-Operations	Name:
Address:

Telephone:
Fax:

PAYMENT INSTRUCTIONS

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
For further credit:
Account No.:
Attention:
Reference:

ADMINISTRATIVE DETAILS

Account Administrator
The Royal Bank of Scotland plc	Attn: Luis Montanti
101 Park Avenue	Tel: (212) 401-1402
New York, NY 10178	Fax: (212) 401-1478
Main Telephone: (212) 401-3200	E-mail: Luis.Montanti@rbos.com

Wire Instructions:	JP Morgan Chase Bank

ABA: 021-000-021

Account Name: Royal Bank of Scotland plc

A/C #: 400-931-052

Reference: Plum Point Energy Associates, LLC

A-2

Exhibit B – Form of Assignment and Acceptance

FORM OF ASSIGNMENT
AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee or, to the extent of any payments made by the loan insurer, (the “Loan Insurer”)] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”)[, receipt of a copy of which is hereby acknowledged by the Assignee]1. The Standard Terms and Conditions for Assignment and Acceptance set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights [and obligations]2 in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights [and obligations]3 of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights [and obligations]4 sold and assigned pursuant to clause (i) above (the rights [and
____________________

1
Bracketed language not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

2
Bracketed language not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

3
Bracketed language not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

4
Bracketed language not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

obligations]5 sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Plum Point Energy Associates, LLC

4.	Administrative Agent:	The Royal Bank of Scotland plc, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of March 29, 2007 among the Borrower, the Lenders from time to time party thereto, Ambac Assurance Corporation, as Loan Insurer, the Administrative Agent, The Royal Bank of Scotland plc, as Issuing Bank, The Bank of New York, as Collateral Agent, and RBS Securities Corporation, as Sole Lead Arranger and Sole Bookrunner.

6.	Assigned Interest:

Facility Assigned	[Assigned Fees and Interest]6	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/Lo ans7	CUSIP Number (if any)
		$	$	%
		$	$	%
		$	$	%
____________________

5
Bracketed language not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

6	If the Assignee is the Loan Insurer, the chart should include information describing the assigned fees and interest.

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

7	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.	Trade Date:	_________________]8

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] [LOAN INSURER TO INSERT EFFECTIVE DATE OF ANY ASSIGNMENT HEREUNDER]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:
____________________

8 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date. Not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

[Consented to and Accepted:

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent

By:
Name:
Title:

Consented to:

Plum Point Energy Associates, LLC

By:
Name:
Title:]9

[Consented to:

Ambac Assurance Corporation,
as Loan Insurer]10

By:
Name:
Title:
____________________

9	The Administrative Agent and the Borrower do not consent to any assignment to the Loan Insurer.

10	Only for so long as the Loan Insurer is the Controlling Party.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, or any other person of any of their respective obligations under any Credit Document.

1.2. [Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), [(iii) has a credit rating of “AA-” or higher by S&P and “Aa3” or higher by Moody’s,]11 (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received and reviewed a copy of the Credit Agreement (including Article X thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vii) it has received current financial statements of the Borrower and (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; and (b) agrees that (i) it will, independently
____________________

11	Only if the Loan Insurer is the Controlling Party at the time of the assignment.

and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) to be bound in all respects by the terms and conditions of Article X of the Credit Agreement and the Loan Insurer’s rights thereunder and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.]12

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
____________________

12
Bracketed language not applicable if the Assignee is the Loan Insurer, in its capacity as such, but only to the extent of the obligations of the Assignor already paid by the Loan Insurer to the Assignor prior to the Loan Insurer becoming the Assignee and not for future obligations.

Exhibit C – 1 Form of Borrowing Request for Construction Loan, Term Loan and
Revolving Loan

Plum Point Energy Associates, LLC

BORROWING REQUEST FOR LOAN

The Royal Bank of Scotland plc
as Administrative Agent for the Lenders under the Credit Agreement,
101 Park Avenue
New York, NY 10178
Attention: Luis Montanti

[Date]1

Ladies and Gentlemen:

The undersigned, Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), refers to that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as Administrative Agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”), The Royal Bank of Scotland plc, as Issuing Bank, The Bank of New York, as Collateral Agent, RBS Securities Corporation, as Sole Bookrunner and as Sole Lead Arranger. Capitalized terms used herein without definition have the meanings given to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which is a Business Day)

(B)	Principal Amount of Borrowing2

(C)	Class and Type of Borrowing3
____________________

1 For all Borowings on a Credit Event, other than on the Initial Credit Even, the Borrowing Request must be delivered to the Administrative Agent not later than 12:00 p.m., New York City time, (i) three (3) Business Days, in the case of a Eurodollar Borrowing or (ii) one (1) Business Day, in the case of an ABR Borrowing, before the proposed Date of Borrowing described in (A).

2 Specify amount not less than $1,000,000 and in an integral multiple of $100,000, but in any event not exceeding, as applicable, the available Total Construction Loan Commitment, Total Revolving Credit Commitment or the aggregate amount of the Term Loan Commitments.

3 Specify (a) Construction Borrowing, Term Borrowing or Revolving Credit Borrowing and (b) Eurodollar Borrowing or ABR Borrowing. If no election as to the Type of Borrowing is specified, then the Borrowing shall be an ABR Borrowing.

C-1-1

(D)	Interest Period and the last day
thereof4

(E)	Funds are requested to be disbursed to the Borrower’s account with The Royal Bank of Scotland plc [Insert reference to Construction Account or Revenue Account, as applicable].

The Borrower hereby represents and warrants to the Administrative Agent, the Loan Insurer and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Section 4.03 of the Credit Agreement, in the case of Construction Borrowings, the conditions to lending specified in Section 4.02 of the Credit Agreement, and, in the case of the Initial Credit Event, the conditions to lending specified in Section 4.01 of the Credit Agreement have been satisfied.

Plum Point Energy Associates, LLC

By:
Name:
Title: [Responsible Officer]
____________________

4 Which shall be subject to the definition of “Interest Period” and end not later than the respective Maturity date. This information is only required for a Eurodollar Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

C-1-2

Exhibit C – 2 Form of Term-Conversion Borrowing Request

Plum Point Energy Associates, LLC

BORROWING REQUEST FOR LOAN

The Royal Bank of Scotland plc
as Administrative Agent for the Lenders under the Credit Agreement,
101 Park Avenue
New York, NY 10178
Attention: Luis Montanti

[Date]

Ladies and Gentlemen:

The undersigned, Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), refers to that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as Administrative Agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”), The Royal Bank of Scotland plc, as Issuing Bank, The Bank of New York, as Collateral Agent, RBS Securities Corporation, as Sole Bookrunner and as Sole Lead Arranger. Capitalized terms used herein without definition have the meanings given to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(c) of the Credit Agreement that it requests a Term-Conversion under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Term-Conversion
(which is a Business Day)

(B)	Principal Amount of Borrowing
and/or Loans to be converted 1

(C)	Types of Loans to be converted
and Type of Borrowing2
____________________

1 Specify amount not less than $1,000,000 and in an integral multiple of $100,000, but in any event not exceeding the lesser of (i) the aggregate amount of the Term Loan Commitments and (ii) the aggregate principal amount of all Construction Loans outstanding on the applicable Date of Term-Conversion (which amount shall be calculated immediately prior to Term-Conversion, and the application of all amounts required to be applied to the prepayment of Construction Loans pursuant to Section 2.13(d) of the Credit Agreement and the payment of all fees and expenses incurred by the Borrower in connection with the Term-Conversion).

C-2-1

(D)	Interest Period and the last day
thereof3

(E)	Funds are requested to be disbursed to the Borrower’s account with The Royal Bank of Scotland plc [Insert reference to Construction Account or Revenue Account, as applicable].

The Borrower hereby represents and warrants to the Loan Insurer, Administrative Agent and the Lenders that, on the date of this Term-Conversion Borrowing Request and on the date of the related Term-Conversion, the conditions specified in Section 4.04 of the Credit Agreement have been satisfied.

Plum Point Energy Associates, LLC

By:
Name:
Title: [Responsible Officer]

2 Specify (i) Eurodollar Borrowing or ABR Borrowing, and (ii) whether types of loans will be identical to loans before conversion. If no election as to the type of Borrowing is specified, then the Borrowing shall be an ABR Borrowing.

3 Which shall be subject to the definition of “Interest Period” and end not later than the respective Maturity date. This information is only required for a Eurodollar Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

C-2-2

Exhibit C – 3 Form of Request for Issuance, Amendment, Renewal or Extension of
Revolving Letters of Credit

Plum Point Energy Associates, LLC

REQUEST FOR ISSUANCE, AMENDMENT, RENEWAL OR EXTENSION OF
REVOLVING LETTER OF CREDIT

[Date]1

The Royal Bank of Scotland plc,
as Administrative Agent for the Lenders under the Credit Agreement,
101 Park Avenue
New York, NY 10178
Attention: Luis Montanti
Fax: (212) 401-1478

The Royal Bank of Scotland plc,
as Issuing Bank under the Credit Agreement
101 Park Avenue
New York, NY 10178
Attention: Letter of Credit Department
Fax: (212) 401-1494

Ambac Assurance Corporation,
as Loan Insurer under the Credit Agreement
One State Street Plaza
New York, NY 10004
Attention of: Surveillance-Utilities
Fax: (212) []

Ladies and Gentlemen:

The undersigned, Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), refers to that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as Administrative Agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”), The Royal Bank of Scotland plc, as issuing bank (in such capacity, the “Issuing Bank”), The Bank of New York, as Collateral Agent, RBS Securities Corporation, as Sole Bookrunner and as Sole Lead Arranger. Capitalized terms used herein without definition have the meanings given to such terms in the Credit
____________________

1	The request shall be delivered not less than three (3) Business Days in advance of the date specified in (A) below.

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Agreement. The Borrower hereby gives you notice pursuant to [Section 2.22(b)] of the Credit Agreement that it requests [the issuance of a Revolving Letter of Credit][the [amendment][renewal][extension] of an existing Revolving Letter of Credit] and in that connection sets forth below the terms on which such action is requested to be made:

(A)	Date of [issuance][amendment][renewal][extension]
(which is a Business Day)

(B)	[Number of Revolving Letter of Credit to be amended,	[	]
renewed or extended]

(C)	Date of expiration of Revolving Letter of Credit2

(D)	Amount of Revolving Letter of Credit3

(E)	Name of beneficiary of Revolving Letter of Credit

(F)	Address of beneficiary of Revolving Letter of Credit

(G)	The documents to be presented by such beneficiary in case of any drawing under the Revolving Letter of Credit

Upon request, the Borrower will make available any other information as shall be necessary to prepare such Revolving Letter of Credit.

The Borrower hereby represents and warrants to the Administrative Agent, the Issuing Bank, the Loan Insurer and the Lenders that, on the date of this Request [and on the date of the related issuance, amendment, renewal or extension, after giving effect to such issuance, amendment, renewal or extension], the Aggregate Revolving Credit Exposure does not exceed the Total Revolving Credit Commitment.

Plum Point Energy Associates, LLC

By:
Name:
Title:	[Responsible	Officer]
____________________

2	Which shall be in compliance with Section 2.22(c) of the Credit Agreement.

3	After giving effect to the amount specified in (D), the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

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Exhibit C – 4 Form of Request for Issuance, Amendment, Renewal or Extension of
Backstop Letter of Credit

Plum Point Energy Associates, LLC

REQUEST FOR ISSUANCE, AMENDMENT, RENEWAL OR EXTENSION OF
BACKSTOP LETTER OF CREDIT

[Date]1

The Royal Bank of Scotland plc,
as Administrative Agent for the Lenders under the Credit Agreement,
101 Park Avenue
New York, NY 10178
Attention: Luis Montanti
Fax: (212) 401-1478

The Royal Bank of Scotland plc,
as Issuing Bank under the Credit Agreement
101 Park Avenue
New York, NY 10178
Attention: Letter of Credit Department
Fax: (212) 401-1494

Ambac Assurance Corporation,
as Loan Insurer under the Credit Agreement
One State Street Plaza
New York, NY 10004
Attention of: Surveillance-Utilities
Fax: (212) []

Ladies and Gentlemen:

The undersigned, Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), refers to that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as Administrative Agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”), The Royal Bank of Scotland plc, as issuing bank (in such capacity, the “Issuing Bank”), The Bank of New York, as Collateral Agent, RBS Securities Corporation, as Sole Bookrunner and as Sole Lead Arranger. Capitalized terms used herein without definition have the meanings given to such terms in the Credit
____________________

1	The request shall be delivered not less than three (3) Business Days in advance of the date specified in (A) below.

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Agreement. The Borrower hereby gives you notice pursuant to Section 2.23(b) of the Credit Agreement that it requests [the issuance of a Backstop Letter of Credit][the [amendment][renewal][extension] of an existing Backstop Letter of Credit] and in that connection sets forth below the terms on which such action is requested to be made:

(A)	Date of [issuance][amendment][renewal][extension]
(which is a Business Day)

(B)	[Number of Backstop Letter of Credit to be amended, renewed or extended]	[	]

(C)	Date of expiration of Backstop Letter of Credit2

(D)	Amount of Backstop Letter of Credit3

(E)	Name of beneficiary of Backstop Letter of Credit

(F)	Address of beneficiary of Backstop Letter of Credit

Upon request, the Borrower will make available any other information as shall be necessary to prepare such Backstop Letter of Credit.

The Borrower hereby represents and warrants to the Administrative Agent, the Issuing Bank, the Loan Insurer and the Lenders that, on the date of this Request [and on the date of the related issuance, amendment, renewal or extension, after giving effect to such issuance, amendment, renewal or extension], the Aggregate Backstop LC Credit Exposure does not exceed the Total Backstop LC Commitment.

Plum Point Energy Associates, LLC

By:

Name:
Title: [Responsible Officer]
____________________

2	Which shall be in compliance with Section 2.23(c) of the Credit Agreement.

3	After giving effect to the amount specified in (D), the Aggregate Backstop LC Credit Exposure shall not exceed the Total Backstop LC Commitment.

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Exhibit D-1 – List of Closing Date Consents

1.	Lessor Acknowledgement of the City of Osceola, Arkansas

2.	Co-Tenant Consent of East Texas Electric Cooperative, Inc.

3.	Co-Tenant Consent of Missouri Joint Municipal Electric Utility Commission

4.	Co-Tenant Consent of The Empire District Electric Company

5.	Co-Tenant Consent of Municipal Energy Agency of Mississippi

6.	Third Party Consent of Entergy Arkansas, Inc.

7.	Third Party Consent of LSP Services Plum Point, LLC

8.	Third Party Consent of Plum Point Partners, Zachry Construction Corporation, Overland Contracting Inc., Gilbert Central Corp., Black & Veatch Holding Company and Kiewit Construction Company

9.	Third Party Consent of BNSF Railway Company

10.	Consent of The Empire District Electric Company (Power Purchase Agreement)

11.	Consent of Missouri Joint Municipal Electric Utility Commission (Power Purchase Agreement)

12.	Consent of South Mississippi Electric Utility Commission (Power Purchase Agreement)

13.	Consent of Southwest Electric Cooperative Inc. (Power Purchase Agreement)

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Exhibit D-2 – Form of Acknowledgement Letter

March __, 2007

[Address]

_________

_________

_________

Re: Plum Point Energy Associates, LLC (the “Company”) - Notice and Acknowledgement of Refinancing.

Ladies and Gentlemen:

This Notice and Acknowledgment (this “Letter Agreement”), is being given in accordance with Section [__] of the [Consent and Agreement], dated as of [____________], 2006 (the “Consent”), among [_________], a [_________] corporation (the “Contracting Party”), the Company and Credit Suisse, as collateral agent for the secured parties described thereunder (the “Original Collateral Agent”), pursuant to which, among other things, the Contracting Party has consented to the assignment of the [Assigned Agreement] (as defined in the Consent) and, pursuant to Section [___] thereof, has agreed that the Consent shall inure to the benefit of, among others, any entity that refinances, replaces or supplements all or any portion of the secured obligations under the [Credit Documents] (as defined in the Consent). Words used herein that are not otherwise defined have the meanings set forth in the Consent.

Pursuant to Section [___] of the Consent, the undersigned hereby notifies the Contracting Party as follows.

THE REFINANCING

Pursuant to (a) the Credit Agreement, dated as of March 29, 2007 (the “Replacement Credit Agreement”), among the Company, the financial institutions party thereto from time to time as lenders (the “Replacement Lenders”), Ambac Assurance Corporation, as loan insurer (the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (together with its successors and assigns in such capacity, the “Replacement Administrative Agent”) and issuing bank, The Bank of New York, as collateral agent (together with its successors and assigns in such capacity, the “Replacement Collateral Agent”), and the financial institutions party thereto, and (b) the other financing documents relating to the Replacement Credit Agreement (such documents together with the Replacement Credit Agreement, the “Replacement Credit Documents”), the Replacement Lenders have agreed to make loans and extend certain other credit to the Company for the purpose of refinancing its obligations under the [Credit Documents] (the “Refinancing”). The Replacement Lenders and the Company expect that the Company will refinance a portion of its obligations respecting certain tax exempt bonds issued by the City of Osceola, Arkansas (the “City”) by entering into a loan agreement (the “Bond Loan Agreement”) with the City, pursuant to which the City would provide financing for the Company with the net proceeds of one or more series of its replacement tax exempt

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revenue bonds (the “Replacement Bond Financing”). For purposes of this Agreement, upon the consummation of a Replacement Bond Financing, the Bond Loan Agreement and the other financing documents relating to the Replacement Bond Financing shall also be considered Replacement Credit Documents.

Pursuant to the Security Agreement, dated as of March 29, 2007 (the “Replacement Security Agreement”), between the Company and the Replacement Collateral Agent, as security for the Company’s obligations under the Replacement Credit Agreement the Company has assigned all of its right, title and interest in, to and under, and granted a security interest in, among other things, the [Assigned Agreement] and all of its rights to receive payment under or with respect to such [Assigned Agreement] and all payments due and to become due to the Company under or with respect to such [Assigned Agreement], whether as contractual obligations, damages, indemnity payments or otherwise, to the Replacement Collateral Agent for the benefit of the secured parties under the Replacement Security Agreement. If a Replacement Bond Financing occurs, the obligations of the Company in connection therewith shall also be secured under the Replacement Security Agreement.

ACKNOWLEDGMENT

Each of the parties to this Letter Agreement hereby acknowledges and agrees that, in accordance with Section [____] of the Consent, (a) the Consent is (and, after giving effect to the transactions contemplated by the Replacement Credit Documents, will continue to be) in full force and effect and binding upon the Contracting Party in accordance with its terms, as modified hereby, and (b) the Consent shall, from and after the date hereof, be binding upon and inure to the benefit of the Replacement Collateral Agent for the benefit of the secured parties under the Replacement Credit Documents in accordance with its terms, as modified hereby.

AMENDMENTS TO CONSENT

As a result of the refinancing, the Contracting Party, the Company and the Replacement Collateral Agent agree that the Consent is hereby amended, effective as of the date of the Refinancing, as follows:

Certain Defined Terms. The parties agree that from and after the date hereof (a) all references to “Collateral Agent” in the Consent shall be deemed to be references to the Replacement Collateral Agent, (b) all references to [“Credit Agreement”] in the Consent shall be deemed to be references to the Replacement Credit Agreement, (c) all references to [“Credit Documents”] in the Consent shall be deemed to be references to the Replacement Credit Documents, (d) all references to “Security Agreement” in the Consent shall be deemed to be references to the Replacement Security Agreement, (e) all references to “Secured Parties” in the Consent shall be deemed to be references to the secured parties under the Replacement Credit Documents (including the trustee on behalf of the bondholders and the City under and in connection with a Replacement Bond Financing), and (f) all references to “Loans” and “Letters of Credit” in the Consent shall be deemed to be references to loans and letters of credit, respectively, made or issued under the Replacement Credit Agreement.

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Notices. For purposes of Section [__] of the Consent, notices and other communications to the Collateral Agent shall henceforth be sent to the Replacement Collateral Agent at the address listed in Schedule A hereto.

Location of Payment. The text set forth in Exhibit A of the Consent shall be deleted and replaced with the information set forth on Schedule A hereto.

STATUS OF MATTERS UNDER THE CONSENT

The Contracting Party hereby confirms and agrees that, as of the date hereof, (a) neither the Contracting Party nor, to the Contracting Party’s knowledge, the Company is in default of any of its obligations thereunder, (b) to the Contracting Party’s knowledge, no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either the Contracting Party or the Company to cancel or suspend its obligations under the [Assigned Agreement], (c) the [Assigned Agreement] has not been amended, modified or supplemented in any manner except as set forth in the Consent [and [Insert other applicable amendments, if any]], and (d) the representations and warranties of the Contracting Party made under the Consent are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

This Letter Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York (without giving effect to the principles thereof relating to conflicts of law except Section 5-1401 of the New York General Obligations Law). This Letter Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

THE BANK OF NEW YORK,
as Replacement Collateral Agent

By:
Name:
Title:

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Accepted and Agreed to:

[                ],

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Original Collateral Agent

By:
Name:
Title:

PLUM POINT ENERGY ASSOCIATES, LLC

By:
Name:
Title:

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SCHEDULE A

1.	Notices: Notices and other communications to the Replacement Collateral Agent shall be addressed as follows:

[______]

[______]

2.	Location of Payments: The following text replaces Exhibit A of the Consent in its entirety to read:

All amounts payable by the Contracting Party under the Redesignated Assigned Agreement shall be paid as follows:

Bank:

ABA #:

A/C Name:

A/C #:

F/F/C:

Ref:

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Exhibit D-3 – Form of Third Party Consent

This CONSENT AND AGREEMENT (this “Consent”), dated as of [________] [__], [____], is executed by [Insert Name of Third Party], a [_____________] corporation (“Third Party”), and Plum Point Energy Associates, LLC, a Delaware limited liability company (“Borrower”) for the benefit of The Bank of New York, as collateral agent (together with its successors in such capacity, the “Collateral Agent”), for the Secured Parties under the Collateral Agency Agreement (as such terms are defined below). Unless otherwise defined, all capitalized terms have the meaning given in the Contract (as defined below).

Borrower proposes to engineer, develop, construct, own and operate an approximately 665 MW coal-fired power generation facility to be located in Osceola, Arkansas (the “Project”).

Third Party, Borrower [and ______ ] have entered into that certain [Insert Name of Agreement] dated as [__________] [__], [____] [List Amendments, if any] (as [further] amended, supplemented or modified from time to time in accordance with the terms hereof and thereof, the “Contract”).

Borrower is party to certain credit agreements, loan agreements, indentures and other financing documents, pursuant to which Borrower has, among other things, borrowed money from certain creditors and has secured its obligations to repay such indebtedness with a lien on certain of its assets, including the Contract.

Pursuant to the Security Agreement dated as of March 29, 2007 [List Amendments, if any] (as [further] amended, supplemented or modified from time to time, the “Security Agreement”), between Borrower and the Collateral Agent, for the benefit of the secured parties thereunder (collectively, the “Secured Parties”), Borrower has assigned all of its right, title and interest in, to and under, and granted a first priority security interest in, the Contract and all of its rights to receive payment under or with respect to the Contract and all payments due to Borrower under or with respect to the Contract, whether as contractual obligations, damages, indemnity payments or otherwise, to the Collateral Agent for the benefit of the Secured Parties.

Pursuant to the Collateral Agency and Intercreditor Agreement dated as of March 29, 2007 [List Amendments, if any] (as [further] amended, supplemented or modified from time to time, the “Collateral Agency Agreement”), among Borrower, the Collateral Agent and other Secured Parties party thereto, the Collateral Agent has agreed to act at the direction of the applicable Secured Parties as provided in the Collateral Agency Agreement in enforcing the Secured Parties’ rights with respect to the Collateral (as defined in the Collateral Agency Agreement), including, without limitation, the Contract.

NOW THEREFORE, Third Party hereby agrees as follows:

I.	ACKNOWLEDGMENT; CONSENT TO ASSIGNMENT

Third Party acknowledges that the Secured Parties are entering into the applicable credit documents, making loans, issuing letters of credit and extending certain other credit to Borrower

D-3-1

in reliance upon the execution and delivery by Third Party of the Contract and this Consent. Third Party consents in all respects to the pledge and assignment to the Collateral Agent, pursuant to the Security Agreement, of all of Borrower’s right, title and interest in, to and under the Contract, including, without limitation, all of Borrower’s rights to receive payment under or with respect to the Contract and all payments due to Borrower under or with respect to the Contract, whether as contractual obligations, damages, indemnity payments or otherwise (collectively, the “Assigned Interests”). Third Party agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

A.            Subject to the terms of the Collateral Agency Agreement and the other Transaction Documents (as defined below), the Collateral Agent or its designee shall be entitled to exercise all rights and to cure any defaults of Borrower under the Contract. Upon receipt of notice from the Collateral Agent, Third Party agrees to accept such exercise and cure by the Collateral Agent or its designee and to render to the Secured Parties or the Collateral Agent all performance due by Third Party to Borrower under the Contract and this Consent. As used herein, the term “Transaction Documents” shall mean (i) the documents in the definition of such term set forth in the Collateral Agency Agreement and (ii) any additional documents that may from time to time govern any credit arrangements, indebtedness or other obligations that refinance, replace or supplement, in whole or in part, the credit arrangements, indebtedness or other obligations made available or outstanding under the documents referred to in clause (i) above or in this clause (ii).

B.            Third Party will not, without the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld), (i) cancel or terminate the Contract except as provided in the Contract and in accordance with Section I(C) hereof, or consent to or accept any cancellation or termination thereof by Borrower, (ii) sell, assign or otherwise dispose (by operation of law or otherwise) of any part of its interest in the Contract, or (iii) amend, supplement, restate, novate or enter into any other modification of the Contract. Third Party agrees to deliver duplicates or copies of all notices of default and all other material notices delivered by Third Party under or pursuant to the Contract to the Collateral Agent, simultaneously with delivery thereof to Borrower under the Contract.

C.            Third Party will not terminate the Contract on account of any default or breach of Borrower thereunder without prior written notice to the Collateral Agent and first providing to the Collateral Agent (i) not less than thirty (30) days from the date notice of default or breach is delivered to the Collateral Agent to cure such default or breach if such default or breach is the failure to pay amounts to Third Party which are due and payable by Borrower under the Contract or (ii) a reasonable period of time, but not less than ninety (90) days, to cure such default or breach if such default or breach cannot be cured by the payment of money to Third Party so long as the Collateral Agent or its designee shall have commenced to cure the breach or default within such ninety-day period and thereafter diligently pursues such cure to completion and continues to perform any monetary obligations under the Contract and all other obligations under the Contract are performed by Borrower or the Collateral Agent (directly or indirectly through its designee). If possession of the Project is necessary to cure such default or breach, and the Collateral Agent or its designee declares Borrower in default and commence foreclosure proceedings, the Collateral Agent or its designee will be allowed a reasonable period to complete such proceedings. If the Collateral Agent or its designee is prohibited by any court order or

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bankruptcy or insolvency proceedings from curing such default or breach or from commencing or prosecuting foreclosure proceedings, the foregoing time periods shall be extended by the period of such prohibition. Third Party consents to the transfer of Borrower’s interest under the Contract to the Secured Parties, the Collateral Agent, or any of them or a purchaser or grantee at a foreclosure sale by judicial or nonjudicial foreclosure and sale or by a conveyance by Borrower in lieu of foreclosure and agrees that upon such foreclosure, sale or conveyance, Third Party shall recognize the Secured Parties or the Collateral Agent or any of them or other purchaser or grantee as the applicable party under the Contract (provided that such purchaser or grantee assumes the obligations of Borrower under the Contract).

D.             In the event that the Contract is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding, or if the Contract is terminated for any reason other than a default which could have been but was not cured by the Collateral Agent as provided in Section I(C) hereof, and if, within sixty (60) days after such rejection or termination, the Secured Parties or their successors or assigns shall so request, Third Party will execute and deliver to the Collateral Agent a new contract, which contract shall be on the terms and conditions as the original Contract for the remaining term of the Contract before giving effect to such termination.

E.             In the event the Secured Parties or their designee(s) or assignee(s) elect to perform Borrower’s obligations under the Contract or to enter into a new contract as provided in subparagraph (C) or (D), respectively, above, the Secured Parties, their designee(s) and assignee(s), shall not have personal liability to Third Party for the performance of such obligations, and the sole recourse of Third Party in seeking the enforcement of such obligations shall be to such parties’ interest in the Project.

F.             In the event the Secured Parties or their designee(s) or assignee(s) succeed to Borrower’s interest under the Contract, the Secured Parties or their designee(s) or assignee(s) shall cure any defaults for failure to pay amounts owed under the Contract, but shall not otherwise be required to perform or be subject to any defenses or offsets by reason of any of Borrower’s other obligations under the Contract that were unperformed at such time. The Secured Parties shall have the right to assign all or a pro rata interest in the Contract or a new contract entered into pursuant to subparagraph (e) to a person or entity to whom the Project is transferred, provided such transferee assumes the obligations of Borrower under the Contract. Upon such assignment, the Collateral Agent and, if applicable, the Secured Parties shall be released from any further liability thereunder to the extent of the interest assigned.

II.	PAYMENT; CONTRACT STIPULATIONS AND MODIFICATIONS

Notwithstanding any provision contained in the Contract to the contrary, Third Party agrees as follows:

A.             Third Party will pay all amounts payable by it under the Contract in the manner and as and when required under the terms of the Contract directly into the appropriate account specified on Exhibit A hereto, or to such other person or account as shall be specified from time to time by the Collateral Agent to Third Party in writing.

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B.             All payments required to be made by Third Party under the Contract shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, other than that expressly allowed by the terms of the Contract.

C.             [Additional provisions to be added upon completion of due diligence review of Contract]

III.	REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Transaction Documents and to make loans, issue letters of credit and extend certain other credit to Borrower, Third Party makes the following representations and warranties (such representations and warranties being made as of the date of this Consent):

A.             The Contracting Party is a [__________] duly organized and validly existing under the laws of the state of its [incorporation][formation], and is duly qualified, authorized to business and in good standing as a foreign [_________] in every jurisdiction in which the nature of its business requires it to be so qualified and authorized, and has all requisite power and authority, [corporate][limited liability company] and otherwise, to enter into and to perform its obligations hereunder and under the Contract, and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby.

B.             The execution, delivery and performance by Third Party of the Contract and this Consent have been duly authorized by all necessary [__________] action on the part of Third Party. The execution, delivery and performance by Third Party of the Contract and this Consent do not and will not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other obligation of Third Party or any other person or entity, other than such approvals or consents as have already been obtained and are in full force and effect.

C.             Each of this Consent and the Contract is in full force and effect, has been duly executed and delivered on behalf of Third Party by the appropriate officers of Third Party, and constitutes the legal, valid and binding obligation of Third Party, enforceable against Third Party in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights laws generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

D.             There is no litigation, action, suit, proceeding or investigation pending or (to the best of Third Party’s knowledge) threatened against Third Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency, which, (i) if adversely determined, individually or in the aggregate, could adversely affect the performance by Third Party of its obligations hereunder or under the Contract, or which could modify or otherwise adversely affect any consent or approval referred to in Section I(B) hereof or (ii) questions the validity, binding effect or enforceability hereof or of the Contract, any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby.

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E.             Neither Third Party nor (to the best of Third Party’s knowledge) any other party to the Contract is in default of its obligations thereunder. Third Party and (to the best of Third Party’s knowledge) each other party to the Contract has complied with all conditions precedent to the respective obligations of such party to perform under the Contract. To the best of Third Party’s knowledge, no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable Third Party or Borrower to cancel or suspend its obligations under the Contract. The Contract has not been amended, modified or supplemented in any manner.

F.             Third Party has no notice of, and has not consented to, any previous assignment by Borrower of all or any part of its rights under the Contract.

G.             All representations, warranties and other statements made by Third Party to Borrower in the Contract were true and correct as the date made thereunder and are true and correct as of the date of this Consent.

IV.	NOTICES

All Notices required or permitted hereunder shall be in writing and shall be effective (a) upon receipt if hand delivered, (b) upon telephonic verification of receipt if sent by facsimile and (c) if otherwise delivered, upon the earlier of receipt or two (2) Banking Days after being sent registered or certified mail, return receipt requested, with proper postage affixed thereto, or by private courier or delivery service with charges prepaid, and addressed as specified below:

If to Third Party:
___________________________________
___________________________________
___________________________________
Attn:
Tel:
Fax:

If to Collateral Agent:

The Bank of New York
101 Barclay Street, Floor 8W
New York, NY 10286
Attn: Corporate Trust Administration-Corporate Finance
Fax: (212) 815- 5707 or (212) 815- 5074

If to Borrower:
Plum Point Energy Associates, LLC
Two Tower Center, 11th Floor
East Brunswick, New Jersey 08816
Attn:
Tel:
Fax:

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V.	ASSIGNMENT, TERMINATION, AMENDMENT AND GOVERNING LAW

This Consent shall be binding upon and benefit the successors and assigns of Third Party, Borrower, the Collateral Agent, for the benefit of the Secured Parties, and their respective successors, transferees and assigns (including without limitation, any lender, lessor, collateral agent and/or other entity that purchases, refinances, replaces or supplements all or any portion of any credit arrangements, indebtedness or other obligations made available or outstanding under any Transaction Document). Third Party agrees (a) upon the reasonable request of Borrower, the Collateral Agent, the Secured Parties or any of their respective successors, transferees or assigns, to confirm the continuing application of this Consent to any such successor, transferee or assign (and if, as a part of the transaction in question, the credit arrangements, indebtedness or other obligations made available or outstanding under any Transaction Document are being refinanced, replaced or supplemented, to confirm that the term “Transaction Documents”, as used herein, will include any documents or agreements that govern any such new credit arrangements, indebtedness or other obligations) and (b) to cause any successor-in-interest to Third Party with respect to its interest in the Contract to assume, in writing in form and substance reasonably satisfactory to the Collateral Agent, the obligations of Third Party hereunder. Any purported assignment or transfer of the Contract not in conjunction with the written instrument of assumption contemplated by the foregoing clause (b) shall be null and void. No termination, amendment, variation or waiver of any provisions of this Consent shall be effective unless in writing and signed by Third Party, the Collateral Agent and, if with respect to Section 2 hereof, Borrower. This Consent shall be governed by the laws of the State of New York. Any legal action or proceeding with respect to this Consent and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, and, by execution and delivery of this Consent, Third Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.

VI.	COUNTERPARTS

This Consent may be executed in one or more duplicate counterparts, and when executed and delivered by all the parties listed below, shall constitute a single binding agreement. Delivery of an executed counterpart of a signature page to this Consent by facsimile shall be effective as delivery of a manually executed counterpart of this Consent.

VII.	SEVERABILITY

In case any provision of this Consent, or the obligations of any of the parties hereto, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or the obligations of the other parties hereto, shall not in any way be affected or impaired thereby.

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VIII.	TERMINATION

Third Party’s and Borrower’s obligations hereunder are absolute and unconditional, and neither Third Party nor Borrower has, or shall have, a right to terminate this Consent or to be released, relieved or discharged from any obligation hereunder until the earliest to occur of (a) the termination or cancellation of the Contract in accordance with its terms and in accordance with this Consent, (b) the expiration of the [Term] (as defined in the Contract) and (c) the date on which all commitments under all Transaction Documents have been cancelled, expired or terminated and all obligations under all Transaction Documents have been indefeasibly repaid in cash in full.

IX.	FURTHER ASSURANCES

Third Party hereby agrees to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Consent.

X.	WAIVER OF JURY TRIAL

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THIRD PARTY, BORROWER AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT AND AGREEMENT OR ANY MATTER ARISING HEREUNDER.

XI.	ENTIRE AGREEMENT

This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Consent and any such agreement, document or instrument (including, without limitation, the Contract), the terms, conditions and provisions of this Consent shall prevail.

XII.	HEADINGS

The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

D-3-7

IN WITNESS WHEREOF, Third Party by its officer thereunto duly authorized, has duly executed this Consent as of the date set forth below.

Dated as of: ______________ __, ____

[THIRD PARTY], a [_______________] corporation

By: __________________________________
Name: __________________________
Title: ___________________________

THE BANK OF NEW YORK, as Collateral Agent

By: __________________________________
Name: __________________________
Title: ___________________________

PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company

By: __________________________________
Name: __________________________
Title: ___________________________

D-3-8

Exhibit A

Payment Instructions

[Insert payment instructions, upon receipt of applicable account information.]

D-3-9

Exhibit E - Form of Progress Report

A.	Executive Summary

B.	Summary of major activities completed since last progress report:

C.	Summary of significant activities planned for the upcoming period:

D.	Procurement status including an aggregate list of purchase orders and contracts executed, including date of execution:

E.	Expediting status including an aggregate list of equipment delivered to the Site, including date of delivery and acceptance by the EPC Contractor:

F.	Schedule analysis and overview:

1.	The most current project schedule

2.	Milestones met, milestones not met, and reasons why

3.	Targeted milestones for the next month

4.	Targeted milestones for the next ninety (90) days

5.	Slipped dates

6.	Plan to recover slippages

G.	Identification of any construction quality problems:

H.	Identification of any safety accidents and events:

I.	List of any problem areas and a plan for correction:

J.	Updated list of significant action items for EPC Contractor and Borrower:

K.	List of approved and pending change orders under the EPC Contract:

L.	Construction photos with captions:

M.
On site labor statistics, including EPC Contractor and subcontractor craft manhours, broken down by craft (craft breakdown may be reported on a delayed basis if current statistics are not available at the time of report submittal):

N.	Status of EPC Contractor and Borrower permits:

E-1

Exhibit F
EXECUTION VERSION

SECURITY AGREEMENT

dated as of March 29, 2007 between
PLUM POINT ENERGY ASSOCIATES, LLC

and

THE BANK OF NEW YORK, not in its individual capacity, but solely as Collateral Agent

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ANNEX 1	-	Instruments

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SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”), dated as of March 29, 2007, by and between PLUM POINT ENERGY ASSOCIATES, LLC, a limited liability company formed and existing under the laws of the State of Delaware (the “Company”) and THE BANK OF NEW YORK, not in its individual capacity, but solely as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.01 or Section 1.03 below.

RECITALS

WHEREAS, the Company proposes to develop, construct, operate and maintain an approximately 665 MW coal-fired electric power generation facility to be located in Osceola, Arkansas (the “Project”);

WHEREAS, in order to finance the development, construction, operation and maintenance of its interests in the Project, the Company has entered into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Company, the lenders from time party thereto, the Collateral Agent, The Royal Bank of Scotland plc, as the Administrative Agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), Ambac Assurance Corporation, as Loan Insurer, and the other parties thereto from time to time;

WHEREAS, pursuant to the Credit Agreement, the Company has agreed to pledge and grant a security interest in and lien on the Pledged Collateral (as defined below) to the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, the Company, the Administrative Agent, the Collateral Agent, the Loan Insurer and the other parties thereto from time to time have entered into the Collateral Agency and Intercreditor Agreement, dated as of the date hereof (the “Collateral Agency Agreement”), which, among other things, sets forth the terms on which the Company, the Loan Insurer and the Administrative Agent, among others, have appointed the Collateral Agent as agent for the present and future holders of the Secured Obligations to (a) receive, hold, maintain, administer and enforce all Collateral Documents and all interests, rights, powers and remedies of the Collateral Agent hereunder and thereunder and (b) distribute the proceeds of the Pledged Collateral in a manner consistent with the priority of liens established by the Collateral Agency Agreement and the other Collateral Documents (including this Agreement); and

WHEREAS, it is a condition precedent to the transactions contemplated by the Transaction Documents that the Company shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties, and the Company wishes to grant security interests in favor of the Collateral Agent as herein provided.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.01 Definitions. Each capitalized term used and not otherwise defined herein (including the preamble and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Collateral Agency Agreement. In addition to the terms defined in the Collateral Agency Agreement, the following terms shall have the following respective meanings:

“Accounts” shall have the meaning given such term in Article III(a)(iii).

“Administrative Agent” shall have the meaning given such term in the recitals.

“Assigned Agreement” shall have the meaning given such term in Article III(a)(i).

“Collateral Accounts” shall have the meaning given the term “Accounts” in Section 2.2 of the Depositary Agreement.

“Collateral Agency Agreement” shall have the meaning given such term in the recitals.

“Company” shall have the meaning given such term in the preamble.

“Copyright Collateral” shall mean all Copyrights, whether now owned or hereafter acquired by the Company.

“Copyrights” shall mean all domestic and foreign copyrights, copyright registrations and applications for copyright registrations, including, without limitation, all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” shall have the meaning given such term in the recitals.

“Equipment” shall have the meaning given such term in Article III(a)(vii).

“Empire L/C” shall mean the letter of credit issued for the account of Empire to support the funding obligations under the Participation Agreement; provided that application of the proceeds thereof shall at all times be subject to the Empire L/C Escrow Agreement.

“Empire L/C Escrow Agreement” shall mean the Escrow Agreement, dated as of March 14, 2006, among the Borrower, the Co-Participants and the Project Manager, governing the application of the proceeds of the Empire L/C.

“Excluded Assets” shall mean (a) any Pledged Collateral that by its terms validly prohibits the creation by the Company of a security interest therein, to the extent that any Governmental Rule prohibits the creation by the Company of a security interest therein, or that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as

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part of the Pledged Collateral (in each case, other than to the extent that any such term or restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC), (b) any Governmental Action which by its terms or by operation of law would become void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder or if a security interest therein were granted hereunder, solely to the extent necessary so as to avoid such voidness, voidability, terminability or revocability and (c) from and after the disposition by the Borrower thereof, the Excluded Collateral.

“Financing Statements” shall mean all financing statements, continuation statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the UCC or any other relevant applicable law.

“Governmental Action” shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Governmental Rule, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Project.

“Instruments” shall have the meaning given such term in Article III(a)(iv).

“Intellectual Property” shall mean, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limitation, the contracts, licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral; (c) computer and software programs including all source code, object code, specifications, designs and documentation related to such programs; (d) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Company; and (e) all causes of action, claims and warranties now or hereafter owned or acquired by the Company in respect of any of the items listed above.

“Inventory” shall have the meaning given such term in Article III(a)(v).

“Investment Accounts” has the meaning given in Article III(a)(iv)

“Motor Vehicles” shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Non-Delivered Instruments” shall have the meaning given such term in Section 2.03.

“Operation” shall mean the ownership, leasing, occupation, repair, operation, maintenance or use of the Project and all activities necessary or desirable in connection therewith.

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“Patent Collateral” shall mean all domestic and foreign Patents, whether now owned or hereafter acquired by the Company.

“Patents” shall mean all patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

“Project” shall have the meaning given such term in the recitals.

“Records” shall have the meaning given such term in Section 2.02.

“Securities Act” shall have the meaning given such term in Section 4.07.

“Trademark Collateral” shall mean all Trademarks, whether now owned or hereafter acquired by the Company.

“Trademarks” shall mean all domestic and foreign trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

“Trigger Event” shall mean that an Event of Default shall have occurred and be continuing and the Collateral Agent (at the direction of the Required First Lien Secured Parties pursuant to the Collateral Agency Agreement) shall have commenced the exercise of any of the remedies available to the Secured Parties under the Collateral Documents.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Pledged Collateral (including the Collateral Accounts) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

Section 1.02 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Collateral Agency Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

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Section 1.03 Uniform Commercial Code Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as of the date hereof and on the date of each Credit Event (as defined in the Credit Agreement), as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 2.01 Inventory and Equipment. As of the date hereof, to the actual knowledge of the Company, all existing Inventory and Equipment (other than Equipment in transit or in the possession of third parties in the ordinary course of business) is located at the Company’s address for notices set out beneath its name on the signature pages hereto or at the Project.

Section 2.02 Records. The place of business or, if there is more than one place of business, the chief executive office of the Company is located at the Company’s address for notices set out on the signature page hereto, and, to the actual knowledge of the Company, the Company has no books and records concerning the Pledged Collateral (collectively, the “Records”) at any location other than at such address or at the Project. Company is duly organized as a Delaware limited liability company and is not organized under the laws of any other jurisdiction.

Section 2.03 Certificated Securities and Instruments. The Company has delivered to the Collateral Agent without exception, all: (a) Pledged Collateral that is represented by certificated securities; and (b) Pledged Collateral that consists of Instruments (other than Instruments deposited or to be deposited for collection and other Instruments in a face amount of $50,000 or less (collectively, “Non-Delivered Instruments”)). All Pledged Collateral consisting of Instruments or certificated securities (other than Non-Delivered Instruments) and owned by the Company, as of the date hereof, to the actual knowledge of the Company, is listed on Annex 1 hereto.

Section 2.04 Changes in Circumstances.

(a)           As of the date hereof, the Company has not, within the period of one year prior to the date hereof: (i) changed its jurisdiction of formation, (ii) changed its name, or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC).

(b)           The Company’s organizational identification number is 22-3767646.

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ARTICLE III

PLEDGED COLLATERAL

(a)           As collateral security for the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the Secured Obligations, whether now existing or hereafter arising and howsoever evidenced, the Company hereby pledges, grants, assigns, hypothecates, transfers and delivers to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected lien (other than with respect to the Empire L/C) on all of the property of the Company, in each case, wherever located and now owned or hereafter acquired by the Company or in which the Company now has or at any time in the future may acquire any right, title or interest (collectively, the “Pledged Collateral”), including all of the following property now owned or hereafter acquired by the Company:

(i)            all agreements, contracts and documents, including each Project Contract, to which the Company is a party (including all exhibits and schedules thereto), as each such agreement, contract and document may be amended, supplemented or modified and in effect from time to time (such agreements, contracts and documents being, individually, an “Assigned Agreement”, and collectively, the “Assigned Agreements”), including: (A) all rights of the Company to receive moneys due and to become due under or pursuant to the Assigned Agreements; (B) all rights of the Company to receive proceeds of any insurance, bond, indemnity, warranty or guaranty with respect to the Assigned Agreements; (C) all claims of the Company for damages arising out of or for breach of or default under the Assigned Agreements and (D) all rights of the Company to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;

(ii)           all Governmental Actions now or hereafter held in the name, or for the benefit of, the Company;

(iii)          all (A) Collateral Accounts and all amendments, extensions, renewals, and replacements thereof whether under the same or different account number, together with all funds, cash, monies, credit balances, financial assets, investments, Instruments, certificates of deposit, promissory notes, and any other property (including any Permitted Investments) at anytime on deposit therein or credited to any of the foregoing, all rights to payment or withdrawal therefrom, and all proceeds, accounts receivable arising in the ordinary course, products, accessions, profits, gains, and interest thereon of or in respect of any of the foregoing all other deposit accounts and securities accounts (the “Investment Accounts”);

(iv)          all general intangibles (including payment intangibles and software) and accounts of the Company constituting any right to the payment of money, including (I) all moneys due and to become due to the Company in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, (II) all moneys due and to become due to the Company under any Guarantee (including a letter

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of credit) of the purchase price of Inventory or Equipment sold by the Company and (III) all Tax refunds of the Company (such accounts, general intangibles and moneys due and to become due, and Tax refunds, being herein, collectively, called “Accounts”);

(v)           all instruments, chattel paper (whether tangible or electronic) or letters of credit of the Company, including promissory notes, drafts, bills of exchange and trade acceptances (herein, collectively, called “Instruments”) and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Instruments;

(vi)          all inventory of the Company, including fuel, spare parts, Motor Vehicles held by the Company (as lessor) for lease, tires, all goods obtained by the Company in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto (herein, collectively, called “Inventory”);

(vii)         all Intellectual Property and all other accounts or general intangibles of the Company not constituting Intellectual Property or Accounts;

(viii)        all equipment of the Company, including all Motor Vehicles and all fixtures (herein, collectively, called “Equipment”);

(ix)           each contract and other agreement of the Company relating to the sale or other disposition of Inventory or Equipment;

(x)            all documents or other receipts of the Company covering, evidencing or representing Inventory or Equipment;

(xi)           all securities (whether certificiated or uncertificated) and all investment property

(xii)          all rights, claims and benefits of the Company against any person arising out of, relating to or in connection with Inventory or Equipment purchased by (or services provided to) the Company, including any such rights, claims or benefits against any person storing or transporting such Inventory or Equipment; and

(xiii)         all other cash, money, products, offspring, rents, revenues, issues, profits, payment intangibles, royalties, income, benefits, accessions, letter-of-credit rights, supporting obligations, and all additions, substitutions and replacements of and to any and all of the foregoing, including all proceeds (as defined in Section 4.11 below) and prodcuts of and to any of the property of the Company described in the preceding paragraphs of this Article III (including, without limitation, any proceeds of insurance thereon (whether or not the Collateral Agent is loss payee thereof), and any indemnity, warranty or guarantee, payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by the Company in respect of any of the items listed above) and, to the extent related to any property described in such paragraphs or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers,

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including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Company or any computer bureau or service company from time to time acting for the Company.

Notwithstanding any of the other provisions set forth in this Article III or any other Collateral Document to the contrary, this Agreement shall not, at any time, constitute a grant of a Lien on any property of the Company that is, at such time, an Excluded Asset. The Company and the Collateral Agent hereby acknowledge and agree that the Liens created hereby in the Pledged Collateral are not, in and of themselves, to be construed as a grant of a fee interest (as opposed to a Lien) in any Copyright Collateral, Patent Collateral or Trademark Collateral.

This Agreement, and the Liens granted and created herein, secure the payment and the performance of all Secured Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and including all amounts that constitute part of the Secured Obligations and would be owed by the Company but for the fact that they are unenforceable or not allowed due to a pending Bankruptcy Event.

Notwithstanding anything herein to the contrary (i) the Company shall remain liable for all obligations under and in respect of the Pledged Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) the Company shall remain liable under each of the agreements included in the Pledged Collateral, including the Assigned Agreements, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent or any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Pledged Collateral, including any agreements relating to the Assigned Agreements, and (iii) the exercise by the Collateral Agent of any of its rights hereunder (including any of its rights under any Consent) shall not release the Company from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral, including any agreements relating to the Assigned Agreements.

(b)           Anything herein contained to the contrary notwithstanding, (i) the Company shall remain liable under each of the Transaction Documents to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (ii) the exercise by the Collateral Agent or the Secured Parties (or any of their respective directors, officers, employees, affiliates or agents) of any of their rights, remedies or powers hereunder shall not release the Company from any of its duties or obligations under each of the Transaction Documents to which it is a party.

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ARTICLE IV

CERTAIN ASSURANCES; REMEDIES

In furtherance of the grant of the Liens on the Pledged Collateral pursuant to Article III, the Company agrees with the Collateral Agent (for the benefit of the Secured Parties) as follows:

Section 4.01 Delivery and Other Perfection. The Company shall:

(a)           deliver to the Collateral Agent any and all Instruments (other than the Non-Delivered Instruments and the Empire L/C) and certificated securities, endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; provided, that so long as no Trigger Event shall have occurred and be continuing, the Collateral Agent shall, promptly upon request of the Company, make appropriate arrangements for making any Instrument pledged by the Company and held by the Collateral Agent available to the Company for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

(b)           give, execute, deliver, file and/or record any Financing Statement: (i) to create, preserve, perfect or validate the Liens granted pursuant hereto; or (ii) to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such Liens; provided, that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of paragraph (e);

(c)           without limiting the obligations of the Company under Section 4.04(c), promptly notify the Collateral Agent upon the acquisition after the date hereof by the Company of any Equipment covered by a warehouse receipt (other than Equipment with a fair market value of $200,000 or less individually), and upon the request of the Collateral Agent (acting at the direction of the Required First Lien Secured Parties), cause the Collateral Agent to be listed as the lienholder on such warehouse receipt and within 60 days of the acquisition thereof deliver evidence of the same to the Collateral Agent;

(d)           the Company agrees that the Collateral Agent may (acting at the direction of the Required First Lien Secured Parties) visit, or cause to be visited, the Project during normal business hours from time to time after reasonable prior written notice to the Company; and

(e)           upon request of the Collateral Agent (acting at the direction of the Required First Lien Secured Parties delivered in connection with the occurrence and during the continuation of any Trigger Event), promptly notify (and the Company hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Pledged Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Pledged

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Collateral are to be made directly to the Collateral Agent, with a copy of such notice to the Company.

Section 4.02 Other Financing Statements and Liens. Except with respect to Permitted Liens and without limiting the Company’s obligations under the Transaction Documents, without the prior written consent of the Collateral Agent (acting at the direction of the Required First Lien Secured Parties), the Company shall not file or authorize to be filed in any jurisdiction, any effective Financing Statement or like instrument with respect to the Pledged Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

Section 4.03 Preservation of Rights. The Collateral Agent shall not be required to take any steps to preserve any rights against prior parties to any of the Pledged Collateral.

Section 4.04 Special Provisions Relating to Certain Pledged Collateral.

(a)           Adverse Claims. The Company shall defend, all at its own cost and expense, the Company’s title and the existence, perfection (other than with respect to the Empire L/C) and priority of the Collateral Agent’s (for the benefit of the Secured Parties) security interests in the Pledged Collateral against all adverse claims (subject to any Permitted Liens).

(b)           Assigned Agreements. If the Company fails to perform any agreement contained herein or any material agreement under any of the Assigned Agreements (including without limitation and provision of any such Assigned Agreement the ability with the giving of notice the lapse of time or both, to declare an event of default under or to terminate such Assigned Agreement), the Collateral Agent may (but shall not be obligated to) with prior written notice to the Company (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Company is the subject of a Bankruptcy Event) cause the performance of such agreement (acting at the direction of the Required First Lien Secured Parties or as otherwise provided for in Section 3.3 of the Collateral Agency Agreement), and the reasonable and documented fees, costs and expenses (including fees and expenses of outside counsel) of the Collateral Agent incurred in connection therewith shall be payable by or on behalf of the Company unless such failure to perform is being contested in good faith by the Company. Notwithstanding anything to the contrary herein, the Collateral Agent may exercise any of its rights or remedies under any Consent at any time in accordance with the terms thereof.

(c)           Intellectual Property.

(i)            For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 4.07 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies (for the avoidance of doubt, only during the continuation of a Trigger Event), and for no other purpose, the Company hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive world-wide license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Company, wherever the same may be located, including in such

10

license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii)           Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Transaction Documents that limit the rights of the Company to dispose of its property, so long as no direction of the Required First Lien Secured Parties has been delivered in connection with a Trigger Event that has occurred and is continuing, the Company will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Company. In furtherance of the foregoing, so long as no direction of the Required First Lien Secured Parties has been delivered in connection with a Trigger Event that has occurred and is continuing, the Collateral Agent shall from time to time, upon the request and at the sole cost and expense of the Company, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above. Further, upon the release of the Collateral Agent’s Liens on the Pledged Collateral pursuant to Section 5.13 the Collateral Agent shall transfer to the Company the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 4.07 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Company in accordance with the first sentence of this clause (ii).

(iii)           At any time after a direction of the Required First Lien Secured Parties has been delivered in connection with a Trigger Event that has occurred and is continuing, the Company shall, upon the request of the Collateral Agent, deliver to the Collateral Agent a schedule listing all Copyright Collateral, Patent Collateral and Trademark Collateral and take such other action as the Collateral Agent shall deem necessary to perfect the Liens created hereunder in all such Pledged Collateral.

Section 4.05 Custody and Preservation. Subject to applicable law, the Collateral Agent’s obligation to use reasonable care in the custody and preservation of Pledged Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property. Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any of the Pledged Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Pledged Collateral.

The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Pledged Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained

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therein, for the validity of the title of the Company to the Pledged Collateral, for insuring the Pledged Collateral or for the payment of taxes, charges, assessments or Liens upon the Pledged Collateral or otherwise as to the maintenance of the Pledged Collateral.

Section 4.06 Rights of Certain Secured Parties. After the occurrence and during the continuation of a Trigger Event (acting at the direction of the Required First Lien Secured Parties), the Collateral Agent may (but shall not be obligated to) pay or secure payment of any overdue Tax or other claim that may be secured by or result in a Lien on any Pledged Collateral. After the occurrence and during the continuation of a Trigger Event, the Collateral Agent or any other Secured Debt Representative upon prior notice to the Collateral Agent may (but shall not be obligated to) do or cause to be done any other thing that is necessary or desirable to preserve, protect or maintain the Pledged Collateral. The Company shall promptly reimburse the Collateral Agent or any Secured Party for any reasonable payment or expense (including fees and expenses of outside counsel) that the Collateral Agent or such other Secured Party may incur pursuant to this Section 4.06.

Section 4.07 Remedies Generally. Upon the occurrence and during the continuation of a Trigger Event and subject to terms of the Collateral Agency Agreement:

(a)            the Company shall, at the request of the Collateral Agent (acting at the direction of the Required First Lien Secured Parties), assemble movable Pledged Collateral owned by it (and not otherwise in the possession of the Collateral Agent), if any, at such place or places, reasonably convenient to both the Collateral Agent and the Company, designated in such request;

(b)           the Collateral Agent, acting at the direction of the Required First Lien Secured Parties, may (but shall not be obligated to), without notice to the Company (except as required by applicable law) and at such times as the Secured Parties in their sole judgment may determine, exercise any or all of the Company’s rights in, to and under, or in any way connected to the Pledged Collateral and the Collateral Agent shall otherwise have and, at the direction of the Required First Lien Secured Parties, may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Pledged Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws or equity in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Company agrees to take all such action as may be appropriate to give effect to such right);

(c)            the Collateral Agent, acting at the direction of the Required First Lien Secured Parties, may (but shall not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Pledged Collateral and may (but shall not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Pledged Collateral;

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(d)           the Collateral Agent, acting at the direction of the Required First Lien Secured Parties, may (but shall not be obligated to), in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Collateral;

(e)           the Collateral Agent, acting at the direction of the Required First Lien Secured Parties, may (but shall not be obligated to) sell, lease, assign or otherwise dispose of all or any part of such Pledged Collateral, at such place or places as the Secured Parties deem reasonable, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived). If any notice of a proposed sale or other disposition of Pledged Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Pledged Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Company, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

(f)            the Collateral Agent may, to the full extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve and replace the Pledged Collateral or any part thereof, and manage and operate the same, and receive and collect all income, receipts, royalties, revenues, issues and profits therefrom (it being agreed that the Company irrevocably consents and shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment, it shall immediately deliver possession of such Pledged Collateral to the receiver).

The proceeds of each collection, sale or other disposition under this Agreement shall be applied in accordance with Section 4.11.

Subject to the terms of the Collateral Agency Agreement, the Company recognizes that, if a Trigger Event shall have occurred and be continuing, the Collateral Agent, acting at the direction of the Required First Lien Secured Parties, may elect to sell all or any part of the Pledged Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Company acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including, without limitation, a public

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offering made pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”)) and the Company and the Collateral Agent agree that such private sales shall be made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay sale of any Pledged Collateral to permit the issuer thereof to register the Pledged Collateral for a form of public sale requiring registration under the Securities Act. If the Secured Parties exercise their right to sell any or all of the Pledged Collateral, upon written request, the Company shall, from time to time, furnish to the Collateral Agent all such information as is necessary in order to determine the Pledged Collateral and any other instruments included in the Pledged Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the United States Securities and Exchange Commission thereunder, as the same are from time to time in effect.

Section 4.08 Deficiency. If the proceeds of sale, collection or other realization of or upon the Pledged Collateral by virtue of the exercise of remedies under Section 4.07 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Collateral Agent shall retain all rights and remedies under the Transaction Documents, and the Company shall remain liable, with respect to any deficiency to the extent the Company is obligated under this Agreement.

Section 4.09 Change of Name or Location. Without at least 30 days’ prior written notice to the Collateral Agent, the Company shall not change its organizational name from the name shown on the signature pages hereto or its jurisdiction of organization from the State of Delaware. Additionally, the name change and change in jurisdiction of organization shall not be effected until all necessary steps have been taken to maintain the perfection and priority of the Liens granted herein or in any Collateral Document.

Section 4.10 Private Sale. The Collateral Agent and the other Secured Parties shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any private sale pursuant to Section 4.07 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, the Company hereby waives, to the extent permitted under applicable law, any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Pledged Collateral may have been sold at such a private sale to an unrelated third party was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.

Section 4.11 Application of Proceeds.

(a)           Application of Proceeds. The proceeds of any collection, sale or other realization of all or any part of the Pledged Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Article IV, shall be held by the Collateral Agent as Pledged Collateral hereunder and, to the extent provided in the Collateral Agency Agreement, shall be applied by the Collateral Agent to the Secured Obligations in accordance with the Collateral Agency Agreement.

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(b)           Company Remains Obligated. No sale or other disposition of all or any part of the Pledged Collateral pursuant to Section 4.07 shall be deemed to relieve the Company of its obligations under any Transaction Document to which it is a party except to the extent the proceeds thereof are applied to the payment of such obligations.

(c)           Proceeds. As used in this Agreement, “proceeds” of Pledged Collateral means (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Pledged Collateral and (iii) whatever is receivable or received when Pledged Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

(d)           Purchase of Pledged Collateral. The Collateral Agent or any other Secured Party may be a purchaser of the Pledged Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the Secured Obligations. Any purchaser of all or any part of the Pledged Collateral shall, upon any such purchase, acquire good title to the Pledged Collateral so purchased, free of the Liens created by this Agreement.

Section 4.12 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent, the Company hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, at the Company’s sole cost and expense, for the purpose of carrying out the provisions of this Agreement upon the occurrence and during the continuation of a Trigger Event or otherwise as contemplated by Sections 4.04 and 5.01, to (a) take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement (including taking actions under any Consent), (b) preserve the validity, perfection and priority of the Liens granted by this Agreement and (c) exercise its rights, remedies, powers and privileges under this Agreement (including taking actions under any Consent). This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Company hereby gives the Collateral Agent the power and right, on behalf of the Company, without notice to or assent by the Company, upon the occurrence and during the continuation of a Trigger Event (or as otherwise provided in Section 4.04 or 5.01) (i) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Pledged Collateral, (ii) to, in the name of the Company or its own name, or otherwise, take possession of, receive and indorse and collect any check, Account, chattel paper, draft, note, acceptance or other Instrument for the payment of moneys due under any Account or general intangible, (iii) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Pledged Collateral, (iv) to execute, in connection with any sale or disposition of the Pledged Collateral under this Agreement, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Pledged Collateral, (v) in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill

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and general intangibles of the Company relating thereto or represented thereby, (vi) pay or discharge taxes and Liens levied or placed on or threatened against the Pledged Collateral (other than Permitted Liens), effect any repair or pay or discharge any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof), (vii) execute, in connection with any sale provided for in this Agreement, any endorsement, assignment or other instrument of conveyance or transfer with respect to the collateral; and (viii) (A) direct any party liable for any payment under any Pledged Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Pledged Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Pledged Collateral and to enforce any other right in respect of any Pledged Collateral, (E) defend any suit, action or proceeding brought against the Company with respect to any Pledged Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment, (H) cure any default by the Company under any Assigned Agreement, and (I) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Pledged Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Company’s expense, at any time, or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the Collateral Agent’s and the other Secured Parties’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Company might do.

The Company hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder. Upon the occurrence and during the continuation of a Trigger Event (or as otherwise provided in Section 4.04 or 5.01), the Company hereby acknowledges and agrees that the Collateral Agent shall have no fiduciary duties to the Company in acting pursuant to this power-of-attorney and the Company hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 4.13 Perfection. This Agreement shall also be effective as a financing statement covering any Pledged Collateral and may be filed in any appropriate filing or recording office. A carbon, photographic, facsimile or other reproduction of this Agreement or of any Financing Statement relating to this Agreement shall be sufficient as a financing statement for any of the purposes referred to in the preceding sentence. Without limiting the foregoing, the Company authorizes the Collateral Agent (or, on the Closing Date, the Administrative Agent or the Loan Insurer) to file (but none of the Collateral Agent, the Administrative Agent or the Loan Insurer shall be so obligated to file) such Financing Statements in such offices as are or shall be

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necessary or as the Collateral Agent may determine to be appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Pledged Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Pledged Collateral or to enable the Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement. Such Financing Statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of collateral that describes the Pledged Collateral in any other manner as the Collateral Agent may determine, as directed by any Secured Debt Representative, is necessary, advisable or prudent to ensure the perfection of the security interests in the Pledged Collateral granted to the Collateral Agent hereunder, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired”, “all assets of the Debtor” or “all personal property whether now owned or hereafter acquired”. Copies of any such Financing Statement or amendment thereto shall promptly be delivered to the Company.

Section 4.14 Termination.

(a)           If any of the Pledged Collateral shall be sold or disposed of to any person in a transaction (i) permitted under the Transaction Documents or (ii) consented to pursuant to the Transaction Documents and, in each case subject to the Collateral Agency Agreement, such Pledged Collateral shall be automatically released from the Liens created hereunder. Upon the release of the Collateral Agent’s Liens on any portion of the Pledged Collateral, the Collateral Agent shall take the actions specified in clause (b) below to effect the termination and release of the Liens on such Pledged Collateral.

(b)           Upon the release of all of the Collateral Agent’s Liens on all of the Pledged Collateral pursuant to Section 5.13, this Agreement shall terminate, all rights to the Pledged Collateral shall revert to the Company, and the Collateral Agent shall (at the written request and sole cost and expense of the Company) promptly cause to be transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Pledged Collateral and money received in respect thereof, to or on the order of the Company and to be released and cancelled all licenses and rights referred to in Section 4.04. The Collateral Agent shall also (at the written request and sole cost and expense of the Company) promptly execute and deliver to the Company upon such termination such UCC termination statements, and such other documentation and take such other action as shall be reasonably requested by the Company to effect the termination and release of the Liens on the Pledged Collateral.

ARTICLE V

MISCELLANEOUS

Section 5.01 Collateral Agent’s Right to Perform on Company’s Behalf. If the Company shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under this Agreement, the Collateral Agent, acting at the direction of the Required First Lien Secured Parties, may (but shall not be obligated to), upon reasonable notice to the Company, cause it to be done or performed or observed by experts, agents or attorneys, with reasonable care at the sole cost and expense of the Company, either in

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its name or in the name and on behalf of the Company, and the Company hereby authorizes the Collateral Agent so to do.

Section 5.02 Waivers of Rights Inhibiting Enforcement. The Company waives, to the maximum extent permitted by applicable law:

(a)           any claim that, as to any part of the Pledged Collateral, a public sale, should the Collateral Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Pledged Collateral;

(b)           the right to assert in any action or proceeding between it and the Collateral Agent any offsets or counterclaims that it may have;

(c)           except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE PLEDGED COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT THE COMPANY WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER;

(d)           all rights of redemption, appraisement, valuation, stay and extension or moratorium; and

(e)           all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Collateral Agent and the other Secured Parties under this Agreement or the absolute sale of the Pledged Collateral, now or hereafter in force under any applicable law, and the Company, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.

Section 5.03 No Waiver; Remedies Cumulative. No failure on the part of the Collateral Agent, any other Secured Party or any of such person’s agents to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise by the Collateral Agent, any other Secured Party or any of such person’s agents of any right, power or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein or in any other Transaction Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which either Collateral Agent or any other Secured Party would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either Collateral Agent or any other Secured Party to any other or further action in any circumstances without notice or demand.

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Section 5.04 Notices. All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing in the manner set out in the Collateral Agency Agreement. Unless otherwise so changed in accordance with the Collateral Agency Agreement by the respective parties hereto, all notices, requests and other communications to each party hereto shall be sent to the address of such party set out on the signature pages hereto.

Section 5.05 Amendments, Etc. This Agreement may be amended, supplemented, modified or waived only by an instrument in writing duly executed by the Company and the Collateral Agent and only to the extent permitted under the Collateral Agency Agreement. Any such amendment, supplement, modification or waiver shall be binding upon the Collateral Agent, the Secured Parties and the Company. Any waiver shall be effective only in the specific instance and for the specified purpose for which it was given.

Section 5.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that (a) the Company shall not assign or transfer any of its rights or interests in or under this Agreement or delegate any of its obligations under this Agreement without the prior written consent of the Collateral Agent (acting at the direction of an Required First Lien Secured Parties and otherwise in accordance with the Collateral Agency Agreement and the other Transaction Documents), (b) the Collateral Agent shall only transfer or assign its rights under this Agreement in connection with a resignation or removal of such person from its capacity as “Collateral Agent” in accordance with the terms of this Agreement and the Collateral Agency Agreement and (c) the Collateral Agent may delegate certain of its responsibilities and powers under this Agreement as contemplated by Section 7.2 of the Collateral Agency Agreement.

Section 5.07 Survival, Etc. The representations and warranties of the Company set out in this Agreement or contained in any documents delivered to the Collateral Agent or any other Secured Party pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties in entering into the Collateral Agency Agreement and the relevant Transaction Documents and making the Advances, providing the Commitments or performing the transactions thereunder, notwithstanding any investigation on their respective parts.

Section 5.08 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto with respect to matters covered by this Agreement and the other Transaction Documents and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall become effective at such time as the Collateral Agent shall have received counterparts hereof signed by all of the intended parties hereto.

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Section 5.09 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by applicable law: (a) the other provisions hereof shall remain in full force and effect in such jurisdiction in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 5.10 Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 5.11 Limitation of Liability.

(a)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER THE COLLATERAL AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(i)           ANY LOSS OR DAMAGE SUSTAINED BY THE COMPANY, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY PLEDGED COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE COLLATERAL AGENT OR SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(ii)           ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES SUFFERED BY THE COMPANY IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

Section 5.12 Security Interest Absolute. To the maximum extent permitted by applicable law, the rights and remedies of the Collateral Agent hereunder, the Liens created hereby, and the obligations of the Company under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 5.13), including:

(a)           any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Transaction Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b)           any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Transaction Document or other instrument or agreement relating thereto, or any

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exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Transaction Document or any such other instrument or agreement relating thereto;

(c)           any furnishing of any additional security for the Secured Obligations or any part thereof to the Collateral Agent or any other person or any acceptance thereof by the Collateral Agent or any other person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Collateral Agent or any other person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Secured Party;

(d)           any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any other Transaction Document or any other agreement or instrument relating thereto or any security therefor;

(e)            the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof;

(f)            any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Company or may preclude the Company from obtaining reimbursement, contribution, indemnification or other recovery and even though the Company may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(g)           any act or omission of the Collateral Agent or any other person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of the Company or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(h)           the election by the Collateral Agent, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code;

(i)            any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code;

(j)            any use of cash collateral under Section 363 of the United States Bankruptcy Code;

(k)           any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person;

(l)            the avoidance of any Lien in favor of the Collateral Agent for any reason;

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(m)           any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or

(n)           any other event or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 5.12 that the obligations of the Company hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

Section 5.13 Release. On the Discharge Date and subject to Section 5.14, the Collateral Agent, at the sole cost and expense of the Company, (a) shall execute and deliver all such documentation, UCC termination statements and instruments as is necessary to release the Liens created pursuant to this Agreement and to terminate this Agreement, (b) upon written notice to the Collateral Agent, authorizes the Company to prepare and file UCC termination statements terminating all of the Financing Statements filed in connection herewith and (c) agrees, at the request of the Company, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as the Company may reasonably request as necessary or desirable to effect such termination and release, all at the Company’s expense. Upon the transfer by the Company of its undivided ownership interest in all or any portion of the Pledged Collateral pursuant to the Empire Buy-In or any transfer in connection with the disposition of any Excluded Collateral, the Collateral Agent, at the sole cost and expense of the Company, agrees, at the request of the Company, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as the Company may reasonably request as necessary or desirable to effect such transfer.

Section 5.14 Reinstatement. This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Secured Obligations is rescinded or must otherwise be restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Company shall indemnify the Collateral Agent, each other Secured Party and its respective employees, officers and agents on demand for all reasonable fees, costs and expenses (including, without limitation, reasonable fees, costs and expenses of counsel) incurred by the Collateral Agent, such other Secured Party or its respective employees, officers or agents in connection with such reinstatement, rescission or restoration.

Section 5.15 NO THIRD PARTY BENEFICIARIES. THE AGREEMENTS OF THE PARTIES HERETO ARE SOLELY FOR THE BENEFIT OF THE COMPANY, THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES, AND NO PERSON (OTHER THAN THE PARTIES HERETO, THE SECURED PARTIES AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS HEREUNDER AND UNDER THE COLLATERAL AGENCY AGREEMENT) SHALL HAVE ANY RIGHTS HEREUNDER.

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Section 5.16 GOVERNING LAW; SUBMISSION TO JURISDICTION, WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTIES HERETO AT ITS ADDRESS REFERRED TO IN THE COLLATERAL AGENCY AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

(c)           TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 5.17 Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities of the Collateral Agent set forth in the Collateral Agency Agreement, as if such rights, powers, immunities and indemnities were specifically set forth herein. The Company hereby acknowledges the appointment of the Collateral Agent pursuant to the Collateral Agency Agreement. The rights, privileges, protections and benefits given to the Collateral Agent,

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including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder, and to each agent, custodian and other persons employed by the Collateral Agent in accordance herewith to act hereunder.

Section 5.18 Collateral Agency Agreement Controls. In the event of any conflict between the provisions set forth in this Agreement and those set forth in the Collateral Agency Agreement, the provisions of the Collateral Agency Agreement shall supersede and control the terms and provisions of this Agreement.

Section 5.19 Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

PLUM POINT ENERGY ASSOCIATES, LLC

By:	/s/ Illegible
Name:
Title:

Address for Notices:
2 Tower Center
11th Floor
East Brunswick, NJ 08816
Telephone: (732) 249-6750
Fax: (732) 249-7290
Attention: General Counsel

[SECURITY AGREEMENT]

THE BANK OF NEW YORK, not in its individual capacity, but solely as Collateral Agent under the Collateral Agency and Intercreditor Agreement

By:	/s/ BEATA HRYNIEWICKA
Name: BEATA HRYNIEWICKA
Title: ASSISTANT VICE PRESIDENT

Address for Notices:
101 Barclay Street, Floor 8W
New York, NY 10286
Fax: (212) 815-5074
Attention: Corporate Trust Administration-
Corporate Finance

[SECURITY AGREEMENT]

ANNEX 1
Instruments
1.           Empire L/C

Exhibit G
EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of March 29, 2007 between
PPEA HOLDING COMPANY, LLC, as Pledgor

and

THE BANK OF NEW YORK, not in its individual capacity, but solely as Collateral Agent

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ii

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is dated as of March 29, 2007, by and between PPEA HOLDING COMPANY, LLC a limited liability company formed and existing under the laws of the State of Delaware (the “Pledgor”) and THE BANK OF NEW YORK, not in its individual capacity, but solely as collateral agent for the benefit of the Secured Parties referred to below (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.01 or Section 1.03 below.
RECITALS

WHEREAS, Plum Point Energy Associates, LLC, a limited liability company formed and existing under the laws of the State of Delaware (the “Company”), proposes to develop, construct, operate and maintain an approximately 665 MW coal-fired electric power generation facility to be located in Osceola, Arkansas (the “Project”);

WHEREAS, in order to finance the development, construction, operation and maintenance of its interests in the Project, the Company has entered into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Company, the lenders from time party thereto, the Collateral Agent, The Royal Bank of Scotland plc, as the Administrative Agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), Ambac Assurance Corporation, as Loan Insurer, and the other parties thereto from time to time;

WHEREAS, the Pledgor, the Company, the Administrative Agent, the Collateral Agent, the Loan Insurer and the other parties thereto from time to time have entered into the Collateral Agency and Intercreditor Agreement, dated as of the date hereof (the “Collateral Agency Agreement”), which, among other things, sets forth the terms on which the Pledgor, the Company, the Loan Insurer and the Administrative Agent, among others, have appointed the Collateral Agent as agent for the present and future holders of the Secured Obligations to (a) receive, hold, maintain, administer and enforce all Collateral Documents and all interests, rights, powers and remedies of the Collateral Agent hereunder and thereunder and (b) distribute the proceeds of the Pledged Collateral (as defined below) in a manner consistent with the priority of liens established by the Collateral Agency Agreement and the other Collateral Documents (including this Agreement); and

WHEREAS, pursuant to Section 4.01 of the Credit Agreement the Pledgor is required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Each capitalized term used and not otherwise defined herein (including the preamble and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Collateral Agency Agreement. In addition to the terms defined in the Collateral Agency Agreement, the following terms shall have the following respective meanings:

“Administrative Agent” shall have the meaning given such term in the recitals.

“Collateral Agency Agreement” shall have the meaning given such term in the recitals.

“Company” shall have the meaning given such term in the recitals.

“Company Interests” shall have the meaning given such term in Section 2.01(a)(i).

“Company LLC Agreement” shall mean the Limited Liability Company Operating Agreement of Plum Point Energy Associates, LLC, dated as of December 4, 2000, as amended by the Amended and Restated Limited Liability Company Operating Agreement of Plum Point Energy Associates, LLC, dated March 14, 2006.

“Contest” shall have the meaning given such term in Section 4.10.

“Credit Agreement” shall have the meaning given such term in the recitals.

“Financing Statements” shall mean all financing statements, continuation statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the UCC or any other relevant applicable law.

“Material Adverse Effect” means a material adverse condition or material adverse change in or affect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Pledgor, or (b) the validity or enforceability of this Agreement or the rights and remedies of the Collateral Agent or the Secured Parties hereunder.

“Pledged Collateral” shall have the meaning given such term in Section 2.01(a).

“Pledgor” shall have the meaning as defined in the preamble.

“Proceeds” shall mean (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Pledged Collateral and (c) whatever is receivable or received when Pledged Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

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“Project” shall have the meaning given such term in the recitals.

“Securities Act” shall have the meaning given such term in Section 5.02(b).

“Trigger Event” shall mean that an Event of Default shall have occurred and be continuing and the Collateral Agent (at the direction of the Required First Lien Secured Parties pursuant to the Collateral Agency Agreement) shall have commenced the exercise of any of the remedies available to the Secured Parties under the Collateral Documents.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

Section 1.02. Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Collateral Agency Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.03. Uniform Commercial Code Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE II

PLEDGED COLLATERAL

Section 2.01. Pledged Collateral.

(a) As collateral security for the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the Secured Obligations, whether now existing or hereafter arising and howsoever evidenced, the Pledgor hereby pledges, grants, assigns, hypothecates, transfers and delivers to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in all of the personal property of the Pledgor identified below, in each case, wherever located and now owned or hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Pledged Collateral”):

(i)           all of the Pledgor’s membership interests in the Company (including the membership interests listed on Schedule I), and all after acquired membership interests in the Company (collectively, the “Company Interests”), and all of the Pledgor’s rights to acquire membership interests in the Company in addition to or in exchange or substitution for the Company Interests;

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(ii)           all of the Pledgor’s rights, privileges, authority and powers as a member of the Company, under the Company LLC Agreement;

(iii)          all certificates or other documents (if any) representing any and all of the foregoing in clauses (i) and (ii);

(iv)          subject to Section 2.03, all dividends, distributions, cash, securities, instruments and other Property or proceeds of any kind to which the Pledgor may be entitled in its capacity as member of the Company by way of distribution, return of capital or otherwise;

(v)           without affecting any obligations of the Pledgor or the Company under any of the Collateral Documents or the other Transaction Documents, in the event of any consolidation or merger in which the Company is not the surviving person, all ownership interests of any class or character in the successor person formed by or resulting from that consolidation or merger;

(vi)          any other claim which the Pledgor now has or may in the future acquire in its capacity as member of the Company against the Company and its respective Property;

(vii)         all Proceeds, products and accessions of and to any of the Property described in the preceding clauses (i) through (vi) above; and

(viii)        all rights of access to and inspection and use, at reasonable times during business hours following reasonable notice (which in any event shall be at least two Business Days, provided that following any Event of Default, the Collateral Agent shall have such right of access at any time, without notice), of all books, correspondence, credit files, records, invoices, tapes, cards, computer runs and files, and other papers and documents in connection with, but only to the extent relating to, any of the Pledged Collateral in the possession of or under the control of the Pledgor.

Section 2.02. Delivery of Certificates and Instruments. All certificates or instruments representing or evidencing any of the Pledged Collateral, if any, shall be delivered to and be held by or on behalf of the Collateral Agent in accordance with Section 4.07 and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent (at the direction of the Required First Lien Secured Parties pursuant to the Collateral Agency Agreement) shall have the right, at any time following the occurrence and during the continuation of an Event of Default, without prior notice to the Pledgor, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral. In the event of such a transfer, the Collateral Agent shall within a reasonable period of time thereafter give the Pledgor notice of such transfer or registration; provided, however, that (i) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder

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and (ii) the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of a Bankruptcy Event. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Company Interests in the Company for certificates or instruments of smaller or larger denominations.

Section 2.03. Pledgor’s Rights.

(a)           Voting Rights. Unless a Trigger Event shall have occurred and be continuing, the Pledgor shall be entitled to exercise all voting and other rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, right exercised or other action taken which would have a Material Adverse Effect on the Pledged Collateral or which would be inconsistent with or result in any violation of any provision of any of the Transaction Documents. Upon the occurrence and during the continuation of a Trigger Event, and after receiving notice from the Collateral Agent (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of a Bankruptcy Event), all voting and other rights of the Pledgor with respect to the Pledged Collateral which the Pledgor would otherwise be entitled to exercise pursuant to the terms of this Agreement or otherwise shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon, at the direction of the Required First Lien Secured Parties pursuant to the Collateral Agency Agreement, have the sole right to exercise such rights.

(b)           Distributions. Any and all distributions paid in respect of the Company Interests shall be paid only to the extent permitted, and then strictly in accordance with, the Transaction Documents. To the extent that such distributions and payments are made in accordance with the terms of the Transaction Documents then the further distribution or payment of such monies shall not give rise to any claims or cause of action on the part of any of the Secured Parties against the Company or the Pledgor seeking the return or disgorgement of any such distributions or other payments unless the distributions or payments involve or result from the fraud or willful misconduct of the Company or the Pledgor receiving the distributions or payments. Upon the occurrence and during the continuation of an Event of Default, all rights of the Pledgor to receive and retain any such distributions shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights.
(c)           Turnover. All distributions and other amounts which are received by the Pledgor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Section 2.04. Secured Parties Not Liable. Notwithstanding any other provision contained in this Agreement, the Pledgor shall remain liable under the Company LLC Agreement to observe and perform all of the conditions and obligations to be observed and performed by the Pledgor thereunder. None of the Collateral Agent, any Secured Party or any of their respective directors, officers, employees, affiliates or agents shall have any obligations or liability under or with respect to any Pledged Collateral by reason of or arising out of this Agreement, except as set forth in Section 9-207 of the UCC or the receipt by the Collateral Agent of any payment

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relating to any Pledged Collateral, nor shall any of the Collateral Agent, any Secured Party or any of their respective directors, officers, employees, affiliates or agents be obligated in any manner to (a) perform any of the obligations of the Pledgor under or pursuant to the Company LLC Agreement or any other agreement to which the Pledgor is a party, (b) make any payment or inquire as to the nature or sufficiency of any payment or performance with respect to any Pledged Collateral, (c) present or file any claim or collect the payment of any amounts or take any action to enforce any performance with respect to the Pledged Collateral or (d) take any other action whatsoever with respect to the Pledged Collateral.

Anything herein contained to the contrary notwithstanding, (a) the Pledgor shall remain liable under each of the Transaction Documents to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (b) the exercise by the Collateral Agent or the Secured Parties (or any of their respective directors, officers, employees, affiliates or agents) of any of their rights, remedies or powers hereunder shall not release the Pledgor from any of its duties or obligations under each of the Transaction Documents to which it is a party.

Section 2.05. Attorney-in-Fact.

(a)           Without limiting any rights or powers granted by this Agreement to the Collateral Agent, the Pledgor hereby appoints the Collateral Agent, on behalf of the Secured Parties, or any person, officer or agent whom the Collateral Agent may designate, as its true and lawful attorney-in-fact and proxy, with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, at the Pledgor’s sole cost and expense, from time to time to take any action and to execute any instrument which may be necessary or reasonably advisable to enforce its rights under this Agreement upon and during the continuation of a Trigger Event. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, upon the occurrence and during the continuation of a Trigger Event, (i) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Pledged Collateral, (ii) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Pledged Collateral, (iii) to execute, in connection with any sale or disposition of the Pledged Collateral under Article V, any endorsements, assignments or other instruments of conveyance or transfer with respect to all or any part of the Pledged Collateral, and (iv) (A) direct any party liable for any payment under any Pledged Collateral to make payment of any monies due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any monies, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral, (C) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Pledged Collateral and to enforce any other right in respect of any Pledged Collateral, (D) defend any suit, action or proceeding brought against the Pledgor with respect to any Pledged Collateral, (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, and

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(F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Pledged Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the Collateral Agent’s and the other Secured Parties’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as it might do.

(b)           The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder. The Pledgor hereby acknowledges and agrees that the Collateral Agent shall have no fiduciary duties to the Pledgor in acting pursuant to this power-of-attorney and the Pledgor hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 2.06. Performance by Collateral Agent. If the Pledgor fails to perform any agreement contained herein after receipt of a written request to do so from the Collateral Agent, the Collateral Agent (acting at the direction of the Required First Lien Secured Parties) may (but shall not be obligated to) cause performance of, such agreement and the reasonable expenses of the Collateral Agent, including such fees and expenses of its outside counsel, incurred in connection therewith shall be payable by the Pledgor; provided, however, that if a Bankruptcy Event shall have occurred with respect to the Pledgor, the written request described in this Section 2.06 shall not be required.

Section 2.07. Reasonable Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords its own property of the type of which the Pledged Collateral consists, it being understood that the Collateral Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral or (c) filing any financing statements or continuation statements or recording any documents or maintaining the perfection of any security interests in the Pledged Collateral.

The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Pledged Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent), for the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, for the validity of the title of the Pledgor to the Pledged Collateral, for insuring the Pledged Collateral or for the payment of taxes, charges, assessments or Liens upon the Pledged Collateral or otherwise as to the maintenance of the Pledged Collateral.

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Section 2.08. Security Interest Absolute; Waivers(a) All rights and security interests of the Collateral Agent purported to be granted hereunder and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)            any lack of validity or enforceability of any of the Transaction Documents or any other agreement or instrument relating thereto;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from the Transaction Documents or any other agreement or instrument relating thereto;

(iii)           any exchange, release or non-perfection of any other collateral or any release, amendment or waiver of, or consent to any departure from, any guaranty, for all or any of the Secured Obligations;

(iv)           any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Company or the Pledgor or may preclude the Company or the Pledgor from obtaining reimbursement, contribution, indemnification or other recovery from the Company or the Pledgor and even though the Company or the Pledgor may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(v)           any act or omission of the Collateral Agent or any other person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of the Pledgor or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(vi)           the election by the Collateral Agent, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code;

(vii)         any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code;

(viii)        any use of cash collateral under Section 363 of the United States Bankruptcy Code;

(ix)           any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person;

(x)            the avoidance of any Lien in favor of the Collateral Agent for any reason;

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(xi)           any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or

(xii)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor, except as otherwise provided herein.

(b)           The Pledgor hereby expressly waives (i) promptness, diligence, presentment, demand for payment or performance and protest; (ii) filing of claims with any court; (iii) any proceeding to enforce any provision of the Transaction Documents; (iv) notice of acceptance of and reliance on this Agreement by any Secured Party; (v) notice of the creation of any Secured Obligations, and (except with respect to any notice required by the applicable Transaction Documents relating to the Secured Obligations) any other notice whatsoever; (vi) any requirement that the Collateral Agent exhausts any right, power, remedy, proceed or take any other action against the Pledgor under any Transaction Document to which the Pledgor is a party or any Lien on, or any claim of payment against, any property of the Pledgor or any other agreement or instrument referred to therein, or any other person under any guarantee of, or Lien securing, or claim for payment of, any of the Secured Obligations; (vii) any right to require a proceeding by the Collateral Agent first against the Company whether to marshal any assets or to exhaust any right or take any action against the Company or any other person or any collateral or otherwise, any diligence in collection or protection for realization upon any Secured Obligations; (viii) any obligation hereunder or any collateral security for any of the foregoing; (ix) any claims of waiver, release, surrender, alteration or compromise; and (x) all other defenses, set-offs counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise. The Pledgor further waives (A) any requirement that any other person be joined as a party to any proceeding for the enforcement by the Collateral Agent of any Secured Obligations and (B) the filing of claims by the Collateral Agent in the event of the receivership or bankruptcy of the Company or the Pledgor.

Section 2.09. Effective as a Financing Statement. This Agreement shall also be effective as a Financing Statement covering any Pledged Collateral and may be filed in any appropriate filing or recording office. A carbon, photographic, facsimile or other reproduction of this Agreement or of any Financing Statement relating to this Agreement shall be sufficient as a Financing Statement for any of the purposes referred to in the preceding sentence. Without limiting the foregoing, the Pledgor authorizes the Collateral Agent (or, on the Closing Date, the Administrative Agent or the Loan Insurer) to file (but none of the Collateral Agent, the Administrative Agent or the Loan Insurer shall be so obligated to file) such Financing Statements in such offices as are or shall be necessary or as the Collateral Agent may determine to be appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Pledged Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Pledged Collateral or to enable the Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Pledgor, in respect of itself, represents and warrants to the Collateral Agent for the benefit of the Secured Parties, as of the date hereof and the date of each Credit Event (under and as defined in the Credit Agreement), as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 3.01. Authorization; Enforceability; No Conflicts. The Pledgor is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and, other than as consented to by the Collateral Agent, has not changed its jurisdiction of organization in the last year. The Pledgor has all requisite limited liability company or other relevant power and authority to own its assets and to carry on the business in which it is engaged and to execute, deliver, and perform its obligations under this Agreement. The Pledgor’s execution and delivery of this Agreement and performance hereunder do not and will not (a) violate in any material respect any provision of any Legal Requirements presently in effect having applicability to the Pledgor; (b) result in a breach of or constitute a default under any agreement or instrument to which the Pledgor is a party or by which its properties may be bound or affected (including, without limitation, any Project Contract); or (c) violate any provision of the limited liability company agreement of the Pledgor.

Section 3.02. Valid Security Interest. Subject to the immediately following sentence, upon the proper filing thereof by or on behalf of the Collateral Agent of forms of UCC-1 in the jurisdiction listed in Schedule 3.24 to the Credit Agreement with respect to the Pledgor, all filings, registrations and recordings necessary to create, preserve, protect and perfect the Lien granted to the Collateral Agent hereby in respect of the Pledged Collateral have been accomplished. Possession by the Collateral Agent of the notes, certificates or instruments representing Pledged Collateral and possession of the proceeds thereof is the only action necessary to perfect or protect the Collateral Agent’s Liens (for the benefit of the Secured Parties) in the Pledged Collateral represented by such notes, certificates or instruments and the proceeds thereof under the UCC, and the Lien granted to the Collateral Agent pursuant to this Agreement in and to the Pledged Collateral constitutes a valid and enforceable perfected security interest therein superior and prior to the rights of all other persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Permitted Liens which arise by operation of law and Liens created pursuant to the Collateral Documents.

Section 3.03. Title. As of the date hereof, the Pledgor is the sole beneficial owner of the property in which the Pledgor purports to grant a Lien pursuant to this Agreement.

Section 3.04. Other Financing Statements. As of the date hereof, there is no Financing Statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except Financing Statements filed or to be filed in respect of and covering the Liens granted hereby by Pledgor and under the other Collateral Documents.

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Section 3.05. Consents. Except as set forth on schedules to any of the Transaction Documents, no consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other person is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or of the remedies in respect of the Pledged Collateral pursuant to this Agreement, except, in the case of clause (b), such as may be required in connection with the disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally or the regulation of ownership or operation of utility assets (including, the disposition or transfer of facilities subject to the jurisdiction of FERC).

Section 3.06. Chief Executive Office.

(a)           As of the date hereof, the chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Pledged Collateral is located at:

PPEA Holding Company, LLC
Two Tower Center, 11th Floor
East Brunswick, NJ 08816
Attn: General Counsel
Facsimile No.: (732) 249-7290

(b)           As of the date hereof, the Pledgor has not, within the period of twelve months prior to the date hereof, (i) changed its location (as defined in Section 9-307(a) of the UCC), (ii) changed its name, or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC).

(c)           The Pledgor’s organizational identification number is 20-4446646.

Section 3.07. Company Interests.

(a)           Other than the interests held by the Independent Member, the Company Interests identified on Schedule I comprise 100% of the authorized, issued and outstanding membership interests in the Company; such Company Interests are duly authorized, validly existing, fully paid and non-assessable; and no transfer of those Company Interests in the manner contemplated by this Agreement is subject to any contractual restriction, or any restriction under the limited liability company agreement of the Pledgor or the Company LLC Agreement.

(b)           The Company Interests are “certificated securities” as such term is defined in Article 8 of the UCC.

Section 3.08. No Proceedings. There is no action, suit or proceeding at law or in equity or by or before any Governmental Authority, arbitral tribunal or other body now pending or, to the actual knowledge of the Pledgor, threatened against or affecting the Pledgor or its Property, which would reasonably be expected to result in a Material Adverse Effect.

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Section 3.09. Investment Company Act. The Pledgor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.10. Indebtedness. The Pledgor does not have outstanding any Debt which is or purports to be senior in priority to the Pledgor’s obligations under this Agreement.

Section 3.11. Regulation. The business activities of the Pledgor are not subject to any special or industry-specific regulation or governmental oversight or review, other than the Delaware Limited Liability Company Act.

ARTICLE IV

COVENANTS

The Pledgor hereby covenants and agrees from and after the date hereof until the Discharge Date:

Section 4.01. Preservation of Corporate Existence. The Pledgor shall preserve and maintain its organizational existence, good standing and all of its material licenses, rights, privileges and franchises necessary for (a) the maintenance of its existence, (b) qualification to do business, (c) the conduct of its business in an orderly, efficient and regular manner, and (d) the fulfillment of its obligations under this Agreement and under each of the other Transaction Documents to which it is a party except in the case of clauses (b), (c), and (d), where failure to preserve, maintain or be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Sale of Pledged Collateral. If and to the extent permitted under the Transaction Documents, the Pledgor shall not without the consent of the Collateral Agent (acting at the direction of the Required First Lien Secured Parties), sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, except to the extent such disposition remains subject to the pledge in favor of the Collateral Agent hereunder.

Section 4.03. No Other Liens. The Pledgor shall not create, incur or permit to exist, shall defend the Pledged Collateral against and shall take such other action as is reasonably necessary to remove, any Lien or claim on or to the Pledged Collateral, other than Permitted Liens which arise by operation of law and Liens created pursuant to the Collateral Documents and shall defend the right, title and interest of the Collateral Agent and the other Secured Parties in and to the Pledged Collateral against the claims and demands of all persons whomsoever.

Section 4.04. Chief Executive Office.

(a)           The Pledgor shall promptly notify the Collateral Agent of any new location for its chief executive office. The Pledgor shall clearly describe such new location and shall have taken all action necessary to maintain the Lien of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

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(b)           The Pledgor shall not change its name until (i) it has given to the Collateral Agent not less than thirty (30) days’ prior written notice of its intention to do so, clearly specifying such new name and (ii) with respect to such new name, it shall have taken all action necessary to maintain the Lien of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.05. Supplements; Further Assurances, etc. The Pledgor shall at any time and from time to time, at its own cost and expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable or that the Collateral Agent may reasonably request in writing in order to perfect and protect any Lien granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 4.06. Termination or Amendment of Company LLC Agreement. Unless otherwise expressly permitted by the terms of the Transaction Documents, the Pledgor shall not, without the prior written consent of the Collateral Agent (acting at the direction of the Required First Lien Secured Parties), agree to or permit the amendment, cancellation or termination of the Company LLC Agreement.

Section 4.07. Certificates and Instruments.

(a)           The Pledgor shall deliver all certificates or other documents representing the Pledged Collateral to the Collateral Agent with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank on the Closing Date. In the event it obtains possession of any certificates or any securities or instruments forming a part of the Pledged Collateral, it shall promptly deliver the same to the Collateral Agent together with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank. Prior to any such delivery, any Pledged Collateral in the Pledgor’s possession shall be held by it in trust for the Collateral Agent.

(b)           The Pledgor shall at all times cause the Company Interests to be “certificated securities” as such term is defined in Article 8 of the UCC.

Section 4.08. Records; Statements and Schedules. The Pledgor shall keep and maintain, at its own cost and expense, records of the Pledged Collateral owned by it, including, but not limited to, records of all payments received with respect thereto and it shall make the same available to the Collateral Agent for inspection at Pledgor’s chief executive office, at its own cost and expense upon reasonable notice, at any time during normal business hours. The Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

Section 4.09. Improper Distributions. Notwithstanding any other provision contained in this Agreement, the Pledgor shall not accept any distributions, dividends or other payments (or any collateral in lieu thereof) in respect of the Pledged Collateral, except to the

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extent the same are expressly permitted by the terms of this Agreement, the Credit Agreement, the Depositary Agreement and the other Transaction Documents.

Section 4.10. Taxes. The Pledgor will pay and discharge all material Taxes imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless (a) and to the extent the same are being Contested (as defined below) or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect. The term “Contest” (with a correlative meaning when used as a verb) shall mean, with respect to any person, with respect to any Taxes or any Lien imposed on Property of such person by any Governmental Authority, a contest of the amount, validity or application, in whole or in part, of such claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (a) adequate reserves have been established and maintained with respect to such claim in accordance with and to the extent required by GAAP, (b) during the period of such contest the enforcement of such claim is stayed by proper proceedings, (c) neither the Administrative Agent nor any Collateral Agent could reasonably be expected to be exposed to any risk of criminal liability or civil liability as a result of such contest and (d) the failure to pay such claim under the circumstances described above could not otherwise reasonably be expected to have a Material Adverse Effect.

Section 4.11. Notices. The Pledgor shall promptly upon obtaining actual knowledge of (a) any action, suit or proceeding at law or in equity by or before any Governmental Authority, arbitral tribunal or other body pending or threatened against or otherwise affecting the Pledgor which could reasonably be expected to result in a Material Adverse Effect; (b) the occurrence of any other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or notice (whether formal or informal, written or oral) of the failure to comply with the terms and conditions of any Government Rule) which could reasonably be expected to result in a Material Adverse Effect; or (c) the occurrence of any breach by the Pledgor of any covenant herein, in each case, furnish to the Collateral Agent a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a written description of the action that the Pledgor has taken or proposes to take with respect thereto.

Section 4.12. Financing Statements. The Pledgor shall pay any applicable filing fees and related expenses in connection with any filing made by the Collateral Agent in accordance with Section 2.09.

Section 4.13. Bankruptcy; Dissolution. To the maximum extent permitted by law, the Pledgor shall not authorize or permit the Company to:

(a) (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the Company’s debts under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of the Company’s property or (ii) consent to any such relief or to the appointment of or taking

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possession by any such official in an involuntary case or other proceeding commenced against the Company or (iii) make a general assignment for the benefit of the Company’s creditors;

(b) commence or join with any other person (other than the Collateral Agent and the other Secured Parties) in commencing any proceeding against the Company under any Bankruptcy Law or statute now or hereafter in effect in any jurisdiction; or

(c) except as permitted by the Transaction Documents, liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any person.

Section 4.14. Compliance with Company LLC Agreement. Pledgor shall comply in all material respects with the terms of the Company LLC Agreement.

ARTICLE V

REMEDIES

Section 5.01. Remedies Generally.

(a)           Upon the occurrence and during the continuation of a Trigger Event, the Collateral Agent may (but shall not be obligated to), without notice to the Pledgor (except as required by applicable law) and at such times as the Collateral Agent in its sole judgment may determine, exercise any or all of the Pledgor’s rights in, to and under, or in any way connected to the Pledged Collateral and the Collateral Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Pledged Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Pledgor agrees to take all such action as may be appropriate to give effect to such right).

(b)           Without limiting the foregoing, upon the occurrence and during the continuation of a Trigger Event and subject to the terms of the Collateral Agency Agreement:

(i)            the Collateral Agent in its discretion may require the Pledgor to, and the Pledgor shall, assemble the Pledged Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and the Pledgor, designated in the Collateral Agent’s request; and

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(ii)           the Collateral Agent in its discretion may, to the fullest extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve and replace the Pledged Collateral or any part thereof, and manage and operate the same, and receive and collect all income, receipts, royalties, revenues, issues and profits therefrom (it being agreed that the Pledgor irrevocably consents and shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment, it shall immediately deliver possession of such Pledged Collateral to the receiver).

Section 5.02. Sale of Pledged Collateral.

(a)           Without limiting the generality of Section 5.01, if a Trigger Event shall have occurred and be continuing, the Collateral Agent may, without notice except as specified below and subject to the terms of the Collateral Agency Agreement, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale or at any of the Collateral Agent’s corporate trust offices or elsewhere, for cash, on credit or for future delivery and at such price or prices and upon such other terms as are commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral at any such sale. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any public or private sale. The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale, if commercially reasonable, was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.

(b)           Subject to the terms of the Collateral Agency Agreement, the Pledgor recognizes that, if a Trigger Event shall have occurred and be continuing, the Collateral Agent may elect to sell all or any part of the Pledged Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”)) and the Pledgor and the Collateral Agent agree that such private sales shall be made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay sale of any Pledged

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Collateral to permit the issuer thereof to register the Pledged Collateral for a form of public sale requiring registration under the Securities Act. If the Secured Parties exercise their right to sell any or all of the Pledged Collateral, upon written request the Pledgor shall, from time to time, furnish to the Collateral Agent all such information as is necessary in order to determine the Company Interest or any other interests in the Pledged Collateral and any other instruments included in the Pledged Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the United States Securities and Exchange Commission thereunder, as the same are from time to time in effect.

Section 5.03. Purchase of Pledged Collateral. The Collateral Agent or any other Secured Party may be a purchaser of the Pledged Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the Secured Obligations. Any purchaser of all or any part of the Pledged Collateral shall, upon any such purchase, acquire good title to the Pledged Collateral so purchased, free of the security interests created by this Agreement.

Section 5.04. Application of Proceeds. The Collateral Agent shall apply any proceeds from time to time held by it and the net proceeds of any collection, recovery, receipt, appropriation, realization or sale with respect to the Pledged Collateral in accordance with the Collateral Agency Agreement. For avoidance of doubt, it is understood that the Company shall remain liable to the extent of any deficiency between the amount of proceeds of the Pledged Collateral and the aggregate amount of the Secured Obligations in accordance with the Transaction Documents, but that any direct or indirect owner of the equity of the Pledgor shall not be so liable.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Notices. All notices, requests, demands or other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing in the manner and to the address set forth in the Collateral Agency Agreement, or any other address which such party shall have specified as its address for the purpose of communications hereunder, by notice given in accordance with this subsection to the party sending such communication or (b) if to the Pledgor, at its address specified in Section 3.06 hereof or any other address which such party shall have specified as its address for the purpose of communications hereunder, by notice given in accordance with this subsection to the party sending such communication.

Section 6.02. Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral until the release thereof pursuant to Section 6.03.

Section 6.03. Release. On the Discharge Date, and subject to Section 6.04, the Collateral Agent, at the sole cost and expense of the Pledgor, (a) shall execute and deliver all

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such documentation, UCC termination statements and instruments as is necessary to release the Liens created pursuant to this Agreement and to terminate this Agreement, (b) authorizes the Pledgor to prepare and file UCC termination statements terminating all of the Financing Statements filed in connection herewith and (c) agrees, at the request of the Pledgor, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as the Pledgor may reasonably request as necessary or desirable to effect such termination and release, all at the Pledgor’s expense.

Section 6.04. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Collateral Agent or any Secured Party hereunder or pursuant hereto is rescinded or must otherwise be restored or returned by the Collateral Agent or such Secured Party upon any Bankruptcy Event in respect of the Company or the Pledgor or upon the appointment of any intervenor or conservator of, or Collateral Agent or similar official for, the Company or the Pledgor or any substantial part of the Company’s or the Pledgor’s assets, or upon the entry of an order by any court avoiding the payment of such amount, or otherwise, all as though such payments had not been made.

Section 6.05. Independent Security. The security provided for in this Agreement shall be in addition to and shall be independent of every other security which the Secured Parties may at any time hold for any of the Secured Obligations hereby secured, whether or not under the Collateral Documents. The execution of any other Collateral Document shall not modify or supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the effectiveness and validity of this Agreement or any term or condition hereof. The Pledgor hereby waives its right to plead or claim in any court that the execution of any other Collateral Document is a cause for extinguishing, invalidating, impairing or modifying the effectiveness and validity of this Agreement or any term or condition contained herein. The Collateral Agent shall be at liberty to accept further security from the Pledgor or from any third party and/or release such security without notifying Pledgor and without affecting in any way the obligations of the Pledgor under the Collateral Documents or the other Transaction Documents. The Collateral Agent shall determine if any security conferred upon the Secured Parties under the Collateral Documents shall be enforced by the Collateral Agent as well as the sequence of securities to be so enforced.

Section 6.06. Amendments. This Agreement may be amended, supplemented, modified or waived only by an instrument in writing duly executed by the Pledgor and the Collateral Agent and only to the extent permitted under the Collateral Agency Agreement. Any such amendment, supplement, modification or waiver shall be binding upon the Collateral Agent, the Secured Parties and the Pledgor. Any waiver shall be effective only in the specific instance and for the specified purpose for which it was given.

Section 6.07. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (a) the Pledgor shall not assign or transfer any of its rights or interest in or under this Agreement or delegate any of its obligations under this Agreement without the prior written consent of the Collateral Agent (acting at the direction of Required First Lien Secured Parties and otherwise in accordance with the Collateral Agency Agreement), (b) the Collateral

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Agent shall only transfer or assign its rights under this Agreement in connection with a resignation or removal of such person from its capacity as “Collateral Agent” in accordance with the terms of this Agreement and the Collateral Agency Agreement and (c) the Collateral Agent may delegate certain of its responsibilities and powers under this Agreement as contemplated by Section 7.2 of the Collateral Agency Agreement.

Section 6.08. Third Party Beneficiaries. The agreements of the parties hereto are solely for the benefit of the Pledgor, the Collateral Agent and the other Secured Parties, and no person (other than the parties hereto, the Secured Parties and their respective successors and permitted assigns hereunder and under the Collateral Agency Agreement) shall have any rights hereunder.

Section 6.09. Survival. All agreements, statements, representations and warranties made by the Pledgor herein or in any certificate or other instrument delivered by the Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Collateral Agent and the Secured Parties and shall survive the execution and delivery of this Agreement and the other Transaction Documents until the Discharge Date regardless of any investigation made by the Collateral Agent or the Secured Parties or made on their behalf.

Section 6.10. No Waiver; Remedies Cumulative. No failure to exercise and no delay in exercising, on the part of any Collateral Agent or any other Secured Party, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 6.11. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto with respect to matters covered by this Agreement and the other Transaction Documents and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall become effective at such time as the Collateral Agent shall have received counterparts hereof signed by all of the intended parties hereto.

Section 6.12. Headings. The headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 6.13. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by applicable law: (a) the other provisions hereof shall remain in full force and effect in such jurisdiction in order to carry out the intentions

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of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 6.14. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PLEDGOR AT ITS ADDRESS REFERRED TO IN SECTION 3.06 OF THIS AGREEMENT OR TO THE COLLATERAL AGENT AT ITS ADDRESS REFERRED TO IN THE COLLATERAL AGENCY AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

(c)           TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

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Section 6.15. Independent Obligations. The obligations of the Pledgor under this Agreement are independent of those of the Company. The Collateral Agent may bring a separate action against the Pledgor without first proceeding against the Company or any other person or any other security held by the Collateral Agent and without pursuing any other remedy.

Section 6.16. Subrogation. Notwithstanding any payment or payments made by the Pledgor or the exercise by the Collateral Agent of any of the remedies provided under this Agreement or any other Transaction Document, until the Discharge Date, the Pledgor shall not have any claim (as defined in 11 U.S.C. § 101(5)) of subrogation to any of the rights of the Collateral Agent against the Company the Pledged Collateral or any guaranty held by the Collateral Agent for the satisfaction of any of the Secured Obligations, nor shall the Pledgor have any claims (as defined in 11 U.S.C. § 101(5)) for reimbursement, indemnity, exoneration or contribution from the Company in respect of payments made by the Pledgor hereunder. Notwithstanding the foregoing, if any amount shall be paid to the Pledgor on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time, such amount shall be held by the Pledgor in trust for the Collateral Agent segregated from other funds of the Pledgor, and shall be turned over to the Collateral Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Collateral Agent if required) to be applied against the Secured Obligations in such amounts and in such order as the Collateral Agent may elect.

Section 6.17. Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities of the Collateral Agent set forth in the Collateral Agency Agreement, as if such rights, powers, immunities and indemnities were specifically set forth herein. The Pledgor hereby acknowledges the appointment of the Collateral Agent pursuant to the Collateral Agency Agreement. The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder, and to each agent, custodian and other persons employed by the Collateral Agent in accordance herewith to act hereunder.

Section 6.18. Collateral Agency Agreement Controls. In the event of any conflict between the provisions set forth in this Agreement and those set forth in the Collateral Agency Agreement, the provisions of the Collateral Agency Agreement shall supersede and control the terms and provisions of this Agreement. In furtherance of the foregoing the Pledgor agrees to be bound by the Collateral Agency Agreement to the extent of the obligations of a “Loan Party” referred to therein.

Section 6.19. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER THE COLLATERAL AGENT NOR ANY OTHER SECURED PARTIES SHALL HAVE LIABILITY WITH RESPECT TO, AND THE PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a)           ANY LOSS OR DAMAGE SUSTAINED BY THE PLEDGOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY PLEDGED COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE

21

OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE COLLATERAL AGENT OR SUCH SECURED PARTIES CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b)           ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES SUFFERED BY THE PLEDGOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

Section 6.20. Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

22

IN WITNESS WHEREOF, the parties hereto have caused this Pledge and Security Agreement to be duly executed and delivered as of the day and year first above written.

PPEA HOLDING COMPANY, LLC, as Pledgor

By:	Illegible
Name:

Title:

[PLEDGE AND SECURITY AGREEMENT]

THE BANK OF NEW YORK, not in its individual capacity, but solely as Collateral Agent under the Collateral Agency and Intercreditor Agreement

By:	/s/ BEATA HRYNIEWICKA
Name: BEATA HRYNIEWICKA
Title: ASSISTANT VICE PRESIDENT

[PLEDGE AND SECURITY AGREEMENT]

Schedule I
Company Interests
Certificate No. 4, representing 100% of the ownership interests in Plum Point Energy Associates, LLC, a Delaware limited liability company.

2

Exhibit H

logo 2	Fidelity National Title
INSURANCE COMPANY
One Park Avenue • New York, New York 10016 • (212) 481-5858 • Fax: (212) 481-5996

May 1, 2007

Latham & Watkins
885 Third Avenue
Suite 1000
New York, NY 10022
ATTN: Betsy Mukamal, Esq.

RE:	Our Title No. 07-16939AR
Plum Point, Mississippi County, AR
Dear Betsy,
Enclosed herewith are the recorded documents for the above-referenced matter.

1.           Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing;

2.           Two (2) Release of Mortgages

Please note the Loan Policy will follow in a few days.

Very truly yours,

/s/ Andrea S. Kremen
Andrea S. Kremen
Vice President and Senior Counsel
Enc:

BK2007PG2728

WHEN RECORDED MAIL TO:

Betsy J. Mukamal, Esq.
Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022	FILED FOR RECORD
This 30th Day of March 2007
Please Return To	at 11:30 o’clock AM.
Donna Bray, Clerk
Zonia N. Veal
First National Financial Title Services, Inc.
3237 Satellite Blvd., Bldg. 300, Ste 450	By_____________________________ D.C.
Duluth, GA 30096	#2724

H2626-S

(for use by recording office)

RELEASE OF MORTGAGE

KNOW ALL PERSONS BY THESE PRESENTS:

THAT CREDIT SUISSE, the owner and holder of that certain mortgage executed on March 14, 2006, by PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company, to secure payment of the sum of ONE HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($175,000,000.00), and interest thereon, and recorded in the records of the Circuit Clerk of Mississippi County, Arkansas in Book 2006, at Page 2815, on the 3rd day of April, 2006, for value received, does hereby release, acquit and discharge from the lien and encumbrance of the said mortgage the following described property, situated in the County of Mississippi, State of Arkansas, to-wit:

SEE EXHIBIT A ATTACHED HERETO

DATED this 29th day of March, 2007

BK2007PG2729

MORTGAGOR:

PLUM POINT ENERGY ASSOCIATES, LLC,
an Deleware limited liability company

By:
Its:

MORTGAGEE:

CREDIT SUISSE,

	/s/ THOMAS CANTELLO	/s/ LAURENCE LAPEYRE
By:	THOMAS CANTELLO	LAURENCE LAPEYRE
Its:	DIRECTOR	ASSOCIATE

THIS INSTRUMENT PREPARED BY:

Betsy J. Mukamal, Esq.
Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022

BK2007PG2730
MORTGAGOR:

PLUM POINT ENERGY ASSOCIATES, LLC,
an Deleware limited liability company

/s/ Joseph Esteves
By:	Joseph Esteves
Its:	SENIOR VICE PRESIDENT

MORTGAGEE:

CREDIT SUISSE,

By:
Its:

THIS INSTRUMENT PREPARED BY:

Betsy J. Mukamal, Esq.
Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022

BK2007PG2731

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 23 day of March, 2007, before me, the undersigned, a Notary Public, (or before any officer within this State or without this State now qualified under existing law to take acknowledgments), duly commissioned, qualified and acting within and for said County and State, appeared in person the within named Thomas Cantello Laurence Lapeyre (being the person or persons authorized by said corporation to execute such instrument, stating their respective capacities in that behalf), to me personally well known, who stated that he/she was the Director and Associate of CREDIT SUISSE, and is duly authorized in his/her respective capacity to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal on this 23 day of March, 2007.

MARJORIE E. BULL
Notary Public, State of New York
No. 01BU6055282	Notary Public
Qualified in New York County
Commission Expires February 20, 2011
My Commission Expires:

(SEAL)

BK2007PG2732

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 27 day of March, 2007, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named JOSEPH ESTEVES, to me personally well known, who stated that he/she is the Senior Vice Pres of PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company, and was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of said company, and further stated and acknowledged that he/she had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 27 day of March, 2007.

Notary Public

XAVIER M. JONES NOTARY PUBLIC STATE OF NEW YORK
My commission expires:	No. 60-5001527
(S E A L)	Qualified in Westchester County Certificate Filed in NY County Commission Expires Sept. 8, 2010

BK2007PG2733

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

WHISTLE-TRACT I:

The East Half (El/2) Southeast Quarter (SE1/4) of Section 13, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County, Arkansas and subject to the railroad right-of-way and containing 77.64 acres more or less.

WHISTLE-TRACT II:

The North Half (Nl/2) Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas containing 79.68 acres more or less.

WHISTLE-TRACT III:

A 30.20 acre tract of land lying in the North Half (Nl/2) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southwest corner of the Nl/2 SE1/4 of said Section 18, thence North 00 degrees 11 minutes 20 seconds East 1314.41 feet to the center of said Section 18, thence North 89 degrees 49 minutes 12 seconds East 681.89 feet along the North line of the Nl/2 SE1/4 of said Section 18 to its intersection with the centerline of Browns Bayou, thence the following calls and distances along the centerline of Browns Bayou,

South 09 degrees 55 minutes 20 seconds East	259.59 feet,
South 14 degrees 25 minutes 17 seconds East	174.36 feet,
South 21 degrees 06 minutes 59 seconds East	181.04 feet,
South 37 degrees 20 minutes 06 seconds East	168.50 feet,
South 46 degrees 12 minutes 02 seconds East	195.86 feet,
South 51 degrees 39 minutes 25 seconds East	275.23 feet,
South 49 degrees 04 minutes 54 seconds East	433.83 feet

to its intersection with the South line of the Nl/2 SE1/4 of said Section 18, thence North 89 degrees 56 minutes 58 seconds West 1626.83 feet to the point of beginning, containing 30.20 acres more or less.

TASCO I:

The West part of the Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), being more particularly described as: Beginning at the Southwest corner of Section 18, thence with the West line of the SW1/4 SW1/4 North 00 degrees 36 minutes 53 seconds East 1305.58 feet-called (mea.-North 00 degrees 24 minutes 46 seconds East 1305.58 feet) to the Northwest corner of the Sl/2 SW1/4, thence with the North line of the Sl/2 SW1/4 South 89 degrees 41 minutes 30 seconds East 2361.59 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 2361.59 feet) to an iron pipe, thence with the East line of this tract South 00 degrees 18 minutes 01 seconds West 1287.61 feet-called (mea.-South 00 degrees 05 minutes 42 seconds West 1297.97 feet) to the south line of Section 18, thence with the South line of Section 18 South 89 degrees 52 minutes 01 seconds West 2368.82 feet

BK2007PG2734

to the point of beginning, containing 70.68 acres more or less.

TASCO III:

A tract of land lying in the Southwest Quarter (SW1/4) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southeast corner of the SW1/4 of Section 18, thence South 89 degrees 52 minutes 01 seconds West 286.55 feet along the South line of the SE1/4 SW1/4, thence North 00 degrees 18 minutes 01 seconds East 1287.61 feet-called (mea.-North 00 degrees 05 minutes 42 seconds East 1297.97 feet) to the North line of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 292.29 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 292.29 feet) along the North line of the SE1/4 SW1/4 to the Northeast corner of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 1167.22 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 1165.03 feet) along the North line of the SW1/4 SE1/4 of Section 18, thence South 00 degrees 18 minutes 01 seconds West 1294.01 feet-called (mea.-South 00 degrees 01 minutes 45 seconds West 1293.29 feet) to the South line of the SW1/4 SE1/4 of Section 18, thence North 89 degrees 16 minutes 16 seconds West 1173.0 feet-called (mea.-South 89 degrees 52 minutes 01 seconds West 1172.27 feet) along the South line of the SW1/4 SE1/4 to the point of beginning, containing 43.37 acres more or less and being subject to Arkansas Highway No. 198 right-of-way and Burlington Northern Railroad right-of-way across the South side.

FAIRLEY TRUST PARCEL:

A 9.68-acre tract of land lying in the Sl/2 SE1/4 of Section 18, T-12-N, R-l1-E, Mississippi County, Arkansas and being more particularly described as follows:

Commencing at the Southeast corner of the said Section 18, thence North 89 degrees 16 minutes 16 seconds West along the South line of said Section 18 a distance of 1473.04 feet, thence North 00 degrees 18 minutes 01 seconds East a distance of 102.73 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, said point being the point of beginning, thence continue North 00 degrees 18 minutes 01 seconds East a distance of 1191.35 feet, thence South 89 degrees 39 minutes 24 seconds East a distance of 147.00 feet, thence South 00 degrees 18 minutes 00 seconds West a distance of 280.00 feet, thence North 89 degrees 39 minutes 24 seconds East a distance of 110.00 feet, thence South 00 degrees 18 minutes 01 seconds West a distance of 235.00 feet, thence South 85 degrees 57 minutes 11 seconds East a distance of 322.51 feet to a point on the centerline of Arkansas Highway No. 239, thence South 21 degrees 01 minutes 16 seconds West a distance of 243.84 feet, thence along a curve that breaks to the left with a radius of 762.47 feet an arc length of 211.61 feet, thence South 06 degrees 25 minutes 09 seconds West a distance of 224.43 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, thence North 89 degrees 51 minutes 48 seconds West a distance of 415.00 feet to the point of beginning, subject to a 40.0 foot right-of-way for Arkansas Highway No. 239, as shown on Survey prepared by Sorrell Consulting Engineers dated November 6, 1995.

DESCRIPTION-SWITCHYARD

A 33.30 acre tract of land lying in the Northeast Quarter (NE1/4) of Section 24, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County (Osceola District), Arkansas and being more

BK2007PG2735

particularly described as:

Commencing at the Northeast corner of Section 24, T-12-N, R-10-E, thence South 89 degrees 43 minutes 56 seconds West 414.54 feet along the North line of said Section 24 to its intersection with a drainage ditch, said point being the Point of Beginning, thence South 30 degrees 21 minutes 46 seconds East 784.78 feet along the ditch centerline, thence South 15 degrees 20 minutes 18 seconds East 98.04 feet along the ditch centerline, thence South 12 degrees 20 minutes 04 seconds West 125.44 feet along the ditch centerline to its intersection with the centerline of Arkansas Highway No. 198, thence South 50 degrees 14 minutes 21 seconds West 1002.98 feet along the centerline of Arkansas Highway No. 198, thence North 30 degrees 21 minutes 46 seconds West 1415.15 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, thence North 17 degrees 57 minutes 19 seconds East 36.18 feet along said Easterly right-of-way line, thence North 17 degrees 02 minutes 55 seconds East 117.91 feet along said Easterly right-of-way line, thence North 15 degrees 26 minutes 22 seconds East 168.95 feet along said Easterly right-of-way line to its intersection with the North line of said Section 24, thence North 89 degrees 43 minutes 56 seconds East 999.82 feet along the North line of said Section 24 to the Point of Beginning, containing 33.30 acres more or less.

DESCRIPTION-EASEMENT

A 320 foot wide easement for a power transmission line lying in Section 24, the NW1/4 of Section 25 and the NE1/4 of Section 26, T-12-N, R-10-E, Mississippi County (Osceola District), Arkansas and being more particularly described as:

Beginning at a point lying 555.79 feet South of and 1364.93 feet West of the Northeast corner of Section 24, T-12-N, R-10-E, thence South 34 degrees 42 minutes 03 seconds West 1725.25 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, said point being 50 feet and perpendicular to the centerline of said Burlington-Northern Railroad, thence continue South 34 degrees 42 minutes 03 seconds West 6765.18 feet along the Easterly right-of-way of the Burlington-Northern Railroad, to its intersection with the centerline of an existing easement for a 500kV Transmission Line, thence South 51 degrees 41 minutes 20 seconds East 320.64 feet along the centerline of the existing easement for a 500kV Transmission Line, thence North 34 degrees 42 minutes 03 seconds East 8362.80 feet along a line 320 feet parallel to the Easterly right-of-way line and its extension of the Burlington-Northern Railroad main line, thence North 30 degrees 21 minutes 46 seconds West 352.49 feet to the Point of Beginning. Containing 61.90 acres more or less.

PRUDENTIAL TRACT I

A 337.72 acre tract of land lying in Sections 7, 17 and 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point lying 40.55 feet North of and 995.04 feet East of the Southwest corner of Section 17, T-12-N, R-l1-E (said Point of Beginning being the Southwest corner of the Cargill property), thence North 89 degrees 53 minutes 45 seconds West 725.0 feet to the center of Brown Bayou, thence the following calls along the center of Brown Bayou,

North 47 degrees 24 minutes 56 seconds West	196.96 feet,
North 45 degrees 09 minutes 51 seconds West	1090.2 feet,
North 42 degrees 22 minutes 27 seconds West	424.67 feet,

BK2007PG2736

North 48 degrees 41 minutes 04 seconds West	718.67 feet,
North 47 degrees 24 minutes 16 seconds West	303.96 feet,
North 37 degrees 10 minutes 55 seconds West	150. 11 feet,
North 17 degrees 50 minutes 02 seconds West	287.89 feet,
North 11 degrees 37 minutes 13 seconds West	315.76 feet,
North 10 degrees 17 minutes 06 seconds West	282.18 feet,
North 09 degrees 25 minutes 55 seconds West	350.44 feet,
North 17 degrees 56 minutes 40 seconds West	227.79 feet,
North 26 degrees 08 minutes 02 seconds West	502.54 feet,
North 15 degrees 03 minutes 21 seconds West	469.53 feet,
North 25 degrees 06 minutes 40 seconds West	317.23 feet,
North 01 degrees 16 minutes 24 seconds East	275.68 feet,

to the center of S. County Road 623, thence continue along Brown Bayou North 41 degrees 17 minutes 19 seconds East 273.54 feet, thence North 04 degrees 31 minutes 30 seconds East 361.79 feet to a point, thence North 54 degrees 20 minutes 02 seconds East 1129.04 feet to a point on the West right-of-way line of the St. Francis Levee District, thence the following calls and distances along the West right-of-way line of the St. Francis Levee District,

South 35 degrees 33 minutes 50 seconds East	99.93 feet,
North 54 degrees 27 minutes 10 seconds East	199.93 feet,
South 35 degrees 33 minutes 15 seconds East	2935.37 feet,
South 01 degrees 17 minutes 59 seconds West	283.77 feet,
South 41 degrees 44 minutes 54 seconds East	866.76 feet,
South 63 degrees 22 minutes 42 seconds East	360.04 feet,
South 08 degrees 37 minutes 40 seconds East	356.70 feet,
South 22 degrees 09 minutes 14 seconds East	307.53 feet,
South 00 degrees 30 minutes 25 seconds East	26.26 feet,
North 69 degrees 18 minutes 20 seconds East	42.76 feet,
South 37 degrees 09 minutes 00 seconds East	308.58 feet,
South 50 degrees 21 minutes 45 seconds East	547.72 feet,

to a point on the Northern most point of the Cargill property, thence South 39 degrees 15 minutes West 1863.72 feet along the Northwest boundary of the Cargill property to the Point of Beginning, LESS AND EXCEPT 7.53 acres in the right-of-way of Arkansas Highway No. 198, and containing 330.19 acres after exceptions.

PRUDENTIAL TRACT II

A 107.44 acre tract of land lying in Sections 7, 8 and 17, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of St. Francis Levee District lying 3236.88 feet North of and 1422.48 feet East of the Southwest corner of Section 17, T-12-N, R-l 1-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 63 degrees 26 minutes 52 seconds West	86.09 feet,
North 41 degrees 44 minutes 36 seconds West	574.04 feet,
North 01 degrees 28 minutes 34 seconds East	234.78 feet,
North 13 degrees 59 minutes 13 seconds East	646.50 feet,
North 43 degrees 43 minutes 13 seconds West	1435.79 feet,
North 39 degrees 43 minutes 44 seconds East	114.96 feet,

BK2007PG2737

North 47 degrees 59 minutes 08 seconds West	500.39 feet,
North 55 degrees 07 minutes 39 seconds West	531.88 feet,
North 45 degrees 41 minutes 15 seconds West	174.17 feet,
North 54 degrees 16 minutes 32 seconds East	470.96 feet,
North 35 degrees 33 minutes 50 seconds West	99.93 feet,
South 54 degrees 26 minutes 15 seconds West	499.99 feet,
North 52 degrees 22 minutes 02 seconds West	403.26 feet,
North 34 degrees 26 minutes 45 seconds West	118.74 feet,
North 67 degrees 20 minutes 10 seconds East	1485.18 feet,

along said right-of-way line and its extension to a point on the West top bank of the Mississippi River, thence the following calls and distances along the West top bank of the Mississippi River,

South 32 degrees 13 minutes 06 seconds East	1865.46 feet,
South 30 degrees 47 minutes 07 seconds East	2631.06 feet,
South 55 degrees 51 minutes 18 seconds East	918.48 feet,

to its intersection with the St. Francis Levee District right-of-way, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 64 degrees 54 minutes 24 seconds West	832.67 feet,
North 73 degrees 56 minutes 25 seconds West	161.10 feet,
North 83 degrees 35 minutes 25 seconds West	337.92 feet,
South 49 degrees 59 minutes 28 seconds West	107.82 feet,
North 69 degrees 01 minutes 09 seconds West	271.31 feet,
South 41 degrees 44 minutes 32 seconds West	410.99 feet

to the Point of Beginning, containing 107.44 acres more or less.

PRUDENTIAL TRACT III

A 18.17 acre tract of land lying in Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of the St. Francis Levee District lying 1918.90 feet North of and 2546.21 feet East of the Southwest corner of Section 17, T-12-N, R-11-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 61 degrees 21 minutes 27 seconds West	31.95 feet,
North 62 degrees 26 minutes 34 seconds West	101.98 feet,
North 74 degrees 52 minutes 55 seconds West	109.19 feet,
North 22 degrees 56 minutes 49 seconds West	96.75 feet,
North 16 degrees 25 minutes 14 seconds West	212.76 feet,
North 03 degrees 53 minutes 11 seconds West	115.46 feet,
South 74 degrees 51 minutes 16 seconds West	152.07 feet,
North 37 degrees 07 minutes 58 seconds West	77.88 feet,
North 08 degrees 43 minutes 49 seconds West	533.77 feet,
North 73 degrees 05 minutes 43 seconds East	293.57 feet,
South 63 degrees 02 minutes 24 seconds East	521.64 feet,
North 25 degrees 04 minutes 00 seconds East	188.03 feet,
South 66 degrees 29 minutes 53 seconds East	197.50 feet,
South 23 degrees 30 minutes 28 seconds West	93.47 feet,
South 61 degrees 42 minutes 07 seconds East	192.30 feet,
South 57 degrees 19 minutes 35 seconds East	101.21 feet,

BK2007PG2738

thence leaving the said right-of-way South 39 degrees 15 minutes West 979.09 feet to the Point of Beginning, containing 18.17 acres more or less.

Together with the rights as granted in the Permit by and between the Board of Directors, St Francis Levee District of Arkansas and Plum Point Energy Associates, LLC dated September 10, 2001 as modified by Letter dated November 12, 2004.

FAIRLEY TRUST PARCEL 1 (AS SURVEYED)

A 0.78 acre tract of land lying in the SW1/4 SW1/4 of Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southwest corner of said Section 17, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the West line of said Section 17 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence continue North 00 degrees 06 minutes 15 seconds East 256.56 feet along the West line of said Section 17 to its intersection with the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 175.54 feet along the center of Brown Bayou, thence South 47 degrees 24 minutes 56 seconds East 196.96 feet along the center of Brown Bayou to its intersection with the North right-of-way line of Arkansas Highway No. 198, thence North 89 degrees 53 minutes 45 seconds West 269.96 feet along the North right-of-way line of Arkansas Highway No. 198 to the Point of Beginning, containing 0.78 acres more or less.

FAIRLEY TRUST PARCEL 2 (AS SURVEYED)

A 14.24 acre tract of land lying in the SE1/4 of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southeast corner of said Section 18, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the East line of said Section 18 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence North 89 degrees 53 minutes 45 seconds West 1061.25 feet along the North right-of-way line of Arkansas Highway No. 198 to its intersection with the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239), thence the following calls and distances along the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239),

North 02 degrees 23 minutes 20 seconds East	64.71 feet,
North 05 degrees 47 minutes 39 seconds East	224.43 feet,
North 14 degrees 24 minutes 16 seconds East	210.90 feet,
North 20 degrees 23 minutes 46 seconds East	23.68 feet,

thence leaving said centerline of said county road North 50 degrees 33 minutes 47 seconds East 314.72 feet, thence North 26 degrees 30 minutes 49 seconds East 200.55 feet to the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 906.73 feet along the center of Brown Bayou to its intersection with the East line of said Section 18, thence South 00 degrees 06 minutes 15 seconds West 256.56 feet along the East line of said Section 18 to the Point of Beginning, containing 14.24 acres more or less.

STATE OF ARKANSAS, COUNTY OF MISSISSIPPI OSCEOLA DISTRICT
FILED FOR RECORD THE 30th DAY OF March
2007 AT 11:30 O’CLOCK AM. AND RECORDED
IN BOOK 2007 PAGE 2728
DONNA BRAY, CIRCUIT CLERK
BY	Illegible	D.C.

BK2007PG2739

This Document Prepared By and When
Recorded Mail Original To:
FILED FOR RECORD
Please Return To	This 30th Day of March 2007
at 11:30 o’clock AM.
Zonia N. Veal	Donna Bray, Clerk
First National Financial Title Services, Inc. 3237 Satellite Blvd., Bldg. 300, Ste 450	By	Illegible	D.C.
Duluth, GA 30096		#2727
H2626-S

LEASEHOLD MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE
FILING
Dated as of March 29, 2007

by

PLUM POINT ENERGY ASSOCIATES, LLC
Mortgagor

to

BANK OF NEW YORK,

not in its individual capacity but solely
as Collateral Agent
Mortgagee

BK2007PG2740

BK2007PG2741

8.6	Covenants Running with the Land	32
8.7	Further Assurances	32
8.8	Severability	33
8.9	Entire Agreement and Modification	33
8.10	Applicable Law	33
8.11	Limitation on Mortgagee’s Responsibility	33
8.12	Headings	34
8.13	Marshalling	34
8.14	Waiver of Jury Trial and Consent to Jurisdiction	34
8.15	Maximum Indebtedness; Future Advances; Revolving Credit	35
8.16	Lien Absolute; Multiple Collateral Transaction	35
8.17	Discharge of Mortgage	36
8.18	Renewal or Extension of Secured Obligations	36
8.19	Assumption Not a Novation	36
8.20	Intercreditor Agreement	36

Exhibit A – Mortgagor Legal Description

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LEASEHOLD MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF
LEASES AND RENTS AND FIXTURE FILING

THIS LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING dated as of March 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, this “Mortgage”), by PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company, the grantor hereunder (together with its permitted successors and assigns, “Mortgagor”), for the benefit of BANK OF NEW YORK, a New York banking corporation, as Collateral Agent (together with its successors and assigns, “Mortgagee”).

W I T N E S S E T H :

WHEREAS, Mortgagor is the owner of a tenancy-in-common leasehold interest (the “TIC Interest”) in and to all of the real estate located in the county of Mississippi and the State of Arkansas, as more fully described on Exhibit A annexed hereto and made a part hereof, with such real property being owned in fee simple by the City of Osceola, Arkansas as of the date hereof (collectively, the “Land”).

WHEREAS, Mortgagor has entered into certain Project Contracts providing for, among other things, the joint ownership, operation and maintenance of an approximately 665 MW coal-fired power generation facility located on the Land.

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Mortgagor, Mortgagee, certain lenders party thereto (the “Lenders”) and the other parties thereto from time to time, the Lenders have agreed to provide loans and extend other credit to Mortgagor to finance a portion of the cost of owning, operating and maintaining the Project.

WHEREAS, subject to and under the terms of the Credit Agreement, the Intercreditor Agreement and the other Transaction Documents, Mortgagor may incur additional secured debt from time to time after the date hereof and it is the intention of the parties hereto that the liens created by this Mortgage secure Mortgagor’s obligations therender;

WHEREAS, this Mortgage is given pursuant to the Credit Agreement and payment, fulfillment, and performance by Mortgagor of its obligations thereunder and the Transaction Documents to which it is a party are secured hereby, and each and every term and provision of the Credit Agreement and the Transaction Documents, including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties therein, are hereby incorporated by reference herein as though set forth in full and shall be considered a part of this Mortgage.

WHEREAS, the Credit Agreement contemplates the execution and delivery of this Mortgage and it is a condition precedent to the transactions contemplated by the Credit Agreement and the Transaction Documents that Mortgagor shall have executed and delivered this Mortgage to Mortgagee.

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NOW, THEREFORE, with reference to the foregoing Recitals, and for ten dollars cash in-hand and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby:

Mortgagor does hereby irrevocably grant, bargain, sell, convey, confirm, mortgage, pledge, grant a security interest in, set over, warrant, assign and transfer to Mortgagee, as Collateral Agent on behalf of the Secured Parties, its successors and assigns, to the extent permitted under applicable law, WITH POWER OF SALE AND RIGHT TO ENTRY AND POSSESSION (to the extent permitted by applicable law), pursuant to this Mortgage and applicable law, all right, title and interest of Mortgagor in the following property, whether now owned or hereafter acquired by Mortgagor (collectively, the “Property”) for the purpose of securing the payment and performance of the Secured Obligations (as hereinafter defined):

(i)            the TIC Interest, and any rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, and all of Mortgagor’s right, title and interest, if any, in and to all transferable development rights arising therefrom or transferred thereto, and, to the extent assignable, all appurtenances to such property, including any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same;

(ii)           all of the property, rights, title, interest, privileges and franchises of Mortgagor as tenant-in-common under that certain lease (the “IDA Lease”) dated as of March 1, 2006, by and between the City of Osceola, Arkansas, as lessor (“Lessor”) and Mortgagor, as lessee, and all modifications, extensions and renewals of the IDA Lease and all options set forth therein, together with (i) all credits, deposits, privileges and rights of Mortgagor as lessee under the IDA Lease, now or at any time existing, (ii) the leasehold and the leasehold estate created by the IDA Lease and (iii) all of the estates, rights, titles, claims or demands whatsoever of Mortgagor, either in law or in equity, in possession or in expectancy, of, in and to the IDA Lease and the Land, together with (x) any and all other, further or additional title, estates, interests or rights which may at any time be acquired by Mortgagor in or to the Land, and Mortgagor expressly agrees that if Mortgagor shall, at any time prior to payment in full of all indebtedness secured hereby, acquire fee simple title, an undivided TIC fee estate or any other greater estate to the Land pursuant to the IDA Lease, or otherwise, the lien of this Mortgage shall attach, extend to, cover and be a lien upon such fee simple title or other greater estate and thereupon the lien of this Mortgage shall be prior to the lien of any mortgage or deed of trust placed on such acquired title, estate, interest or right subsequent to the date of this Mortgage and (y) any right to possession or statutory term of years derived from, or incident to, the IDA Lease pursuant to Section 365(h) of the U.S. Bankruptcy Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation;

(iii)          all Mortgagor’s right, title and interest in and to the Improvements on the Land, including any alterations thereto or replacements thereof, now or hereafter erected upon the Land;

(iv)          all of Mortgagor’s right, title and interest in and to all Fixtures now or at any time hereafter affixed to, attached to, placed upon or used in any way in connection with the use,

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occupancy, enjoyment, development, operation or ownership of the Land or the Improvements, together with any and all replacements thereof and additions thereto;

(v)           all of Mortgagor’s right, title and interest in and to all Equipment and Personalty now or at any time hereafter located at the Land or the Improvements, together with any and all replacements thereof and additions thereto;

(vi)          all right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Real Property and the Equipment, hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Property, and all conversions of the security constituted thereby; immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, any of such extensions, improvements, betterments, renewals, substitutes and replacements shall become subject to the Lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described herein;

(vii)         all of Mortgagor’s right, title and interest in and to all easements (including, without limitation, the “Easements”), rights of way, streets, roads, alleys, passages, rights of way, air rights, lateral support, drainage rights, options to purchase, water rights (whether riparian, appropriative, or otherwise), utility rights, permits, privileges, franchises, servitudes, tenements, hereditaments, and appurtenances now or hereafter belonging or appertaining to any of the foregoing or to the Land, all mineral, mining, gravel, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all of Mortgagor’s right, title and interest in and to any streets, ways, alleys, roadbeds, inclines, tunnels, culverts, strips or gores of land adjoining or serving the Land or any part thereof, whether now owned or hereafter acquired by Mortgagor;

(viii)         all of Mortgagor’s right, title and interest in and to all of the real estate and personal property tax refunds or rebates or charges in lieu of Taxes now or hereafter assessed or levied against the Real Property or any other part of the Property, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage, payable to Mortgagor with respect to the Land or the Improvements, and refunds, credits or reimbursements payable with respect to bonds, escrow accounts or other sums payable in connection with the use, occupation, enjoyment, development, operation or ownership of the Land or Improvements;

(ix)           all of Mortgagor’s right, title and interest in and to all Leases and Rents;

(x)            all of Mortgagor’s right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to the Real Property or the UCC Collateral, including any and all title and property insurance proceeds, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and all of Mortgagor’s right, title and interest in and to all proceeds, judgments, claims, compensation, awards or payments made for any taking of or damage to all or any part of the

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Real Property or the UCC Collateral by eminent domain or condemnation, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of any of the Property into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Property or any part thereof for any injury to or decrease in the value thereof for any reason;

(xi)           to the extent assignable, all of Mortgagor’s right, title and interest in and to all abstracts of title, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, studies, reports, Permits, records, plans, designs, drawings, surveys, title insurance policies, agreements, contract rights, approvals, actions, appraisals, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to the Real Property;

(xii)          all of Mortgagor’s right, title and interest in and to all present and future Leases, Property Agreements, Contracts and all Proceeds and Receivables, the proceeds from the sale, transfer, disposition, conveyance or refinancing of all or any portion of the Property and other benefits paid or payable and to become due or payable to Mortgagor in respect of the use, occupancy, license or possession of any portion or portions of the Property;

(xiii)         all the right, as and to the extent set forth in the Collateral Documents in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Property, and to commence any action or proceeding to protect the interest of Mortgagor in the Property;

(xiv)         rights, titles, interests, estates or other claims, both in law and in equity, which Mortgagor now has or may hereafter acquire in the Real Property or in and to any greater estate in the Real Property or in and to any greater estate in the Property;

(xv)          all of Mortgagor’s right, title and interest in and to all property hereafter acquired or constructed by Mortgagor located at or used in connection with the Land of the type described in the foregoing Granting Clauses which shall forthwith, upon acquisition or construction thereof by Mortgagor and without any act or deed by Mortgagor or Mortgagee, become subject to the Lien of this Mortgage as if such property were now owned by Mortgagor and were specifically described in this Mortgage and were specifically conveyed or encumbered hereby;

(xvi)         all of Mortgagor’s right, title and interest in and to accessions, additions or attachments to, and all receipts, issues, profits, proceeds and products arising from, any of the foregoing and any and all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims;

(xvii)        all of Mortgagor’s right, title and interest in and to all Inventory now or at any time hereafter located at the Land or the Improvements or used in any way in connection with the use, occupancy, enjoyment, development, operation or ownership of the Land or the Improvements, together with any and all replacements thereof and additions thereto, together with all of Mortgagor’s right, title and interest in and to all Accounts; and

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(xviii)        Mortgagor’s right, title and interest in and to all pipelines and pipeline gathering systems used in connection with the Project lying on, in or across lands or any part thereof located in Mississippi County, Arkansas, including but not limited to the lands, easements, leases and rights of way described on Exhibit A hereto, together with all equipment, fittings, fixtures, pipe, machinery, pumps, appliances, valves, meters, tanks and other personal or real property appertaining to said pipeline gathering systems and all tenements, hereditaments and appurtenances now owned or hereafter acquired in connection therewith together with all rights of way, servitudes, easements and permits (including but not limited to the Permits) for said pipeline gathering systems including, but not limited to all the rights, titles and interests whether now owned or hereafter acquired by Mortgagor in, to and under the instruments granting interests in the Real Property described in attached Exhibit A hereto.

“Property,” including each component thereof, shall be expressly interpreted as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest of Mortgagor therein.

AND without limiting any of the other provisions of this Mortgage, Mortgagor expressly grants to Mortgagee, as secured party for itself and for the ratable benefit of the Secured Parties, a security interest in the portion of the Property which is or may be subject to the provisions of the Uniform Commercial Code as in effect from time to time in the state in which the Land is located (as the same may have been or may hereafter be amended, the “Uniform Commercial Code”) which are applicable to secured transactions; it being understood and agreed that the Improvements and Fixtures are part and parcel of the Real Property and appropriated to the use thereof and, whether affixed or annexed to the Real Property or not, shall for the purposes of this Mortgage be deemed conclusively to be real estate and conveyed hereby.

TO HAVE AND TO HOLD as provided herein, the above granted and described Property for the purpose of securing the Secured Obligations for the security benefit of Mortgagee and its assigns and successors forever, for itself and for the rateable benefit of the Secured Parties and their respective assigns and successors forever, and Mortgagor hereby binds itself and its successors and assigns to warrant and forever defend the title to the Property unto Mortgagee and its assigns, substitutes and successors forever against the claim or claims of all parties claiming or to claim the same, or any part thereof, except for Permitted Liens and Permitted Encumbrances.

THIS IS A CONSTRUCTION MORTGAGE, WITH THE LIEN CONVEYED HEREBY INTENDED TO HAVE PRIORITY OVER ANY STATUTORY LIENS SET FORTH IN ARK. CODE. ANN. § 18-44-110, OR OTHERWISE.

AND TO PROTECT THE SECURITY OF THIS MORTGAGE, Mortgagor represents, warrants, covenants and agrees as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions.

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Except as otherwise expressly provided herein, capitalized terms used in this Mortgage shall have the meanings given thereto in the Intercreditor Agreement. Except as otherwise expressly provided herein, the rules of interpretation set forth in the Intercreditor Agreement shall apply to this Mortgage. As used herein, the following terms shall have the following meanings:

“Accounts” shall mean all Mortgagor’s accounts whether now existing or hereafter arising and resulting from the sale or other disposition of Inventory or from the services performed at the Project or any other accounts however arising, and all chattel paper, documents and instruments relating to the Accounts or constituting the proceeds thereof.

“Contracts” means all contracts to which the Mortgagor now is, or hereafter will be, bound, or to which Mortgagee is a party, beneficiary or assignee, including, without limitation, all of the Project Contracts, including exhibits thereto, and all other instruments, agreements and documents executed and delivered with respect to such contracts, all Consents, and all revenues, rentals, Proceeds and other sums of money due and to become due from any of the foregoing, as the same may be modified, supplemented or amended from time to time in accordance with their terms.

“Equipment” means all “equipment,” as such term is defined in Article 9 of the Uniform Commercial Code, now owned or hereafter acquired by Mortgagor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, without limitation, all machinery, appliances, apparatus, fittings, materials, equipment, pipes, pipelines (including, without limitation, meters, connections, values and associated equipment), tanks, mains, lines, pumps, cables, lines, wires, conduits, poles and related equipment, loading and unloading equipment, motors, switchboards, cleaning, fire prevention, fire extinguishing, cooling and ventilation equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Mortgagor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto. Notwithstanding the foregoing, Equipment shall not include any property belonging to tenants under leases except to the extent that Mortgagor shall have any right or interest therein.

“Fixtures” means all Equipment now owned, or the ownership of which is hereafter acquired, by Mortgagor which is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the state in which the Land is located, including all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including engines, generators, combustion turbines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, plumbing, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals,

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cables, wires, pipelines (including, without limitation, meters, connections, valves and other associated equipment), conduits, mains, lines, ducts, fences, lighting fixtures, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and electric transmission equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgagor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof.

“IDA Lease” has the meaning set forth in the Recitals hereof.

“Impositions” All taxes (including, without limitation, all ad valorem, sales (including, without limitation, those imposed on lease rentals), use, gross receipts, value added, intangible transaction, privilege or license or similar taxes; and excluding mortgage recording taxes, transfer taxes, transfer gains taxes, gift and inheritance taxes, franchise taxes and analogous taxes on non-corporate entities, and income taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Mortgage), water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof shall be assessed or imposed on or in respect of or be a Lien upon (a) Mortgagor that are in the nature of a real estate tax, whether in addition to, or in lieu of, real estate taxes, (b) the Property, or any other collateral delivered or pledged to Mortgagee in connection with the Credit Agreement or Transaction Documents, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof.

“Improvements” means any and all buildings, structures, foundations, storage and other tanks, utility sheds, workrooms, towers, retention basins, generating units, pump stations, transformers, retaining walls, pipes, cables, landscaping, irrigation and drainage pipes and facilities, open parking areas, and all other structures, improvements and fixtures of every kind whatsoever, whether above or below the land surface, and whether permanent or temporary, and any and all additions, alterations, betterments or appurtenances thereto, and all renewals, substitutions or replacements now or at any time owned, or hereafter acquired by Mortgagor and situated, placed or constructed on, over or under the Land or any part thereof.

“Inventory” means all of Mortgagor’s inventory of liquid and gaseous hydro carbons whether now owned or hereafter acquired, including, without limitation, oil, gas, casinghead gas, ethane, butane, propane and other natural gas liquids, drip gasoline, natural gasoline and condensate, and all ethylene, polyethylene, propylene,

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polypropylene, benzene, stynene, plastic film and other products refined therefrom and from time to time located in storage or transportation facilities in or near the Site or in tank trucks or other facilities owned, operated or used by Mortgagor in connection with the Property.

“Land” has the meaning set forth in the Recitals hereof.

“Leases” means, collectively, any lease or ground lease, or, to the extent of the interest therein of Mortgagor, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which Mortgagor holds the interest of lessor, sublessor, subsublessor or licensor, as the case may be, and pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Property, and every modification, amendment or other agreement relating to such lease, ground lease, sublease, subsublease, license, concession or other agreement entered into in connection therewith, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party or parties thereto.

“Maturity Date” has the meaning the thirtieth anniversary of the earliest “Commercial Operation Date” under any of the Power Purchase Agreements.

“Mortgage” means this Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgagee” has the meaning set forth in the introducing paragraph hereof.

“Mortgagor” has the meaning set forth in the introducing paragraph hereof.

“Permits” has the meaning set forth in the Credit Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 5.1(a) hereof.

“Personalty” means all furniture, furnishings, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts (including, without limitation, the Accounts), accounts receivable, franchises, reserve accounts, escrows, documents, instruments, chattel paper, claims, deposits, licenses, trade names, trademarks, symbols, service marks, books, records, business names, company names, trade secrets, certificates and permits, and all other personal property of any kind or character whatsoever (as defined in and subject to the provisions of the Uniform Commercial Code), which are now or hereafter owned by Mortgagor and which are related to the Real Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

“Proceeds” means “proceeds” as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law and, in any event, shall include, but shall not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time, and claims for insurance,

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indemnity, warranty or guaranty effected or held for the benefit of Mortgagor, with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Property Agreements” means all material option agreements, purchase and sale agreements, construction contracts, architect contracts, engineering contracts, service contracts, utility contracts, equipment leases, equipment maintenance contracts and equipment warranties, purchase contracts, purchase orders and similar agreements and all amendments thereto now or hereafter relating to any portion of the Property and entered into or assumed by or on behalf of Mortgagor.

“Property” has the meaning set forth in the Granting Clauses hereof.

“Real Property” means, collectively, the Land, the Improvements and the Fixtures.

“Receivables” means any “account” as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction and in any event shall include, but not be limited to, all of the Mortgagor’s rights to payment for goods (including, without limitation, electricity) sold or leased, or services performed, by the Mortgagor, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, contract rights (including any and all rights to liquidated damage payments), security agreement, chattel paper, or other evidence of indebtedness or security, together with (i) all security pledged, assigned, hypothecated or granted to the Mortgagor to secure the foregoing, (ii) all of each of the Mortgagor’s right, title and interest in and to any goods (including, without limitation, electricity), the sale of which gave rise thereto, (iii) all guarantees, warranties, endorsements, indemnifications or collateral on, or of, any of the foregoing, (iv) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (v) all books, correspondence, credit files, records, ledger cards, invoices, and other papers relating thereto, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of the Mortgagor or any computer bureau from time to time acting for the Mortgagor, (vi) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (vii) all credit information, reports and memoranda relating thereto, and (viii) all other writings related in any way to the foregoing.

“Rents” means all rents, issues, revenues, income, proceeds, profits, royalties, security (including, without limitation, all oil and gas or other hydrocarbon substances, earnings, receipts, revenues, accounts, accounts receivable, security deposits and other deposits (subject to the prior right of the tenants making such deposits)) and income, including

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fixed, additional and percentage rents, operating expense reimbursements, reimbursements for increases in Taxes, sums paid by tenants to Mortgagor to reimburse Mortgagor for amounts originally paid or to be paid by Mortgagor or Mortgagor’s agents or affiliates for which such tenants were liable, as, for example, tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a tenant is solely liable, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, deficiency rents and liquidated damages, and other benefits now or hereafter derived from any portion of the Real Property or the use, enjoyment, development, operation, ownership or occupancy thereof and all cash or security deposits, advance rentals, and all deposits or payments of a similar nature relating thereto, now or hereafter, including during any period of redemption, derived from the Real Property or any other portion of the Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases and other benefits paid or payable and to become due or payable to Mortgagor in respect of the use, occupation, enjoyment, development, operation or ownership of any portion or portions of the Property pursuant to the Leases.

“Taxes” has the meaning set forth in Section 2.l(h) hereof.

“Transfer” has the meaning set forth in Section 2.1(i) hereof.

“UCC Collateral” has the meaning set forth in Section 4.1 hereof.

“Uniform Commercial Code” has the meaning set forth in the Granting Clauses hereof.

1.2	Principles of Construction.

All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Mortgage unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Mortgage shall refer to this Mortgage as a whole and not to any particular provision of this Mortgage. The words and phrases “including,” “shall include,” “inclusive of” and words and phrases of similar import shall be deemed to be followed by “without limitation” or “but not limited to.” Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All persons stated in the masculine, feminine or neuter gender shall include other genders as appropriate.

ARTICLE 2
COVENANTS OF MORTGAGOR

2.1	Covenants.

Mortgagor hereby covenants and agrees with Mortgagee that:

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(a)	Books of Record and Access.

Mortgagor shall keep proper books of record and accounts in accordance with the provisions of Section 5.05 of the Credit Agreement;

(b)	Impositions and Other Liens.

Mortgagor shall duly pay and discharge any Impositions prior to the date the same become delinquent, provided, however, that Mortgagor may in good faith, by means of an appropriate proceeding, contest the validity, applicability or amount of any asserted Imposition in accordance with the provisions of the Transaction Documents.

(c)	Maintenance of Property.

(i)	Mortgagor shall maintain and preserve the Property in accordance with the terms of the Transaction Documents.

(ii)
Subject to the provisions of the Transaction Documents, Mortgagor shall promptly restore or cause to be restored in like manner any portion of the Improvements which may be damaged or destroyed at the Property from any cause whatsoever, and pay or cause to be paid when due, except for Permitted Liens, all claims for labor performed and materials furnished therefore.

(iii)	Mortgagor shall comply with all Legal Requirements and governmental approvals in accordance with Section 5.06 of the Credit Agreement.

(d)	Insurance

Mortgagor shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to any Secured Party, the policies of insurance required pursuant to Section 5.11 of the Credit Agreement or any other Transaction Document with respect to the Property;

(e)	Casualty and Condemnation.

Mortgagor shall comply with the provisions of the Collateral Documents in respect of any casualty at or condemnation of all or any portion of the Property;

(f)	Recording Taxes and Fees.

Mortgagor shall pay, together with interest, fines, and penalties, if any, any documentary stamp, recording, transfer, mortgage, intangibles or other Taxes or fees whatsoever due under applicable law in connection with the making, execution, delivery, filing of record and recordation of this Mortgage in accordance with the Transaction Documents, and shall pay all such amounts in connection with the release or discharge of this Mortgage;

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(g)	Governmental Approvals; Legal Requirements.

Mortgagor will obtain on or prior to the time required, and maintain in full force and effect and comply in all material respects with the conditions and obligations under, all applicable governmental approvals and Legal Requirements, which may from time to time become necessary in connection with the ownership, operation, maintenance or use of the Property or the execution, delivery and performance in accordance with the respective terms of each of the Project Documents to which it is a party, in each case in accordance with the terms and conditions of the Credit Agreement and the Transaction Documents;

(h)	Taxes.

Subject to the provisions of Section 5.12 of the Credit Agreement, if, as a result of any change in Legal Requirements occurring after the date hereof, any tax, assessment, imposition, interest or penalties thereon is levied, assessed or charged by the United States or any political subdivision or taxing authority thereof or therein (collectively, “Taxes”) upon this Mortgage (other than taxes in the nature of an income tax on Mortgagee’s income), the obligations or indebtedness secured by this Mortgage, the interest of any Secured Party in and to the Property, or any Secured Party by reason of or as holder of this Mortgage, Mortgagor shall pay all such Taxes to, for, or on account of Mortgagee (or provide funds to Mortgagee for such payment) as they become due and payable, and shall promptly furnish written notice of the date and amount of such payment to Mortgagee. In the event of passage of any law or regulation occurring after the date hereof permitting, authorizing or requiring such Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Mortgagee may prohibit Mortgagor from paying the Taxes to or for Mortgagee, Mortgagor shall enter into such further instruments as may be permitted by law to obligate Mortgagor to pay such Taxes; and

(i)	Transfers of Property.

(i)
Due on Transfer. Mortgagor acknowledges that a Transfer of the Property may significantly and materially impair the security for the payment and performance of the Secured Obligations and Mortgagor agrees that, if Mortgagor, without the prior written consent of Mortgagee, except as otherwise permitted under this Mortgage or the Transaction Documents, shall cause, permit or suffer a Transfer of the Property, or any portion thereof, then Mortgagee shall have the absolute right, at its option without prior demand or notice (other than as may be expressly otherwise provided in the Transaction Documents) to declare all sums secured by this Mortgage immediately due and payable. Mortgagee shall not be required to demonstrate any actual impairment of the security interest of the Secured Parties or any increased risk of default hereunder in order to declare all sums secured by this Mortgage immediately due and payable upon a Transfer in violation of this Section 2.1(i).

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(ii)
Definition of Transfer. For the purposes of this Section 2.1, a “Transfer” of the Property means any transfer, sale, conveyance, assignment, mortgage, encumbrance, pledge or other disposition of, or the grant of any easements, leases or other material rights (except those necessary for the continued operation of the Project) with respect to, all or any portion of the Property or any interest therein in any manner whatsoever, whether voluntarily or involuntarily, but shall not include any such “Transfer” which may be otherwise permitted by the terms of the Transaction Documents.

(iii)
Consent May Be Conditioned. The consent of Mortgagee required for a Transfer without the Mortgagee declaring all sums secured by this Mortgage immediately due and payable may not be unreasonably withheld, delayed or conditioned by Mortgagee. Mortgagor agrees that in the event of a Transfer, Mortgagee may, without notice to Mortgagor, deal in any way with such successor or successors in interest with reference to this Mortgage and the Secured Obligations hereby secured without in any way vitiating or discharging Mortgagor’s liability hereunder or under the documents and instruments evidencing the indebtedness secured hereby. No transfer or encumbrance of the Property or any interest herein and no forbearance or assumption by any person with respect to this Mortgage and no extension to any person of the time for payment of the Secured Obligations hereby secured given by Mortgagee shall operate to release, discharge, modify, change or affect the liability of Mortgagor, either in whole or in part, unless Mortgagee specifically agrees in writing to the contrary. This provision of this Section 2.1(i) shall apply to each and every Transfer of the Property or any part thereof regardless of whether or not Mortgagee has consented to, or waived under this Mortgage with respect to, any previous Transfer of the Property, or any portion thereof, without the Mortgagee declaring all sums secured by this Mortgage immediately due and payable.

(iv)
Release of Property. If Mortgagor is entitled to remove any part of the Collateral pursuant to and in accordance with the terms of the Transaction Documents, after all conditions to such removal have been satisfied, the Mortgagee, at the request and expense of Mortgagor, will promptly execute and deliver to Mortgagor the proper instruments acknowledging the release of such part from the Lien created by this Mortgage. Mortgagor agrees to execute any amendments to this Mortgage or to execute such other documents that are reasonably necessary in the opinion of Mortgagee to confirm the first priority Lien of this Mortgage on the remaining Property.

(j)	No Release.

At any time and from time to time, and to the extent permitted by applicable law, without notice and without regard to the existence of any inferior Liens affecting

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the Real Property or any portion thereof, to the extent that Mortgagee takes any of the following actions, such action shall in no way release, impair or adversely affect the priority of the lien of this Mortgage, nor affect or diminish the liability of Mortgagor or any other person or entity for the payment or performance of any Debt secured by this Mortgage: (i) release any person or entity liable for all or any portion of the Secured Obligations, (ii) extend the time or otherwise alter the terms of payment of any portion of the Secured Obligations, (iii) accept additional collateral as security for all or any portion of the Secured Obligations, (iv) alter, substitute or release any non-real estate collateral securing all or any portion of the Secured Obligations, (v) release any portion of the Real Property from the lien of this Mortgage (except with respect to the portion so released), (vi) grant such other indulgences as Mortgagee may determine in its sole discretion, (vii) consent to the making of any map or plot of the Real Property, (viii) join in granting any easements or creating any restrictions on the Real Property, and (ix) join in any extension agreement or any agreement subordinating the Lien or charge of this Mortgage.

ARTICLE 3

ABSOLUTE ASSIGNMENT OF LEASES AND RENTS

3.1	Absolute Assignment of Leases and Rents.

Mortgagor absolutely and unconditionally assigns, transfers and sets over to Mortgagee all right, title and interest in and to all Rents and all right, title and interest under or by virtue of any and all Leases and, with respect to the foregoing:

(a)
Mortgagee grants to Mortgagor a license to collect, subject to the provisions herein, all Rents as they respectively become due, but not more than thirty (30) days in advance, and to enforce the agreements of the Leases, so long as there is no Trigger Event;

(b)
This absolute and present assignment shall be fully operative without any further action on the part of Mortgagor or Mortgagee and, specifically, Mortgagee shall be entitled, at its sole option, to all Rents whether or not Mortgagee takes possession of the Real Property, including, without limitation, all Rents in Mortgagor’s possession or control. Upon any Trigger Event and at the direction of the Required First Lien Secured Parties, Mortgagee may, in its absolute discretion, at any time and without notice (either in person, by agent or representative, or by a receiver appointed by a court) and without regard to the adequacy of any security for the Secured Obligations secured by this Mortgage: (i) enter upon and take possession of the Real Property or any part thereof, in its own name or in the name of Mortgagor (provided, however, such entering upon and taking possession of the Real Property shall not be a condition precedent or limitation of Mortgagee’s right to collect the Rents); (ii) sue for or otherwise collect the Rents (including those past due and unpaid or which are in Mortgagor’s possession or control at the time of such Trigger Event) and apply such Rents,

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less costs and expenses of collection, including, without limitation, attorneys’ fees and expenses, and costs of upkeep, maintenance, repair and operation of the Real Property, to the payment of the Secured Obligations in accordance with the Transaction Documents; (iii) take all steps which may be desirable in Mortgagee’s judgment to complete any unfinished construction, and to operate and manage the Real Property; and (iv) perform such other reasonable acts or repairs or protections as may be reasonably necessary or proper in Mortgagee’s sole judgment to conserve the value thereof. The entering upon and taking of possession of the Real Property and/or the collection and application of the Rents shall not cure or waive any Trigger Event or notice of default hereunder or invalidate any act done pursuant to such notice;

(c)
Notwithstanding the right to collect the Rents, following a Trigger Event, Mortgagor agrees that Mortgagee, and not Mortgagor, shall be and be deemed to be the creditor of each tenant with respect to assignments for the benefit of creditors and bankruptcy, arrangement, reorganization, insolvency, dissolution or receivership proceedings affecting such tenant, but without obligation on the part of Mortgagee, however, to file or make timely filings of claims in such proceedings or otherwise to pursue creditor’s rights therein. Mortgagee in its sole and absolute discretion may apply any money received by Mortgagee as such creditor in reduction of the Secured Obligations, whether or not same is then due and payable;

(d)
Mortgagor irrevocably consents that the tenant(s) under the Leases, upon demand and notice from Mortgagee to such tenant(s) of a Trigger Event, shall pay all Rents under the Leases to Mortgagee without liability of the tenant(s) for the determination of the actual existence of any Trigger Event claimed by Mortgagee. Mortgagor hereby irrevocably authorizes and directs the tenant(s), upon receipt of any notice of Mortgagee stating that a Trigger Event exists, to pay to Mortgagee the Rents due and to become due under the Leases. Mortgagor agrees that the tenant(s) shall have the right to rely upon any such notices of Mortgagee and that tenant(s) shall pay such Rents to Mortgagee, without any obligation or without any right to inquire whether such Trigger Event actually exists and notwithstanding any claim of or notice by Mortgagor to the contrary. Mortgagor shall have no claim against tenant(s) for any Rents and Profits paid by such tenant(s) to Mortgagee;

(e)
Mortgagee shall have the right to assign Mortgagee’s right, title and interest in the Leases to any subsequent holder of this Mortgage and to any person acquiring title to any of the Real Property through foreclosure or otherwise. After Mortgagor shall have been barred and foreclosed of all right, title and interest in the leased premises, no assignee of Mortgagor’s interest in the Leases shall be liable to account to Mortgagor for the Rents thereafter accruing;

(f)
Nothing herein contained shall be construed to bind Mortgagee to the performance of any of the terms or provisions contained in the Leases, or otherwise to impose any obligation on Mortgagee whatsoever. Prior to actual

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entry and taking possession of the Real Property by Mortgagee, this assignment shall not operate to make Mortgagee a “mortgagee-in-possession” or to place any responsibility for the control, care, management, or repair of the Real Property upon Mortgagee;

(g)
Mortgagor shall duly perform and discharge each covenant, condition and obligation of the lessor under the Leases, and agrees not to enter into any Lease, or cancel, terminate, materially modify or otherwise materially vary any provision of any Lease without Mortgagee’s prior written consent, such consent not to be unreasonably withheld or delayed, or discount any Rents or collect any Rents for any period of more than one month in advance. Mortgagor will give prompt written notice to Mortgagee of any default by any tenant(s) or by the lessor under the Leases known to Mortgagor, and shall furnish Mortgagee with complete copies of all notices in respect thereof given or received by Mortgagor. If requested by Mortgagee, Mortgagor will enforce the Leases and all remedies available to Mortgagor thereunder in the event of default and, in the event of default thereof by Mortgagor, Mortgagee may, at its sole option and without obligation so to do, and without waiving any Trigger Event in respect thereof, enforce the same at Mortgagor’s expense;

(h)
The Leases shall remain in full force and effect irrespective of any merger of the interest of the lessor and any tenant thereunder. Mortgagor shall, at the request of Mortgagee, execute such further assignments to Mortgagee of all Leases and Rents, as Mortgagee shall require, and provide to Mortgagee true and correct copies of all Leases and documents and instruments, executed in connection therewith; and

(i)
It is the expressed intention of Mortgagor and Mortgagee that this Section 3.1 establish an absolute transfer and assignment of the Leases and Rents, and is not intended or given as additional security for the Secured Obligations. This absolute assignment is separate from, and senior in priority to, the security interest granted in this Mortgage to Mortgagee in such leases and rents.

ARTICLE 4

SECURITY AGREEMENT

4.1	Rights to UCC Collateral under the Uniform Commercial Code.

This Mortgage is both a real property Mortgage and a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Property. Mortgagor, by executing and delivering this Mortgage, has granted and does hereby grant to Mortgagee as security for the Secured Obligations, a continuing first priority security interest in the Property to the full extent that the Property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code, the “UCC Collateral”). If a Trigger Event shall occur

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and be continuing, Mortgagee, in addition to any other rights and remedies which it may have, shall have, and may exercise immediately and without demand at the direction of the Required First Lien Secured Parties, any and all rights and remedies granted to a secured party under the Uniform Commercial Code, including the right to take possession of the UCC Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the UCC Collateral. Any sale of UCC Collateral may be held as part of and in conjunction with a sale of the Land. Upon request or demand of Mortgagee, Mortgagor shall, at its expense, assemble the moveable UCC Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all reasonable expenses, including reasonable legal expenses and attorneys’ fees, incurred or paid by Mortgagee in protecting its interest in and to the UCC Collateral and in enforcing its rights hereunder with respect to the UCC Collateral. Any notice of sale, disposition or other intended action by Mortgagee with respect to the UCC Collateral sent to Mortgagor in accordance with the provisions hereof at least ten (10) Business Days prior to such action, shall, except as otherwise provided by applicable law, constitute reasonable notice to Mortgagor. The proceeds of any disposition of the UCC Collateral, or any part thereof, may, except as otherwise required by applicable law, be applied by Mortgagee to the payment of the Secured Obligations in such priority and proportions set forth in the Intercreditor Agreement. Mortgagor’s (Debtor’s) address and principal place of business and the address of Mortgagee (Secured Party) are as set forth in Section 8.4 hereof.

4.2	Fixture Filing Financing Statements.

Portions of the Property are goods which are or are to become fixtures, and Mortgagor expressly covenants and agrees that, to the extent permitted by applicable law, the filing of this Mortgage in the real property records of the county or counties where the Land is located shall operate, at the time of filing therein, as a financing statement filed as a fixture filing. The address of Mortgagor (the debtor) and the address of Mortgagee (the secured party) are as set forth in Section 8.4 hereof.

ARTICLE 5
REPRESENTATIONS OF MORTGAGOR

5.1	Representations and Warranties.

Mortgagor represents, covenants and warrants that:

(a)
subject only to the rights of others provided in the documents and instruments approved in writing by Mortgagee and those matters described in the Title Policy insuring the Lien of this Mortgage (collectively, the “Permitted Encumbrances”) and to the Permitted Liens, Mortgagor has a valid tenancy-in-common leasehold interest in the Land described in Exhibit A, and Mortgagor has good right, full power and lawful authority to mortgage and pledge the same as provided herein;

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(b)	the Property is free and clear of all Liens, security interests, charges, encumbrances and encroachments whatsoever except as permitted under the terms of the Transaction Documents; and

(c)	Mortgagor will maintain and preserve the first priority Lien and charge of this Mortgage, subject to Permitted Encumbrances and Permitted Liens, until the Discharge Date.

ARTICLE 6

IDA LEASE PROVISIONS

6.1	IDA Lease.

Mortgagor represents, warrants and agrees that:

(a)	Mortgagor has delivered to Collateral Agent a true, correct and complete copy of the IDA Lease, including all amendments and modifications, existing as of the date hereof;

(b)
Mortgagor has not executed or entered into any modifications or amendments of the IDA Lease, either orally or in writing, other than written amendments that have been disclosed to Collateral Agent in writing. Except as expressly permitted under the Credit Agreement, Mortgagor shall not enter into any new leases of all or any portion of the Real Property or any modifications or amendments of the IDA Lease except with Collateral Agent’s prior written consent which consent shall not be unreasonably withheld or delayed;

(c)	No event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach of the provisions of Section 3.16 of the Credit Agreement;

(d)
Except with respect to the assignments to ETEC, MJMEUC and Empire pursuant to the Participation Agreement and except for this Mortgage or other assignments in favor of Collateral Agent, Mortgagor has not executed any assignment or pledge of the IDA Lease or of Mortgagor’s right, title and interest in the same;

(e)
This Mortgage conforms and complies with the IDA Lease, does not constitute a violation or default under the IDA Lease, and is and shall at all times constitute a valid lien (subject only to Permitted Encumbrances, Permitted Liens and matters permitted by this Mortgage) on Mortgagor’s interests in the IDA Lease;

(f)	Mortgagor shall pay, when due and payable, the rentals, additional rentals, and other charges required by, and payable under, the IDA Lease in accordance with the IDA Lease;

(g)	Mortgagor shall perform and observe all terms, covenants, and conditions that Mortgagor must perform and observe as a tenant-in-common under the IDA

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Lease, and do everything necessary to preserve and to keep unimpaired Mortgagor’s rights under the IDA Lease. Mortgagor shall provide all insurance required by the IDA Lease. All such insurance shall comply with this Mortgage. Mortgagor shall enforce the Lessor’s obligations under the IDA Lease so that Mortgagor may enjoy all its rights as lessee under the IDA Lease. Mortgagor shall furnish to Collateral Agent all information that Collateral Agent may reasonably request from time to time concerning Mortgagor’s compliance with the IDA Lease;

(h)
Mortgagor shall promptly deliver to Collateral Agent a copy of any notice of default or termination that it receives from the Lessor. Mortgagor shall promptly notify Collateral Agent of any request that either party to the IDA Lease makes for arbitration pursuant to the IDA Lease and the guidelines of the institution of any such arbitration. Mortgagor shall promptly deliver to Collateral Agent a copy of the arbitrators’ determination in each such arbitration. Collateral Agent may participate in any such arbitration in such manner as Collateral Agent shall determine appropriate, including following a Trigger Event and during the continuance thereof, to the exclusion of Mortgagor if so determined by Collateral Agent in its reasonable discretion;

(i)
Mortgagor shall not, without Collateral Agent’s consent, consent or refuse to consent to any action that the Lessor or any third party takes or desires to take pursuant to the terms and provisions of such IDA Lease if such action has a material adverse effect on the IDA Lease or Mortgagor’s rights thereunder; and

(j)
Mortgagor’s obligations under this Mortgage are independent of and in addition to Mortgagor’s obligations under the IDA Lease. Nothing in this Mortgage shall be construed to require Mortgagor or Collateral Agent to take or omit to take any action that would cause a default under the IDA Lease.

6.2
Mortgagor’s Acquisition of Interest in Leased Parcel. If Mortgagor acquires a fee interest in any Land or Improvements originally subject to the IDA Lease, then, such acquired interest shall immediately become subject to the lien of this Mortgage as fully and completely, and with the same effect, as if Mortgagor now owned it and as if this Mortgage specifically described it, without need for the delivery and/or recording of a supplement to this Mortgage or any other instrument.

ARTICLE 7

DEFAULT AND FORECLOSURE

7.1	Remedies.

Upon the commencement and during the continuance of a Trigger Event, Mortgagee may, at its election and at the direction of the Required First Lien Secured Parties, take such action permitted at law or in equity, without notice or demand, as it deems advisable to protect and enforce its rights and the rights of the other Secured Parties against

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Mortgagor and in and to the Property, in accordance with the requirements of applicable law, including any one or more of the following actions (to the extent permitted by applicable law), each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine in its sole discretion and at the direction of the Required First Lien Secured Parties, without impairing or otherwise affecting the other rights and remedies of Mortgagee and without impairing any notice of default or election to cause the Property to be sold or any sale proceeding predicated thereon:

(a)	declare all of the sums secured by this Mortgage to be immediately due and payable;

(b)	demand, collect or realize upon all or any part of the Property and assemble or require Mortgagor to assemble all or any part of the Property;

(c)
commence, appear in or defend any action or proceeding purporting to affect all or any part of the Property or the interests, rights, powers or duties of any Secured Party therein, whether brought by or against Mortgagor or any Secured Party;

(d)
pay, purchase, contest or compromise any claim, debt, Lien, charge or encumbrance which in the judgment of Mortgagee may adversely affect the Property or the interest, rights, powers or duties of any Secured Party therein;

(e)
in such manner and to such extent as Mortgagee may deem necessary to protect the Property or the interests, rights, powers or duties of any Secured Party therein, Mortgagee may by itself, its agents or attorneys, enter into and upon the Property or any part thereof or any other property at which the Property may be located without being deemed a mortgagee in possession and take and hold exclusive possession of all or any part of the Property (which Mortgagor agrees to surrender) and exclude Mortgagor from the Property, and with or without the appointment of a receiver, whether appointed pursuant to Section 7.1(k) hereof or otherwise, (i) operate and manage the Property or any part thereof either itself or by other Persons, (ii) rent and lease the same, (iii) perform such acts of repair or protection as may be necessary or proper to conserve the value of the Property, (iv) make such useful additions, alterations, betterments and improvements to the Property as Mortgagee may deem advisable, (v) collect any and all income, Rents, issues, profits and proceeds from the Property, the same being hereby assigned and transferred to Mortgagee, and (vi) from time to time apply or accumulate such income, Rents, issues, profits and proceeds in such order and manner as Mortgagee shall determine, it being understood that the collection or receipt of income, Rents, issues, profits or proceeds from the Property after a Trigger Event and election to cause the Property to be sold under and pursuant to the terms of this Mortgage shall not affect or impair any Trigger Event or election to cause the Property to be sold or any sale proceedings predicated thereon, but such proceedings may be conducted and sale effected notwithstanding the collection or receipt of any such income, Rents, issues, profits and proceeds;

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(f)
commence an action to foreclose on the Property judicially or (to the extent permitted by applicable law), commence an action to foreclose on the Property pursuant to the power of sale (to the extent permitted by applicable law) granted herein. If Mortgagor shall pay said Secured Obligations promptly when due and shall perform all covenants made by Mortgagor, then this conveyance shall be void and of no effect. If a Trigger Event shall occur, then, in that event, the entire Secured Obligations, together with all interest accrued thereon, shall, at the option of applicable Secured Parties be and become at once due and payable without notice to Mortgagor. Should Mortgagee be a corporation or an unincorporated association, then any officer thereof may declare a Trigger Event and, to the extent permitted by applicable law and at the direction of the Required First Lien Secured Parties, sell the Property. Mortgagee shall have the same right to purchase the Property at the foreclosure sale as would a purchaser who is not a party to this Mortgage;

Without limiting the foregoing:

(i)
In connection with any sale or sales hereunder, Mortgagee shall be entitled to elect to treat any of the Property which consists of a right in action or which is property that can be severed from the Real Property covered hereby or any Improvements without causing structural damage thereto as if the same were personal property, and dispose of the same in accordance with applicable law, separate and apart from the sale of Real Property. Where the Property consists of Real Property and Personalty, whether or not such Personalty is located on or within the Real Property, Mortgagee at the direction of the Required First Lien Secured Parties shall be entitled to elect to exercise rights and remedies against any or all of the Real Property and Personalty in such order, at such times and in such manner as is now or hereafter permitted by applicable law.

(ii)
Mortgagee at the direction of the Required First Lien Secured Parties shall be entitled to elect to proceed against any or all of the Property in any manner permitted under applicable law; and if Mortgagee at the direction of the Required First Lien Secured Parties so elects pursuant to applicable law, the power of sale (to the extent permitted by applicable law) herein granted shall be exercisable with respect to all or any of the Property, as designated by Mortgagee, and Mortgagee is hereby authorized and empowered to conduct any such sale of any Property in accordance with the procedures applicable to Real Property.

(iii)
If the Property consists of several lots, parcels or items of property, Mortgagee shall, subject to applicable law, (A) designate the order in which such lots, parcels or items shall be offered for sale or sold, or (B) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales, or in any other manner Mortgagee designates. Any person, including Mortgagor or Mortgagee, may purchase at any sale hereunder. In the event Mortgagee elects to dispose of the

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Property through more than one sale, Mortgagor agrees to pay the costs and expenses of each such sale and of any judicial proceedings wherein such sale may be made.

(iv)
Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned; or Mortgagee may, in its discretion, give a new notice of sale.

(v)
Upon any sale made under or by virtue of this Section 7.1(f) (whether made under the power of sale herein granted, to the extent permitted by applicable law, or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), Mortgagee may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Secured Obligations the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage or any other Transaction Document.

(vi)
No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Property or upon any other property of Mortgagor shall affect in any manner or to any extent, the Lien of this Mortgage upon the Property or any part thereof, or any Liens, titles, rights, powers or remedies of Mortgagee hereunder or under any other Transaction Document, but such Liens, titles, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

(vii)
Mortgagor agrees, to the fullest extent permitted by law, that upon the occurrence of a Trigger Event, neither Mortgagor nor anyone claiming through or under Mortgagor shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the Property, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the fullest extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshalled upon any foreclosure of the Lien hereof.

(viii)	Mortgagee, at its option, is authorized to foreclose this Mortgage subject to the rights of any tenants of the Property, and the failure to make any

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such tenants parties to any such foreclosure proceedings and to foreclose such tenants’ rights will not be, nor be asserted to be by Mortgagor, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby.

(g)
subject to any applicable provisions of the Collateral Documents, take over and direct collection of the Rents, the Proceeds and the Receivables that are included in the Property and the proceeds thereof, give notice of the Lien of this Mortgage upon the Rents, the Proceeds and the Receivables and the proceeds thereof to any or all Persons obligated to Mortgagor thereon, direct such Persons to make payment of all moneys paid or payable thereon directly to Mortgagee (and, at the request of Mortgagee, Mortgagor shall indicate on all billings that payments thereon are to be made to Mortgagee) and give any Person so notified and directed the receipt of Mortgagee for any such payment as full release for the amount so paid;

(h)
subject to any applicable provisions of the Collateral Documents, take control of any and all of the Rents, Proceeds and Receivables, accounts, contractual and other rights that are included in the Property and proceeds arising from any such contractual and other rights, and enforce collection, either in the name of Mortgagee or in the name of Mortgagor, of any or all of the Rents, Proceeds and Receivables, accounts, contractual and other rights that are included in the Property and proceeds thereof by suit or otherwise, and receive, receipt for, surrender, release or exchange all or any part thereof or compromise, settle, extend or renew (whether or not longer than the original period) any indebtedness thereunder;

(i)	endorse in the name of Mortgagor any instrument, howsoever received by Mortgagee, representing Property, or proceeds of any of the Property;

(j)
subject to the provisions of Article 3 hereof, exercise all the rights and remedies granted to a secured party under Article 9 of the Uniform Commercial Code in effect in the jurisdiction where the Property is located and all other rights and remedies given to Mortgagee by this Mortgage or any other Transaction Document otherwise available at law or in equity; and

(k)
to the fullest extent permitted by applicable law, without further notice to Mortgagor and as a matter of right, and without regard to the then value of the Property or the interest of Mortgagor in and to the Property, apply to any court having jurisdiction to appoint a receiver or receivers of the Property, and Mortgagor hereby irrevocably consents to such appointment. Notwithstanding the foregoing, Mortgagor hereby waives any right to require appointment of a receiver.

Mortgagee shall not be under any obligation to make any of the payments or do any of the acts referred to in this Section 7.1 and, except as otherwise required by law, any of the actions referred to in this Section 7.1 may be taken irrespective of whether any notice of

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Trigger Event or election to sell has been given hereunder and without regard to the adequacy of the security for the Secured Obligations. To the fullest extent permitted by applicable law, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or judgment of foreclosure of the Lien of this Mortgage on behalf of Mortgagor and each and every person acquiring any interest in or title to the Property subsequent to the date of this Mortgage and on behalf of any other Persons. The reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of Mortgagee incurred in connection with the preservation, collection and enforcement of this Mortgage or of the Lien granted hereby, including any amounts advanced by Mortgagee to protect or preserve the Property, shall be secured by this Mortgage and Mortgagor covenants and agrees to pay them to the order of Mortgagee promptly upon demand.

7.2	Rescission of Notice of Trigger Event.

Mortgagee (at the direction of the Required First Lien Secured Parties), at any time before the sale, may rescind any notice of Trigger Event and/or of election to cause any portion of the Property to be sold. The exercise by Mortgagee of such right of rescission shall not (unless otherwise expressly provided by the terms of such rescission) constitute a waiver of any Trigger Event then existing or subsequently occurring, shall not impair the right of Mortgagee to cause any portion of the Property to be sold and shall not otherwise affect any provision, agreement, covenant or condition of this Mortgage, the Credit Agreement or any other Transaction Document or the rights, obligations or remedies of the parties hereunder or thereunder.

7.3	Application of Proceeds.

(a)
All proceeds received from the sale or other disposition of any portion of the Property pursuant to this Mortgage shall be applied by Mortgagee in accordance with the priority set forth in the Intercreditor Agreement.

(b)
If Mortgagee shall be ordered, in connection with any bankruptcy, insolvency or reorganization of Mortgagor, to restore or repay to or for the account of Mortgagor or its creditors any amount theretofore received under this Section 7.3, the amount of such restoration or repayment shall be deemed to be a Secured Obligation as to place Mortgagee in the position it would have been in had such amount never been received by Mortgagee.

7.4	Additional Security.

Subject to any applicable provisions of the Transaction Documents, if Mortgagee at any time shall have a security interest under the Transaction Documents securing any Secured Obligation in addition to the Lien created hereby on the Property, Mortgagee may enforce the terms of such Transaction Documents in accordance with their terms or, if a Trigger Event has occurred and is then continuing, otherwise realize upon the Property, at its option, either before or concurrently with the exercise of remedies as to such other security or after a sale is made of such other security, and may apply the proceeds to the

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Secured Obligations without affecting the status of or waiving any right to exhaust all or any other security, including the Property, and without waiving any breach or Trigger Event or any right or power whether exercised under the Transaction Documents, contained in the Transaction Documents or provided for in respect of any such other security.

7.5	Remedies Cumulative.

The rights, powers and remedies of Mortgagee under this Mortgage, or any other security agreement or any other Transaction Documents shall be cumulative and not exclusive of any other right, power or remedy which Mortgagee may have against Mortgagor pursuant to this Mortgage or the other Transaction Documents, or existing at law or in equity or otherwise. Mortgagee’s rights, powers and remedies shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Mortgagee may determine to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Mortgagee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. No delay or omission to exercise any remedy, right or power accruing upon a Trigger Event shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Trigger Event shall not be construed to be a waiver of any subsequent Default or Trigger Event or to impair any remedy, right or power consequent thereon. The obtaining of a judgment or decree on any of the Notes shall not in any manner affect the Lien of this Mortgage upon the Property, and any judgment or decree so obtained shall be secured hereby to the same extent as the Notes are now secured. In case Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by receiver, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Mortgagee, then and in every such case, but subject to applicable law, Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken. In the event of any foreclosure sale hereunder, all net proceeds shall be available for application to the Secured Obligations whether or not such proceeds exceed the value of the Property for recordation, tax, insurance or other purposes. The only limitation upon the foregoing agreements as to the exercise of Mortgagee’s remedies is that there shall be but one full and complete satisfaction of the Secured Obligations.

7.6	Waiver of Notice.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, MORTGAGOR HEREBY WAIVES ANY RIGHT MORTGAGOR MAY HAVE UNDER THE CONSTITUTION OR THE LAW OF THE STATE IN WHICH THE LAND IS LOCATED OR THE CONSTITUTION OR THE LAWS OF THE UNITED STATES OF AMERICA TO NOTICE, OTHER THAN EXPRESSLY PROVIDED FOR IN THIS MORTGAGE OR THE OTHER TRANSACTION DOCUMENTS, OR TO A JUDICIAL HEARING PRIOR TO THE EXERCISE OF ANY RIGHT

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OR REMEDY PROVIDED BY THIS MORTGAGE TO MORTGAGEE. ALL WAIVERS BY MORTGAGOR IN THIS PARAGRAPH HAVE BEEN MADE VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY, AFTER MORTGAGOR HAS BY MORTGAGOR’S ATTORNEY BEEN FIRST APPRIZED OF AND COUNSELED WITH RESPECT TO MORTGAGOR’S POSSIBLE ALTERNATIVE RIGHTS.

7.7	Payment of Costs and Expenses.

Mortgagor shall immediately reimburse Mortgagee and the other Secured Parties for their respective costs and expenses to the extent set forth in and in accordance with the Credit Agreement and the other Transaction Documents.

7.8	Mortgagor’s Waivers.

(a)
Mortgagor has read and hereby approves the Credit Agreement, the Notes the other Transaction Documents and all other agreements and documents relating thereto. Mortgagor acknowledges that it has been represented by counsel of its choice to review this Mortgage, the Transaction Documents and all other documents relating thereto and said counsel has explained and Mortgagor understands the provisions thereof, or that Mortgagor has voluntarily declined to retain such counsel;

(b)
Mortgagor hereby expressly waives, to the extent permitted by applicable law, diligence, demand, presentment, protest and notice of every kind and nature whatsoever (unless as otherwise required under this Mortgage) and waives any right to require Mortgagee or any other Secured Party to enforce any remedy against any guarantor, endorser or other person whatsoever prior to the exercise of its rights and remedies hereunder or otherwise. Mortgagor waives, to the extent permitted by applicable law, any right to require Mortgagee or any other Secured Party to: (i) proceed or exhaust any collateral security given or held by Mortgagee or any other Secured Party in connection with the Secured Obligations; (ii) give notice of the terms, time and place of any public or private sale of any real or personal property security for the Secured Obligations or other guaranty of the Secured Obligations; or (iii) pursue any other remedy in Mortgagee’s or any other Secured Party’s power whatsoever;

(c)
Until all Secured Obligations shall have been indefeasibly paid in full, Mortgagor: (i) shall not have any right of subrogation to any of the rights of Mortgagee or any other Secured Party against any guarantor, maker or endorser; (ii) waives any right to enforce any remedy which Mortgagee or other Secured Party now has or may hereafter have against any other guarantor, maker or endorser; and (iii) waives any benefit of, and any other right to participate in, any collateral security for the Secured Obligations or any guaranty of the Secured Obligations now or hereafter held by Mortgagee or any other Secured Party;

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(d)
Subject to any applicable provisions of the Transaction Documents, Mortgagor hereby authorizes and empowers Mortgagee in its sole discretion at the direction of the Required First lien Secured Parties, without any notice or demand and without affecting the Lien and charge of this Mortgage, to exercise any right or remedy which Mortgagee or any other Secured Party may have available to it, including, but not limited to, judicial foreclosure, exercise of rights of power of sale without judicial action (to the extent permitted by applicable law) as to any collateral security for the Secured Obligations, whether real, personal or intangible property; and

(e)
To the full extent permitted by law, Mortgagor hereby covenants and agrees that it shall not at any time insist upon or plead, or in any manner whatsoever claim or take any advantage of, any stay, exemption or extension law or any so called “moratorium law” now or at any time hereafter in force, nor claim, take or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Property, or any part thereof, prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or to any decree, judgment or order of any court of competent jurisdiction; or after such sale or sales claim or exercise any rights under any statute now or hereafter in force to redeem the property so sold, or any part thereof, to the extent such covenant and agreement is permitted by applicable law, or relating to the marshaling thereof, upon foreclosure sale or other enforcement hereof. To the full extent permitted by law, Mortgagor hereby expressly waives any and all rights it may have to require that the Property be sold as separate tracts or units in the event of foreclosure. To the full extent permitted by law, Mortgagor hereby expressly waives any and all rights of redemption after sale under any order or decree of foreclosure of this Mortgage, on its own behalf, on behalf of all Persons claiming or having an interest (direct or indirect) by, through or under Mortgagor and on behalf of each and every Person acquiring any interest in or title to the Real Property subsequent to the date hereof, it being the intent hereof that any and all such rights of redemption of Mortgagor and of all other Persons, are and shall be deemed to be hereby waived to the full extent permitted by applicable law. To the full extent permitted by law, Mortgagor agrees that it shall not, by invoking or utilizing any applicable law or laws or otherwise, hinder, delay or impede the exercise of any right, power or remedy herein or otherwise granted or delegated to Mortgagee or any other Secured Party, but shall suffer and permit the exercise of every such right, power and remedy as though no such law or laws have been or will have been made or enacted.

ARTICLE 8

MISCELLANEOUS

8.1	Performance at Mortgagor’s Expense.

Except as expressly provided herein or in the other Transaction Documents to the contrary, no portion of the cost and expense of performing or complying with any of the

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obligations imposed on Mortgagor by this Mortgage shall be borne by Mortgagee or any other Secured Party, and no portion of such cost and expense shall be, in any way or to any extent, credited against the aggregate amounts payable by Mortgagor pursuant to the Credit Agreement or any other Transaction Document.

8.2	Mortgagee’s Right to Perform the Secured Obligations.

If Mortgagor shall fail, refuse or neglect to make any payment or to perform any act required of it by this Mortgage or any other Transaction Document, then at any time after the occurrence and during the continuance of any Trigger Event or as otherwise expressly permitted by the terms of the Credit Agreement or any other Transaction Document, without waiving or releasing any other right, remedy or recourse Mortgagee may have because of same, Mortgagee may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Mortgagor. All sums paid by Mortgagee pursuant to this Section 8.2 and all other sums expended by Mortgagee in respect of which it shall be entitled to indemnity, together with interest thereon from the date of such payment or expenditure, shall constitute additions to the Secured Obligations, and shall be secured by this Mortgage, and Mortgagor covenants and agrees to pay them to the order of Mortgagee upon demand.

8.3	Survival of Secured Obligations.

Except as may be otherwise provided in the Transaction Documents, all and every portion of the Secured Obligations shall survive the execution and delivery of this Mortgage and the other Transaction Documents, the foreclosure or other exercise of remedies hereunder and the consummation of the transactions called for therein and herein until the Secured Obligations shall be satisfied in full. This Mortgage secures, and until the Secured Obligations shall be paid and satisfied in full, shall secure the entire amount of the Secured Obligations. The total amount of the Debt secured by this Mortgage may increase or decrease from time to time.

8.4	Notices.

All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

8.5	Delay not a Waiver.

Neither any failure nor any delay on the part of Mortgagee in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Credit Agreement, or under any other Transaction Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Mortgage, the Credit Agreement, or any other Transaction Document, Mortgagee shall not be deemed to have waived any right either to require

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prompt payment when due of all other amounts due under this Mortgage, the Credit Agreement, or the other Transaction Documents, or to declare a default for failure to effect prompt payment of any such other amount.

8.6	Covenants Running with the Land.

The Secured Obligations and all obligations hereunder are intended by the parties to be, and shall be construed as, covenants running with the Property until such Property has been released from the Lien of this Mortgage.

8.7	Further Assurances.

(a)	Notwithstanding anything to the contrary herein, Mortgagor shall, at Mortgagor’s sole cost and expense:

(i)
execute and deliver to Mortgagee such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Mortgagor under the Transaction Documents, as Mortgagee may reasonably require; and

(ii)
do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Mortgage and the other Transaction Documents, as Mortgagee shall reasonably require from time to time; provided that Mortgagor shall not be required to pay any material out-of-pocket costs or incur any material obligations not contemplated by this Mortgage or the other Transaction Documents in connection with the performance of its obligations under this Section 8.7(a)(ii).

(b)
If at any time Mortgagee determines, based on applicable law, that all applicable taxes (including mortgage recording taxes or similar charges, but excluding Permitted Encumbrances) were not paid in connection with the recordation of this Mortgage or the perfection of the Liens granted pursuant to the Transaction Documents, Mortgagor shall pay the same upon demand; and

(c)
In the event that the legal description attached to any Transaction Document is inaccurate or does not fully describe all of the Real Property in which Mortgagor has an interest, Mortgagor hereby agrees to the amendment of such legal description and the legal description contained in the corresponding title insurance policy so that such error is corrected and Mortgagor shall execute and cause to be recorded, if applicable, such documentation as may be necessary for such purpose.

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8.8	Severability.

If any provision of this Mortgage or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Mortgage nor the application of such provision to other Persons or circumstances nor the other instruments referred to hereinabove shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

8.9	Entire Agreement and Modification.

This Mortgage and the other Transaction Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Mortgage and the other Transaction Documents.

8.10	Applicable Law.

This Mortgage was negotiated in the State of New York and the proceeds of the Notes and the Credit Agreement will be disbursed from the State of New York, which State Mortgagor and Mortgagee agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and Mortgagor and, by its acceptance hereof, Mortgagee hereby agree, in accordance with § 5-1401 of the New York General Obligations Law, in all respects, including matters of construction, validity and performance, this Mortgage and the Secured Obligations shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America, except that the provisions for the creation, perfection, priority and enforcement of the Lien created hereby shall be governed by and construed according to the law of the state in which the Land is located, it being understood that, to the fullest extent permitted by the law of the state in which the Land is located, the law of the State of New York shall govern the validity and the enforceability of the representations, warranties, covenants and obligations of Mortgagee under this Mortgage and all other Transaction Documents and all of the indebtedness arising hereunder or thereunder. To the fullest extent permitted by law, Mortgagor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Mortgage, except as expressly otherwise provided above.

8.11	Limitation on Mortgagee’s Responsibility.

No provision of this Mortgage shall operate to place any obligation or liability for the control, care, management or repair of the Property upon Mortgagee or any other Secured Party, nor shall it operate to make Mortgagee or any other Secured Party responsible or liable for any waste committed on the Property by the tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Nothing herein contained shall be construed as constituting Mortgagee or any other Secured Party “mortgagee in possession.”

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8.12	Headings.

The Article and/or Section headings and the Table of Contents herein are included for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose.

8.13	Marshalling.

Notwithstanding anything herein to the contrary, Mortgagor will not: (a) at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Property or any part thereof, whenever or wherever enacted, which may affect the covenants and terms of performance of this Mortgage; (b) claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; or (c) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. Additionally, Mortgagor hereby expressly waives all benefit or advantage of any such law or laws. Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Property marshaled upon any foreclosure hereof. Mortgagee shall have the right to determine the order in which any or all portions of the Secured Obligations are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Mortgagor, any party who consents to this Mortgage and any party who now or hereafter acquires a Lien or security interest in any of the Property and who has actual or constructive notice hereof hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

8.14	Waiver of Jury Trial and Consent to Jurisdiction.

MORTGAGOR AND MORTGAGEE EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS MORTGAGE, ANY OTHER TRANSACTION DOCUMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS MORTGAGE. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common laws and statutory claims. Mortgagor and Mortgagee each acknowledges that this waiver is a material inducement to enter into this Mortgage, and that each will continue to rely on the waiver in their related future dealing. Mortgagor warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS MORTGAGE, OR ANY OTHER TRANSACTION DOCUMENTS. In the event of litigation, this Mortgage may be filed as a written consent to a trial by the court.

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Mortgagor hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which any portion of the Property is located in connection with any proceeding arising out of or relating to this Mortgage involving such portion of the Property.

8.15	Maximum Indebtedness; Future Advances; Revolving Credit.

(A)
This Mortgage shall secure not only existing Secured Obligations, but also such future advances, whether such advances are obligatory or are to be made at the option of Mortgagee or the Secured Parties or otherwise related to or in connection with the Credit Agreement or the other Transaction Documents, as are made by Mortgagee and/or the Secured Parties to Mortgagor to the same extent as if such future advances were made on the date of the execution of this Mortgage, including (a) any and all additional advances made by Mortgagee or the Secured Parties to protect or preserve the Property or the Lien hereof on the Property, or to pay taxes, to pay premiums on insurance on the Property (whether or not the original Mortgagor remains the owner of the Property at the time of such advances and whether or not the original Mortgagee remains the Administrative Agent and/or the Collateral Agent); (b) any and all expenses incident to the collection of the Secured Obligations and the foreclosure hereof by action in any court or by exercise of the power of sale herein contained (to the extent permitted by applicable law); (c) any and all amounts now owing or which may hereafter be owing by Mortgagor to Mortgagee, and/or the Secured Parties pursuant to the Transaction Documents, however and whenever incurred or evidenced, whether direct or indirect, absolute or contingent, due or to become due, together with any and all renewal or renewals and extension or extensions of the Secured Obligations; (d) the full and prompt payment and performance of any and all obligations or covenants of Mortgagor to Mortgagee and/or the Secured Parties under the terms of any other agreements, assignments or other instruments now or hereafter evidencing, securing or otherwise relating to the Secured Obligations, including the Transaction Documents; and (e) any other amounts advanced pursuant to the Credit Agreement. All such future advances are intended to and shall have priority from the date the Mortgage is recorded; and

(B)
The maximum amount of the indebtedness secured hereby may increase or decrease from time to time, but the total unpaid balance so secured at any one time shall not exceed One Billion Five Hundred Seventy-Five Million Dollars ($1,575,000,000).

8.16	Lien Absolute; Multiple Collateral Transaction.

Mortgagor acknowledges that this Mortgage and a number of other Transaction Documents and those documents required by the Transaction Documents together secure the Secured Obligations. Mortgagor agrees that the Lien of this Mortgage and all Secured Obligations shall be absolute and unconditional and shall not in any manner be affected or impaired by any lack of validity or enforceability of the Credit Agreement or any other Transaction Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, and the Lien hereof shall not be impaired by any acceptance by Mortgagee of any security for or guarantees of any of the Secured Obligations, or by any failure, neglect or omission on the part of

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Mortgagee to realize upon or protect any of the Secured Obligations or any collateral security therefor, including the Transaction Documents, or due to any other circumstance which might otherwise constitute a defense available to, or a discharge of, Mortgagor in respect of the Secured Obligations or this Mortgage (other than the indefeasible payment in full of all the Secured Obligations). The Lien hereof shall not in any manner be impaired or affected by any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, nonperfection, renewal, extension, indulgence, alteration, exchange, modification or disposition of any of the Secured Obligations or of any of the collateral security therefor, or any amendment or waiver of or any consent to any departure from the Credit Agreement or any other Transaction Document or of any guaranty thereof, if any, and Mortgagee may foreclose, exercise any power of sale (to the extent permitted by applicable law), or exercise any other remedy available under any or all of the Transaction Documents without first exercising or enforcing any other rights and remedies hereunder. Such exercise of rights and remedies under any or all of the Transaction Documents shall not in any manner impair the Secured Obligations or the Lien of this Mortgage, and any exercise of any rights or remedies hereunder shall not impair the Lien of any of the other Transaction Documents or any rights and remedies of any Secured Party thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise any rights and remedies hereunder and under the other Transaction Documents separately or concurrently and in any order that Mortgagee may deem appropriate.

8.17	Discharge of Mortgage.

On the Discharge Date, Mortgagee shall discharge this Mortgage. Mortgagor shall pay all of Mortgagee’s reasonable costs incurred in discharging this Mortgage.

8.18	Renewal or Extension of Secured Obligations.

This Mortgage and all other instruments evidencing or securing the Secured Obligations shall likewise secure any extension, modification, renewal, or substitution of the Secured Obligations and any note issued in substitution for the Notes. The Lien of this Mortgage shall in no manner be affected by any such extension, modification, renewal, or substitution.

8.19	Assumption Not a Novation.

Mortgagee’s acceptance of an assumption of the obligations of this Mortgage, the Credit Agreement and the Notes, and the release of Mortgagor hereof, shall not constitute a novation.

8.20	Intercreditor Agreement.

(a)
Notwithstanding anything herein to the contrary, the lien and security interest granted to Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by Mortgagee hereunder are subject to the provisions of that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, by

36

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and between Mortgagor, the Administrative Agent, the Collateral Agent and certain other entities party thereto (the “Intercreditor Agreement”). In the event of any inconsistency or conflict between the terms and provisions of the Intercreditor Agreement and this Mortgage, the terms and provisions of the Intercreditor Agreement shall control;

(b)
No amendment or waiver of any provision of this Mortgage shall be effective unless such amendment or waiver is made in compliance with the Intercreditor Agreement, to the extent provided for therein. The lien and security interests granted to the Mortgagee are subject to the provisions of the Intercreditor Agreement, as therein provided; and

(c)
each of the parties hereto acknowledges and agrees that the Collateral Agent shall not take any action hereunder, other than administrative or ministerial acts or other acts contemplated by the Intercreditor Agreement, unless it is directed to do so by the Required First Lien Secured Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be signed by Mortgagor’s duly authorized representative as of the day and year first above written.

MORTGAGOR:
PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware-limited liability company

By:	/s/ JOSEPH E STEVES
	Name:	JOSEPH E STEVES
	Title:	SENIOR VICE PRESIDENT

Signature Page to Mortgage

S-1

BK2007PG2777

ACKNOWLEDGEMENTS

STATE OF New York
COUNTY OF New York

Personally appeared before me, the undersigned authority in and for said county and state, on this the 27 day of March, 2007, within my jurisdiction, the within named Joseph Esteves who acknowledged that he is the SENIOR VICE PRESIDENT of PLUM POINT ENERGY ASSOCIATES, LLC a Delaware limited liability company, as its act and deed he executed the above and foregoing instrument, after first being duly authorized by said company so to do, and further stated and acknowledged that he had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and therein set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal on this 27 day of March, 2007.
(SEAL)

/s/ Xavier M. Jones
NOTARY PUBLIC

XAVlER M. JONES NOTARY PUBLIC STATE OF NEW YORK
My commission expires: Sept. 8, 2010	No. 60-5001527 Qualified in Westchester County Certificate Filed in NY County Commission Expires Sept. 8, 2010

BK2007PG2778

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

WHISTLE-TRACT I:

The East Half (El/2) Southeast Quarter (SE1/4) of Section 13, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County, Arkansas and subject to the railroad right-of-way and containing 77.64 acres more or less.
WHISTLE-TRACT II:

The North Half (N1/2) Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas containing 79.68 acres more or less.

WHISTLE-TRACT III:

A 30.20 acre tract of land lying in the North Half (Nl/2) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l 1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southwest corner of the Nl/2 SE1/4 of said Section 18, thence North 00 degrees 11 minutes 20 seconds East 1314.41 feet to the center of said Section 18, thence North 89 degrees 49 minutes 12 seconds East 681.89 feet along the North line of the Nl/2 SE1/4 of said Section 18 to its intersection with the centerline of Browns Bayou, thence the following calls and distances along the centerline of Browns Bayou,

South 09 degrees 55 minutes 20 seconds East	259.59 feet,
South 14 degrees 25 minutes 17 seconds East	174.36 feet,
South 21 degrees 06 minutes 59 seconds East	181.04 feet,
South 37 degrees 20 minutes 06 seconds East	168.50 feet,
South 46 degrees 12 minutes 02 seconds East	195.86 feet,
South 51 degrees 39 minutes 25 seconds East	275.23 feet,
South 49 degrees 04 minutes 54 seconds East	433.83 feet

to its intersection with the South line of the Nl/2 SE1/4 of said Section 18, thence North 89 degrees 56 minutes 58 seconds West 1626.83 feet to the point of beginning, containing 30.20 acres more or less.

TASCO I:

The West part of the Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), being more particularly described as: Beginning at the Southwest corner of Section 18, thence with the West line of the SW1/4 SW1/4 North 00 degrees 36 minutes 53 seconds East 1305.58 feet-called (mea.-North 00 degrees 24 minutes 46 seconds East 1305.58 feet) to the Northwest corner of the S1/2 SW1/4, thence with the North line of the S1/2 SW1/4 South 89 degrees 41 minutes 30 seconds East 2361.59 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 2361.59 feet) to an iron pipe, thence with the East line of this tract South 00 degrees 18 minutes 01 seconds West 1287.61 feet-called (mea.-South 00 degrees 05 minutes 42 seconds West 1297.97 feet) to the south line of Section 18, thence with the South line of Section 18 South 89 degrees 52 minutes 01 seconds West 2368.82 feet to the point of beginning, containing 70.68 acres more or less.

TASCO III:

BK2007PG2779

A tract of land lying in the Southwest Quarter (SW1/4) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southeast corner of the SW1/4 of Section 18, thence South 89 degrees 52 minutes 01 seconds West 286.55 feet along the South line of the SE1/4 SW1/4, thence North 00 degrees 18 minutes 01 seconds East 1287.61 feet-called (mea.-North 00 degrees 05 minutes 42 seconds East 1297.97 feet) to the North line of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 292.29 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 292.29 feet) along the North line of the SE1/4 SW1/4 to the Northeast corner of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 1167.22 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 1165.03 feet) along the North line of the SW1/4 SE1/4 of Section 18, thence South 00 degrees 18 minutes 01 seconds West 1294.01 feet-called (mea.-South 00 degrees 01 minutes 45 seconds West 1293.29 feet) to the South line of the SW1/4 SE1/4 of Section 18, thence North 89 degrees 16 minutes 16 seconds West 1173.0 feet-called (mea.-South 89 degrees 52 minutes 01 seconds West 1172.27 feet) along the South line of the SW1/4 SE1/4 to the point of beginning, containing 43.37 acres more or less and being subject to Arkansas Highway No. 198 right-of-way and Burlington Northern Railroad right-of-way across the South side.

FAIRLEY TRUST PARCEL:

A 9.68-acre tract of land lying in the S1/2 SE1/4 of Section 18, T-12-N, R-l1-E, Mississippi County, Arkansas and being more particularly described as follows:

Commencing at the Southeast corner of the said Section 18, thence North 89 degrees 16 minutes 16 seconds West along the South line of said Section 18 a distance of 1473.04 feet, thence North 00 degrees 18 minutes 01 seconds East a distance of 102.73 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, said point being the point of beginning, thence continue North 00 degrees 18 minutes 01 seconds East a distance of 1191.35 feet, thence South 89 degrees 39 minutes 24 seconds East a distance of 147.00 feet, thence South 00 degrees 18 minutes 00 seconds West a distance of 280.00 feet, thence North 89 degrees 39 minutes 24 seconds East a distance of 110.00 feet, thence South 00 degrees 18 minutes 01 seconds West a distance of 235.00 feet, thence South 85 degrees 57 minutes 11 seconds East a distance of 322.51 feet to a point on the centerline of Arkansas Highway No. 239, thence South 21 degrees 01 minutes 16 seconds West a distance of 243.84 feet, thence along a curve that breaks to the left with a radius of 762.47 feet an arc length of 211.61 feet, thence South 06 degrees 25 minutes 09 seconds West a distance of 224.43 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, thence North 89 degrees 51 minutes 48 seconds West a distance of 415.00 feet to the point of beginning, subject to a 40.0 foot right-of-way for Arkansas Highway No. 239, as shown on Survey prepared by Sorrell Consulting Engineers dated November 6, 1995.

DESCRIPTION-SWITCHYARD

A 33.30 acre tract of land lying in the Northeast Quarter (NE1/4) of Section 24, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County (Osceola District), Arkansas and being more particularly described as:

Commencing at the Northeast corner of Section 24, T-12-N, R-10-E, thence South 89 degrees 43 minutes 56 seconds West 414.54 feet along the North line of said Section 24 to its intersection with a drainage ditch, said point being the Point of Beginning, thence South 30 degrees 21 minutes 46 seconds East 784.78 feet along the ditch centerline, thence South 15 degrees 20 minutes 18 seconds East 98.04 feet along the ditch centerline, thence South 12 degrees 20 minutes 04 seconds West 125.44 feet along the

BK2007PG2780

ditch centerline to its intersection with the centerline of Arkansas Highway No. 198, thence South 50 degrees 14 minutes 21 seconds West 1002.98 feet along the centerline of Arkansas Highway No. 198, thence North 30 degrees 21 minutes 46 seconds West 1415.15 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, thence North 17 degrees 57 minutes 19 seconds East 36.18 feet along said Easterly right-of-way line, thence North 17 degrees 02 minutes 55 seconds East 117.91 feet along said Easterly right-of-way line, thence North 15 degrees 26 minutes 22 seconds East 168.95 feet along said Easterly right-of-way line to its intersection with the North line of said Section 24, thence North 89 degrees 43 minutes 56 seconds East 999.82 feet along the North line of said Section 24 to the Point of Beginning, containing 33.30 acres more or less.

DESCRIPTION-EASEMENT

A 320 foot wide easement for a power transmission line lying in Section 24, the NW1/4 of Section 25 and the NE1/4 of Section 26, T-12-N, R-10-E, Mississippi County (Osceola District). Arkansas and being more particularly described as:

Beginning at a point lying 555.79 feet South of and 1364.93 feet West of the Northeast corner of Section 24, T-12-N, R-10-E, thence South 34 degrees 42 minutes 03 seconds West 1725.25 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, said point being 50 feet and perpendicular to the centerline of said Burlington-Northern Railroad, thence continue South 34 degrees 42 minutes 03 seconds West 6765.18 feet along the Easterly right-of-way of the Burlington-Northern Railroad, to its intersection with the centerline of an existing easement for a 500kV Transmission Line, thence South 51 degrees 41 minutes 20 seconds East 320.64 feet along the centerline of the existing easement for a 500kV Transmission Line, thence North 34 degrees 42 minutes 03 seconds East 8362.80 feet along a line 320 feet parallel to the Easterly right-of-way line and its extension of the Burlington-Northern Railroad main line, thence North 30 degrees 21 minutes 46 seconds West 352.49 feet to the Point of Beginning. Containing 61.90 acres more or less.

PRUDENTIAL TRACT I

A 337.72 acre tract of land lying in Sections 7, 17 and 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point lying 40.55 feet North of and 995.04 feet East of the Southwest corner of Section 17, T-12-N, R-l1-E (said Point of Beginning being the Southwest corner of the Cargill property), thence North 89 degrees 53 minutes 45 seconds West 725.0 feet to the center of Brown Bayou, thence the following calls along the center of Brown Bayou,

North 47 degrees 24 minutes 56 seconds West	196.96 feet,
North 45 degrees 09 minutes 51 seconds West	1090.2 feet,
North 42 degrees 22 minutes 27 seconds West	424.67 feet,
North 48 degrees 41 minutes 04 seconds West	718.67 feet,
North 47 degrees 24 minutes 16 seconds West	303.96 feet,
North 37 degrees 10 minutes 55 seconds West	150.11 feet,
North 17 degrees 50 minutes 02 seconds West	287.89 feet,
North 11 degrees 37 minutes 13 seconds West	315.76 feet,
North 10 degrees 17 minutes 06 seconds West	282.18 feet,
North 09 degrees 25 minutes 55 seconds West	350.44 feet,
North 17 degrees 56 minutes 40 seconds West	227.79 feet,
North 26 degrees 08 minutes 02 seconds West	502.54 feet,
North 15 degrees 03 minutes 21 seconds West	469.53 feet,

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North 25 degrees 06 minutes 40 seconds West	317.23 feet,
North 01 degrees 16 minutes 24 seconds East	275.68 feet,

to the center of S. County Road 623, thence continue along Brown Bayou North 41 degrees 17 minutes 19 seconds East 273.54 feet, thence North 04 degrees 31 minutes 30 seconds East 361.79 feet to a point, thence North 54 degrees 20 minutes 02 seconds East 1129.04 feet to a point on the West right-of-way line of the St. Francis Levee District, thence the following calls and distances along the West right-of-way line of the St. Francis Levee District,

South 35 degrees 33 minutes 50 seconds East	99.93 feet,
North 54 degrees 27 minutes 10 seconds East	199.93 feet,
South 35 degrees 33 minutes 15 seconds East	2935.37 feet,
South 01 degrees 17 minutes 59 seconds West	283.77 feet,
South 41 degrees 44 minutes 54 seconds East	866.76 feet,
South 63 degrees 22 minutes 42 seconds East	360.04 feet,
South 08 degrees 37 minutes 40 seconds East	356.70 feet,
South 22 degrees 09 minutes 14 seconds East	307.53 feet,
South 00 degrees 30 minutes 25 seconds East	26.26 feet,
North 69 degrees 18 minutes 20 seconds East	42.76 feet,
South 37 degrees 09 minutes 00 seconds East	308.58 feet,
South 50 degrees 21 minutes 45 seconds East	547.72 feet,

to a point on the Northern most point of the Cargill property, thence South 39 degrees 15 minutes West 1863.72 feet along the Northwest boundary of the Cargill property to the Point of Beginning, LESS AND EXCEPT 7.53 acres in the right-of-way of Arkansas Highway No. 198, and containing 330.19 acres after exceptions.

PRUDENTIAL TRACT II

A 107.44 acre tract of land lying in Sections 7, 8 and 17, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of St. Francis Levee District lying 3236.88 feet North of and 1422.48 feet East of the Southwest corner of Section 17, T-12-N, R-l1-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 63 degrees 26 minutes 52 seconds West	86.09 feet,
North 41 degrees 44 minutes 36 seconds West	574.04 feet,
North 01 degrees 28 minutes 34 seconds East	234.78 feet,
North 13 degrees 59 minutes 13 seconds East	646.50 feet,
North 43 degrees 43 minutes 13 seconds West	1435.79 feet,
North 39 degrees 43 minutes 44 seconds East	114.96 feet,
North 47 degrees 59 minutes 08 seconds West	500.39 feet,
North 55 degrees 07 minutes 39 seconds West	531.88 feet,
North 45 degrees 41 minutes 15 seconds West	174.17 feet,
North 54 degrees 16 minutes 32 seconds East	470.96 feet,
North 35 degrees 33 minutes 50 seconds West	99.93 feet,
South 54 degrees 26 minutes 15 seconds West	499.99 feet,
North 52 degrees 22 minutes 02 seconds West	403.26 feet,
North 34 degrees 26 minutes 45 seconds West	118.74 feet,
North 67 degrees 20 minutes 10 seconds East	1485.18 feet,

along said right-of-way line and its extension to a point on the West top bank of the Mississippi River, thence the following calls and distances along the West top bank of the Mississippi River,

South 32 degrees 13 minutes 06 seconds East	1865.46 feet,
South 30 degrees 47 minutes 07 seconds East	2631.06 feet,

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South 55 degrees 51 minutes 18 seconds East	918.48 feet,
to its intersection with the St. Francis Levee District right-of-way, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 64 degrees 54 minutes 24 seconds West	832.67 feet,
North 73 degrees 56 minutes 25 seconds West	161.10 feet,
North 83 degrees 35 minutes 25 seconds West	337.92 feet,
South 49 degrees 59 minutes 28 seconds West	107.82 feet
North 69 degrees 01 minutes 09 seconds West	271.31 feet,
South 41 degrees 44 minutes 32 seconds West	410.99 feet

to the Point of Beginning, containing 107.44 acres more or less.

PRUDENTIAL TRACT III

A 18.17 acre tract of land lying in Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of the St. Francis Levee District lying 1918.90 feet North of and 2546.21 feet East of the Southwest corner of Section 17, T-12-N, R-ll-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 61 degrees 21 minutes 27 seconds West	31.95 feet,
North 62 degrees 26 minutes 34 seconds West	101.98 feet,
North 74 degrees 52 minutes 55 seconds West	109.19 feet,
North 22 degrees 56 minutes 49 seconds West	96.75 feet,
North 16 degrees 25 minutes 14 seconds West	212.76 feet,
North 03 degrees 53 minutes 11 seconds West	115.46 feet,
South 74 degrees 51 minutes 16 seconds West	152.07 feet,
North 37 degrees 07 minutes 58 seconds West	77.88 feet,
North 08 degrees 43 minutes 49 seconds West	533.77 feet,
North 73 degrees 05 minutes 43 seconds East	293.57 feet,
South 63 degrees 02 minutes 24 seconds East	521.64 feet,
North 25 degrees 04 minutes 00 seconds East	188.03 feet,
South 66 degrees 29 minutes 53 seconds East	197.50 feet,
South 23 degrees 30 minutes 28 seconds West	93.47 feet,
South 61 degrees 42 minutes 07 seconds East	192.30 feet,
South 57 degrees 19 minutes 35 seconds East	101.21 feet,

thence leaving the said right-of-way South 39 degrees 15 minutes West 979.09 feet to the Point of Beginning, containing 18.17 acres more or less.

Together with the rights as granted in the Permit by and between the Board of Directors, St Francis Levee District of Arkansas and Plum Point Energy Associates, LLC dated September 10, 2001 as modified by Letter dated November 12, 2004 .

FAIRLEY TRUST PARCEL 1 (AS SURVEYED)

A 0.78 acre tract of land lying in the SW1/4 SW1/4 of Section 17, Township Twelve North (T-12-N), Range Eleven East (R-ll-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southwest corner of said Section 17, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the West line of said Section 17 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence continue North 00 degrees 06

BK2007PG2783

minutes 15 seconds East 256.56 feet along the West line of said Section 17 to its intersection with the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 175.54 feet along the center of Brown Bayou, thence South 47 degrees 24 minutes 56 seconds East 196.96 feet along the center of Brown Bayou to its intersection with the North right-of-way line of Arkansas Highway No. 198, thence North 89 degrees 53 minutes 45 seconds West 269.96 feet along the North right-of-way line of Arkansas Highway No. 198 to the Point of Beginning, containing 0.78 acres more or less.

FAIRLEY TRUST PARCEL 2 (AS SURVEYED)

A 14.24 acre tract of land lying in the SE1/4 of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southeast corner of said Section 18, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the East line of said Section 18 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence North 89 degrees 53 minutes 45 seconds West 1061.25 feet along the North right-of-way line of Arkansas Highway No. 198 to its intersection with the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239), thence the following calls and distances along the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239),

North 02 degrees 23 minutes 20 seconds East	64.71 feet,
North 05 degrees 47 minutes 39 seconds East	224.43 feet,
North 14 degrees 24 minutes 16 seconds East	210.90 feet,
North 20 degrees 23 minutes 46 seconds East	23.68 feet,

thence leaving said centerline of said county road North 50 degrees 33 minutes 47 seconds East 314.72 feet, thence North 26 degrees 30 minutes 49 seconds East 200.55 feet to the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 906.73 feet along the center of Brown Bayou to its intersection with the East line of said Section 18, thence South 00 degrees 06 minutes 15 seconds West 256.56 feet along the East line of said Section 18 to the Point of Beginning, containing 14.24 acres more or less.

STATE OF ARKANSAS, COUNTY OF MISSISSIPPI OSCEOLA DISTRICT
FILED FOR RECORD THE 30th DAY OF March
2007 AT 11:30 O’CLOCK AM. AND RECORDED
IN BOOK 2007 PAGE 2739
DONNA BRAY, CIRCUIT CLERK

BY	/s/ Arcadia Thompson	D.C.

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WHEN RECORDED MAIL TO:

Betsy J. Mukamal, Esq.
Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022	FILED FOR RECORD
This 30th Day of March 2007
Please Return To	at 11:30 o’clock AM.
Donna Bray, Clerk
Zonia N. Veal
First National Financial Title Services, Inc.
3237 Satellite Blvd., Bldg. 300, Ste 450	By_____________________________ D.C.
Duluth, GA 30096	#2725

H2626-S

(for use by recording office)

RELEASE OF MORTGAGE
KNOW ALL PERSONS BY THESE PRESENTS:

THAT CREDIT SUISSE, the owner and holder of that certain mortgage executed on March 14, 2006, by PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company, to secure payment of the sum of FIVE HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($575,000,000.00), and interest thereon, and recorded in the records of the Circuit Clerk of Mississippi County, Arkansas in Book 2006, at Page 2766, on the 3rd day of April, 2006, for value received, does hereby release, acquit and discharge from the lien and encumbrance of the said mortgage the following described property, situated in the County of Mississippi, State of Arkansas, to-wit:

SEE EXHIBIT A ATTACHED HERETO

DATED this 29th day of March, 2007.

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MORTGAGOR:

PLUM POINT ENERGY ASSOCIATES, LLC,
an Delaware limited liability company

By:
Its:

MORTGAGEE:

CREDIT SUISSE,

	/s/ THOMAS CANTELLO	/s/ LAURENCE LAPEYRE
By:	THOMAS CANTELLO	LAURENCE LAPEYRE
Its:	DIRECTOR	ASSOCIATE

THIS INSTRUMENT PREPARED BY:

Betsy J. Mukamal, Esq.
Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022

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MORTGAGOR:

PLUM POINT ENERGY ASSOCIATES, LLC,
an Deleware limited liability company

/s/ Joseph Esteves
By:	Joseph Esteves
Its:

MORTGAGEE:

CREDIT SUISSE,

By:
Its:

THIS INSTRUMENT PREPARED BY:

Betsy J. Mukamal, Esq.
Latham & Watkins
885 Third Avenue, Suite 1000
New York, NY 10022

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ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 23 day of March, 2007, before me, the undersigned, a Notary Public, (or before any officer within this State or without this State now qualified under existing law to take acknowledgments), duly commissioned, qualified, and acting, within and for said County and State, appeared in person the within named Thomas Cantello Laurence Lepeyre (being the person or persons authorized by said corporation to execute such instrument, stating their respective capacities in that behalf), to me personally well known, who stated that he/she was the Director and Associate of CREDIT SUISSE, and is duly authorized in his/her respective capacity to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal on this 23 day of March, 2007.

MARJORIE E. BULL Notary Public, State of New York No. 01BU6055282 Qualified in New York County Commission Expires February 20, 2011	/s/ MARJORIE E. BULL Notary Public

My Commission Expires:

(SEAL)

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ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 27 day of March, 2007, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named JOSEPH ESTEVES, to me personally well known, who stated that he/she is the Senior V. Pres of PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company, and was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of said company, and further stated and acknowledged that he/she had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 27 day of March, 2007.

/s/ XAVIER M. JONES
Notary Public
My commission expires:
(SEAL)	XAVIER M. JONES NOTARY PUBLIC STATE OF NEW YORK No. 60-5001527 Qualified in Westchester County Certificate Filed in NY County Commission Expires Sept. 8, 2010

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EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

WHISTLE-TRACT I:

The East Half (El/2) Southeast Quarter (SE1/4) of Section 13, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County, Arkansas and subject to the railroad right-of-way and containing 77.64 acres more or less.

WHISTLE-TRACT II:

The North Half (Nl/2) Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas containing 79.68 acres more or less.

WHISTLE-TRACT III:

A 30.20 acre tract of land lying in the North Half (Nl/2) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southwest corner of the Nl/2 SE1/4 of said Section 18, thence North 00 degrees 11 minutes 20 seconds East 1314.41 feet to the center of said Section 18, thence North 89 degrees 49 minutes 12 seconds East 681.89 feet along the North line of the Nl/2 SE1/4 of said Section 18 to its intersection with the centerline of Browns Bayou, thence the following calls and distances along the centerline of Browns Bayou,

South 09 degrees 55 minutes 20 seconds East	259.59 feet,
South 14 degrees 25 minutes 17 seconds East	174.36 feet,
South 21 degrees 06 minutes 59 seconds East	181.04 feet,
South 37 degrees 20 minutes 06 seconds East	168.50 feet,
South 46 degrees 12 minutes 02 seconds East	195.86 feet,
South 51 degrees 39 minutes 25 seconds East	275.23 feet,
South 49 degrees 04 minutes 54 seconds East	433.83 feet

to its intersection with the South line of the Nl/2 SE1/4 of said Section 18, thence North 89 degrees 56 minutes 58 seconds West 1626.83 feet to the point of beginning, containing 30.20 acres more or less.

TASCO I:

The West part of the Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), being more particularly described as: Beginning at the Southwest corner of Section 18, thence with the West line of the SW1/4 SW1/4 North 00 degrees 36 minutes 53 seconds East 1305.58 feet-called (mea.-North 00 degrees 24 minutes 46 seconds East 1305.58 feet) to the Northwest corner of the Sl/2 SW1/4, thence with the North line of the Sl/2 SW1/4 South 89 degrees 41 minutes 30 seconds East 2361.59 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 2361.59 feet) to an iron pipe, thence with the East line of this tract South 00 degrees 18 minutes 01 seconds West 1287.61 feet-called (mea.-South 00 degrees 05 minutes 42 seconds West 1297.97 feet) to the south line of Section

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18, thence with the South line of Section 18 South 89 degrees 52 minutes 01 seconds West 2368.82 feet to the point of beginning, containing 70.68 acres more or less.

TASCO III:

A tract of land lying in the Southwest Quarter (SW1/4) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southeast corner of the SW1/4 of Section 18, thence South 89 degrees 52 minutes 01 seconds West 286.55 feet along the South line of the SE1/4 SW1/4, thence North 00 degrees 18 minutes 01 seconds East 1287.61 feet-called (mea.-North 00 degrees 05 minutes 42 seconds East 1297.97 feet) to the North line of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 292.29 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 292.29 feet) along the North line of the SE1/4 SW1/4 to the Northeast corner of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 1167.22 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 1165.03 feet) along the North line of the SW1/4 SE1/4 of Section 18, thence South 00 degrees 18 minutes 01 seconds West 1294.01 feet-called (mea.-South 00 degrees 01 minutes 45 seconds West 1293.29 feet) to the South line of the SW1/4 SE1/4 of Section 18, thence North 89 degrees 16 minutes 16 seconds West 1173.0 feet-called (mea.-South 89 degrees 52 minutes 01 seconds West 1172.27 feet) along the South line of the SW1/4 SE1/4 to the point of beginning, containing 43.37 acres more or less and being subject to Arkansas Highway No. 198 right-of-way and Burlington Northern Railroad right-of-way across the South side.

FAIRLEY TRUST PARCEL:

A 9.68-acre tract of land lying in the Sl/2 SE1/4 of Section 18, T-12-N, R-11-E, Mississippi County, Arkansas and being more particularly described as follows:

Commencing at the Southeast corner of the said Section 18, thence North 89 degrees 16 minutes 16 seconds West along the South line of said Section 18 a distance of 1473.04 feet, thence North 00 degrees 18 minutes 01 seconds East a distance of 102.73 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, said point being the point of beginning, thence continue North 00 degrees 18 minutes 01 seconds East a distance of 1191.35 feet, thence South 89 degrees 39 minutes 24 seconds East a distance of 147.00 feet, thence South 00 degrees 18 minutes 00 seconds West a distance of 280.00 feet, thence North 89 degrees 39 minutes 24 seconds East a distance of 110.00 feet, thence South 00 degrees 18 minutes 01 seconds West a distance of 235.00 feet, thence South 85 degrees 57 minutes 11 seconds East a distance of 322.51 feet to a point on the centerline of Arkansas Highway No. 239, thence South 21 degrees 01 minutes 16 seconds West a distance of 243.84 feet, thence along a curve that breaks to the left with a radius of 762.47 feet an arc length of 211.61 feet, thence South 06 degrees 25 minutes 09 seconds West a distance of 224.43 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, thence North 89 degrees 51 minutes 48 seconds West a distance of 415.00 feet to the point of beginning, subject to a 40.0 foot right-of-way for Arkansas Highway No. 239, as shown on Survey prepared by Sorrell Consulting Engineers dated November 6, 1995.

DESCRIPTION-SWITCHYARD

A 33.30 acre tract of land lying in the Northeast Quarter (NE1/4) of Section 24, Township Twelve North

BK2007PG2724

(T-12-N), Range Ten East (R-10-E), Mississippi County (Osceola District), Arkansas and being more particularly described as:
Commencing at the Northeast corner of Section 24, T-12-N, R-10-E, thence South 89 degrees 43 minutes 56 seconds West 414.54 feet along the North line of said Section 24 to its intersection with a drainage ditch, said point being the Point of Beginning, thence South 30 degrees 21 minutes 46 seconds East 784.78 feet along the ditch centerline, thence South 15 degrees 20 minutes 18 seconds East 98.04 feet along the ditch centerline, thence South 12 degrees 20 minutes 04 seconds West 125.44 feet along the ditch centerline to its intersection with the centerline of Arkansas Highway No. 198, thence South 50 degrees 14 minutes 21 seconds West 1002.98 feet along the centerline of Arkansas Highway No. 198, thence North 30 degrees 21 minutes 46 seconds West 1415.15 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, thence North 17 degrees 57 minutes 19 seconds East 36.18 feet along said Easterly right-of-way line, thence North 17 degrees 02 minutes 55 seconds East 117.91 feet along said Easterly right-of-way line, thence North 15 degrees 26 minutes 22 seconds East 168.95 feet along said Easterly right-of-way line to its intersection with the North line of said Section 24, thence North 89 degrees 43 minutes 56 seconds East 999.82 feet along the North line of said Section 24 to the Point of Beginning, containing 33.30 acres more or less.

DESCRIPTION-EASEMENT

A 320 foot wide easement for a power transmission line lying in Section 24, the NW1/4 of Section 25 and the NE1/4 of Section 26, T-12-N, R-10-E, Mississippi County (Osceola District), Arkansas and being more particularly described as:

Beginning at a point lying 555.79 feet South of and 1364.93 feet West of the Northeast corner of Section 24, T-12-N, R-10-E, thence South 34 degrees 42 minutes 03 seconds West 1725.25 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, said point being 50 feet and perpendicular to the centerline of said Burlington-Northern Railroad, thence continue South 34 degrees 42 minutes 03 seconds West 6765.18 feet along the Easterly right-of-way of the Burlington-Northern Railroad, to its intersection with the centerline of an existing easement for a 500kV Transmission Line, thence South 51 degrees 41 minutes 20 seconds East 320.64 feet along the centerline of the existing easement for a 500kV Transmission Line, thence North 34 degrees 42 minutes 03 seconds East 8362.80 feet along a line 320 feet parallel to the Easterly right-of-way line and its extension of the Burlington-Northern Railroad main line, thence North 30 degrees 21 minutes 46 seconds West 352.49 feet to the Point of Beginning. Containing 61.90 acres more or less.

PRUDENTIAL TRACT I

A 337.72 acre tract of land lying in Sections 7, 17 and 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point lying 40.55 feet North of and 995.04 feet East of the Southwest corner of Section 17, T-12-N, R-l1-E (said Point of Beginning being the Southwest corner of the Cargill property), thence North 89 degrees 53 minutes 45 seconds West 725.0 feet to the center of Brown Bayou, thence the following calls along the center of Brown Bayou,

North 47 degrees 24 minutes 56 seconds West	196.96 feet,
North 45 degrees 09 minutes 51 seconds West	1090.2 feet,

BK2007PG2725

North 42 degrees 22 minutes 27 seconds West	424.67 feet,
North 48 degrees 41 minutes 04 seconds West	718.67 feet,
North 47 degrees 24 minutes 16 seconds West	303.96 feet,
North 37 degrees 10 minutes 55 seconds West	150.11 feet,
North 17 degrees 50 minutes 02 seconds West	287.89 feet,
North 11 degrees 37 minutes 13 seconds West	315.76 feet,
North 10 degrees 17 minutes 06 seconds West	282.18 feet,
North 09 degrees 25 minutes 55 seconds West	350.44 feet,
North 17 degrees 56 minutes 40 seconds West	227.79 feet,
North 26 degrees 08 minutes 02 seconds West	502.54 feet,
North 15 degrees 03 minutes 21 seconds West	469.53 feet,
North 25 degrees 06 minutes 40 seconds West	317.23 feet,
North 01 degrees 16 minutes 24 seconds East	275.68 feet,

to the center of S. County Road 623, thence continue along Brown Bayou North 41 degrees 17 minutes 19 seconds East 273.54 feet, thence North 04 degrees 31 minutes 30 seconds East 361.79 feet to a point, thence North 54 degrees 20 minutes 02 seconds East 1129.04 feet to a point on the West right-of-way line of the St. Francis Levee District, thence the following calls and distances along the West right-of-way line of the St. Francis Levee District,

South 35 degrees 33 minutes 50 seconds East	99.93 feet,
North 54 degrees 27 minutes 10 seconds East	199.93 feet,
South 35 degrees 33 minutes 15 seconds East	2935.37 feet,
South 01 degrees 17 minutes 59 seconds West	283.77 feet,
South 41 degrees 44 minutes 54 seconds East	866.76 feet,
South 63 degrees 22 minutes 42 seconds East	360.04 feet,
South 08 degrees 37 minutes 40 seconds East	356.70 feet,
South 22 degrees 09 minutes 14 seconds East	307.53 feet,
South 00 degrees 30 minutes 25 seconds East	26.26 feet,
North 69 degrees 18 minutes 20 seconds East	42.76 feet,
South 37 degrees 09 minutes 00 seconds East	308.58 feet,
South 50 degrees 21 minutes 45 seconds East	547.72 feet,

to a point on the Northern most point of the Cargill property, thence South 39 degrees 15 minutes West 1863.72 feet along the Northwest boundary of the Cargill property to the Point of Beginning, LESS AND EXCEPT 7.53 acres in the right-of-way of Arkansas Highway No. 198, and containing 330.19 acres after exceptions.

PRUDENTIAL TRACT II

A 107.44 acre tract of land lying in Sections 7, 8 and 17, Township Twelve North (T-12-N), Range Eleven East (R-l1-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of St. Francis Levee District lying 3236.88 feet North of and 1422.48 feet East of the Southwest corner of Section 17, T-12-N, R-l1-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 63 degrees 26 minutes 52 seconds West	86.09 feet,
North 41 degrees 44 minutes 36 seconds West	574.04 feet,
North 01 degrees 28 minutes 34 seconds East	234.78 feet,
North 13 degrees 59 minutes 13 seconds East	646.50 feet,
North 43 degrees 43 minutes 13 seconds West	1435.79 feet,

BK2007PG2726

North 39 degrees 43 minutes 44 seconds East	114.96 feet,
North 47 degrees 59 minutes 08 seconds West	500.39 feet,
North 55 degrees 07 minutes 39 seconds West	531.88 feet,
North 45 degrees 41 minutes 15 seconds West	174.17 feet,
North 54 degrees 16 minutes 32 seconds East	470.96 feet,
North 35 degrees 33 minutes 50 seconds West	99.93 feet,
South 54 degrees 26 minutes 15 seconds West	499.99 feet,
North 52 degrees 22 minutes 02 seconds West	403.26 feet,
North 34 degrees 26 minutes 45 seconds West	118.74 feet,
North 67 degrees 20 minutes 10 seconds East	1485.18 feet,

along said right-of-way line and its extension to a point on the West top bank of the Mississippi River, thence the following calls and distances along the West top bank of the Mississippi River,

South 32 degrees 13 minutes 06 seconds East	1865.46 feet,
South 30 degrees 47 minutes 07 seconds East	2631.06 feet,
South 55 degrees 51 minutes 18 seconds East	918.48 feet,

to its intersection with the St. Francis Levee District right-of-way, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 64 degrees 54 minutes 24 seconds West	832.67 feet,
North 73 degrees 56 minutes 25 seconds West	161.10 feet,
North 83 degrees 35 minutes 25 seconds West	337.92 feet,
South 49 degrees 59 minutes 28 seconds West	107.82 feet
North 69 degrees 01 minutes 09 seconds West	271.31 feet,
South 41 degrees 44 minutes 32 seconds West	410.99 feet

to the Point of Beginning, containing 107.44 acres more or less.

PRUDENTIAL TRACT III

A 18.17 acre tract of land lying in Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of the St. Francis Levee District lying 1918.90 feet North of and 2546.21 feet East of the Southwest corner of Section 17, T-12-N, R-11-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 61 degrees 21 minutes 27 seconds West	31.95 feet,
North 62 degrees 26 minutes 34 seconds West	101.98 feet,
North 74 degrees 52 minutes 55 seconds West	109.19 feet,
North 22 degrees 56 minutes 49 seconds West	96.75 feet,
North 16 degrees 25 minutes 14 seconds West	212.76 feet,
North 03 degrees 53 minutes 11 seconds West	115.46 feet,
South 74 degrees 51 minutes 16 seconds West	152.07 feet,
North 37 degrees 07 minutes 58 seconds West	77.88 feet,
North 08 degrees 43 minutes 49 seconds West	533.77 feet,
North 73 degrees 05 minutes 43 seconds East	293.57 feet,
South 63 degrees 02 minutes 24 seconds East	521.64 feet,
North 25 degrees 04 minutes 00 seconds East	188.03 feet,
South 66 degrees 29 minutes 53 seconds East	197.50 feet,
South 23 degrees 30 minutes 28 seconds West	93.47 feet,
South 61 degrees 42 minutes 07 seconds East	192.30 feet,

BK2007PG2727

South 57 degrees 19 minutes 35 seconds East	101.21 feet,

thence leaving the said right-of-way South 39 degrees 15 minutes West 979.09 feet to the Point of Beginning, containing 18.17 acres more or less.

Together with the rights as granted in the Permit by and between the Board of Directors, St Francis Levee District of Arkansas and Plum Point Energy Associates, LLC dated September 10, 2001 as modified by Letter dated November 12, 2004 .

FAIRLEY TRUST PARCEL 1 (AS SURVEYED)

A 0.78 acre tract of land lying in the SW1/4 SW1/4 of Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southwest corner of said Section 17, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the West line of said Section 17 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence continue North 00 degrees 06 minutes 15 seconds East 256.56 feet along the West line of said Section 17 to its intersection with the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 175.54 feet along the center of Brown Bayou, thence South 47 degrees 24 minutes 56 seconds East 196.96 feet along the center of Brown Bayou to its intersection with the North right-of-way line of Arkansas Highway No. 198, thence North 89 degrees 53 minutes 45 seconds West 269.96 feet along the North right-of-way line of Arkansas Highway No. 198 to the Point of Beginning, containing 0.78 acres more or less.

FAIRLEY TRUST PARCEL 2 (AS SURVEYED)

A 14.24 acre tract of land lying in the SE1/4 of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-l1-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southeast corner of said Section 18, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the East line of said Section 18 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence North 89 degrees 53 minutes 45 seconds West 1061.25 feet along the North right-of-way line of Arkansas Highway No. 198 to its intersection with the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239), thence the following calls and distances along the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239),

North 02 degrees 23 minutes 20 seconds East	64.71 feet,
North 05 degrees 47 minutes 39 seconds East	224.43 feet,
North 14 degrees 24 minutes 16 seconds East	210.90 feet,
North 20 degrees 23 minutes 46 seconds East	23.68 feet,

thence leaving said centerline of said county road North 50 degrees 33 minutes 47 seconds East 314.72 feet, thence North 26 degrees 30 minutes 49 seconds East 200.55 feet to the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 906.73 feet along the center of Brown Bayou to its intersection with the East line of said Section 18, thence South 00 degrees 06 minutes 15 seconds West 256.56 feet along the East line of said Section 18 to the Point of Beginning, containing 14.24 acres more or less.

STATE OF ARKANSAS, COUNTY OF MISSISSIPPI
OSCEOLA DISTRICT
FILED FOR RECORD THE 30th DAY OF March
2007 AT 11:30 O’CLOCK AM. AND RECORDED
IN BOOK 2007 PAGE 2717
DONNA BRAY, CIRCUIT CLERK
BY:	/S/ Arcadia Thompson	D.C.

Exhibit I – Form of Non-Bank Certificate

NON-BANK CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among Plum Point Energy Associates, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto, Ambac Assurance Corporation, as loan insurer, The Royal Bank of Scotland plc, as administrative agent and issuing bank, The Bank of New York, as collateral agent, RBS Securities Corporation, as sole lead bookrunner and sole lead arranger.

The undersigned is not a bank (as such term is used in Section 881(c)(3)(A)) of the Internal Revenue Code of 1986, as amended.

Please also find attached a completed Form W-8BEN (or successor form), attached as Exhibit A to this Non-Bank Certificate.

[NAME OF LENDER]

By: ____________________________________
Name:
Title:

[ADDRESS]

Dated: ______________________, 2007.

Exhibit A to Non-Bank Certificate

[See attached Form W-8BEN (or successor form)]

Exhibit J – Form of Certificate of Insurance Consultant

March [__], 2007

Ambac Assurance Corporation,
as Loan Insurer,
One State Street Plaza
New York, New York 10004

The Royal Bank of Scotland plc,
as Administrative Agent, 101 Park Avenue – 6th Floor
New York, New York 10178

Re:	Plum Point Energy Associates, LLC

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Moore-McNeil, LLC (the “Insurance Consultant”), hereby provides this letter to you in accordance with Section 4.01(h) of the Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as the Loan Insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity, the “Administrative Agent”) and as issuing bank, The Bank of New York, as collateral agent, and RBS Securities Corporation, as sole lead arranger and as sole lead bookrunner. Capitalized terms used but not otherwise defined in this Insurance Consultant’s Certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The Insurance Consultant acknowledges that, pursuant to the Credit Agreement, the Loan Insurer and the Lenders will each be relying on this certificate and the updated Insurance Consultant’s Report, a true and correct copy of which is attached hereto as Exhibit A. Based on our review of Section 5.11 of the Credit Agreement and Schedule 5.11 to the Credit Agreement (the “Insurance Requirements”), the Insurance Consultant finds the types and, when specified, the necessary limits, of insurance called for in the Insurance Requirements to be normal and customary for a project of the size, location and type as the Project.

The Insurance Consultant has also been provided and attaches hereto as Schedule A evidence of insurance submitted by the Borrower and/or the EPC Contractor and their respective insurance brokers, reflecting the insurance currently in force covering the Project. The Insurance Consultant has compared the insurance provided therein or evidenced thereby, as the case may be, to the Insurance Requirements. Based upon such review and comparison, it is the Insurance Consultant’s opinion that such insurance coverage appears to provide the types and, when specified, the necessary limits of, coverage in force as to the coverage required by the Insurance Requirements in Schedule 5.11 (with the exception of loss payee designations in the

J-1

builders all risk policy and the marine cargo policy which are in the process of being corrected by the Borrower) and such insurance is in full force and effect.

The Insurance Consultant hereby confirms that each of the Loan Insurer and the Lenders shall be permitted to rely on the Insurance Consultant’s Report as if it was specifically addressed to each of the Loan Insurer and the Lenders (subject, in each case, to the limitations of liability set forth in the professional services agreement between the Insurance Consultant and LS Power Associates with respect to the Insurance Consultant’s Report).

This letter does not constitute legal advice or a legal opinion, nor shall any statement made herein be deemed to be relied upon as legal advice. This letter is not intended to be construed as a warranty or guaranty that the insurance currently in force or required to be in force will remain in full force and effect.

Respectfully submitted,

MOORE-McNEIL, LLC

By:
Name:	Charles C. Moore
President

J-2

Exhibit K-1 – Form of Initial Credit Event
Certificate of Independent Engineer

[LETTERHEAD OF STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.]

March [__], 2007

Ambac Assurance Corporation,
as Loan Insurer,
One State Street Plaza
New York, New York 10004

The Royal Bank of Scotland plc,
as Administrative Agent,
101 Park Avenue – 6th Floor
New York, New York 10178

Subject:	Plum Point Energy Associates, LLC

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Stone & Webster Management Consultants, Inc. (the “Independent Engineer”), hereby provides this letter to you in accordance with Section 4.01(j) of that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among Plum Point Energy Associates, LLC, the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as the Loan Insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity, the “Administrative Agent”) and as issuing bank, The Bank of New York, as collateral agent, and RBS Securities Corporation, as sole lead arranger and as sole lead bookrunner. Except as provided herein, all terms used herein which are defined in the Credit Agreement shall have the meanings given therein.

The Independent Engineer acknowledges that pursuant to the Credit Agreement, the Loan Insurer will be insuring, and the Lenders will be providing, certain financing to the Borrower and in so doing will each be relying on this Certificate and the updated Independent Technical Review of the Plum Point Energy Station, dated March 23, 2007 (the “Independent Technical Review”). The Independent Engineer certifies that attached hereto as Exhibit A is a true, correct and complete copy of the Independent Technical Review, and that the Independent Technical Review represents the Independent Engineer’s professional opinion as of the date hereof. Further, the Independent Engineer confirms, as of the date hereof, the evaluation, estimates, projections, conclusions and recommendations contained in the Independent Technical Review. The Independent Engineer confirms that each of the Loan Insurer and the Lenders shall be permitted, subject to the Terms & Conditions set out in the “Proposal for Independent Engineering Services” dated October 25, 2005 entered into between Plum Point Energy Associates, LLC and Stone & Webster Management Consultants, Inc., to rely on the Independent Technical Review as if such Independent Technical Review was specifically addressed to each of the Loan Insurer and the Lenders.

K-1-1

Very truly yours,

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:__________________________
Name:	[ ]
Title:	[ ]

K-1-2

Exhibit A to Certificate of Independent Engineer

[See attached Independent Technical Review]

K-1-3

Exhibit K-2 – Form of Credit Event
Certificate of Independent Engineer

[LETTERHEAD OF STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.]

[Date]

Ambac Assurance Corporation, as Loan Insurer
One State Street Plaza
New York, NY 10004
Fax: (212) 668-0340
Attention: Surveillance - Utilities

The Royal Bank of Scotland plc, as Administrative Agent
101 Park Avenue – 6th Floor
New York, NY 10178
Fax: (212) 404-1478
Attention: Luis Montanti

Subject:	Plum Point Energy Associates, LLC

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Stone & Webster Management Consultants, Inc. (the “Independent Engineer”), hereby provides this letter to you in accordance with Section 4.02(f) of that certain Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), among Plum Point Energy Associates, LLC, the lenders from time to time party thereto (the “Lenders”), Ambac Assurance Corporation, as the Loan Insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity, the “Administrative Agent”) and as issuing bank, The Bank of New York, as collateral agent, and RBS Securities Corporation, as sole lead arranger and as sole lead bookrunner. Except as provided herein, all terms used herein which are defined in the Credit Agreement shall have the meanings given therein.

This Certificate related to a request for Borrowing of Construction Loans to be made on [______________] (the “Borrowing Request”). The Independent Engineer has discussed matters set forth in this Certificate, where it deems such discussions to be pertinent, with the EPC Contractor, the Borrower and appropriate third parties. The Independent Engineer has performed the services required in connection with the delivery of this Certificate in a professional manner using sound project management and supervisory principles and procedures in accordance with the standard of care for the level of services as practiced by consulting engineers on generation facilities similar to the Project. The Independent Engineer hereby represents that it has the required skills and capacity to perform such services in the foregoing manner and has made such reviews, examinations and investigations as the Independent Engineer believes in its professional judgment to be reasonably necessary for the purposes of making the certifications set forth herein.

K-2-1

On the basis of the foregoing and on the understanding and assumption (after due inquiry) that the Independent Engineer has been provided true, correct and complete information from such other parties as to the matters set forth herein, the Independent Engineer hereby makes the following certifications to the Loan Insurer and the Administrative Agent (for the benefit of the Lenders) as of the date hereof:

1.             We have reviewed the Scope of Work (and other specifications) under and as defined in the EPC Contract, material and data made available to us by the Borrower since the Closing Date and have performed such other investigations as we believed to be necessary for the purpose of making the certifications set forth herein. We have visited the Project on a periodic basis and have observed the status of construction progress and startup activities at the Project. We last visited the Project on [__________]. We have reviewed the Project Schedule and Progress Invoices (each as defined in the EPC Contract) from the EPC Contractor. We have also reviewed each amendment and each other material notice given to or by the Borrower under an EPC Contract, including, without limitation, any change order or request for any change order thereunder and the monthly progress report from the EPC Contractor (which we hereby confirm is in form and substance reasonably satisfactory to the Independent Engineer).

2.             To the extent practicable, we have verified that the materials procured and work performed to date under the EPC Contract were procured and performed in accordance with generally accepted engineering practices and the costs incurred therefor were incurred in accordance with generally accepted engineering practices.

3.             Based on our review of the information discussed above, and any other information or data that we deemed necessary to making the certifications herein, we are of the opinion that:

(a)
[Except _______]1, after giving effect to the making of the Construction Loan to be made pursuant to the Borrowing Request and any Sponsor Support Payments made on or prior to the date hereof, the funds available to the Borrower, when taken together with unutilized amounts then available to be drawn under the Credit Agreement, the Sponsor Support Agreement and the Bond Loan Agreement, is reasonably expected to be sufficient to cause the Commercial Operations Date to occur in accordance with all Legal Requirements, the Project Contracts and the Credit Documents on or prior to the Date Certain and to pay or provide for all anticipated non-construction Project Costs, all as set forth in the then current Project Budget [(except as provided under any change orders under the EPC Contract listed on Schedule 1 hereto which have been previously delivered to us)].

(b)
After giving effect to the making of the Construction Loan to be made pursuant to the Borrowing Request, the aggregate amount of funds on deposit in the Construction Account and the Construction Discretionary

____________________

1	Insert language if appropriate.

K-2-2

Sub-Account will not exceed the sum of (i) $2,000,000 plus (ii) the amount of Project Costs due and payable as of the date hereof plus (iii) the aggregate amount of Project Costs expected to become due and payable or scheduled to become due and payable within one month after the date hereof.

(c)
(i) We believe that the work performed under the EPC Contract as of the date hereof has in all material respects been performed in a good and workman like manner and in accordance with generally accepted engineering and construction and project management practices and (ii) [except _______]2, since the date of our last Certificate, there has been no claim by the EPC Contractor that it is entitled to a material change in the Substantial Completion Date, the Scope of Work, or the Contract Price (as each such term is defined in the EPC Contract).

(d)
[Except _____]3, the major construction and operation activities (if any) and the progress of the construction of the Project through the date of this Certificate are proceeding in a satisfactory manner in accordance with the EPC Contract.

(e)
To the best of our knowledge, which knowledge is based upon our review conducted in accordance with the scope of services as Independent Engineer for the Lenders, payment requested by delivery of the monthly reports required by the EPC Contract, and the written invoices related thereto, are in accordance with the Schedule of Values and the Project Payment Schedules (each as defined in the EPC Contract), in each case, taken in their entirety.

(f)	[Except ________],4 we are not aware that any events of Force Majeure (as defined in the EPC Contract) have occurred and are continuing.

(g)
To the best of our knowledge, all Applicable Permits as required by Section 3.12 of the Credit Agreement and as listed in Schedule 3.12 of the Credit Agreement have been obtained, are in full force and effect as of the date hereof or are reasonably expected to be obtained. Such Applicable Permits (to the extent obtained) are not subject to any condition (other than compliance with the terms thereof) and do not impose restrictions or requirements inconsistent in any material respect with the transactions or the Scope of Work or other specifications in the EPC Contract and operation contemplated by the Project Documents.

____________________

2	Insert language if appropriate.

3	Insert language if appropriate.

4	Insert language if appropriate.

K-2-3

(h)
[The work contemplated by the total current change orders under the EPC Contract, in our opinion, is necessary and reasonable and such change orders comply with the terms of the Credit Agreement and the EPC Contract.]

4.           [We have reviewed the Foundation Drawings received by the Collateral Agents in accordance with Section 4.02(m) of the Credit Agreement and hereby confirm that the foundations and footings have been actually placed or constructed in the locations depicted in such Foundation Drawings.]

K-2-4

The person signing this Certificate is a duly qualified representative of the Independent Engineer and as such is authorized to execute this Certificate on behalf of the Independent Engineer.

Very truly yours,

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:__________________________
Name:	[ ]
Title:	[ ]

K-2-5

Schedule 1 to Independent Engineer’s Certificate

Change Orders [to be included only when applicable]

Change Order	Adjustment to the Scope of Work, if any	Adjustment to Guaranteed Values, if any	Adjustment to Guaranteed Completion Date, if any	Adjustment to Project Payment Schedule, if any	Adjustment to Contract Price, if any	Adjustment to any other terms and conditions, if any

[Insert additional rows as necessary]

K-2-6

EXHIBIT L

CONSTRUCTION BUDGET

Borrower’s Budget

Shared Project Costs	574,762,428

EPC Contract	500,747,876

Other Construction	17,890,322

O&M Contractor Labor and Fee	8,576,745

Operational General & Admin	713,143

Commissioning	10,876,784

Test Energy Revenue	(7,361,077)

Equipment, Material, Spares and Inventories	12,613,541

Construction Management	12,452,349

Sales / Use Tax	5,565,350

Insurance	998,156

Land & Easements	4,868,167

PILOT Payment	687,885

Solid Waste Facility Trust Fund	163,938

Major Maintenance Reserve	284,250

Development Reimbursement	5,685,000

Reimbursement from PPA Counterparties	(17,862,953)

Interest Expense and Commitment Fees	110,980,871

Interest Earnings	(6,874,950)

Commitment Fee on WC and DSR Surety	487,214

Project Administration	2,009,000

LC Reimbursement for Equity Commitment	2,690,625

Third Party Fees and Expenses	28,580,940

Prior Debt Payoff for Non-Shareable	45,701,650

Outstanding Tax Exempt Financing	20,179,522

Contingency	39,000,000

Total	799,654,347

L-1

Exhibit M – Form of Construction Schedule

M-1

Exhibit N – Form of Construction Schedule

Plum Point Project
Cash Flow
All figures in $mm unless otherwise indicated

Partial Year of Operations	0.38	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Contract Year	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Year	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028

Revenue
Contracted Capacity Payments	$25.6	$67.9	$69.5	$71.1	$72.8	$74.6	$76.3	$78.2	$80.0	$82.0	$83.9	$86.0	$88.0	$90.2	$92.4	$94.6	$96.9	$99.3	$101.7
Contracted VOM Reimbursement	3.4	8.6	8.9	9.3	9.2	10.0	10.4	10.8	10.2	11.7	12.2	12.8	12.8	14.0	14.7	15.4	14.3	16.1	16.4
Contracted FOM Payment	4.9	14.0	14.5	15.3	15.6	16.0	16.3	16.7	17.0	17.4	17.8	18.1	18.5	18.9	19.4	19.8	20.2	20.7	21.1
Contracted Fuel Payment	16.6	41.6	42.3	43.1	42.2	44.7	45.6	46.5	43.3	48.2	49.8	51.0	50.2	53.6	54.9	56.3	52.7	58.9	60.2
Total Revenue	$50.6	$132.1	$135.3	$138.8	$139.9	$145.3	$148.6	$152.1	$150.6	$159.3	$163.7	$167.9	$169.6	$176.7	$181.3	$186.1	$184.2	$194.9	$199.5

Expenses
Delivered Fuel Expense	$(16.5)	$(41.2)	$(42.0)	$(42.8)	$(41.9)	$(44.4)	$(45.2)	$(46.1)	$(43.0)	$(47.9)	$(49.4)	$(50.6)	$(49.8)	$(53.2)	$(54.5)	$(55.9)	$(52.3)	$(58.4)	$(59.7)
Non-fuel Variable O&M (includes emissions)	(3.4)	(8.6)	(8.9)	(9.3)	(9.2)	(10.0)	(10.4)	(10.8)	(10.2)	(11.7)	(12.2)	(12.8)	(12.8)	(14.0)	(14.7)	(15.4)	(14.3)	(16.1)	(16.4)
Total Variable Expenses	(19.9)	(49.8)	(50.9)	(52.0)	(51.1)	(54.4)	(55.6)	(56.9)	(53.2)	(59.6)	(61.6)	(63.4)	(62.6)	(67.2)	(69.2)	(71.3)	(66.6)	(74.5)	(76.2)

Site Labor, inc benefits	(1.9)	(5.2)	(5.3)	(5.4)	(5.6)	(5.7)	(5.8)	(6.0)	(6.1)	(6.2)	(6.4)	(6.5)	(6.7)	(6.8)	(7.0)	(7.1)	(7.3)	(7.4)	(7.6)
O&M Contractor Fee	(0.2)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.7)
Subcontractors / Professional Services	(0.1)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)
General & Administrative	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.5)	(0.5)	(0.5)
Property Taxes	0.0	0.0	(0.2)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)
Permit Fees	(0.1)	(0.2)	(0.2)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Insurance	(0.9)	(2.5)	(2.5)	(2.6)	(2.7)	(2.7)	(2.8)	(2.8)	(2.9)	(3.0)	(3.0)	(3.1)	(3.2)	(3.3)	(3.3)	(3.4)	(3.5)	(3.6)	(3.6)
Maintenance Parts & Services	(0.8)	(2.0)	(2.1)	(2.1)	(2.2)	(2.2)	(2.3)	(2.3)	(2.4)	(2.4)	(2.5)	(2.5)	(2.6)	(2.6)	(2.7)	(2.8)	(2.8)	(2.9)	(2.9)
Firm Electrical Transmission	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Backfeed Energy	(0.2)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.8)
Monoline Insurance	(1.2)	(3.3)	(3.3)	(3.3)	(3.2)	(3.2)	(3.2)	(3.2)	(3.1)	(3.1)	(3.0)	(3.0)	(2.9)	(2.8)	(2.8)	(2.7)	(2.6)	(2.4)	(2.3)
Operations Management	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Major Maintenance	(0.4)	(1.1)	(1.1)	(1.1)	(1.2)	(1.2)	(1.2)	(1.2)	(1.3)	(1.3)	(1.3)	(1.3)	(1.4)	(1.4)	(1.4)	(1.5)	(1.5)	(1.5)	(1.6)
Project Administration	(0.2)	(0.6)	(0.6)	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.9)	(0.9)
Third Party Fees and Expenses	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Total Fixed Expenses	(6.3)	(16.7)	(17.2)	(17.9)	(18.2)	(18.6)	(18.9)	(19.2)	(19.5)	(19.8)	(20.1)	(20.4)	(20.7)	(21.0)	(21.3)	(21.6)	(21.9)	(22.2)	(22.5)

Total Operating Expenses	$(26.2)	$(66.6)	$(68.1)	$(70.0)	$(69.3)	$(73.0)	$(74.5)	$(76.1)	$(72.7)	$(79.4)	$(81.7)	$(83.8)	$(83.3)	$(88.2)	$(90.5)	$(92.9)	$(88.6)	$(96.7)	$(98.7)

Solid Waste Facility Trust Fund	(0.2)	(0.2)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

EBITDA	$24.2	$65.4	$67.2	$68.9	$70.6	$72.3	$74.2	$76.0	$78.0	$80.0	$82.0	$84.1	$86.3	$88.6	$90.9	$93.2	$95.6	$98.2	$100.8

CADS	$24.2	$65.4	$67.2	$68.9	$70.6	$72.3	$74.2	$76.0	$78.0	$80.0	$82.0	$84.1	$86.3	$88.6	$90.9	$93.2	$95.6	$98.2	$100.8

Plum Point Project
Cash Flow
All figures in $mm unless otherwise indicated

Partial Year of Operations	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	0.62
Contract Year	20	21	22	23	24	25	26	27	28	29	30	31
Year	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040

Revenue
Contracted Capacity Payments	$104.2	$103.7	$101.0	$102.7	$104.5	$106.4	$108.3	$110.3	$112.3	$114.4	$116.6	$73.0
Contracted VOM Reimbursement	16.8	16.5	17.6	18.0	18.4	17.1	19.2	19.6	20.1	19.7	21.0	13.1
Contracted FOM Payment	21.6	22.0	22.5	23.0	23.5	24.0	24.6	25.1	25.6	26.2	26.8	16.7
Contracted Fuel Payment	61.5	60.5	64.4	65.8	67.3	63.0	70.3	71.9	73.6	72.2	76.9	48.7
Total Revenue	$204.2	$202.7	$205.4	$209.5	$213.7	$210.5	$222.4	$227.0	$231.6	$232.5	$241.3	$151.6

Expenses
Delivered Fuel Expense	$(61.1)	$(60.0)	$(63.8)	$(65.3)	$(66.7)	$(62.5)	$(69.8)	$(71.4)	$(73.0)	$(71.7)	$(76.3)	$(48.3)
Non-fuel Variable O&M (includes emissions)	(16.8)	(16.5)	(17.6)	(18.0)	(18.4)	(17.1)	(19.2)	(19.6)	(20.1)	(19.7)	(21.0)	(13.3)
Total Variable Expenses	(77.9)	(76.5)	(81.4)	(83.3)	(85.1)	(79.6)	(89.0)	(91.0)	(93.1)	(91.4)	(97.3)	(61.6)

Site Labor, inc benefits	(7.8)	(7.9)	(8.1)	(8.3)	(8.5)	(8.7)	(8.9)	(9.1)	(9.3)	(9.5)	(9.7)	(3.7)
O&M Contractor Fee	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.3)
Subcontractors / Professional Services	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.3)
General & Administrative	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.2)
Property Taxes	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.2)
Permit Fees	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.2)
Insurance	(3.7)	(3.8)	(3.9)	(4.0)	(4.1)	(4.2)	(4.2)	(4.3)	(4.4)	(4.5)	(4.6)	(1.8)
Maintenance Parts & Services	(3.0)	(3.1)	(3.1)	(3.2)	(3.3)	(3.4)	(3.4)	(3.5)	(3.6)	(3.7)	(3.8)	(1.4)
Firm Electrical Transmission	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Backfeed Energy	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(1.0)	(0.4)
Monoline Insurance	(2.2)	(2.0)	(1.9)	(1.7)	(1.5)	(1.4)	(1.2)	(0.9)	(0.7)	(0.5)	(0.3)	(0.1)
Operations Management	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Major Maintenance	(1.6)	(1.6)	(1.7)	(1.7)	(1.8)	(1.8)	(1.8)	(1.9)	(1.9)	(2.0)	(2.0)	(1.3)
Project Administration	(0.9)	(0.9)	(0.9)	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)	(1.1)	(1.1)	(1.1)	(0.7)
Third Party Fees and Expenses	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.1)
Total Fixed Expenses	(22.8)	(23.2)	(23.5)	(23.8)	(24.1)	(24.4)	(24.7)	(25.0)	(25.3)	(25.6)	(25.9)	(10.8)

Total Operating Expenses	$(100.7)	$(99.6)	$(104.9)	$(107.0)	$(109.2)	$(104.0)	$(113.7)	$(116.0)	$(118.4)	$(116.9)	$(123.2)	$(72.4)

Solid Waste Facility Trust Fund	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

EBITDA	$103.5	$103.1	$100.6	$102.5	$104.5	$106.6	$108.8	$111.0	$113.3	$115.6	$118.1	$79.2

CADS	$103.5	$103.1	$100.6	$102.5	$104.5	$106.6	$108.8	$111.0	$113.3	$115.6	$118.1	$79.2

Plum Point Project
Financing
All figures in $mm unless otherwise indicated

Partial Year of Operations	0.38	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Contract Year	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Year	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028

Cash Waterfall
CAFDS	$24.2	$65.4	$67.2	$68.9	$70.6	$72.3	$74.2	$76.0	$78.0	$80.0	$82.0	$84.1	$86.3	$88.6	$90.9	$93.2	$95.6	$98.2	$100.8
less: Working Capital	(0.3)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)	(1.1)	(1.1)
less: Interest Expense	(16.5)	(43.4)	(43.3)	(43.2)	(43.0)	(42.7)	(42.4)	(42.0)	(41.5)	(40.9)	(40.2)	(39.4)	(38.5)	(37.4)	(36.3)	(35.0)	(33.5)	(31.9)	(30.1)
less: Mandatory Amortization	0.0	(0.4)	(3.0)	(4.4)	(4.1)	(5.5)	(7.1)	(8.9)	(10.8)	(11.6)	(13.2)	(15.5)	(17.6)	(19.7)	(21.8)	(24.6)	(27.4)	(30.4)	(33.3)
Cash Available for DSR	7.5	20.8	20.0	20.4	22.7	23.3	23.8	24.3	24.8	26.6	27.7	28.3	29.3	30.5	31.8	32.7	33.8	34.9	36.3
DSR Draw / (Funding)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Cash Available for Working Capital	7.5	20.8	20.0	20.4	22.7	23.3	23.8	24.3	24.8	26.6	27.7	28.3	29.3	30.5	31.8	32.7	33.8	34.9	36.3
Working Capital Draw / (Funding)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Cash Available for Excess Cash Flow Sweep	7.5	20.8	20.0	20.4	22.7	23.3	23.8	24.3	24.8	26.6	27.7	28.3	29.3	30.5	31.8	32.7	33.8	34.9	36.3
less: Backstop LC Sweep	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Plus: Management Fee	0.2	1.3	1.3	1.4	1.4	1.4	1.5	1.5	1.5	1.6	1.6	1.6	1.7	1.7	1.8	1.8	1.8	1.9	1.9
Cash Available for Distribution	$7.6	$22.1	$21.3	$21.8	$24.1	$24.7	$25.2	$25.8	$26.4	$28.1	$29.3	$29.9	$30.9	$32.2	$33.6	$34.4	$35.6	$36.8	$38.2

Credit Facilities
Beginning Balance	$700.0	700.0	699.6	696.6	692.1	688.0	682.5	675.4	666.6	655.8	644.2	630.9	615.5	597.9	578.2	556.4	531.9	504.5	474.1
Unhedged LIBOR Rate	5.065%	5.145%	5.195%	5.249%	5.304%	5.357%	5.407%	5.453%	5.489%	5.514%	5.528%	5.531%	5.525%	5.514%	5.501%	5.484%	5.464%	5.441%	5.419%
Interest Rate	5.54%	5.54%	5.55%	5.55%	5.56%	5.57%	5.57%	5.58%	5.58%	5.58%	5.58%	5.58%	5.58%	5.58%	5.58%	5.58%	5.58%	5.57%	5.57%
Interest Expense	(14.8)	(38.8)	(38.7)	(38.6)	(38.4)	(38.1)	(37.8)	(37.4)	(36.9)	(36.3)	(35.6)	(34.8)	(33.9)	(32.8)	(31.7)	(30.4)	(28.9)	(27.3)	(25.5)
Amortization Schedule	0.00%	0.06%	0.43%	0.63%	0.59%	0.78%	1.01%	1.27%	1.54%	1.66%	1.89%	2.21%	2.51%	2.81%	3.11%	3.51%	3.91%	4.34%	4.76%
Amortization	0.0	(0.4)	(3.0)	(4.4)	(4.1)	(5.5)	(7.1)	(8.9)	(10.8)	(11.6)	(13.2)	(15.5)	(17.6)	(19.7)	(21.8)	(24.6)	(27.4)	(30.4)	(33.3)
Ending Balance	700.0	699.6	696.6	692.1	688.0	682.5	675.4	666.6	655.8	644.2	630.9	615.5	597.9	578.2	556.4	531.9	504.5	474.1	440.8
Closing Balance	700.0	699.6	696.6	692.1	688.0	682.5	675.4	666.6	655.8	644.2	630.9	615.5	597.9	578.2	556.4	531.9	504.5	474.1	440.8
21.0yr Avg Life 31Yr Term

Tax-Exempt Notes
Beginning Balance	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0
Total Interest Rate	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%
Interest Expense	(1.8)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)
Scheduled Amortization Pct	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Scheduled Amortization	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Cash Sweep Amortization	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ending Balance	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
28.0yr Avg Life 31Yr Term

Working Capital Facility
Facility Size	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0
Amount Drawn for Ongoing Needs	(7.7)	(8.2)	(8.4)	(8.6)	(8.5)	(9.0)	(9.2)	(9.4)	(9.0)	(9.8)	(10.1)	(10.3)	(10.3)	(10.9)	(11.2)	(11.5)	(10.9)	(11.9)	(12.2)
Balance Available for Additional Draw	9.3	8.8	8.6	8.4	8.5	8.0	7.8	7.6	8.0	7.2	6.9	6.7	6.7	6.1	5.8	5.5	6.1	5.1	4.8
Funding / (Draw)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%
Drawn Interest Rate	7.57%	7.64%	7.69%	7.75%	7.80%	7.86%	7.91%	7.95%	7.99%	8.01%	8.03%	8.03%	8.02%	8.01%	8.00%	7.98%	7.96%	7.94%	7.92%
Commitment Fee	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Interest Expense on Drawn Amount	(0.2)	(0.6)	(0.6)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.8)	(0.8)	(0.8)	(0.8)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(1.0)

DSR Facility
Facility Size	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0
Amount Drawn During Period	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Balance Available for Additional Draw	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0
Commitment Fee Rate	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%
Commitment Fee	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Interest Expense on Drawn Amount	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Credit Metrics	Min	Avg
Mandatory DSCR	1.42x	1.58x	1.44	x	1.47	x	1.42	x	1.42	x	1.47	x	1.47	x	1.47	x	1.47	x	1.47	x	1.50	x	1.51	x	1.51	x	1.51	x	1.52	x	1.54	x	1.54	x	1.55	x	1.55	x	1.56	x

Plum Point Project
Financing
All figures in $mm unless otherwise indicated

Partial Year of Operations	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	0.62
Contract Year	20	21	22	23	24	25	26	27	28	29	30	31
Year	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040

Cash Waterfall
CAFDS	$103.5	$103.1	$100.6	$102.5	$104.5	$106.6	$108.8	$111.0	$113.3	$115.6	$118.1	$79.2
less: Working Capital	(1.1)	(1.1)	(1.1)	(1.2)	(1.2)	(1.1)	(1.2)	(1.2)	(1.3)	(1.2)	(1.3)	(0.5)
less: Interest Expense	(28.1)	(26.0)	(23.9)	(21.7)	(19.3)	(16.8)	(14.1)	(11.2)	(8.2)	(5.0)	(2.3)	(0.4)
less: Mandatory Amortization	(36.5)	(38.2)	(38.2)	(41.4)	(44.9)	(48.2)	(52.3)	(56.3)	(58.4)	(59.8)	(42.3)	(24.5)
Cash Available for DSR	37.8	37.7	37.3	38.3	39.2	40.5	41.2	42.2	45.5	49.6	72.2	53.8
DSR Draw / (Funding)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Cash Available for Working Capital	37.8	37.7	37.3	38.3	39.2	40.5	41.2	42.2	45.5	49.6	72.2	53.8
Working Capital Draw / (Funding)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Cash Available for Excess Cash Flow Sweep	37.8	37.7	37.3	38.3	39.2	40.5	41.2	42.2	45.5	49.6	72.2	53.8
less: Backstop LC Sweep	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Plus: Management Fee	2.0	2.0	2.0	2.1	2.1	2.2	2.2	2.3	2.3	2.4	2.4	1.5
Cash Available for Distribution	$39.7	$39.7	$39.3	$40.4	$41.3	$42.7	$43.4	$44.5	$47.8	$52.0	$74.6	$55.4

Credit Facilities
Beginning Balance	440.8	404.3	366.1	327.9	286.5	241.6	207.8	169.8	127.8	83.7	38.2	10.2
Unhedged LIBOR Rate	5.395%	5.372%	5.349%	5.325%	5.302%	5.302%	5.302%	5.302%	5.302%	5.302%	5.302%	5.302%
Interest Rate	5.57%	5.57%	5.56%	5.56%	5.56%	5.56%	5.56%	5.56%	5.56%	5.56%	5.56%	5.56%
Interest Expense	(23.5)	(21.4)	(19.3)	(17.1)	(14.7)	(12.5)	(10.5)	(8.3)	(5.9)	(3.4)	(1.3)	(0.2)
Amortization Schedule	5.21%	5.46%	5.46%	5.91%	6.41%	4.84%	5.43%	6.00%	6.30%	6.50%	4.00%	1.46%
Amortization	(36.5)	(38.2)	(38.2)	(41.4)	(44.9)	(33.9)	(38.0)	(42.0)	(44.1)	(45.5)	(28.0)	(10.2)
Ending Balance	404.3	366.1	327.9	286.5	241.6	207.8	169.8	127.8	83.7	38.2	10.2	0.0
Closing Balance	404.3	366.1	327.9	286.5	241.6	207.8	169.8	127.8	83.7	38.2	10.2	0.0

Tax-Exempt Notes
Beginning Balance	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0	$85.7	$71.4	$57.1	$42.9	$28.6	$14.3
Total Interest Rate	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%	4.60%
Interest Expense	(4.6)	(4.6)	(4.6)	(4.6)	(4.6)	(4.3)	(3.6)	(3.0)	(2.3)	(1.6)	(1.0)	(0.2)
Scheduled Amortization Pct	0.00%	0.00%	0.00%	0.00%	0.00%	14.29%	14.29%	14.29%	14.29%	14.29%	14.29%	14.29%
Scheduled Amortization	0.0	0.0	0.0	0.0	0.0	(14.3)	(14.3)	(14.3)	(14.3)	(14.3)	(14.3)	(14.3)
Cash Sweep Amortization	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ending Balance	100.0	100.0	100.0	100.0	100.0	85.7	71.4	57.1	42.9	28.6	14.3	0.0

Working Capital Facility
Facility Size	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0	$17.0
Amount Drawn for Ongoing Needs	(12.4)	(12.3)	(12.9)	(13.2)	(13.5)	(12.8)	(14.0)	(14.3)	(14.6)	(14.4)	(15.2)	(8.9)
Balance Available for Additional Draw	4.6	4.7	4.1	3.8	3.5	4.2	3.0	2.7	2.4	2.6	1.8	8.1
Funding / (Draw)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%
Drawn Interest Rate	7.90%	7.87%	7.85%	7.83%	7.80%	7.80%	7.80%	7.80%	7.80%	7.80%	7.80%	7.80%
Commitment Fee	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Interest Expense on Drawn Amount	(1.0)	(1.0)	(1.0)	(1.0)	(1.1)	(1.0)	(1.1)	(1.1)	(1.1)	(1.1)	(1.2)	(0.4)

DSR Facility
Facility Size	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0	$34.0
Amount Drawn During Period	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Balance Available for Additional Draw	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0	34.0
Commitment Fee Rate	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%	0.30%
Commitment Fee	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Interest Expense on Drawn Amount	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Credit Metrics	Min	Avg
Mandatory DSCR	1.42x	1.58x	1.57	x	1.58	x	1.59	x	1.60	x	1.60	x	1.61	x	1.61	x	1.61	x	1.67	x	1.75	x	2.57	x	3.12	x

Exhibit O – Form of Construction Loan Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT. THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBJECT TO THE COLLATERAL AGENCY AGREEMENT AND ARTICLE X OF THE CREDIT AGREEMENT. THE HOLDER OF THIS NOTE AGREES TO ASSIGN OVER TO THE LOAN INSURER THE APPLICABLE PORTION OF THE NOTE AS AND WHEN REQUIRED UNDER ARTICLE X OF THE CREDIT AGREEMENT.
$[_________]	New York, New York
[●], 2007

FOR VALUE RECEIVED, the undersigned, PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [●] (the “Term Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Construction Loan Maturity Date the principal amount of (a) [●] DOLLARS ($[●]), or, if less, (b) the unpaid principal amount of the Construction Loan made by the Term Lender pursuant to Section 2.01 of the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Sections 2.04 and 2.11 of the Credit Agreement and as otherwise provided for in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.06 of the Credit Agreement and as otherwise provided for in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Construction Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Construction Loan.

This Note (a) is one of the promissory notes relating to Construction Loans referred to in the Credit Agreement, dated as of March 29, 2007 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party hereto, Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), The Royal Bank of Scotland plc, as issuing bank, The Bank of New York, as collateral agent, and RBS Securities Corporation, as sole bookrunner and as sole lead arranger, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests have been granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The maker of this Note hereby waives presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PLUM POINT ENERGY ASSOCIATES, LLC

By:_________________________________
Name:
Title:

Schedule A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

O-1

Exhibit P – Form of Term Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT. THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBJECT TO THE COLLATERAL AGENCY AGREEMENT AND ARTICLE X OF THE CREDIT AGREEMENT. THE HOLDER OF THIS NOTE AGREES TO ASSIGN OVER TO THE LOAN INSURER THE APPLICABLE PORTION OF THE NOTE AS AND WHEN REQUIRED UNDER ARTICLE X OF THE CREDIT AGREEMENT.

$[_________]	New York, New York [●], 2007

FOR VALUE RECEIVED, the undersigned, PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [●] (the “Term Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Term Loan Maturity Date the principal amount of (a) [●] DOLLARS ($[●]), or, if less, (b) the unpaid principal amount of the Term Loan made by the Term Lender pursuant to Section 2.01 of the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Sections 2.04 and 2.11 (including Schedule 2.11(b)) of the Credit Agreement and as otherwise provided for in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.06 of the Credit Agreement and as otherwise provided for in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Credit Agreement, dated as of March 29, 2007 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party hereto, Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), The Royal Bank of

Scotland plc, as issuing bank, The Bank of New York, as collateral agent, and RBS Securities Corporation, as sole bookrunner and as sole lead arranger, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests have been granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The maker of this Note hereby waives presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PLUM POINT ENERGY ASSOCIATES, LLC

By:_________________________________
Name:
Title:

Schedule A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit Q – Form of Revolving Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT. THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBJECT TO THE COLLATERAL AGENCY AGREEMENT AND ARTICLE X OF THE CREDIT AGREEMENT. THE HOLDER OF THIS NOTE AGREES TO ASSIGN OVER TO THE LOAN INSURER THE APPLICABLE PORTION OF THE NOTE AS AND WHEN REQUIRED UNDER ARTICLE X OF THE CREDIT AGREEMENT.

$[_________]	New York, New York
[●], 2007

FOR VALUE RECEIVED, the undersigned, Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [●] (the “Revolving Credit Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Maturity Date the principal amount of (a) [●] DOLLARS ($[●]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Revolving Credit Lender to the Borrower pursuant to Section 2.01 of the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.04 of the Credit Agreement and as otherwise provided for in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.06 of the Credit Agreement and as otherwise provided for in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the promissory notes relating to Revolving Loans referred to in the Credit Agreement dated as of March 29, 2007 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party hereto, Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), The Royal Bank of Scotland plc, as issuing bank, The Bank of New York, as collateral agent, and RBS Securities

Corporation, as sole bookrunner and as sole lead arranger, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests have been granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The maker of this Note hereby waives presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PLUM POINT ENERGY ASSOCIATES, LLC

By:
Name:
Title:

Schedule A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit R – Form of Backstop LC Loan Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT. THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBJECT TO THE COLLATERAL AGENCY AGREEMENT AND ARTICLE X OF THE CREDIT AGREEMENT. THE HOLDER OF THIS NOTE AGREES TO ASSIGN OVER TO THE LOAN INSURER THE APPLICABLE PORTION OF THE NOTE AS AND WHEN REQUIRED UNDER ARTICLE X OF THE CREDIT AGREEMENT.

$[_______]	New York, New York
[●], 2007

FOR VALUE RECEIVED, the undersigned, PLUM POINT ENERGY ASSOCIATES, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [●] (the “Backstop LC Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Backstop LC Maturity Date the principal amount of (a) [●] DOLLARS ($[●]), or, if less, (b) the unpaid principal amount of the Backstop LC Loan made by the Backstop LC Lender pursuant to Section 2.01 of the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Sections 2.04 and 2.11 (including Schedule 2.11(c)) of the Credit Agreement and as otherwise provided for in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.06 of the Credit Agreement and as otherwise provided for in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Backstop LC Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Backstop LC Loan.

This Note (a) is one of the promissory notes relating to Backstop LC Loans referred to in the Credit Agreement, dated as of March 29, 2007 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party hereto, Ambac Assurance Corporation, as loan insurer (in such capacity, the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), The Royal Bank of Scotland plc, as issuing bank, The Bank of New York, as collateral agent, and RBS

Securities Corporation, as sole bookrunner and as sole lead arranger, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests have been granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The maker of this Note hereby waives presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PLUM POINT ENERGY ASSOCIATES, LLC

By:
Name:
Title:

Schedule A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS
Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

R-1

Exhibit S-1 – Form of Backstop Letter of Credit (Credit Suisse)

IRREVOCABLE STANDBY LETTER OF CREDIT
NO. _________________

Credit Suisse
One Madison Avenue
New York, NY 10010
Attn: Trade Finance/Services

March 29, 2007

Ladies and Gentlemen:

1.             Effective immediately and expiring at 5:00 P.M., New York City time, on April 26, 2008 (as the same may be extended from time to time pursuant to the terms hereof, the “Stated Termination Date”), Credit Suisse (the “Beneficiary”) is hereby irrevocably authorized to draw from time to time (a “Drawing”) on The Royal Bank of Scotland plc (the “Bank”), Irrevocable Letter of Credit No. _____________ for the account of Plum Point Energy Associates, LLC (“Account Party”), upon the terms and conditions hereinafter set forth. No Drawing may be submitted for an amount in excess of US$101,472,603 (subject to reduction in accordance with paragraph 4 below, the “Available Amount”).

2.             Funds under this Letter of Credit are available to the Beneficiary against its completed certificate, dated the date of its presentation to the Bank, in the form of Exhibit A attached hereto.

3.             Presentation of Drawings shall be made at the office of the Bank located at 101 Park Avenue, 6th Floor, New York, New York 10178, Attention: Standby Letter of Credit Department (telephone: (212) 401-3411) (or at such other address as the Bank may designate by written notice). Presentation of such Drawings may be made (a) by physical presentation or (b) by telefacsimile at fax number (212) 401-1494 with phone advice at the above office confirming that the originals have been overnighted to our above address. The Bank hereby agrees that all Drawings made under and in compliance with the terms of this Letter of Credit will be duly honored by it upon delivery of the documents to be presented in connection therewith as specified herein if presented at such office on or before the Cancellation Date (defined below). If a Drawing is made hereunder at or prior to 1:00 P.M., New York City time, on a business day, and provided that such Drawing and the documents presented in connection therewith strictly conform to the terms and conditions hereof, payment shall be made of the amount specified, in immediately available funds, on such business day. If a Drawing is made hereunder after 1:00 P.M., New York City time, on a business day, and provided that such Drawing and the documents presented in connection therewith strictly conform to the terms and conditions hereof, payment shall be made of the amount specified, in immediately available funds, by 12:00 noon, New York City time, on the next succeeding

1

business day. Payment of a Drawing under this Letter of Credit shall be made to the Beneficiary by wire transfer of federal funds to the account, located in the United States of America, specified by the Beneficiary in the certificate submitted with respect to such Drawing.

As used herein “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York, United States of America, are authorized or required by law to close.

4.             No Drawing may be submitted for an amount in excess of the Available Amount. Each Drawing honored by the Bank hereunder shall pro tanto reduce the Available Amount.

5.             Only the Beneficiary may make a Drawing under this Letter of Credit. Upon the payment to the Beneficiary (or its account) as provided in paragraph 3 of the amount specified in a certificate presented hereunder, the Bank shall be fully discharged on its obligations under this Letter of Credit with respect to such amount, and the Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such amount to the Beneficiary or to any other person.

6.             The Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

7.             Upon the date of the earliest to occur of (a) receipt by the Bank of one or more certificates executed by the Account Party and the Beneficiary stating that no more Drawings are to be made hereunder, (b) the expiration, in accordance with its terms, of that certain Irrevocable Standby Letter of Credit No. [TS-07003452] (the “Regions Bank Letter of Credit”) having an initial available amount of One Hundred One Million, Four Hundred Seventy-Two Thousand, Six Hundred and Three Dollars (US$101,472,603.00) issued by the Beneficiary in favor of Regions Bank, as Trustee, which expiration will be evidenced by telefacsimile from the Beneficiary to the Bank at fax number (212) (212) 401-1494, and (c) the Stated Termination Date (such earlier date being herein referred to as the “Cancellation Date”), this Letter of Credit shall automatically terminate. It is a condition of this Letter of Credit that the Stated Termination Date shall be deemed automatically extended without amendment for additional and consecutive periods of one year from the then-effective Stated Termination Date (as the same may be extended from time to time pursuant to this paragraph 7), unless the Bank notifies the Beneficiary, at least sixty (60) days prior to the then-effective Stated Termination Date, that such Stated Termination Date shall not be extended; provided, however, that, notwithstanding the foregoing, in no event shall this Letter of Credit extend beyond March 24, 20121. Such notice shall be delivered to the Beneficiary by a nationally-recognized courier service, with receipt confirmed at the address of the Beneficiary stated
____________________
1 Stated Termination Date shall not extend beyond the fifth (5th) Business Day prior to the fifth (5th) anniversary of the Closing Date.

2

above. Upon receipt of such notification, the Beneficiary may draw hereunder for an amount not exceeding the then Available Amount of the Letter of Credit.

8.             THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO 500 (THE “UCP”); PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE) SHALL BE APPLICABLE AS TO MATTERS NOT GOVERNED BY THE UCP.

9.             This Letter of Credit may not be assigned or transferred under any circumstances and no person or entity (other than the Beneficiary) shall have any rights against the Bank hereunder.

10.           All charges of the Bank related to the issuance or performance of this Letter of Credit (including, but not limited to, the negotiation, payment, or extension hereof) shall be borne by the Account Party and under no circumstances shall be charged to the Beneficiary by the Bank.

11.           Communications (other than drawings and certificates presented in accordance with paragraph 3 above) with respect to this Letter of Credit shall be delivered to us at the address and in the manner specified for delivery of certificates pursuant to paragraph 3 above (or at such other office as the Bank may designated by written notice), specifically referring to the number of this Letter of Credit.

12.           This Letter of Credit sets forth in full our undertaking and, except as expressly set forth herein, such undertaking, shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only the certificates referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates. Whenever and wherever the terms of this Letter of Credit shall refer to the purpose of a Drawing hereunder, or the provisions of any agreement or document pursuant to which such Drawing may be presented hereunder, such purpose or provisions shall be conclusively determined by reference to the certificates presented hereunder.

Yours truly,

The Royal Bank of Scotland plc

3

EXHIBIT A TO LETTER OF CREDIT

FORM OF LETTER OF CREDIT DRAWING CERTIFICATE

Credit Suisse (the “Beneficiary”), hereby certifies to The Royal Bank of Scotland plc (the “Bank”), with reference to Irrevocable Letter of Credit No. ________________ (the “Letter of Credit”; any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) issued by the Bank in favor of the Beneficiary, that:

1.             The Beneficiary is hereby making a Drawing under the Letter of Credit in the amount of US$[ ] (the “Subject Drawing”),

[with respect to a drawing presented to the Beneficiary on its Regions Bank Letter of Credit (the “Applicable Regions Bank Drawing”) and for which the Beneficiary has not previously made a Drawing under the Letter of Credit of the amount of such Applicable Regions Bank Drawing.]

[OR]

[upon receipt of a notice from the Bank stating that the Letter of Credit No. [___] will not be extended beyond the current expiration date.]

2.             The amount of the Applicable Regions Bank Drawing is equal to US$[ ].

3.             The amount of the Subject Drawing is not in excess of the Available Amount in effect on the date hereof under the Letter of Credit.

4.             Payment in respect of the Drawing requested hereunder shall be made to the following account located in the United States of America [INSERT WIRE TRANSFER INFORMATION].

4

IN WITNESS WHEREOF, the Beneficiary has executed this Certificate on [         ] 200_.*

CREDIT SUISSE

By:		*
Name and Title

By:		*
Name and Title

*Signature and date required if submitted by physical presentation.

5

Exhibit S-2 – Form of Backstop Letter of Credit (Trustee)

THE ROYAL BANK OF SCOTLAND PLC

IRREVOCABLE LETTER OF CREDIT NO. LCA [______________] NY

DATE: April 27, 2008

Regions Bank, as Trustee
400 West Capitol Avenue
Little Rock, Arkansas 72201
Attention: Corporate Trust Services

USD 101,472,603
City of Osceola, Arkansas
Solid Waste Disposal Revenue Bonds
(Plum Point Energy Associates, LLC Project)
Series 2006_____

Ladies and Gentlemen:

At the request and for the account of Plum Point Energy Associates, LLC (the “Borrower”), we hereby establish in your favor, as Trustee under the Trustee Indenture dated as of April 1, 2006 (as the same may hereafter be supplemented and amended from time to time, the “Indenture”) between The City of Osceola, Arkansas (the “Issuer”) and you, pursuant to which $100,000,000 aggregate outstanding principal amount of City of Osceola, Arkansas Solid Waste Disposal Revenue Bonds (Plum Point Energy Associates, LLC Project) Series 2006 (the “Bonds”) have been issued by the Issuer, our Irrevocable Letter of Credit No. LCA [ ] (the “Letter of Credit”) in the amount of $101,472,603 (as more fully described below), effective immediately and expiring at 5:00 p.m. New York City time on April 27, 2009 or, if such day is not a Business Day, on the next succeeding Business Day (the “Stated Expiration Date”); provided, however, that this Letter of Credit will be automatically extended without amendment for successive one year periods from the present or any future Stated Expiration Date hereof but in no event beyond March 24, 20121, unless we provide you with written notice referring to this Letter of Credit of our election not to renew this Letter of Credit at least thirty (30) days prior to
____________________
1	Final expiration date should be five (5) days prior to the fifth (5th) anniversary of the Closing Date.

Standby Letter of Credit No. LCA________________

any such Stated Expiration Date, it being understood that we shall be under no obligation herein to grant such extension; provided, further, that any time ninety (90) or more days prior to the then current Stated Expiration Date the Borrower may deliver a written request to us that we confirm to you whether we will provide you with such notice of our election not to renew this Letter of Credit and we will respond to any such request, referring to this Letter of Credit and irrevocably indicating to you and the Borrower in writing either that we are making an election not to renew this Letter of Credit or that we will make no such election, within sixty (60) days of our receipt of such notice from the Borrower. This Letter of Credit is subject to automatic termination as provided in Section 1 hereof.

1.              Expiration. This Letter of Credit shall automatically terminate upon the first to occur of: (a) the Stated Expiration Date (as such date may have been extended), (b) the date on which we receive a certificate from you in the form of Exhibit A attached hereto to the effect that there are no Bonds outstanding other than (x) Bonds secured by a letter of credit, insurance policy, line of credit, surety bond, standby purchase agreement or other security or liquidity instrument, as the case may be, issued in accordance with the terms of the Indenture, as a replacement for any credit enhancement or liquidity facility, as applicable, then in effect, or (y) Bonds bearing interest at the per annum interest rate determined pursuant to Section 2.7(b) of the Indenture or (c) the date on which the final drawing available hereunder by a Redemption Draw Certificate (as defined below) is honored. This Letter of Credit shall be promptly surrendered to us by you upon such termination.

2.              Letter of Credit Amount. We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth, by one or more certificates and demands for payment in the forms prescribed hereby an aggregate amount not exceeding One Hundred One Million, Four Hundred Seventy-Two Thousand, Six Hundred and Three Dollars ($101,472,603) (as reduced and reinstated from time to time in accordance with the provisions hereof, the “Letter of Credit Amount”), of which (i) an aggregate amount not exceeding $100,000,000 (as reduced and reinstated from time to time in accordance with the provisions hereof, the “Principal Component”) may be drawn upon with respect to principal of the Bonds and (ii) an aggregate amount not exceeding $1,472,603 (as reduced and reinstated from time to time in accordance with the provisions hereof, the “Interest Component”) may be drawn upon with respect to interest on the Bonds. The Interest Component has been initially established on the basis of fifty (50) days interest and a year of 365 days, at an assumed maximum interest rate of 10.75% per annum, applied to the aggregate principal amount of the Bonds. The Principal Component shall not be available to pay amounts corresponding to the interest on the Bonds, and the Interest Component shall not be available to pay amounts corresponding to principal of the Bonds.

3.              Reductions in the Letter of Credit Amount. Each drawing honored by us hereunder shall reduce the Letter of Credit Amount and the respective Principal and Interest Components thereof by the respective amounts of such drawing and the corresponding components of such drawing. In addition, the Letter of Credit Amount and the respective Principal and Interest Components thereof shall be reduced automatically, without notice to you, upon our receipt from you of a certificate in the form of Exhibit B attached hereto appropriately completed and executed, each such reduction to be (i) in the amounts necessary to reduce the Letter of Credit Amount and the Principal and Interest Components thereof to the respective

Standby Letter of Credit No. LCA________________

amounts specified by you in such certificate and (ii) effective on the Business Day on which we receive such certificate from you. No drawing hereunder honored by us shall exceed the Letter of Credit Amount at the time of such drawing, as the Letter of Credit Amount has been reduced and reinstated in accordance with the terms hereof, and no component of any such drawing corresponding to principal of or interest on the Bonds shall exceed the corresponding Principal or Interest Component of the Letter of Credit Amount as such Component has been reduced and reinstated in accordance with the terms hereof.

4.	Automatic Reinstatement.

(a)            On the seventh (7th) calendar day following the date of each drawing under this Letter of Credit by your Interest Draw Certificate (as defined below), the Letter of Credit Amount and the Interest Component shall be automatically reinstated by an amount equal to the amount of such drawing, unless before said seventh (7th) day, we give written notice to you specifically referring to The Royal Bank of Scotland plc, Irrevocable Letter of Credit No. LCA [ ] signed by our authorized officer and received by you, to the effect that we have not been reimbursed by the Borrower for the amount of the Interest Component that was drawn pursuant to such Interest Draw Certificate and such reinstatement shall not occur, in which case such reinstatement shall not occur.

(b)            Following any drawing under this Letter of Credit by your Tender Draw Certificate (as defined below), the Principal and Interest Component of the Letter of Credit Amount shall be reinstated with respect to such drawing automatically when and to the extent that both (i) we have received immediately available funds for application to the Borrower’s reimbursement obligation for such drawing (such funds shall be remitted to the attention of our Letters of Credit Department, Account Name: The Royal Bank of Scotland plc, Account Number 400931052 LCA [_] NY, JPMorgan Chase Bank, N.A., ABA# 021000021 with a statement that they constitute reimbursement for such Tender Draw Certificate under The Royal Bank of Scotland plc, Irrevocable Letter of Credit No. LCA [ ] and (ii) you have delivered to us a certificate in respect of such reinstatement in the form of Exhibit C attached hereto appropriately completed and executed, may be sent by telecopier in the manner, to the number and with the confirmation and follow up delivery described in Section 5 of this Letter of Credit.

5.	Method and Notice of Presentment.

(a)            Funds under this Letter of Credit are available to you, at the times specified below, (i) in one or more drawings by one or more of your certificates and demands for payment in the form of Exhibit D attached hereto appropriately completed and executed and dated the date of its presentation (any such certificate and demand for payment being herein called an “Interest Draw Certificate”); (ii) in one or more drawings by one or more of your certificates and demands for payment in the form of Exhibit E attached hereto appropriately completed and executed and dated the date of its presentation (any such certificate and demand for payment being herein called a “Tender Draw Certificate”); and (c) in one or more drawings by one or more of your certificates for payment in the form of Exhibit F attached hereto appropriately completed and

Standby Letter of Credit No. LCA________________

executed and dated the date of its presentation (any such certificate and demand for payment being herein called a “Redemption Draw Certificate”).

(b)            Each such certificate and demand for payment shall be presented at our office at 101 Park Avenue, 6th Floor, New York, New York 10178, Attention: Letter of Credit Department, or to any other office which may be designated by us on at least five (5) Business Days’ prior written notice to you, and shall be made either (i) in the form of a certificate and demand for payment manually signed by one of your authorized signatories and addressed to us at such office, or (ii) in the form of a telecopy transmission of the certificate and demand for payment described in clause (i) of this sentence to Telecopier No. (212) 401-1494 (with transmission confirmed by call to Telephone No. (212) 401-1406) or such other telecopier and telephone numbers that may be designated by us by written notice delivered to you. If a drawing is made by telecopier, it must contain an additional certification by you that the original of the certificate and demand for payment manually signed by one of your authorized signatories is being sent to us concurrently by next Business Day delivery service.

6.              Time and Method for Payment Regarding Interest Draw Certificates and Redemption Certificates. (a) If we receive your Interest Draw Certificate or Redemption Draw Certificate at our office, described in Section 5, all in strict conformity with the terms and conditions of this Letter of Credit, at or prior to 4:00 p.m. New York City time, on a Business Day, we will honor the same in accordance with your payment instructions by 1:00 p.m. New York City time on the later of (i) the Business Day immediately following the Business Day on which you present such Interest Draw Certificate or Redemption Draw Certificate to us and (ii) the “Funding Date” set forth in such Interest Draw Certificate or Redemption Draw Certificate; and (b) if we receive your Interest Draw Certificate or Redemption Draw Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 4:00 p.m. New York City time, on a Business Day, we will honor the same in accordance with your payment instructions by 1:00 p.m. New York City time on the later of (i) the second Business Day following the Business Day on which you present such Interest Draw Certificate or Redemption Certificate to us and (ii) the “Funding Date” set forth in such Interest Draw Certificate or Redemption Draw Certificate.

7.              Time and Method of Payment Regarding Tender Draw Certificates. (a) If we receive your Tender Draw Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, at or prior at 12:00 noon New York City time, on a Business Day, we will honor the same in accordance with your payment instructions by 2:30 p.m. New York City time on the later of (i) the Business Day on which you present such Tender Draw Certificate to us and (ii) the “Funding Date” set forth in such Tender Draw Certificate; (b) and if we receive your Tender Draw Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 12:00 noon New York City time, on a Business Day, we will honor the same in accordance with your payment instructions by 2:30 p.m. New York City time on the later of (i) the Business Day following the Business Day on which you present such Tender Draw Certificate to us and (ii) the “Funding Date” set forth in such Tender Draw Certificate.

Standby Letter of Credit No. LCA________________

8.              Rights of the Beneficiary. Only you (or a transferee permitted by the terms of this Letter of Credit) may make drawings under this Letter of Credit. Upon the payment to you or your account of the amount specified in a certificate and demand for payment presented hereunder, we shall be fully discharged of our obligation under this Letter of Credit with respect to such certificate and demand for payment, and we shall not thereafter be obligated to make any further payments under this Letter of Credit with respect to such certificate and demand for payment.

9.              Transferability. This Letter of Credit may not be transferred or assigned either in whole or in part, except to a successor trustee properly appointed and qualified pursuant to Article XII of the Indenture. We agree to issue a substitute Letter of Credit to any such successor trustee (and to successively replace any such substitute Letter of Credit) upon the return to us for cancellation of the original of the Letter of Credit to be replaced, accompanied by a transfer of such Letter of Credit, which (i) shall be in the form of Exhibit G attached hereto with the blanks appropriately completed, (ii) shall be purportedly signed by an Authorized Officer, (iii) shall specify where indicated therein the same Letter of Credit number as the number of the Letter of Credit to be replaced, and (iv) shall state the name and address of the successor trustee. Each substitute Letter of Credit will be in substantially the form of this Letter of Credit except for the date and Letter of Credit number.

10.            GOVERNING LAW AND CUSTOMS. THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO 500 (THE “UCP”); PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE) SHALL BE APPLICABLE AS TO MATTERS NOT GOVERNED BY THE UCP.

11.            Irrevocability. This Letter of Credit shall be irrevocable.

12.            No Negotiation. A demand for payment under this Letter of Credit shall be presented directly to us and shall not be negotiated to or by any third party.

13.            Address for Communications. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at The Royal Bank of Scotland plc, 101 Park Avenue, 6th Floor, New York, New York 10178, Attention: Letters of Credit, Telephone No. (212) 401-3411, Telecopy number (212) 401-1494, specifically referring thereon to this Letter of Credit by number.

14.            Complete Agreement Interpretation. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds), except only the references to the Indenture and the certificate(s) referred to herein; and any such reference shall not be deemed to incorporate herein by references any document, instrument or agreement except for such references to the Indenture and the certificate(s).

Standby Letter of Credit No. LCA________________

As used herein (a) “Authorized Officer” shall mean any of your vice presidents, assistant vice presidents, trust officers or assistant trust officers; (b) “Business Day” shall mean any day other than (i) a Saturday or Sunday or legal holiday or a day on which banking institutions in the city of New York, New York or in the city in which the principal offices or the office of the Bank at which drawing documents are required to be presented under the Letter of Credit are located are authorized or required by law to close; or (ii) a day on which the New York Stock Exchange is closed; and (c) “Trustee” shall have the meaning assigned to such term in the Indenture.

15.            Funds to be Used. We agree that each funding under this Letter of Credit will be made solely from our own funds and not with any funds of the Borrower or any other Person.

We hereby agree with you to honor your demands for payment presented in strict compliance with the terms and conditions of this Letter of Credit.

Very truly yours,

THE ROYAL BANK OF SCOTLAND plc

By:
Name:
Title:

By:
Name:
Title:

Exhibit A to The Royal Bank of Scotland plc
Irrevocable Letter of Credit No. LCA [] NY

[Date]

To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

CERTIFICATE FOR TERMINATING THE ROYAL BANK OF SCOTLAND PLC (THE “BANK”) IRREVOCABLE LETTER OF CREDIT NO. LCA[ ]NY (THE “LETTER OF CREDIT”) SUPPORTING CITY OF OSCEOLA, ARKANSAS SOLID WASTE DISPOSAL REVENUE BONDS (PLUM POINT ENERGY ASSOCIATES, LLC PROJECT) SERIES 2006 (THE “BONDS”) ISSUED BY THE CITY OF OSCEOLA, ARKANSAS (THE “ISSUER”)

The undersigned, a duly authorized signatory of Regions Bank, as Trustee (the “Trustee”) under the Trust Indenture dated as of April 1, 2006 (the “Indenture”) between the Issuer and the Trustee, under which the Bonds have been issued for the benefit of Plum Point Energy Associates, LLC (the “Borrower”), hereby certifies that (the capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Letter of Credit or if such capitalized term is not defined in the Letter of Credit, such capitalized term shall have the meaning ascribed to it in the Indenture):

1.           The Trustee is the Trustee under the Indenture for the holders of the Bonds.

2.           Pursuant to the Indenture and the Letter of Credit, the Letter of Credit shall be terminated on the date the Bank receives this Certificate, and the Trustee is herewith delivering the Letter of Credit for cancellation, because no Bonds remain Outstanding other than Bonds secured by an Alternate Credit Enhancement or Bonds bearing interest at a Fixed Rate.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate this day of , 20__.

REGIONS BANK, as Trustee

By:
Name:
Title:

Page 1 of Exhibit A

Exhibit B to The Royal Bank of Scotland plc

Irrevocable Letter of Credit No. LCA [] NY

[Date]

To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

CERTIFICATE FOR REDUCING THE ROYAL BANK OF SCOTLAND PLC (THE “BANK”) IRREVOCABLE LETTER OF CREDIT NO. LCA[ ]NY (THE “LETTER OF CREDIT”) SUPPORTING CITY OF OSCEOLA, ARKANSAS SOLID WASTE DISPOSAL REVENUE BONDS (PLUM POINT ENERGY ASSOCIATES, LLC PROJECT) SERIES 2006 (THE “BONDS”) ISSUED BY THE CITY OF OSCEOLA, ARKANSAS (THE “ISSUER”)

The undersigned, a duly authorized signatory of Regions Bank, as Trustee (the “Trustee”) under the Trust Indenture dated as of April 1, 2006 (the “Indenture”) between the Issuer and the Trustee, under which the Bonds have been issued for the benefit of Plum Point Energy Associates, LLC (the “Borrower”), hereby certifies that (the capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Letter of Credit, such capitalized term shall have the meaning ascribed to it in the Indenture):

1.             The Trustee is the Trustee under the Indenture for the holders of the Bonds.

2.             Pursuant to the terms of the Letter of Credit, the Bank is hereby directed to reduce the Letter of Credit Amount and the Principal and Interest Components thereof, effective on the Business Day on which you receive this Certificate, so that after such reduction the Letter of Credit Amount shall be $_______ , of which $_______ shall be the Principal Component and $__________ shall be the Interest Component (calculated on the basis of fifty (50) days interest and a 365 day year, at an assumed maximum interest rate of 10.75% per annum, applied to the Outstanding Bonds, less the amounts, if any, drawn with Tender Draw Certificates to purchase Outstanding Bonds in respect of which the Letter of Credit has not been reinstated).

3.             The Trustee is presenting this Certificate and directing the Bank to reduce the Letter of Credit Amount because $_______ principal amount of the Bonds have been redeemed or are deemed to have been paid, and the aggregate principal amount of the Bonds Outstanding (other than Bonds which have been purchased with the proceeds of a Tender Draw Certificate and not remarketed) is $_______.

4.             If this Certificate is initially presented by telecopier, the original of this Certificate manually signed by one of the Trustee’s authorized signatories is being sent to you concurrently by next Business Day delivery service.

Page 1 of Exhibit B

Standby Letter of Credit No. LCA________________

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate this day of               , 20__.

REGIONS BANK, as Trustee

By:
Name:
Title:

Page 2 of Exhibit B

[Date]

Exhibit C to The Royal Bank of Scotland plc
Irrevocable Letter of Credit No. LCA [] NY

To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

CERTIFICATE FOR REINSTATING THE ROYAL BANK OF SCOTLAND PLC (THE “BANK”) IRREVOCABLE LETTER OF CREDIT NO. LCA [ ]NY (THE “LETTER OF CREDIT”) SUPPORTING CITY OF OSCEOLA, ARKANSAS SOLID WASTE DISPOSAL REVENUE BONDS (PLUM POINT ENERGY ASSOCIATES, LLC PROJECT) SERIES 2006 (THE “BONDS”) ISSUED BY THE CITY OF OSCEOLA, ARKANSAS (THE “ISSUER”)

The undersigned, a duly authorized signatory of Regions Bank, as Trustee (the “Trustee”) under the Trust Indenture dated as of April 1, 2006 (the “Indenture”) between the Issuer and the Trustee, under which the Bonds have been issued for the benefit of Plum Point Energy Associates, LLC (the “Borrower”), hereby certifies that (the capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Letter of Credit, such capitalized term shall have the meaning ascribed to it in the Indenture):

1.             The Trustee is the Trustee under the Indenture for the holders of the Bonds.

2.             On the date of this Certificate $___________ aggregate principal amount of Bonds are being purchased upon a remarketing thereof by Goldman, Sachs & Co., in its capacity as remarketing agent, (the “Remarketing Agent”) or any other investment banking firm which may be substituted in its place as provided in the Indenture. All of such Bonds were heretofore purchased (or anticipated to be purchased) with the proceeds of one or more Tender Draw Certificates in the total drawing amount of $________, of which proceeds $________ was drawn in respect of principal of such Bonds and $________ was drawn in respect of accrued interest on such Bonds. Prior to the date of this Certificate there has been no reinstatement of the Letter of Credit Amount with respect to amounts drawn by such Tender Draw Certificates to purchase such Bonds.

3.             The Trustee has received for immediate payment (or repayment) to the Bank in respect of the Bonds described in paragraph 2 of this Certificate the total amount of $________, consisting of $________ from the Remarketing Agent (representing remarketing proceeds) and $________ from the Bank (representing excess proceeds of the Tender Draw Certificates described in paragraph 2). Such total amount is being paid to the Bank at the above address with reference to The Royal Bank of Scotland plc, Irrevocable Letter of Credit No. LCA [ ]NY, as reimbursement for amounts drawn under the Letter of Credit by the Tender Draw Certificates described in paragraph 2 of this Certificate.

Page 1 of Exhibit C

Standby Letter of Credit No. LCA________________

4.             Of the total amount referred to in paragraph 3 of this Certificate, $_________ corresponds to the aggregate principal amount of Bonds described in paragraph 2 of this Certificate and $________ corresponds to accrued interest on such Bonds.

5.             Payment of the total amount referred to in paragraph 3 of this Certificate, together with other amounts heretofore paid to the Bank by or on behalf of the Borrower, represents reimbursement for the entire outstanding balance of all amounts drawn in respect of the Bonds described in paragraph 2 of this Certificate. The foregoing certification is made in reliance upon representations by the Borrower and/or the Bank to the Trustee that, upon payment of such amounts, the Bank will be fully reimbursed for all Tender Draw Certificates (or allocable portions thereof) honored by the Bank to purchase such Bonds. No Certification is made by the Trustee as to the payment of interest accrued pursuant to the Reimbursement Agreement on the amounts drawn by such Tender Draw Certificates.

6.             Pursuant to paragraph 4(b) of the Letter of Credit, the Letter of Credit Amount shall be automatically reinstated by an amount equal to $________ (which does not exceed the aggregate amount of the Tender Draw Certificates, or allocable portions thereof, honored by the Bank to purchase such Bonds), of which $________ (which does not exceed the aggregate amount of such Tender Draw Certificates, or allocable portions thereof, drawn against the Principal Component) shall be applied to the Principal Component and $________ (which does not exceed the aggregate amount of such Tender Draw Certificates, or allocable portions thereof, drawn against the Interest Component) shall be applied to the Interest Component. PLEASE CONFIRM SUCH REINSTATEMENT BY TELEPHONE TO THE TRUSTEE AT [_____________], ATTENTION: CORPORATE TRUST SERVICES, AND BY WRITING TO THE TRUSTEE AT ITS ADDRESS ON FILE WITH YOU (it being understood that such confirmation by you is not a condition precedent to the automatic reinstatement provided for by paragraph 4(b) of the Letter of Credit).

7.             Attached to this Certificate is a certificate from the Borrower certifying that no Event of Default has occurred and is continuing under the Credit Agreement dated as of March 29, 2007 among the Borrower, the lenders party thereto, The Royal Bank of Scotland plc, as Administrative Agent and Issuing Bank, The Bank of New York, as Collateral Agent, RBS Securities Corporation, as Sole Lead Arranger and Sole Lead Bookrunner, and the other agents party thereto.

8.             If this Certificate is initially presented by telecopier, the original of this Certificate manually signed by one of the Trustee’s authorized signatories is being sent to you concurrently by next Business Day delivery service.

Page 2 of Exhibit C

Standby Letter of Credit No. LCA________________

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate this day of , 20__.

REGIONS BANK, as Trustee

By:
Name:
Title:

Page 3 of Exhibit C

Exhibit D to The Royal Bank of Scotland plc
Irrevocable Letter of Credit No. LCA [] NY

[Date]

To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

CERTIFICATE AND DEMAND FOR PAYMENT IN RESPECT OF INTEREST ON CITY OF OSCEOLA, ARKANSAS SOLID WASTE DISPOSAL REVENUE BONDS (PLUM POINT ENERGY ASSOCIATES, LLC PROJECT) SERIES 2006 (THE “BONDS”) ISSUED BY THE CITY OF OSCEOLA, ARKANSAS (THE “ISSUER”)

The undersigned, a duly authorized signatory of Regions Bank, as Trustee (the “Trustee”) under the Trust Indenture dated as of April 1, 2006 (the “Indenture”) between the Issuer and the Trustee, under which the Bonds have been issued for the benefit of Plum Point Energy Associates, LLC (the “Borrower”), hereby certifies and demands payment, with reference to Irrevocable Letter of Credit No. LCA[ ]NY (the “Letter of Credit”) issued by The Royal Bank of Scotland plc (the “Bank”) in favor of the Trustee (the capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Letter of Credit, such capitalized term shall have the meaning ascribed to it in the Indenture), as follows:

1.             The Trustee is the Trustee under the Indenture for the holders of the Bonds.

2.             The Trustee demands payment in the amount of $____________ under the Letter of Credit to be applied to payment of accrued interest on Bonds (none of which is presently beneficially owned by the Borrower, pledged to the Bank or were purchased by any bank, insurance company, pension fund or other financial institution (the “Liquidity Provider”) with funds drawn on or advanced by the Liquidity Provider pursuant to a letter of credit, line of credit, standby purchase agreement or other instrument). Payment of such demand is requested to be made on _______________________ (the “Funding Date”).

3.             The amount demanded by this Interest Draw Certificate (i) is being drawn against the Interest Component of the Letter of Credit Amount and does not exceed the Letter of Credit Amount, as reduced and reinstated in accordance with the terms of the Letter of Credit, or the Interest Component, as reduced and reinstated in accordance with the terms of the Letter of Credit, (ii) was computed in accordance with the terms and conditions of the Indenture and the Bonds, (iii) does not include any amount in respect of interest on Bonds which was included in any Interest Draw Certificate, Tender Draw Certificate or Redemption Draw Certificate previously presented and not dishonored on or prior to the date of this Interest Draw Certificate, and (iv) shall be applied pursuant to the provisions of the Indenture to the payment of accrued interest on Bonds which are not beneficially owned by the Borrower, pledged to the Bank or were purchased by a Liquidity Provider with funds drawn on or advanced by the Liquidity

Page 1 of Exhibit D

Standby Letter of Credit No. LCA________________

Provider pursuant to a letter of credit, line of credit, standby purchase agreement or other instrument.

4.             Upon receipt of payment of the amount demanded by this Interest Draw Certificate, the Trustee shall immediately pay or cause to be paid by wire transfer of immediately available funds to the Bank an amount equal to the amount of such demand to the extent funds are available therefor pursuant to the Indenture.

5.             Pursuant to Section 4(a) of the Letter of Credit, the Letter of Credit shall be automatically reinstated by the amount drawn hereunder unless you notify us that such reinstatement shall not occur before the seventh calendar day following the date hereof.

6.             If this Interest Draw Certificate is initially presented by telecopier, the original of this Interest Draw Certificate manually signed by one of the Trustee’s authorized signatories is being sent to you concurrently by the next Business Day delivery service.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Interest Draw Certificate as of the day of , 20__.

REGIONS BANK, as Trustee

By:
Name:
Title:

Page 2 of Exhibit D

Exhibit E to The Royal Bank of Scotland plc
Irrevocable Letter of Credit No. LCA [] NY

[Date]

To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

CERTIFICATE FOR TENDER DRAWING IN RESPECT OF PURCHASE PRICE CORRESPONDING TO PRINCIPAL OF AND ACCRUED INTEREST ON CITY OF OSCEOLA, ARKANSAS SOLID WASTE DISPOSAL REVENUE BONDS (PLUM POINT ENERGY ASSOCIATES, LLC PROJECT) SERIES 2006 (THE “BONDS”) ISSUED BY THE CITY OF OSCEOLA, ARKANSAS (THE “ISSUER”)

The undersigned, a duly authorized signatory of Regions Bank, as Trustee (the “Trustee”) under the Trust Indenture dated as of April 1, 2006 (the “Indenture”) between the Issuer and the Trustee, under which the Bonds have been issued for the benefit of Plum Point Energy Associates, LLC (the “Borrower”), hereby certifies and demands payment, with reference to Irrevocable Letter of Credit No. LCA[ ]NY (the “Letter of Credit”) issued by The Royal Bank of Scotland plc (the “Bank”) in favor of the Trustee (the capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Letter of Credit, such capitalized term shall have the meaning ascribed to it in the Indenture), as follows:

1.             The Trustee is the Trustee under the Indenture for the holders of the Bonds.

2.             The Trustee demands payment in the amount of $____________ under the Letter of Credit in respect of the payment of the purchase price of Bonds, corresponding to the principal thereof and unpaid accrued interest thereon, tendered for purchase pursuant to the provisions of the Indenture and the Bonds and not successfully remarketed pursuant to the Indenture. Such Bonds are herein called “Unremarketed Tendered Bonds”. Payment of such demand is requested to be made on _________________ (the “Funding Date”), which is the date the purchase payment for the Unremarketed Tendered Bonds is due. None of the Unremarketed Tendered Bonds is presently beneficially owned by the Borrower, pledged to the Bank or was purchased by any bank, insurance company, pension fund or other financial institution (the “Liquidity Provider”) with funds drawn on or advanced by the Liquidity Provider pursuant to a letter of credit, line of credit, standby purchase agreement or other instrument.

3.             The amount demanded by this Tender Draw Certificate consists of the sum of (i) $__________ being drawn against the Principal Component of the Letter of Credit Amount in respect of the payment of the portion of the purchase price of the Unremarketed Tendered Bonds corresponding to the principal thereof and (ii) $________ being drawn against the Interest Component of the Letter of Credit Amount in respect of the portion of the purchase price of the Unremarketed Tendered Bonds corresponding to accrued and unpaid interest thereon.

Page 1 of Exhibit E

Standby Letter of Credit No. LCA________________

4.             The amount demanded by this Tender Draw Certificate does not exceed the Letter of Credit Amount, as reduced and reinstated in accordance with the terms of the Letter of Credit. Neither of the components of the amount set forth in paragraph 3 of this Tender Draw Certificate exceeds the corresponding component of the Letter of Credit Amount as reduced and reinstated in accordance with the terms of the Letter of Credit. The amount demanded by this Tender Draw Certificate (i) was computed in accordance with the terms and conditions of the Indenture and the Bonds, (ii) does not include any amount in respect of principal of or interest on the Bonds which was included in any Interest Draw Certificate, Tender Draw Certificate or Redemption Draw Certificate presented and not dishonored on or prior to the date of this Tender Draw Certificate, and (iii) shall be applied pursuant to the provisions of the Indenture and the Bonds to the payment of purchase price of the Unremarketed Tendered Bonds.

5.             If this Tender Draw Certificate is initially presented by telecopier, the original of this Tender Draw Certificate manually signed by one of the Trustee’s authorized signatories is being sent to you concurrently by next Business Day delivery service.

IN WITNESS WHEREOF, the Trustee has executed and delivered this certificate this day of , 20__.

REGIONS BANK, as Trustee

By:
Name:
Title:

Page 2 of Exhibit E

Exhibit F to The Royal Bank of Scotland plc

Irrevocable Letter of Credit No. LCA [] NY

[Date]
To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

CERTIFICATE AND DEMAND FOR PAYMENT IN RESPECT OF PRINCIPAL OF AND ACCRUED INTEREST CITY OF OSCEOLA, ARKANSAS SOLID WASTE DISPOSAL REVENUE BONDS (PLUM POINT ENERGY ASSOCIATES, LLC PROJECT) SERIES 2006 (THE “BONDS”) ISSUED BY THE CITY OF OSCEOLA, ARKANSAS (THE “ISSUER”)

The undersigned, a duly authorized signatory of Regions Bank, as Trustee (the “Trustee”) under the Trust Indenture dated as of April 1, 2006 (the “Indenture”) between the Issuer and the Trustee, under which the Bonds have been issued for the benefit of Plum Point Energy Associates, LLC (the “Borrower”), hereby certifies and demands payment, with reference to Irrevocable Letter of Credit No. LCA[ ]NY (the “Letter of Credit”) issued by The Royal Bank of Scotland plc (the “Bank”) in favor of the Trustee (the capitalized terms used herein shall have the meanings ascribed to them in the Letter of Credit), as follows:

1.             The Trustee is the Trustee under the Indenture for the holders of the Bonds.

2.             The Trustee demands payment in the amount of $____________ under the Letter of Credit in respect of the payment of principal of and accrued interest on Bonds (other than Bonds which are beneficially owned by the Borrower, such Bonds being herein called “Borrower Bonds”, or Bonds beneficially pledged to the Bank, such Bonds being herein called “Pledged Bonds”) upon the applicable event indicated in paragraph 3 of this Certificate. Payment of such demand is requested to be made on ______________________ (the “Funding Date”), which is the date such payment of principal of and interest on the Bonds is due.

3.             The Trustee is presenting this Redemption Draw Certificate and the accompanying draft in connection with (check and complete one):

☐ An optional redemption of Bonds in the principal amount of $________ pursuant to the Indenture and the Bonds. After such redemption $ __________ principal amount of the Bonds will remain Outstanding, none of which are presently beneficially owned by the Borrower, pledged to the Bank or were purchased by the Bank, insurance company, pension fund or other financial institution (the “Liquidity Provider”) with funds drawn on or advanced by the Liquidity Provider pursuant to a letter of credit, line of credit, standby purchase agreement or other instrument

☐ A mandatory redemption of Bonds in the principal amount of $_______ pursuant to the Indenture and the Bonds. After such redemption $_______ principal amount of the Bonds

Page 1 of Exhibit F

Standby Letter of Credit No. LCA________________

will remain Outstanding, none of which are presently beneficially owned by the Borrower, pledged to the Bank or were purchased by the Bank, insurance company, pension fund or other financial institution (the “Liquidity Provider”) with funds drawn on or advance by the Liquidity Provider pursuant to a letter of credit, line of credit, standby purchase agreement or other instrument.

☐ The acceleration of the maturity of the Bonds and the payment thereof pursuant to the Indenture.

☐ The payment of the Bonds at maturity pursuant to the Indenture.

If the drawing under the Letter of Credit by this Redemption Draw Certificate is being made in respect of an optional or mandatory redemption in whole of the Bonds, an acceleration of the maturity of the Bonds or the payment of the Bonds at maturity, such drawing shall be the final drawing available under the Letter of Credit.

4.             The amount demanded by this Redemption Draw Certificate consists of the sum of (i) $_______ being drawn against the Principal Component of the Letter of Credit Amount in respect of the principal of Bonds (other than Bonds which are Borrower Bonds or Pledged Bonds) and (ii) $_______ being drawn against the Interest Component of the Letter of Credit Amount in respect of interest accrued and unpaid on such Bonds.

5.             The amount demanded by this Redemption Draw Certificate does not exceed the Letter of Credit Amount, as reduced and reinstated in accordance with the terms of the Letter of Credit. Neither of the components of the amount of the draft set forth in paragraph 4 of this Redemption Draw Certificate exceeds the corresponding component of the Letter of Credit Amount, as reduced and reinstated in accordance with the terms of the Letter of Credit. The amount demanded by this Redemption Draw Certificate (i) was computed in accordance with the terms and conditions of the Indenture and the Bonds, (ii) does not include any amount in respect of principal of or interest on the Bonds which was included in any Interest Draw Certificate, Tender Draw Certificate or Redemption Draw Certificate presented and not dishonored on or prior to the date of this Redemption Draw Certificate, and (iii) shall be applied pursuant to the provisions of the Indenture and the Bonds to the payment of the principal of and accrued interest on Bonds which are not beneficially owned by the Borrower, pledged to the Bank or were purchased by any bank, insurance company, pension fund or other financial institution (the “Liquidity Provider”) with funds drawn on or advance by the Liquidity Provider pursuant to a letter of credit, line of credit, standby purchase agreement or other instrument.

6.             Upon receipt of payment of the amount demanded by this Redemption Draw Certificate, the Trustee shall immediately pay or cause to be paid by wire transfer of immediately available funds to the Bank an amount equal to the amount of such demand to the extent funds are available therefor pursuant to the Indenture.

7.             If this Redemption Draw Certificate is initially presented by telecopier, the original of this Redemption Draw Certificate manually signed by one of the Trustee’s authorized signatories is being sent to you concurrently by next Business Day delivery service.

Page 2 of Exhibit F

Standby Letter of Credit No. LCA________________

IN WITNESS WHEREOF, the Trustee has executed and delivered this Redemption Draw Certificate this day of , 20__.

REGIONS BANK, as Trustee

By: ____________________________________
Name:
Title:

Page 3 of Exhibit F

Exhibit G to The Royal Bank of Scotland plc
Irrevocable Letter of Credit No. LCA [] NY

(Date)

To:	The Royal Bank of Scotland plc
101 Park Avenue
New York, New York 10178
Attention: Letter of Credit Department

Re:	The Royal Bank of Scotland plc
Irrevocable Letter of Credit
No. LCA[ ]NY

Ladies and Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

(Name of Transferee)

(Address)

all rights of the undersigned beneficiary to draw under the above-referenced Letter of Credit in its entirety. Said transferee has succeeded to the undersigned as Trustee under the Trust Indenture dated as of April 1, 2006 between Regions Bank, as Trustee, and The City of Osceola, Arkansas.

By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised direct to the transferee without necessity of any consent of or notice to the undersigned beneficiary.

The original of such Letter of Credit is returned herewith, and in accordance therewith we ask you to transfer the Letter of Credit to the transferee in the Letter of Credit Amount (as defined in the Letter of Credit) with provision for reinstating the Letter of Credit Amount with respect to all drawings by Interest Draw Certificates and Tender Draw Certificates (as defined in the Letter of Credit) with respect to which the Letter of Credit Amount may be reinstated, and forward it directly to the transferee with your customary notice of transfer.

Yours very truly,

SIGNATURE AUTHENTICATED	REGIONS BANK, as Trustee

____________________________	By: ________________________________
(Authorized Signature)	Name:
Title:

Page 1 of Exhibit G

Exhibit T – Form of Revolving Letter of Credit

THE ROYAL BANK OF SCOTLAND PLC
IRREVOCABLE STANDBY LETTER OF CREDIT NO. LCA [____] NY

[Beneficiary Name	Effective Date: [_____]
& Address]	Letter of Credit No.: __________

1.
At the request of Plum Point Energy Associates, LLC (the “Applicant”), we, The Royal Bank of Scotland plc (the “Bank”) hereby issue this irrevocable Letter of Credit No. ________ in your favour as beneficiary available for an aggregate amount up to the maximum amount of US$[_______________] Dollars)1 (the “Available Amount”) , effective as of the date first set forth above and expiring at our office located at 101 Park Avenue, 6th Floor, New York, New York 10178 on the earliest to occur of (i) [Insert date that is exactly one year from the Effective Date] (the “Stated Expiration Date”), (ii) payment by the Bank hereunder of the maximum amount written above, or (iii) surrender of this original Letter of Credit to us for cancellation (such earlier date being herein referred to as the “Cancellation Date”).

2.
The Bank has been requested to issue this Letter of Credit in connection with the Credit Agreement, dated as of March 29, 2007 (the “Credit Agreement”), Plum Point Energy Associates, LLC, as Borrower, the Lenders from time to time party thereto, Ambac Assurance Corporation, as Loan Insurer, The Royal Bank of Scotland plc, as Administrative Agent and Issuing Bank, The Bank of New York, as Collateral Agent, RBS Securities Corporation, as Sole Lead Bookrunner and Sole Lead Arranger. However, the Bank assumes no obligations thereunder or responsibility therefor.

3.
It is a condition of this Letter of Credit that the Stated Expiration Date shall be automatically extended without amendment, for successive periods of one year each from the Stated Expiration Date hereof or any such automatically extended Stated Expiration Date, but in no event beyond March 29, 2014 unless, no less than thirty (30) days before any such Stated Expiration Date, the Bank sends you notice stating that this Letter of Credit will not be extended beyond the then current Stated Expiration Date. Any such notice of non-extension shall be in writing, shall be sent by hand, by certified mail (return receipt requested), or by Federal Express or other overnight delivery service, and shall be addressed to Beneficiary at the address set forth above.

4.
This Letter of Credit sets forth in full the terms of our undertaking to you (but not any of your duties or responsibilities to the Bank hereunder or otherwise). Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument.

____________________
1	After giving effect to amount specified, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

5.
Funds under this Letter of Credit are available to you against your sight draft(s) in the form of Exhibit A attached hereto (the “Drawing Certificate”), drawn on The Royal Bank of Scotland plc, signed by one purporting to be your duly authorized representative, bearing the clause “Drawing under the Letter of Credit No. _________.” Partial and multiple drawings are permitted. Each such Drawing Certificate shall be presented at our office at 101 Park Avenue, 6th Floor, New York, New York 10178, Attention: Letter of Credit Department, or to any other office which may be designated by us on at least five (5) Business Days’ prior written notice to you, and shall be made either (i) in the form of the Drawing Certificate manually signed by one of your authorized signatories and addressed to us at such office, or (ii) in the form of a telecopy transmission of the Drawing Certificate described in clause (i) of this sentence to Telecopier No. (212) 401-1494 (with transmission confirmed by call to Telephone No. (212) 401-1406) or such other telecopier and telephone numbers that may be designated by us by written notice delivered to you. If a drawing is made by telecopier, it must contain an additional certification by you that the original of the Drawing Certificate manually signed by one of your authorized signatories is being sent to us concurrently by next Business Day delivery service. If a drawing is made hereunder at or prior to 11:00 A.M., New York City time, on a business day, and provided that such drawing and the documents presented in connection therewith strictly conform to the terms and conditions hereof, payment shall be made of the amount specified, in immediately available funds, on such business day. If a drawing is made hereunder after 11:00 A.M., New York City time, on a business day, and provided that such drawing and the documents presented in connection therewith strictly conform to the terms and conditions hereof, payment shall be made of the amount specified, in immediately available funds, by 12:00 noon, New York City time, on the next succeeding business day. Payment of a drawing under this Letter of Credit shall be made to the Beneficiary by wire transfer of federal funds to the account, located in the United States of America, specified by the Beneficiary in the certificate submitted with respect to such drawing.

6.	Payments by the Bank under this Letter of Credit shall be made from the Bank’s own funds.

7.
As used herein “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York, United States of America, are authorized or required by law to close.

8.
Only you, as beneficiary may make a drawing under this Letter of Credit. Upon the payment to you (or your account) of the amount specified in a certificate presented hereunder, the Bank shall be fully discharged on its obligations under this Letter of Credit with respect to such amount, and the Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such amount to you or to any other person.

9.	The Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

10.
Except as otherwise expressly stated herein, this Letter of Credit is subject to the International Standby Practices 1998, I.C.C. Publication No. 590 (“ISP98”) and shall be governed by and construed in accordance with the laws of the State of New York. In the event of conflict between the ISP98 and a non-mandatory (variable) provision of such laws, the ISP98 shall govern.

11.	This Letter of Credit may not be assigned or transferred under any circumstances and no person or entity (other than you, as beneficiary) shall have any rights against the Bank hereunder.

2

12.
All charges of the Bank related to the issuance or performance of this Letter of Credit (including, but not limited to, the negotiation, payment, or extension hereof) shall be borne by the Applicant and under no circumstances shall be charged to you by the Bank.

13.
Communications (other than drawings and Drawing Certificates) with respect to this Letter of Credit shall be delivered to us at the address and in the manner specified for delivery of Drawing Certificates pursuant to paragraph 6 above (or at such other office as the Bank may designated by written notice), specifically referring to the number of this Letter of Credit.

Yours faithfully,

THE ROYAL BANK OF SCOTLAND plc

Authorized Signature	Authorized Signature

3

EXHIBIT A TO LETTER OF CREDIT

FORM OF LETTER OF CREDIT DRAWING CERTIFICATE

[Date]

[____________] (the “Beneficiary”), hereby certifies to The Royal Bank of Scotland plc (the “Bank”), with reference to Irrevocable Letter of Credit No. ________________ (the “Letter of Credit”; any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) issued by the Bank in favor of the Beneficiary, that:

1.	The Beneficiary is hereby making a drawing under the Letter of Credit in the amount of US$[ ] (the “Subject Drawing”).

2.	The amount of the Subject Drawing is not in excess of the Available Amount in effect on the date hereof under the Letter of Credit.

3.	Payment in respect of the drawing requested hereunder shall be made to the following account located in the United States of America [INSERT WIRE TRANSFER INFORMATION].

IN WITNESS WHEREOF, the Beneficiary has executed this Certificate on [ ] 200_.*

[Name of Beneficiary]
By:________________*
Name and Title

By:________________*
Name and Title

*Signature and date required if submitted by physical presentation.

4

Schedule 1.1(a)

EXCLUDED COLLATERAL

Items to be transferred in connection with Unit I

1.	Switchyard Easement

A 33.30 acre easement for a switchyard lying in the Northeast Quarter (NE1/4) of Section 24, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County (Osceola District), Arkansas and being more particularly described as:

Commencing at the Northeast corner of Section 24, T-12-N, R-10-E, thence South 89 degrees 43 minutes 56 seconds West 414.54 feet along the North line of said Section 24 to its intersection with a drainage ditch, said point being the Point of Beginning, thence South 30 degrees 21 minutes 46 seconds East 784.78 feet along the ditch centerline, thence South 15 degrees 20 minutes 18 seconds East 98.04 feet along the ditch centerline, thence South 12 degrees 20 minutes 04 seconds West 125.44 feet along the ditch centerline to its intersection with the centerline of Arkansas Highway No. 198, thence South 50 degrees 14 minutes 21 seconds West 1002.98 feet along the centerline of Arkansas Highway No. 198, thence North 30 degrees 21 minutes 46 seconds West 1415.15 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, thence North 17 degrees 57 minutes 19 seconds East 36.18 feet along said Easterly right-of-way line, thence North 17 degrees 02 minutes 55 seconds East 117.91 feet along said Easterly right-of-way line, thence North 15 degrees 26 minutes 22 seconds East 168.95 feet along said Easterly right-of-way line to its intersection with the North line of said Section 24, thence North 89 degrees 43 minutes 56 seconds East 999.82 feet along the North line of said Section 24 to the Point of Beginning, containing 33.30 acres more or less.

2.	Transmission Line Easement

A 320 foot wide easement for a power transmission line lying in Section 24, the NW 1/4 of Section 25 and the NE1/4 of Section 26, T-12-N, R-10-E, Mississippi County (Osceola District), Arkansas and being more particularly described as:

Beginning at a point lying 555.79 feet South of and 1364.93 feet West of the Northeast corner of Section 24, T-12-N, R-10-E, thence South 34 degrees 42 minutes 03 seconds West 1725.25 feet to a point on the Easterly right-of-way line of the Burlington-Northern Railroad main line, said point being 50 feet and perpendicular to the centerline of said Burlington-Northern Railroad, thence continue South 34 degrees 42 minutes 03 seconds West 6765.18 feet along the Easterly right-of-way of the Burlington-Northern Railroad, to its intersection with the centerline of an existing easement for a 500kV Transmission Line, thence South 51 degrees 41 minutes 20 seconds East 320.64 feet along the centerline of the existing easement for a 500kV Transmission Line, thence North 34 degrees 42 minutes 03 seconds East 8362.80 feet along a line 320 feet parallel to the Easterly right-of-way line and its extension of the Burlington-Northern Railroad main line, thence North 30 degrees 21 minutes 46 seconds West 352.49 feet to the Point of Beginning. Containing 61.90 acres more or less.

3.	BNSF Easements:1
a) BNSF Easement #1

An easement for a railroad in the Northeast Quarter of Section 24 Township 12 North, Range 10 East, Mississippi County, Arkansas being more particularly described as:

Commencing at a FOUND BRASS CAP at the Northeast corner of Section 24, also being on the South line of the Plum Point Power Property; thence along the North line of Section 24, the line being the South line of the Plum Point Power Property S88°21’04”W, 1149.31 feet to the point being the beginning of a non-tangent curve, concave to the southeast, having a radius of 739.49 feet, a central angle of 37°31’41”, a chord of 475.74 feet bearing S41°19’41”W and point also being the point of beginning; thence Southwest along said curve, 484.36 feet; thence S22°33’52”W, 13.57 feet; thence N31°55’13”W, 52.58 feet; thence N15°29’28”E, 42.55 feet to the point of curvature of a non-tangent curve, concave to the southeast, having a radius of 789.49 feet a central angle of 27°05’29”, and a chord of 369.83 feet bearing N40°23’50”E; thence Northeast along said curve, 373.30 feet; thence N88°21’04”E, 96.01 feet to the point of beginning; and containing 0.52 Acres, more or less.

b) BNSF Easement #2

An easement for a railroad in the North Half of Section 24 Township 12 north, Range 10 East, Mississippi County, Arkansas being more particularly described as:

Commencing at a FOUND BRASS CAP at the Northeast corner of Section 24, also being on the South line of Plum Point Power Property; thence along the North line of Section 24, the line being the South line of the Plum Point Power Property S88°21’04”W, 1149.31 feet to the point being the beginning of a non-tangent curve, concave to the southeast, having a radius of 739.49 feet, a central angle of 37°31’41”, a chord of 475.74 feet bearing S41°19’41”W, thence Southwest along said curve, 484.36 feet; thence S22°33’52”W, 13.57 feet to the POINT OF BEGINNING; thence S22°33’52”W, 620.54 feet to the point of curvature of a tangent curve, concave to the northwest, having a radius of 5754.71 feet and a central angle of 13°31’22”; thence Southwest along said curve, 1358.21 feet, curving to the right; thence N34°04’39”E, 141.45 feet to the point of curvature of a non-tangent curve, concave to the northwest, having a radius of 5877.71 feet a central angle of 18°12’30”, and a chord of 1860.06 feet bearing N25°17’58”E, point also being on the existing East right-of-way of the BNSF Railroad; thence Northeast along said curve and the East right-of-way of the BNSF Railroad, 1867.91 feet; thence S31°55’13”E, 52.28 feet to the POINT OF BEGINNING; and containing 0.41 Acres, more or less.
____________________
1 Note that the BNSF Easement descriptions are not final and should not be considered final until such time, after the Closing Date, as a survey may be completed.

Schedule 1.01(b)

MORTGAGED PROPERTIES

SWITCHYARD EASEMENT and TRANSMISSION LINE EASEMENT

The Switchyard Easement and Transmission Line Easement described in Schedule 1.01(a).

WHISTLE-TRACT I:

The East Half (E1/2) Southeast Quarter (SE1/4) of Section 13, Township Twelve North (T-12-N), Range Ten East (R-10-E), Mississippi County, Arkansas and subject to the railroad right-of-way and containing 77.64 acres more or less.

WHISTLE-TRACT II:

The North Half (N1/2) Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas containing 79.68 acres more or less.

WHISTLE-TRACT III:

A 30.20 acre tract of land lying in the North Half (N1/2) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southwest corner of the N1/2 SE1/4 of said Section 18, thence North 00 degrees 11 minutes 20 seconds East 1314.41 feet to the center of said Section 18, thence North 89 degrees 49 minutes 12 seconds East 681.89 feet along the North line of the N1/2 SE1/4 of said Section 18 to its intersection with the centerline of Browns Bayou, thence the following calls and distances along the centerline of Browns Bayou,

South 09 degrees 55 minutes 20 seconds East	259.59 feet,
South 14 degrees 25 minutes 17 seconds East	174.36 feet,
South 21 degrees 06 minutes 59 seconds East	181.04 feet,
South 37 degrees 20 minutes 06 seconds East	168.50 feet,
South 46 degrees 12 minutes 02 seconds East	195.86 feet,
South 51 degrees 39 minutes 25 seconds East	275.23 feet,
South 49 degrees 04 minutes 54 seconds East	433.83 feet

to its intersection with the South line of the N1/2 SE1/4 of said Section 18, thence North 89 degrees 56 minutes 58 seconds West 1626.83 feet to the point of beginning, containing 30.20 acres more or less.

TASCO I:

The West part of the Southwest Quarter (SW1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), being more particularly described as: Beginning at the Southwest corner of Section 18, thence with the West line of the SW1/4 SW1/4 North 00 degrees 36 minutes 53 seconds East 1305.58 feet-called (mea.-North 00 degrees 24 minutes 46 seconds

East 1305.58 feet) to the Northwest corner of the S1/2 SW1/4, thence with the North line of the S1/2 SW1/4 South 89 degrees 41 minutes 30 seconds East 2361.59 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 2361.59 feet) to an iron pipe, thence with the East line of this tract South 00 degrees 18 minutes 01 seconds West 1287.61 feet-called (mea.-South 00 degrees 05 minutes 42 seconds West 1297.97 feet) to the south line of Section 18, thence with the South line of Section 18 South 89 degrees 52 minutes 01 seconds West 2368.82 feet to the point of beginning, containing 70.68 acres more or less.

TASCO III:

A tract of land lying in the Southwest Quarter (SW1/4) Southeast Quarter (SE1/4) of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at the Southeast corner of the SW1/4 of Section 18, thence South 89 degrees 52 minutes 01 seconds West 286.55 feet along the South line of the SE1/4 SW1/4, thence North 00 degrees 18 minutes 01 seconds East 1287.61 feet-called (mea.-North 00 degrees 05 minutes 42 seconds East 1297.97 feet) to the North line of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 292.29 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 292.29 feet) along the North line of the SE1/4 SW1/4 to the Northeast corner of the SE1/4 SW1/4, thence South 89 degrees 41 minutes 30 seconds East 1167.22 feet-called (mea.-South 89 degrees 56 minutes 58 seconds East 1165.03 feet) along the North line of the SW1/4 SE1/4 of Section 18, thence South 00 degrees 18 minutes 01 seconds West 1294.01 feet-called (mea.-South 00 degrees 01 minutes 45 seconds West 1293.29 feet) to the South line of the SW1/4 SE1/4 of Section 18, thence North 89 degrees 16 minutes 16 seconds West 1173.0 feet-called (mea.-South 89 degrees 52 minutes 01 seconds West 1172.27 feet) along the South line of the SW1/4 SE1/4 to the point of beginning, containing 43.37 acres more or less and being subject to Arkansas Highway No. 198 right-of-way and Burlington Northern Railroad right-of-way across the South side.

FAIRLEY TRUST PARCEL:

A 9.68-acre tract of land lying in the S1/2 SE1/4 of Section 18, T-12-N, R-11-E, Mississippi County, Arkansas and being more particularly described as follows:

Commencing at the Southeast corner of the said Section 18, thence North 89 degrees 16 minutes 16 seconds West along the South line of said Section 18 a distance of 1473.04 feet, thence North 00 degrees 18 minutes 01 seconds East a distance of 102.73 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, said point being the point of beginning, thence continue North 00 degrees 18 minutes 01 seconds East a distance of 1191.35 feet, thence South 89 degrees 39 minutes 24 seconds East a distance of 147.00 feet, thence South 00 degrees 18 minutes 00 seconds West a distance of 280.00 feet, thence North 89 degrees 39 minutes 24 seconds East a distance of 110.00 feet, thence South 00 degrees 18 minutes 01 seconds West a distance of 235.00 feet, thence South 85 degrees 57 minutes 11 seconds East a distance of 322.51 feet to a point on the centerline of Arkansas Highway No. 239, thence South 21 degrees 01 minutes 16 seconds West a distance of 243.84 feet, thence along a curve that breaks to the left with a radius of 762.47 feet an arc length of 211.61 feet, thence South 06 degrees 25 minutes 09 seconds West a distance of 224.43 feet to a point on the North right-of-way line of the Burlington-Northern Railroad, thence North 89 degrees 51 minutes 48 seconds West a distance of 415.00 feet to the point of beginning, subject to a 40.0 foot right-of-way for Arkansas Highway No. 239, as shown on Survey prepared by Sorrell Consulting Engineers dated November 6, 1995.

PRUDENTIAL TRACT I

A 337.72 acre tract of land lying in Sections 7, 17 and 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point lying 40.55 feet North of and 995.04 feet East of the Southwest corner of Section 17, T-12-N, R-11-E (said Point of Beginning being the Southwest corner of the Cargill property), thence North 89 degrees 53 minutes 45 seconds West 725.0 feet to the center of Brown Bayou, thence the following calls along the center of Brown Bayou,

North 47 degrees 24 minutes 56 seconds West	196.96 feet,
North 45 degrees 09 minutes 51 seconds West	1090.2 feet,
North 42 degrees 22 minutes 27 seconds West	424.67 feet,
North 48 degrees 41 minutes 04 seconds West	718.67 feet,
North 47 degrees 24 minutes 16 seconds West	303.96 feet,
North 37 degrees 10 minutes 55 seconds West	150.11 feet,
North 17 degrees 50 minutes 02 seconds West	287.89 feet,
North 11 degrees 37 minutes 13 seconds West	315.76 feet,
North 10 degrees 17 minutes 06 seconds West	282.18 feet,
North 09 degrees 25 minutes 55 seconds West	350.44 feet,
North 17 degrees 56 minutes 40 seconds West	227.79 feet,
North 26 degrees 08 minutes 02 seconds West	502.54 feet,
North 15 degrees 03 minutes 21 seconds West	469.53 feet,
North 25 degrees 06 minutes 40 seconds West	317.23 feet,
North 01 degrees 16 minutes 24 seconds East	275.68 feet,

to the center of S. County Road 623, thence continue along Brown Bayou North 41 degrees 17 minutes 19 seconds East 273.54 feet, thence North 04 degrees 31 minutes 30 seconds East 361.79 feet to a point, thence North 54 degrees 20 minutes 02 seconds East 1129.04 feet to a point on the West right-of-way line of the St. Francis Levee District, thence the following calls and distances along the West right-of-way line of the St. Francis Levee District,

South 35 degrees 33 minutes 50 seconds East	99.93 feet,
North 54 degrees 27 minutes 10 seconds East	199.93 feet,
South 35 degrees 33 minutes 15 seconds East	2935.37 feet,
South 01 degrees 17 minutes 59 seconds West	283.77 feet,
South 41 degrees 44 minutes 54 seconds East	866.76 feet,
South 63 degrees 22 minutes 42 seconds East	360.04 feet,
South 08 degrees 37 minutes 40 seconds East	356.70 feet,
South 22 degrees 09 minutes 14 seconds East	307.53 feet,
South 00 degrees 30 minutes 25 seconds East	26.26 feet,
North 69 degrees 18 minutes 20 seconds East	42.76 feet,
South 37 degrees 09 minutes 00 seconds East	308.58 feet,

South 50 degrees 21 minutes 45 seconds East	547.72 feet,

to a point on the Northern most point of the Cargill property, thence South 39 degrees 15 minutes West 1863.72 feet along the Northwest boundary of the Cargill property to the Point of Beginning, LESS AND EXCEPT 7.53 acres in the right-of-way of Arkansas Highway No. 198, and containing 330.19 acres after exceptions.

PRUDENTIAL TRACT II

A 107.44 acre tract of land lying in Sections 7, 8 and 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of St. Francis Levee District lying 3236.88 feet North of and 1422.48 feet East of the Southwest corner of Section 17, T-12-N, R-11-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 63 degrees 26 minutes 52 seconds West	86.09 feet,
North 41 degrees 44 minutes 36 seconds West	574.04 feet,
North 01 degrees 28 minutes 34 seconds East	234.78 feet,
North 13 degrees 59 minutes 13 seconds East	646.50 feet,
North 43 degrees 43 minutes 13 seconds West	1435.79 feet,
North 39 degrees 43 minutes 44 seconds East	114.96 feet,
North 47 degrees 59 minutes 08 seconds West	500.39 feet,
North 55 degrees 07 minutes 39 seconds West	531.88 feet,
North 45 degrees 41 minutes 15 seconds West	174.17 feet,
North 54 degrees 16 minutes 32 seconds East	470.96 feet,
North 35 degrees 33 minutes 50 seconds West	99.93 feet,
South 54 degrees 26 minutes 15 seconds West	499.99 feet,
North 52 degrees 22 minutes 02 seconds West	403.26 feet,
North 34 degrees 26 minutes 45 seconds West	118.74 feet,
North 67 degrees 20 minutes 10 seconds East	1485.18 feet,

along said right-of-way line and its extension to a point on the West top bank of the Mississippi River, thence the following calls and distances along the West top bank of the Mississippi River,

South 32 degrees 13 minutes 06 seconds East	1865.46 feet,
South 30 degrees 47 minutes 07 seconds East	2631.06 feet,
South 55 degrees 51 minutes 18 seconds East	918.48 feet,

to its intersection with the St. Francis Levee District right-of-way, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 64 degrees 54 minutes 24 seconds West	832.67 feet,
North 73 degrees 56 minutes 25 seconds West	161.10 feet,
North 83 degrees 35 minutes 25 seconds West	337.92 feet,
South 49 degrees 59 minutes 28 seconds West	107.82 feet,
North 69 degrees 01 minutes 09 seconds West	271.31 feet,
South 41 degrees 44 minutes 32 seconds West	410.99 feet

to the Point of Beginning, containing 107.44 acres more or less.

PRUDENTIAL TRACT III

An 18.17 acre tract of land lying in Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E), Mississippi County, Arkansas and being more particularly described as:

Beginning at a point on the riverside right-of-way line of the St. Francis Levee District lying 1918.90 feet North of and 2546.21 feet East of the Southwest corner of Section 17, T-12-N, R-11-E, thence the following calls and distances along the St. Francis Levee District right-of-way,

North 61 degrees 21 minutes 27 seconds West	31.95 feet,
North 62 degrees 26 minutes 34 seconds West	101.98 feet,
North 74 degrees 52 minutes 55 seconds West	109.19 feet,
North 22 degrees 56 minutes 49 seconds West	96.75 feet,
North 16 degrees 25 minutes 14 seconds West	212.76 feet,
North 03 degrees 53 minutes 11 seconds West	115.46 feet,
South 74 degrees 51 minutes 16 seconds West	152.07 feet,
North 37 degrees 07 minutes 58 seconds West	77.88 feet,
North 08 degrees 43 minutes 49 seconds West	533.77 feet,
North 73 degrees 05 minutes 43 seconds East	293.57 feet,
South 63 degrees 02 minutes 24 seconds East	521.64 feet,
North 25 degrees 04 minutes 00 seconds East	188.03 feet,
South 66 degrees 29 minutes 53 seconds East	197.50 feet,
South 23 degrees 30 minutes 28 seconds West	93.47 feet,
South 61 degrees 42 minutes 07 seconds East	192.30 feet,
South 57 degrees 19 minutes 35 seconds East	101.21 feet,

thence leaving the said right-of-way South 39 degrees 15 minutes West 979.09 feet to the Point of Beginning, containing 18.17 acres more or less.

Together with the rights as granted in the Permit by and between the Board of Directors, St Francis Levee District of Arkansas and Plum Point Energy Associates, LLC dated September 10, 2001 as amended, supplemented or otherwise modified from time to time.

FAIRLEY TRUST PARCEL 1 (AS SURVEYED)

A 0.78 acre tract of land lying in the SW1/4 SW1/4 of Section 17, Township Twelve North (T-12-N), Range Eleven East (R-11-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southwest corner of said Section 17, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the West line of said Section 17 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence continue North 00 degrees 06 minutes 15 seconds East 256.56 feet along the West line of said Section 17 to its intersection with the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 175.54 feet along the center of Brown Bayou, thence South 47 degrees 24 minutes 56 seconds East 196.96 feet along the center of Brown Bayou to its intersection with the North right-of-way line of Arkansas Highway No. 198, thence North 89 degrees 53 minutes 45 seconds West 269.96 feet along the North right-of-way line of Arkansas Highway No. 198 to the Point of Beginning, containing 0.78 acres more or less.

FAIRLEY TRUST PARCEL 2 (AS SURVEYED)

A 14.24 acre tract of land lying in the SE1/4 of Section 18, Township Twelve North (T-12-N), Range Eleven East (R-11-E) (Osceola District), Mississippi County, Arkansas and being more particularly described as:

Commencing at the Southeast corner of said Section 18, thence North 00 degrees 06 minutes 15 seconds East 42.36 feet along the East line of said Section 18 to a point on the North right-of-way line of Arkansas Highway No. 198, said point being the Point of Beginning, thence North 89 degrees 53 minutes 45 seconds West 1061.25 feet along the North right-of-way line of Arkansas Highway No. 198 to its intersection with the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239), thence the following calls and distances along the centerline of South County Road No. 623 (formerly Arkansas Highway No. 239),

North 02 degrees 23 minutes 20 seconds East	64.71 feet,
North 05 degrees 47 minutes 39 seconds East	224.43 feet,
North 14 degrees 24 minutes 16 seconds East	210.90 feet,
North 20 degrees 23 minutes 46 seconds East	23.68 feet,
thence leaving said centerline of said county road North 50 degrees 33 minutes 47 seconds East 314.72 feet, thence North 26 degrees 30 minutes 49 seconds East 200.55 feet to the center of Brown Bayou, thence South 45 degrees 09 minutes 51 seconds East 906.73 feet along the center of Brown Bayou to its intersection with the East line of said Section 18, thence South 00 degrees 06 minutes 15 seconds West 256.56 feet along the East line of said Section 18 to the Point of Beginning, containing 14.24 acres more or less.

Schedule 2.11(b)

TERM LOAN AMORTIZATION SCHEDULE

PPEA Basecase Amortization Schedule

Basecase Drawing ($MM)					700.00
Assumed Term Conversion					Aug 14th 2010

			Quarter
		1.00	2.00	3.00	4.00
Year
	2010			0.00%	0.00%
	2011	0.00%	0.00%	0.02%	0.04%
	2012	0.11%	0.11%	0.11%	0.11%
	2013	0.16%	0.16%	0.16%	0.16%
	2014	0.15%	0.15%	0.15%	0.15%
	2015	0.20%	0.20%	0.20%	0.20%
	2016	0.25%	0.25%	0.25%	0.25%
	2017	0.32%	0.32%	0.32%	0.32%
	2018	0.38%	0.38%	0.38%	0.38%
	2019	0.42%	0.42%	0.42%	0.42%
	2020	0.47%	0.47%	0.47%	0.47%
	2021	0.55%	0.55%	0.55%	0.55%
	2022	0.63%	0.63%	0.63%	0.63%
	2023	0.70%	0.70%	0.70%	0.70%
	2024	0.78%	0.78%	0.78%	0.78%
	2025	0.88%	0.88%	0.88%	0.88%
	2026	0.98%	0.98%	0.98%	0.98%
	2027	1.08%	1.08%	1.08%	1.08%
	2028	1.19%	1.19%	1.19%	1.19%
	2029	1.30%	1.30%	1.30%	1.30%
	2030	1.37%	1.37%	1.37%	1.37%
	2031	1.37%	1.37%	1.37%	1.37%
	2032	1.48%	1.48%	1.48%	1.48%
	2033	1.60%	1.60%	1.60%	1.60%
	2034	1.21%	1.21%	1.21%	1.21%
	2035	1.36%	1.36%	1.36%	1.36%
	2036	1.50%	1.50%	1.50%	1.50%
	2037	1.58%	1.58%	1.58%	1.58%
	2038	1.63%	1.63%	1.63%	1.63%
	2039	1.00%	1.00%	1.00%	1.00%
	2040	0.73%	0.73%	0.00%	0.00%

Schedule 2.11(c)

BACKSTOP LC LOAN AMORTIZATION SCHEDULE

PPEA Backstop LC Loan Repayment Profile

Basecase Drawing ($MM)				102.00
Assumed LC Loan Conversion at Maturity				March 28th 2012

			Quarter
		1.00	2.00	3.00	4.00
Year
	2012		0.80%	0.80%	0.80%
	2013	0.85%	0.85%	0.85%	0.85%
	2014	1.36%	1.36%	1.36%	1.36%
	2015	1.50%	1.50%	1.50%	1.50%
	2016	1.61%	1.61%	1.61%	1.61%
	2017	1.74%	1.74%	1.74%	1.74%
	2018	1.88%	1.88%	1.88%	1.88%
	2019	2.33%	2.33%	2.33%	2.33%
	2020	2.65%	2.65%	2.65%	2.65%
	2021	2.88%	2.88%	2.88%	2.88%
	2022	3.21%	3.21%	3.21%	3.21%
	2023	3.61%	3.61%	3.61%	3.61%
	2024	3.16%	0.00%	0.00%	0.00%

Schedule 3.12

PERMITS

Part I. Applicable Permits Obtained Prior to Closing

1.
Operating Air Permit No. 1995-AOP-R1 issued on May 24, 2006 by Arkansas Department of Environmental Quality to LSP Services Plum Point, LLC as operator for the following owners: Plum Point Energy Associates, LLC, East Texas Electric Cooperative, Inc., Missouri Joint Municipal Electric Utility Commission, The Empire District Electric Company.

2.
Permit No. AR0049557 issued by Arkansas Department of Environmental Quality to LSP Services Plum Point, LLC as operator for the following owners: Plum Point Energy Associates, LLC, East Texas Electric Cooperative, Inc., Missouri Joint Municipal Electric Utility Commission, The Empire District Electric Company providing Authorization to Discharge Wastewater under the National Pollutant Discharge and Elimination System and the Arkansas Water and Air Pollution Control Act effective February 1, 2007.

3.
Permit for the Construction and Operation of a Solid Waste Disposal Facility; Class 3N Landfill Permit Number 0303-S3N; issued by State of Arkansas Department of Environmental Quality on April 17, 2006 to LSP Services Plum Point, LLC as operator for the following owners: Plum Point Energy Associates, LLC, East Texas Electric Cooperative, Inc., Missouri Joint Municipal Electric Utility Commission, The Empire District Electric Company.

4.	Addendum to Permit; Class 3N Landfill Permit Number 0303-S3N; issued by State of Arkansas Department of Environmental Quality on September 27, 2006 to LSP Services Plum Point, LLC.

5.
Construction Permit No. 49557C authorizing the construction of a (NPDES) waste disposal system; issued by Arkansas Department of Environmental Quality on May 22, 2006 to Plum Point Energy Associates, LLC, East Texas Electric Cooperative, Inc., Missouri Joint Municipal Electric Utility Commission, and The Empire District Electric Company d/b/a LSP Services Plum Point, LLC c/o LS Power Development, LLC.

6.
Department of the Army Permit issued under Section 10 of the Rivers and Harbors Act and Section 404 of the Clean Water Act; Permit Number Mississippi 2001-060 [GWW]; issued to Plum Point Energy Associates, LLC on March 21, 2002; extended on January 12, 2005; transferred to LSP Services Plum Point, LLC as operator for the following owners: Plum Point Energy Associates, LLC, East Texas Electric Cooperative, Inc., Missouri Joint Municipal Electric Utility Commission, The Empire District Electric Company on March 23, 2006.

7.	Water Quality Certification under 401 of the Clean Water Act for USACE Public Notice Mississippi 2001-060 issued by Arkansas Department of Environmental Quality on October 15, 2001.

8.	Levee Crossing Permit issued by the St. Francis Levee District of Arkansas to Plum Point Energy Associates, LLC on September 10, 2001; extended on November 12, 2004; extended on September 6, 2006.

9.	Federal Aviation Administration Determination of No Hazard to Air Navigation for Stack (2006-ASW-2502-OE) issued to LSP Services Plum Point, LLC on April 21, 2006.

10.	Federal Aviation Administration Determination of No Hazard to Air Navigation for Crane (2006-ASW-1438-OE) issued to Plum Point Energy Associates, LLC on March 14, 2006.

11.	General Permit for Stormwater Discharges Associated with Construction Activities filed by EPC Contractor and approved by Arkansas Department of Environmental Quality on March 14, 2006.

12.	Arkansas Floodplain Development Permit for structures on the river side of the levee (pumphouse, outfall structure, etc.) issued by Mississippi County, Arkansas on January 29, 2007.

Part II. Applicable Permits Obtained Subsequent to Closing

1.
Modification to Operating Air Permit No. 1995-AOP-R1 to reflect modifications to emissions limits for auxiliary boiler as requested in the application for permit modification submitted by LSP Services Plum Point, LLC on March 6, 2007.

2.
General Permit for Stormwater Discharges Associated with Industrial Activity issued by Arkansas Department of Environmental Quality; submittal of Notice of Intent is due 30 days prior to commencement of Project operations.

3.	Exempt Wholesale Generator Determination issued by the Federal Energy Regulatory Commission; to be filed prior to commercial operations.

4.	Above Ground Storage Tank Permit for 250,000 gallon fuel oil tank issued by the Arkansas State Fire Marshal; to be filed prior to installation of the tank.

5.	Above Ground Storage Tank Permit for 8,000 gallon diesel fuel tank issued by the Arkansas State Fire Marshal; to be filed prior to installation of the tank.

6.	Registration of Water Diversion with the Arkansas Soil and Water Conservation Commission; to be filed no later than March 1 for the previous water year.

7.
Drainage District approval for stormwater facilities and construction in drainage ditches issued by Drainage District No. 8; drainage plans to be submitted for review and administrative approval prior to filling and rerouting any drainage ditches.

8.	Federal Power Act Section 205 approval to sell power at market-based rates issued by the Federal Energy Regulatory Commission; to be filed as contemplated by Section 5.16 of the Credit Agreement.

Schedule 3.13

ENVIRONMENTAL MATTERS

I.	Material Violations and Releases

None

II.	Pending or Threatened Governmental Actions

None

III.	Environmental Site Assessments

1)	Mostardi Platt. Phase I Environmental Site Assessment on the Property Consisting of Fairley Parcels 1 & 2, Prudential, Tasco and Whistle Parcels in Mississippi County, Arkansas. November 7, 2001.

2)
Mostardi Platt. Phase I Environmental Site Assessment on the Property Consisting of Fairley Trust Parcel 3 - Switchyard Location and Proposed Transmission Line Route in Mississippi County, Arkansas. November 7, 2001.

3)	Mostardi Platt. Phase I Environmental Site Assessment Update on the Property Consisting of Fairley Parcels 1, 2 and 3 in Mississippi County, Arkansas. February 7, 2006.

4)	Mostardi Platt. Phase I Environmental Site Assessment Update on the Property Consisting of Prudential, Tasco and Whistle Parcels in Mississippi County, Arkansas. February 6, 2006.

5)	Mostardi Platt. Phase I Environmental Site Assessment Update on the Property Commonly Known as 2732 South Country Road 239, Osceola, Arkansas. March 23, 2007.

6)
Mostardi Platt. Phase I Environmental Site Assessment Update on the Property Consisting of Fairley Trust Parcel 3 - Switchyard Location and Proposed Transmission Line Route in Mississippi County, Arkansas. March 23, 2007.

Schedule 3.14

LITIGATION

1.
EIF Plum Point, LLC (“EIF”) has informed LSP Plum, LLC (“LSP Plum”) that it is considering initiating an action (the “EIF Claim”) against LSP Plum in connection with the PPEA Holding Limited Liability Agreement (the “Operating Agreement”). The EIF Claim is believed to involve assertions that LSP Plum (i) breached its fiduciary duties to EIF in LSP Plum’s capacity as manager of PPEA Holding Company, LLC under the Operating Agreement; (ii) breached the implied covenant of good faith and fair dealing; and (iii) breached certain provisions of the Operating Agreement. In the event the EIF Claim is pursued, Borrower believes that EIF intends to seek both monetary and equitable relief against LSP Plum and will not seek relief from either the Borrower or the Pledgor.

Schedule 3.16

CONTRACTS

1.	Project Contracts

a.	Power Purchase Agreement, dated as of March 3, 2006, by and between the Borrower and The Empire District Electric Company (“Empire” or “EDEC”).

b.	Power Purchase Agreement, dated as of April 4, 2006, by and between the Borrower and Missouri Joint Municipal Utility Commission (“MJMEUC”).

c.	Power Purchase Agreement, dated as of July 31, 2006, by and between the Borrower and South Mississippi Electric Power Association (“SMEPA”).

d.
Power Purchase Agreement, dated as of November 20, 2006, by and between the Borrower and Southwestern Electric Cooperative, Inc. (“SWECI”), as amended and restated by means of the Amended and Restated Power Purchase Agreement, dated as of March 28, 2007, by and between the Borrower and SWECI.

e.	Amended and Restated Limited Liability Company Operating Agreement of the Borrower, dated as of March 14, 2006.

f.	PILOT Lease Agreement, dated as of March 1, 2006, by and between City of Osceola, Arkansas (the “City”) and the Borrower.

g.	PILOT Bond Trust Indenture, dated as of March 1, 2006, by and between the City and the Trustee.

h.	PILOT Guaranty Agreement, dated as of March 1, 2006, made by Borrower in favor of the Trustee.

i.	PILOT Agreement, dated as of January 26, 2001, by and between the Borrower and the City.

j.	Project Management Agreement, dated as of March 14, 2006, by and among the Borrower, Empire, SMEPA, SWECI, MJMEUC, and LSP Services Plum Point, LLC (the “Project Manager”).

k.	Participation Agreement, dated as of March 3, 2006, by and between the Borrower, East Texas Electric Cooperative, Inc. (“ETEC”), MJMEUC, Empire and MEAM.

l.	Joinder Agreement, dated June 8, 2006, by MEAM.

m.	Assignment of Undivided Tenancy in Common Interest, dated as of March 3, 2006, executed by the Borrower in favor of Empire.

n.	Assignment of Undivided Tenancy in Common Interest, dated as of March 3, 2006, executed by the Borrower in favor of ETEC.

o.	Assignment of Undivided Tenancy in Common Interest, dated as of March 3, 2006, executed by the Borrower in favor of MJMEUC.

p.	Assignment of Undivided Tenancy in Common Interest, dated as of June 8, 2006, executed by the Borrower in favor of Municipal Energy Agency of Mississippi (“MEAM”).

q.	Empire Participating Co-Tenant Agreement, dated as of March 3, 2006, by and between Empire and the Borrower.

r.	Empire Escrow Agreement, dated as of March 14, 2006, by and among the Borrower, ETEC, MJMEUC and the Project Manager.

s.	Home Office Payment Agreement, dated as of March 1, 2006, by and between the Borrower and the Trustee.

t.	Home Office Payment Agreement, dated as of March 3, 2006, by and between the Borrower, Empire and the Trustee.

u.
Amended and Restated Turnkey Engineering, Procurement and Construction Contract, dated as of December 1, 2005 (EPC Contract), by and between Borrower and Plum Point Power Partners (the “EPC Contractor”), a joint venture among Zachry Construction Corporation (“Zachry”), Overland Contracting Inc. and Gilbert Central Corp.

v.	The Switchyard EPC Contract, dated as of November 13, 2006, by and between National Conductor Constructors and the Borrower.

w.	Agreement for the Engineering Procurement & Construction of the San Souci Switchyard, dated as of November 10, 2006, by and between the Borrower and Entergy Arkansas Inc.

x.	Engineering, Procurement and Construction Contract Guaranty, dated as of December 30, 2005, by Black & Veatch Holding Company (“Black & Veatch”) for the benefit of the Borrower.

y.	Engineering, Procurement and Construction Contract Guaranty, dated as of December 30, 2005, by Kiewit Construction Company (“Kiewit”) for the benefit of the Borrower.

z.	Engineering, Procurement and Construction Contract Guaranty, dated as of December 30, 2005, by Zachry for the benefit of the Borrower.

aa.	Coal Transportation Contract BNSF-C-12469, dated as of December 10, 2005, by and between the Borrower and BNSF Railway Company (“BNSF”).

bb.	Interconnection and Operating Agreement, dated as of November 24, 2004, by and between the Borrower and Entergy Arkansas, Inc.

cc.	Locomotive Use and Liability Agreement, dated as of February 28, 2006, by and between BNSF and the Borrower.

dd.	Management Services Agreement, dated as of March 28, 2007, by and between the Borrower and Plum Point Management Company, LLC.

ee.	Lease of Land between BNSF Railway Company and Project Manager dated as of March 8, 2007.

2.	Tax Exempt Bond Documents

a.	Trust Indenture, dated as of April 1, 2006, between the City, as issuer, and the Trustee.

b.	Loan Agreement, dated as of April 1, 2006, between the Borrower and the City.

c.	Remarketing Agreement, dated as of April 1, 2006, by and between the Borrower and Goldman, Sachs &Co.

3.	Credit Documents

a.	The Credit Agreement.

b.	Loan Insurance Agreement, by and between the Borrower and the Loan Insurer.

c.	Forward Commitment Letter, by and between the Borrower and the Loan Insurer.

d.	Sponsor Support Agreement, by and among the Borrower, the Loan Insurer and the Administrative Agent.

e.	Depositary Agreement, by and among the Borrower , the Loan Insurer, the Bank of New York, as the Depositary, the Administrative Agent and the Collateral Agent.

f.	Collateral Agency and Intercreditor Agreement, by and among the Borrower, PPEA Holding Company, LLC, the Loan Insurer, the Collateral Agent, and the Administrative Agent.

g.	Security Agreement, by the Borrower in favor of the Collateral Agent.

h.	Pledge and Security Agreement by Pledgor in favor of the Collateral Agent.

i.	Leasehold Mortgage, Security Agreement, Assignment of leases and Rents and Fixture Filing and Mortgage executed by the Borrower in favor of the Collateral Agent.

j.
Notice and Acknowledgment Letter dated as of the Closing Date, between the East Texas Electric Cooperative, Inc, the Borrower and the Collateral Agent, in connection with the Co-Tenant Consent and Agreement dated March 14, 2006.

k.
Notice and Acknowledgment Letter dated as of the Closing Date, between the Missouri Joint Municipal Utility Commission, the Borrower and the Collateral Agent, in connection with the Co-Tenant Consent and Agreement dated March 14, 2006.

l.
Notice and Acknowledgment Letter dated as of the Closing Date, between the Missouri Joint Municipal Utility Commission, the Borrower and the Collateral Agent, in connection with the Consent and Agreement dated December 4, 2006.

m.
Notice and Acknowledgment Letter dated as of the Closing Date, between Empire District Electric Company, the Borrower and the Collateral Agent, in connection with the Third Party Consent and Agreement dated March 14, 2006.

n.
Notice and Acknowledgment Letter dated as of the Closing Date, between Empire District Electric Company, the Borrower and the Collateral Agent, in connection with the Co-Tenant Consent and Agreement dated March 14, 2006.

o.	Notice and Acknowledgment Letter dated as of the Closing Date, between Entergy Arkansas, Inc., the Borrower and the Collateral Agent, in connection with the Consent and Agreement dated March 14, 2006.

p.
Notice and Acknowledgment Letter dated as of the Closing Date, between LSP Services Plum Point, LLC, the Borrower and the Collateral Agent, in connection with the Consent and Agreement dated March 14, 2006.

q.
Notice and Acknowledgment Letters dated as of the Closing Date, between Plum Point Power Partners (represented by Zachry Construction Corporation), the Company, the Collateral Agent, and each of the Guarantors thereto, in connection with the Consent and Agreement dated March 14, 2006.

r.
Notice and Acknowledgment Letter dated as of the Closing Date, between BNSF Railway Company, the Borrower and the Collateral Agent, in connection with the Third Party Consent and Agreement dated March 14, 2006.

s.
Notice and Acknowledgment Letter dated as of the Closing Date, between the Municipal Energy Agency of Mississippi, the Borrower and the Collateral Agent, in connection with the Co-Tenant Consent and Agreement dated June 8, 2006.

t.	Notice and Acknowledgment Letter dated as of the Closing Date, among Southwestern Electric Cooperative, Inc., the Borrower and the Collateral Agent,

in connection with the Third Party Consent and Agreement dated as of December 1, 2006.

u.
Notice and Acknowledgment Letter dated as of the Closing Date, among South Mississippi Electric Power Association, the Borrower and the Collateral Agent, in connection with the Third Party Consent and Agreement dated as of August 25, 2006.

v.	Lessor Acknowledgment agreement dated as of the Closing Date, among the Borrower, the City of Osceola and the Collateral Agent.

w.
Pay-off Letter Agreement, dated as of March 28, 2007, among Credit Suisse, in its capacity as collateral agent and administrative agent under the Existing Credit Facilities, and as issuing bank of the CS Letter of Credit, and the Borrower.

x.	Note executed by the Borrower in favor of The Royal Bank of Scotland plc.

y.	Fee Letter between the Borrower and The Royal Bank of Scotland plc.

Schedule 3.24

COLLATERAL

1.	UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware (Debtor: Plum Point Energy Associates, LLC)

2.	UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware (Debtor: PPEA Holding Company, LLC)

3.
The Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of March 27, 2007 by Plum Point Energy Associates, LLC for the benefit of The Bank of New York, as Collateral Agent.

Schedule 4.01(y)

PERMITTED DEBT

1.	All obligations under the PILOT Agreements.

2.	All obligations under the Bond Loan Agreement.

3.	The CS Letter of Credit.

Schedule 4.02(d)

LEGAL OPINIONS

1           DLA Piper US LLP, as special NY and federal energy regulatory counsel to Borrower, Pledgor, LSP Plum Point Holdings, LLC and LSP Services Opinion;

2           DLA Piper US LLP, Non-consolidation Opinion

3           Chisenhall, Nestrud & Julian, P.A., as local counsel to Borrower, Pledgor and LSP Services – Federal Permitting Opinion

4           Chisenhall, Nestrud & Julian, P.A., Local Permitting and Regulatory Opinion

5           Chisenhall, Nestrud & Julian, P.A., Mortgage Opinion

6           LS Power In-House Opinion

Schedule 5.11

INSURANCE REQUIREMENTS

Defined terms used in this Schedule 5.11 and not otherwise defined herein shall have the meaning set forth in Article I to that certain Credit Agreement, dated as of March 28, 2007 (the “Credit Agreement”), by and among Plum Point Energy Associates, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto, Ambac Assurance Corporation, as the loan insurer (the “Loan Insurer”), The Royal Bank of Scotland plc, as administrative agent for the lenders (in such capacity, the “Administrative Agent”) and as issuing bank, The Bank of New York as collateral agent (in such capacity, the “Collateral Agent”) and RBS Securities Corporation, as sole bookrunner and sole lead arranger..

A.           Insurance by the EPC Contractor: The Borrower shall cause the EPC Contractor to maintain in full force and effect the insurance required to be provided by the EPC Contractor under the insurance provisions of the EPC Agreement, but in no event shall the EPC Contractor provide less than the minimum standards set forth below in C.(1) through C.(5) below. Such minimum requirements may be met through separate EPC Contractor policies or through policies naming both the EPC Contractor and the Borrower as named insureds.

B.           Insurance by the Operator: The Borrower shall cause the Operator to maintain in full force and effect the insurance required to be provided by the Operator under the insurance provisions of the O&M Agreement, but in no event shall the Operator provide less than the minimum standards set forth below in C.(1) through C.(5). Such minimum requirements may be met through separate Operator policies or through policies naming both the Operator and the Borrower as named insureds.

C.           Insurance by the Borrower: The Borrower shall procure at its own expense and maintain (or require others to maintain) in full force and effect at all times on and after the Closing Date (unless otherwise specified below) and continuing throughout the end of this Agreement (unless otherwise specified below) insurance policies with responsible insurance companies authorized to do business in Arkansas (if required by law or regulation) with (i) a Best Insurance Reports rating of “A-” or better and a financial size category of “VIII” or higher, or (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Administrative Agent, with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Project Contracts, but in no event less than the limits and coverage provisions set forth below.

(1)           Workers Compensation and Employer’s Liability Insurance: Statutory Worker’s compensation and Employer’s Liability insurance for the Borrower’s liability arising out of injury to or death of employees of the Borrower in the amount of $1,000,000 per accident. In the event exposure exists with respect to USL&H or Jones Act, appropriate cover/endorsements shall be arranged.

(2)           General Liability Insurance: Liability insurance on an occurrence policy form against claims filed anywhere in the world and occurring anywhere in the world for the

Borrower’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, broad form property damage, personal injury insurance, independent contractors and sudden and accidental pollution liability (starting at the operation of the Project) with a minimum limit per occurrence of $1,000,000 per occurrence and in the aggregate for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project.

The commercial general liability policy shall also include a severability of interest clause and a cross liability clause in the event more than one entity is “named insured” under the liability policy. Work performed by others for the Borrower at the Project shall not commence until a certificate of insurance has been delivered verifying coverages outlined above to be in place and naming Borrower as an insured or additional insured and the Loan Insurer, Administrative Agent and the Lenders as additional insured.

Borrower shall fulfill contractual obligations with respect to the Locomotive Use and Liability Agreement including railroad protective liability for work performed on, over, under or adjacent to non-owned railroad property, either under the commercial general liability policy or through separate cover.

(3)           Automobile Liability Insurance: Automobile liability insurance for the Borrower’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of the Borrower, including loading and unloading, with a $1,000,000 minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

(4)           Excess Liability Insurance: Excess liability insurance on an occurrence basis covering claims (on at least a following form basis) in excess of the underlying insurance described in the foregoing subsections (1), except workers compensation, (2) and (3), with a $25,000,000 minimum limit per occurrence and in the aggregate. In the event the excess liability applies to multiple locations / projects, a “per project” aggregate provision shall be endorsed on the policy. The amounts of insurance required in the foregoing subsections (1), (2), (3) and this subsection (4) may be satisfied by Borrower purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

(5)           Aircraft / Watercraft Liability Insurance: If the performance of any of the Project Contracts requires the use of any aircraft or watercraft that is owned, leased or chartered by the Borrower, the Borrower shall obtain appropriate aircraft liability insurance or watercraft liability insurance with a $15,000,000 minimum limit per occurrence and in the aggregate.

(6)           From the point of groundbreaking for the Project and through the date of Final Completion, builder’s risk insurance covering the Project on an “all risk basis” on a completed value form with “extended coverage” (including earthquake, flood, collapse, sinkhole and subsidence) machinery breakdown (including testing and commissioning) and strike, riot and civil commotion and “soft cost coverage” on a no coinsurance basis. Such policy shall provide coverage for (i) the Project site, including removal of debris, (ii) the building and structures, (iii) machinery and equipment including rail cars, if applicable (iv) facilities and fixtures, (v) other properties constituting a part of the Project including spares, rail lines, substation, etc, and (vi) the transmission lines to the interconnection facilities.

The limit of insurance shall be not less than (i) the full replacement value of the Project for all risk perils, (ii) $200,000,000 construction aggregate limit for earthquake and flood, (iii) $10,000,000 of loss for debris removal, (iv) off-site coverage with a per occurrence limit of $5,000,000 or such higher amount as is sufficient to cover off-site equipment associated with the Project, (v) $10,000,000 expediting expense cover, (vi) first party cleanup and hazardous materials subject to a sublimit of $1,000,000 and (vii) inland transit in an amount not less than the greater of $10,000,000 or replacement value of property at risk. The builder’s risk policy (including inland transit) shall include (i) delay in opening coverage on an all risk basis (including inland transit) for interest during construction, debt service and continuing expenses in an amount not less than $100,000,000 on a net 18 month indemnification period and (ii) unless covered on a direct basis on the builder’s risk policy or under a separate policy, contingent delay in opening coverage on an all risk basis with respect to the electric interconnection in an amount not less than $35,000,000 on a net four month indemnification period.

Builder’s risk insurance shall be written on LEG 2/96 or DE-4 cover and shall not contain an exclusion for freezing, mechanical breakdown, or resultant damage caused by faulty workmanship, design or materials. The builder’s risk policy shall also include a 50/50 endorsement with respect to marine and air cargo shipments. In the event the earthquake and/or flood aggregate limit is reduced by 25% or more during the term of the builder’s risk policy, the Controlling Party shall have the right, but not the obligation, to request buying back impaired limits.

The policies may have deductibles of not greater than (i) $500,000 per loss for all losses, except for (ii) $1,500,000 testing and commissioning (iii) $1,000,000 machinery breakdown once testing and commissioning is completed, (iv) 5% of the value at risk for earthquake coverage (subject to a maximum deductible of $10,000,000) and (v) flood not greater than 2% of the value at risk (subject to a maximum deductible of $5,000,000). Delay in opening coverage (builder’s risk and transit) shall have a deductible not greater than a waiting period of 60 days for testing and commissioning and machinery breakdown and for all other perils.

At least 30 days prior to the shipment of equipment for the Project manufactured outside the United States, ocean cargo coverage shall be secured in an amount not less than the full replacement costs of the value of equipment shipped. Such coverage shall apply to all equipment which is valued in excess of $500,000 and has a replacement lead time exceeding five (5) months. The ocean cargo policy shall attach coverage prior to equipment departing the premises of the manufacturer and shall continue in force until the shipment arrives at the Project Site including 60 days storage, or is insured under the builder’s risk policy. Marine delay in opening shall be insured in an amount not less than $100,000,000 (net indemnity period of no less than eighteen (18) months) unless otherwise agreed by the Controlling Party. The waiting period shall not exceed 60 days. The ocean cargo policy shall not be subject to cancellation with the exception of wars and strikes preventing passage to the United States and nonpayment of premium.

Earthquake coverage shall include coverage for movement, earthquakes, shocks, tremors, landslides, subsidence, volcanic activity, sinkhole coverage, mud-flow or rock-fall, or any other earth movement, all whether direct or indirect, approximate or remote or in whole or in part caused by, contributed to or aggravated by any physical damage insured against by such policy regardless of any other cause or event that contributes, concurrently or in sequence, to the loss. Flood coverage shall include, but not be limited to, coverage for waves, tide or tidal water, inundation, rainfall and/or resulting runoff or the rising (including the overflowing or breaking boundaries) of lakes, ponds, reservoirs, rivers, harbors, streams, or other bodies of water, whether or not driven by wind.

(7)           Operational Property Damage Insurance: Upon the expiration of the builder’s risk insurance policy / policies, or with respect to Work or insurable Project assets not included under the EPC Contractor’s all risk builder’s risk policy or another all risk builder’s risk policy, property damage insurance on an “all risk” basis insuring the Borrower and Secured Parties, as their interests may appear, including but not limited to, coverage against damage or loss caused by earth movement (including earthquake, landslide, subsidence and volcanic eruption), flood, machinery breakdown accidents and other all risk perils typically insured for projects of this size and nature.

Operational property damage insurance shall provide coverage for (i) the buildings, structures, boilers, machinery, equipment, facilities, fixtures, supplies and other properties constituting a part of the Project and the Pipelines, (ii) electrical transmission lines along with related equipment for which the Borrower has an insurable interest, (iii) the cost of recreating plans, drawings or any other documents or computer system records, (iv) electronic equipment (v) foundations and other property below the surface of the ground and (vi) rail facilities and railroad rolling stock owned by the Borrower or for which the Borrower is responsible for loss.

The limit of insurance shall be not less than (i) the full replacement value of the Project for all risk perils (sublimit permitted for machinery breakdown equivalent to 100% replacement cost of machinery and equipment, (ii) $200,000,000 aggregate limit for earthquake and flood, (iii) $10,000,000 of loss for debris removal, (iv) off-site coverage with a per occurrence limit of $5,000,000 or such higher amount as is sufficient to cover off-site equipment associated with the Project, (v) $10,000,000 expediting expense cover, (vi) $10,000,000 extra expense (under direct physical damage or business interruption cover), (vii) first party cleanup and hazardous materials subject to a sublimit of $1,000,000. and (viii) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances with sub-limits not less than $10,000,000. Inland marine and/or ocean cargo insurance is only required to the extent that property is shipped off-site, with cover and policy form appropriate to provide 100% replacement cost cover for property at risk.

The operational all risk property and machinery breakdown policies of insurance shall include (i) business interruption (all risk basis) with a limit equivalent to 18 months gross revenues, less non-continuing expenses, with a net 18 month indemnification period and (ii) contingent business interruption (all risk basis) with respect to the electric interconnection with a limit equivalent to four months gross revenues but not less than $35,000,000, less non continuing expense, with a net four month indemnification period.

The property damage policy shall include a (i) 72 hour clause for flood, windstorm and earthquakes, (ii) unintentional errors and omissions clause, (iii) requirement that the insurer pay losses within 30 days after receipt of an acceptable proof of loss or partial proof of loss, and (iv) other insurance clause making this insurance primary over any other insurance. Losses shall be valued at their repair or replacement cost, without deductible for physical depreciation or obsolescence, including custom duties, taxes and fees.

The policy deductibles shall not be greater than (i) $500,000 per loss for all losses, except for (ii) $1,000,000 for the steam turbine generator (iii) $1,000,000 machinery breakdown, (iv) 5% of the value at risk for earthquake coverage (subject to a maximum deductible of $10,000,000) and (v) flood not greater than 2% of the value at risk (subject to a maximum deductible of $5,000,000). The waiting period for business interruption insurance shall not exceed 60 days for the steam turbine and machinery breakdown peril and 45 days for all other perils.

The property damage policy shall not contain any (i) coinsurance provision, (ii) exclusion for loss or damage resulting from freezing, mechanical breakdown, (iii) exclusion for loss or damage covered under any guarantee or warranty arising out of an insured peril or (iv) exclusion for resultant damage caused by ordinary wear and tear, gradual deterioration, normal subsidence, settling cracking, expansion or contraction, and (v) a faulty workmanship, design or materials exclusion not substantially different from the “DE-4” or “LEG-2” exclusion as respect mechanical or electrical breakdown.

(8)           Endorsements and Additional Certificates: All policies of liability insurance required to be maintained by the Borrower under the provisions of this Schedule shall be:

(i)	endorsed to name the Loan Insurer and the Collateral Agent, on behalf of the Secured Parties and their respective officers and employees as additional insureds;

(ii)	appended by an additional certificate naming the City of Osceola, Arkansas as an additional insured; and

(iii)	primary and not excess to or contributing with any insurance or self-insurance maintained by the Loan Insurer and/or the Collateral Agent, on behalf of the Secured Parties.

(9)            Waiver of Subrogation: The Borrower hereby waives any and every claim for recovery from the Secured Parties and the Borrower for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other- person), the Borrower shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

D.            Amendment of Requirements:

(1)           Amendment by the Controlling Party: The Controlling Party may at any time amend the requirements of this Schedule 5.11 due to (i) new information not known by the Secured Parties on the Closing Date and which posed a material risk to the Project or (ii) changed exposures after the Closing Date which in the reasonable judgment of the Controlling Party renders such coverage materially inadequate.

(2)           Amendment Due To Commercial Unfeasibility: In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained shall not be reasonably available and commercially feasible in the commercial insurance market, the Controlling Party shall not unreasonably withhold its agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that (i) the Borrower shall first request any such waiver in writing, which request shall be accompanied by a written report prepared by the Insurance Consultant, certifying that such insurance is “not reasonably available and commercially feasible” (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions; (ii) at any time after the granting of any such waiver, but not more often than once a year, the Controlling Party may request, and the Borrower shall furnish to the Controlling Party within thirty (30) days after such request, supplemental reports reasonably acceptable to the Controlling Party from the Insurance Consultant updating its prior report and reaffirming such conclusion; and (iii) any such waiver shall be effective only so long as such insurance shall not be reasonably available and commercially feasible in the commercial insurance market, it being understood that the failure of the Borrower to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence. The failure at any time to satisfy the condition to any waiver of an insurance requirement set forth in the proviso to the preceding sentence shall not impair or be construed as a relinquishment of the Borrower’s ability to obtain a waiver of an insurance requirement pursuant to the preceding sentence at any other time upon satisfaction of such conditions. For the purposes of this sub-section, insurance will be considered “not reasonably available and commercially feasible” if it is obtainable only at excessive costs which are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the Project because of such excessive costs.

E.            Conditions:

(1)           Loss Notification: The Borrower shall promptly notify the Administrative Agent and the Controlling Party of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $5,000,000 covered by the builder’s risk, delay in opening, inland transit, marine cargo (ocean and inland), marine/transit delay in opening, operational physical damage, machinery breakdown and business interruption insurance policies.

(2)           Payment of Loss Proceeds: The builder’s risk, delay in opening, inland transit, marine cargo (ocean and inland), marine/transit delay in opening, operational physical damage, machinery breakdown and business interruption insurance policies shall provide that the proceeds greater than $5,000,000 shall be payable solely to the Controlling Party. For such losses greater than $5,000,000, the Controlling Party shall have the right, but not the obligation to participate in claims meetings with the insurer and the Borrower.

(3)           Loss Adjustment and Settlement: Any loss insured by the builder’s risk, delay in opening, inland transit, marine cargo (ocean and inland), marine/transit delay in opening, operational physical damage, machinery damage or business interruption insurance policies shall be adjusted with the respective insurance companies, including the filing in a timely manner of appropriate proceedings, by the Borrower, subject to the approval of the Controlling Party if such loss is in excess of $5,000,000. In addition the Borrower may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $5,000,000 the terms of such settlement is concurred with the Controlling Party.

(4)           Policy Cancellation and Chance: All policies of insurance required to be maintained pursuant to this Schedule 5.11 by the Borrower, other than the insurance in C.(6) above, shall be endorsed so that if at any time they should be canceled, or coverage be reduced (by any party including the assured) which affects the interests of the Secured Parties, such cancellation or reduction shall not be effective as to the Secured Parties for 45 days (30 days for EPC Contractor policies), except for non-payment of premium which shall be for 10 days, after receipt by the Administrative Agent and the Controlling Party of written notice from such insurer of such cancellation or reduction. Insurance set forth in section C.(6) above can only be cancelled for non-payment of premium except the air and ocean marine cargo insurance which shall not be subject to cancellation with the exception of wars and strikes preventing passage to the United States and nonpayment of premium.

(5)           Miscellaneous Policy Provisions: The builder’s risk, delayed startup, physical damage and business interruption insurance policies shall (i) not include any annual or term aggregate limits of liability or clause requiring the payment of additional premium to reinstate the limits after loss except as regards the insurance applicable to the perils of flood, earth movement, sabotage and terrorism, (ii) include the Loan Insurer and the

Collateral Agent on behalf of the Secured Parties as additional insureds as their interest may appear, and (iii) include a clause requiring the insurer to make final payment on any claim within 30 days after the submission of proof of loss and its acceptance by the insurer.

(6)           Separation of Interests: The builder’s risk, delayed startup, physical damage and business interruption insurance policies shall insure the interests of the Secured Parties regardless of any breach or violation by the Borrower or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of the Borrowers or others. This requirement may be satisfied by the attachment of Form 438BFU (or something substantially similar thereto) to the policy.

(7)           Acceptable Policy Terms and Conditions: All policies of insurance required to be maintained pursuant to this Schedule 5.11 shall contain terms and conditions reasonably acceptable to the Controlling Party after consultation with the Insurance Consultant.

(8)           Draft Insurance Policy Review: To the extent that the Borrower furnishes the Insurance Consultant with draft copies of the policies of insurance it intends to procure for the physical damage and business interruption insurance including the identities of the insurer(s) and insured amounts with the deductibles, all of which the Insurance Consultant has approved, the Borrower warrants that the insurance policies procured by the Borrower for the builder’s risk, delayed startup, physical damage and business interruption insurance shall to the extent commercially reasonable, be the same in all material respects as the policies previously approved by the Insurance Consultant.

F.           Evidence of Insurance: On the Closing Date and on an annual basis at least 10 days prior to each policy anniversary, the Borrower shall furnish the Controlling Party and the Administrative Agent with (1) certificates of insurance or binders, in a form acceptable to the Controlling Party, evidencing all of the insurance required by the provisions of this Schedule 5.11 and (2) a schedule of the insurance policies held by or for the benefit of the Borrower and required to be in force by the provisions of this Schedule 5.11. Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Schedule 5.11. Upon reasonable request, the Borrower will promptly furnish the Controlling Party and the Administrative Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Borrower. The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.

G.           Reports: Concurrently with the furnishing of the certification referred to in Section (F), the Borrower shall furnish the Controlling Party and the Administrative Agent with a report of an independent broker, signed by an officer of the broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Schedule 5.11. In addition the Borrower will advise the Controlling Party and the

Administrative Agent in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Schedule 5.11.

H.           Failure to Maintain Insurance: In the event the Borrower fails, or fails to cause the Operator to take out or maintain the full insurance coverage required by this Schedule 5.11, the Controlling Party, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Controlling Party shall become an additional obligation of the Borrower to the Controlling Party, and the Borrower shall forthwith pay such amounts to the Controlling Party together with interest thereon from the date so advanced.

I.           No Duty of Controlling Party to Verify or Review: No provision of this Schedule 5.11 or any provision of the Credit Agreement or any Project Contract shall impose on the Controlling Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Controlling Party be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter. Any failure on the part of the Controlling Party to pursue or obtain the evidence of insurance required by this Agreement from the Borrower and/or failure of the Controlling Party to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in the Credit Agreement, including, without limitation, this schedule.

J.           Maintenance of Insurance: The Borrower shall at all times maintain or cause to be maintained the insurance coverage required under the terms of the Project Contracts.

Schedule 6.12

AFFILIATE TRANSACTIONS

1. Management Services Agreement, dated as of March 28, 2007, by and between the Borrower and Plum Point Management Company, LLC.

2. Project Management Agreement, dated as of March 14, 2006, by and among the Borrower, Empire, SMEPA, SWECI, MJMEUC, and the Project Manager.

3. Coal Transportation Agreement.